As filed with the Securities and Exchange Commission on April 12, 2005, 2005

                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                            Registration Statement on
                                    Form S-4
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                               IQ BIOMETRIX, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
         (State or Other Jurisdiction of Incorporation or Organization)

                                      7372
            (Primary Standard Industrial Classification Code Number)

                                   76-0552098
                      (I.R.S. Employer Identification No.)

         2000 BRIDGE PARWAY, SUITE 201, REDWOOD SHORES, CALIFORNIA 94065
                                 (650) 551-5277
                   (Address, including zip code, and telephone
                  number, including area code, of Registrant's
                          principal executive offices)

                                  MICHAEL WALSH
                               IQ BIOMETRIX, INC.
                          2000 BRIDGE PARWAY, SUITE 201
                        REDWOOD SHORES, CALIFORNIA 94065
                                 (650) 551-5277
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:


                                                Peter N. Townshend, Esq.
   Alisande M. Rozynko, Esq.                    D. Stanley Rowland, Esq.
    The Crone Law Group LLP             Allen Matkins Leck Gamble & Mallory LLP
 201 Mission Street, Suite 1930           Three Embarcadero Center, 12th Floor
San Francisco, California 94105           San Francisco, California 94111-4074
   Telephone: (415) 495-8900                   Telephone: (415) 837-1515
    Telecopy: (415) 495-8901                    Telecopy: (415) 837-1516

      Approximate date of commencement of proposed sale of the securities to the public: as promptly as practicable after the effective date of this registration statement.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                         Calculation of Registration Fee

                                                                         Proposed Maximum   Proposed Maximum
Title of Each Class of                                     Amount to      Offering Price       Aggregate          Amount of
Securities to be Registered                              be Registered       Per Unit        Offering Price   Registration Fee
Common Stock, par value $.01 per share................   43,000,000(1)       $4.85(2)       $245,100,000(2)     $28,495.17(3)

(1) Based on (i) 8,730,183 shares of common stock, par value $0.001 per share, of Wherify Wireless, Inc. ("Wherify") (assuming the conversion on a one-for-one basis of 1,140,423 shares of Series A Preferred, 555,382 shares of Series B Preferred and 3,978,647 shares of Series C Preferred) outstanding as of April 11, 2005 and (ii) an exchange ratio of approximately 4.83 shares of IQ Biometrix, Inc. common stock for each share of Wherify Wireless, Inc. capital stock pursuant to the merger described herein.

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of 43,000,000 shares of IQ Biometrix, Inc. common stock included in this Registration Statement, based upon a market value of $4.85 per share of IQ Biometrix, Inc., common stock, determined using the closing sale price per share of IQ Biometrix, Inc. common stock on the Over-the-Counter Bulletin Board on April 7, 2005.

(3) Previously paid

                                   ----------

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION DATED April 12, 2005_, 2005

                               IQ BIOMETRIX, INC.
                   NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON ______, 2005
                        _____ a.m. Pacific Standard Time

To the Stockholders of IQ Biometrix, Inc.:

      Notice is hereby given that a special meeting of the stockholders of IQ Biometrix, Inc., a Delaware corporation ("IQB"), will be held on _____, ___ __, at _____ a.m., local time, at the ________________, phone _____ for the following purposes:

      1. To consider and vote upon a proposal to approve the principal terms of the Agreement and Plan of Merger, dated April 14, 2004, as amended, by and among IQB, Wherify Acquisition, Inc. (a wholly owned subsidiary of IQB), and Wherify Wireless, Inc. ("Wherify"), the merger of Wherify Acquisition, Inc. with and into Wherify and the issuance of shares of IQB common stock to Wherify stockholders pursuant to the merger agreement. Under the merger agreement, (i) a subsidiary of IQB will be merged with and into Wherify and Wherify will become a wholly owned subsidiary of IQB, (ii) IQB will issue approximately 43 million shares of its common stock to the stockholders of Wherify in exchange for all of the outstanding shares of Wherify capital stock; and (iii) each outstanding share of Wherify capital stock will be converted into the right to receive approximately 4.83 shares of common stock of IQB. In addition, outstanding Wherify warrants and options will be assumed by IQB;

      2. To consider and vote upon a proposal to amend the certificate of incorporation of IQB to change the company's name to "Wherify Wireless, Inc." effective upon the closing of the merger;

      3. To consider and vote upon a proposal to amend the certificate of incorporation of IQB to increase the authorized shares of common stock from 50,000,000 to 100,000,000 shares;

      4. To consider and vote upon a proposal to adopt the 2004 Stock Plan and reserve 2,000,000 shares for issuance thereunder; and

      5. Such other business as may properly come before the special meeting of IQB stockholders or any adjournment or postponement of the special meeting.

      If proposals 1, 2 and 3 are not all approved, the parties will not consummate the merger.

      Holders of record of shares of IQB common stock at the close of business on April 11, 2005, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. The merger and other proposals described above cannot be completed unless they are approved by the affirmative vote of the holders of a majority of the shares of IQB common stock outstanding at the close of business on the record date.

      A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting, including a copy of the merger agreement, accompany and form a part of this notice. You should read these documents carefully and in their entirety before voting.

      Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card, which grants the proxy holders authority to vote in favor of each of the proposals described above. Executed proxies with no instructions indicated thereon will be voted "FOR" each of the proposals described above. Even if you have returned your proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. If you fail to return your proxy or to vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will effectively be counted as a vote against each of the proposals described above.

                                            By order of the Board of Directors
                                            of IQ Biometrix, Inc.,
                                            William B. G. Scigliano
                                            Chief Executive Officer and Chairman
                                            of the Board of Directors
                                            Fremont, California
                                            April     , 2005

                             WHERIFY WIRELESS, INC.
                   NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON _____, 2005
                         ____ p.m. Pacific Standard Time

To the Stockholders of Wherify Wireless, Inc.:

      Notice is hereby given that a special meeting of the stockholders of Wherify Wireless, Inc., a California corporation ("Wherify"), will be held on _____, _____, 2005, at _____ p.m., local time, at Wherify Wireless, Inc., 2000 Bridge Pkwy, Suite 201, Redwood Shores, CA 94065, phone (650) 551-5200 for the following purpose:

      To consider and vote upon a proposal to approve the principal terms of the Agreement and Plan of Merger, dated April 14, 2004, as amended by and among IQ Biometrix, Inc. ("IQB"), Wherify Acquisition, Inc. (a wholly owned subsidiary of
IQB), and Wherify and the merger of Wherify Acquisition, Inc. with and into Wherify. Under the merger agreement (a) a subsidiary of IQB will be merged with and into Wherify and Wherify will become a wholly owned subsidiary of IQB and
(b) each outstanding share of Wherify capital stock will be converted into the right to receive approximately 4.83 shares of common stock of IQB. In addition outstanding Wherify warrants and options will be assumed by IQB. Immediately after the merger IQB will change its name to "Wherify Wireless, Inc."

      Holders of record of shares of Wherify common stock and preferred stock at the close of business on April 11, 2005, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. The merger cannot be completed unless the principal terms of the merger agreement and the merger are approved by the affirmative vote of the holders of a majority of the shares of Wherify common stock and each series of preferred stock, voting as separate classes, outstanding at the close of business on the record date.

      A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting, including a copy of the merger agreement, accompany and form a part of this notice. You should read these documents carefully and in their entirety before voting.

      Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card, which grants the proxy holders authority to vote in favor the principal terms of the merger agreement and the merger. Executed proxies with no instructions indicated thereon will be voted "FOR" approval of the principal terms of the merger agreement and the merger. Even if you have returned your proxy, you may still vote in person if you attend the special meeting. If you fail to return your proxy or to vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will effectively be counted as a vote against approval of the principal terms of the merger agreement and the merger.

                                              By order of the Board of Directors
                                              of Wherify Wireless, Inc.,
                                              Peter N. Townshend
                                              Secretary
                                              Redwood Shores, California
                                              April     , 2005

INFORMATION CONTAINED IN THIS DOCUMENT IS SUBJECT TO COMPLETION OR AMENDMENT. A
  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY
 OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES
    EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES
 IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED OR WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES
                         LAWS OF ANY SUCH JURISDICTION.

                  PRELIMINARY PROSPECTUS OF IQ BIOMETRIX, INC.
                                       AND
                        PRELIMINARY JOINT PROXY STATEMENT
                OF IQ BIOMETRIX, INC. AND WHERIFY WIRELESS, INC.
                    DATED APRIL , 2005, SUBJECT TO COMPLETION

          IQ Biometrix, Inc.                   Wherify Wireless, Inc.
         2000 Bridge Parkway                   2000 Bridge Parkway

    Redwood Shores, California 94065       Redwood Shores, California 94065
           Telephone: (650) 551-5277            Telephone: (650) 551-5200

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

      The boards of directors of IQ Biometrix, Inc. ("IQB") and Wherify Wireless, Inc. ("Wherify") have approved an Agreement and Plan of Merger pursuant to which, if approved by the IQB and Wherify stockholders, a subsidiary of IQB will be merged with and into Wherify and Wherify will become a wholly-owned subsidiary of IQB.

      Upon completion of the merger, Wherify stockholders will receive approximately 4.83 shares of IQB common stock for each share of Wherify common or preferred stock that they own. This calculation, as well as all historical number of shares and stock price information in this document, takes into account the one for four reverse split of the outstanding shares of IQB common stock effected on November 29, 2004. The exchange of IQB common stock for Wherify common and preferred stock is intended to be tax-free to Wherify stockholders for federal income tax purposes. Holders of Wherify stock options will have their options converted into options to purchase shares of IQB common stock.

      This joint proxy statement/prospectus is also the prospectus of IQB regarding the IQB common stock to be issued to Wherify stockholders in exchange for their shares of Wherify stock in connection with the merger. We estimate that the shares of IQB common stock to be issued to Wherify stockholders will represent approximately 79% of the outstanding common stock of IQB after the merger, calculated on a fully diluted basis including all outstanding convertible securities. As a result, the shares of IQB common stock held by IQB stockholders prior to the merger will represent approximately 21% of the outstanding common stock of IQB after the merger, calculated on the same basis. IQB common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "IQBX.OB" and was quoted under the symbol "IQBM.OB" prior to December 3, 2004.

      Upon the consummation of the merger, IQB will change its name to "Wherify Wireless, Inc." and anticipates that it will request that its symbol be changed to "WHFY".

      IQB stockholders are being asked to approve (a) the principal terms of the merger agreement, the merger and the issuance of shares of IQB common stock to Wherify stockholders in connection with the merger, (b) an amendment to IQB's certificate of incorporation to change the name of IQB to "Wherify Wireless, Inc." upon the consummation of the merger, (c) an amendment to IQB's certificate of incorporation to increase the authorized common stock of IQB from 50,000,000 to 100,000,000 shares, and (d) the adoption of the 2004 Stock Plan and the reservation of 2,000,000 shares of common stock for issuance thereunder. IQB'S BOARD OF DIRECTORS RECOMMENDS THAT IQB STOCKHOLDERS VOTE FOR EACH OF THESE PROPOSALS.

      Wherify stockholders are being asked to approve the principal terms of the merger agreement and the merger. WHERIFY'S BOARD OF DIRECTORS RECOMMENDS THAT WHERIFY STOCKHOLDERS VOTE FOR THIS PROPOSAL.

      We will not complete the merger unless the IQB stockholders approve proposals (a), (b) and (c) above and the Wherify stockholders approve the principal terms of the merger agreement and the merger. IQB and Wherify are each holding a special meeting of their stockholders to vote on these proposals. YOUR VOTE IS IMPORTANT. Whether or not you plan to attend your special meeting, please take the time to submit your proxy with voting instructions in accordance with the instructions contained in this document and the proxy card. To exercise appraisal rights, Wherify and IQB stockholders must not vote in favor of the principal terms of the merger agreement and merger and must strictly comply with all of the procedures required by California law.

      The places, dates and times of the special meetings are as follows:


 FOR IQB STOCKHOLDERS:                             FOR WHERIFY STOCKHOLDERS:
       __________                                    Wherify Wireless, Inc.
       __________                                 2000 Bridge Pkwy, Suite 201
    ______, CA _____                                Redwood Shores, CA 94065
     Ph: (_) _____                                     Ph: (650) 551-5200
      _____ , 2005                                        _____ , 2005
 _____ a.m, local time                                1:00 p.m, local time

      This document describes the special meetings, the merger and the related transactions, documents related to the merger and other related matters. PLEASE READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING THE SECTION DISCUSSING RISK FACTORS BEGINNING ON PAGE 16. You can also obtain information about IQB from documents that IQB has filed with the Securities and Exchange Commission.

       William B. G. Scigliano
 Chairman of the Board of Directors,                        Timothy Neher
President and Chief Executive Officer                  Chief Executive Officer
          IQ Biometrix, Inc.                            Wherify Wireless, Inc.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The date of this joint proxy statement/prospectus is April , 2005, and it is first being mailed or otherwise delivered to stockholders of IQB and Wherify on or about April , 2005.

                       REFERENCE TO ADDITIONAL INFORMATION

      This document incorporates important business and financial information about IQB from documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. IQB will provide you with copies of this information relating to IQB, without charge, upon written or oral request to:

      IQ Biometrix, Inc. 2000 Bridge Parkway, Suite 201, Redwood Shores, California 94065, Attention: Michael Walsh, Telephone number: (650) 551-5255.

      IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE IQB AND WHERIFY SPECIAL MEETINGS, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN APRIL 29, 2005.

      In addition, please see "Where You Can Find More Information" on page 36.

                                TABLE OF CONTENTS

                                                                                                                    Page Number
                                                                                                                    -----------
QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETINGS...................................................                6
SUMMARY.......................................................................................................                8
RISK FACTORS..................................................................................................               17
  Risks Related to the Merger.................................................................................               17
  Risks Related to the Combined Company.......................................................................               20
  Risks Related to IQB........................................................................................               22
  Risks Related to Wherify....................................................................................               32
WHERE YOU CAN FIND MORE INFORMATION...........................................................................               36
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.....................................................               37
THE SPECIAL MEETINGS..........................................................................................               38
  Date, Time, Place and Purpose of Special Meetings...........................................................               38
  Record Dates; Stock Entitled to Vote; Quorum................................................................               38
  Votes Required..............................................................................................               39
  Voting by Directors and Executive Officers..................................................................               39
  Voting of Proxies...........................................................................................               40
  Revocability of Proxies.....................................................................................               41
  Solicitation of Proxies.....................................................................................               41
  Assistance..................................................................................................               41
THE MERGER....................................................................................................               42
  Background of the Merger....................................................................................               42
  Reasons for the Merger......................................................................................               46
  Recommendation of the IQB Board of Directors; Considerations of the IQB Board of Directors..................               47
  Recommendation of the Wherify Board of Directors; Considerations of the Wherify Board of Directors..........               49
  Opinion of Seven Hills Partners LLC.........................................................................               50
  Plans for IQB after the Merger; Change of Corporate Name....................................................               56
  Lock-up Agreements..........................................................................................               56
  Interests of Directors and Officers of IQB and Wherify in the Merger........................................               57
  Directors and Management of IQB following the Merger........................................................               57
  Stock Ownership and Voting..................................................................................               57
  Employment Arrangements with William Scigliano..............................................................               58
  Employment Arrangements with Timothy Neher..................................................................               59
  Other Executive Officers....................................................................................               59
  Indemnification and Insurance...............................................................................               59
  Accounting Treatment........................................................................................               60
  Regulatory Approvals Required for the Merger................................................................               60
  Appraisal and Dissenter's Rights............................................................................               60
  Effect of the Merger on Outstanding Wherify Stock Options...................................................               61
  Dividend Policy.............................................................................................               62
  Securities Laws Consequences................................................................................               62
VOTING AGREEMENTS.............................................................................................               62
MATERIAL TAX CONSEQUENCES.....................................................................................               62
THE MERGER AGREEMENT..........................................................................................               65

  The Merger..................................................................................................               65
  Effective Time and Timing of Closing........................................................................               65
  Consideration to be Received in the Merger..................................................................               65
  Representations and Warranties..............................................................................               67
  Conduct of Business Pending the Merger; Other Actions.......................................................               68
  Offers for Alternative Transactions.........................................................................               70
  Agreement Regarding Recommendations to Stockholders.........................................................               71
  Indemnification and Insurance...............................................................................               71
  Directors and Officers of IQB Following the Merger..........................................................               72
  Additional Agreements.......................................................................................               72
  Conditions to Each Party's Obligations to Complete the Merger...............................................               72
  Additional Conditions to the Obligations of IQB.............................................................               73
  Additional Conditions to the Obligations of Wherify.........................................................               73
  Termination and Effects of Termination......................................................................               74
  Expenses....................................................................................................               76
  Amendment; Waiver...........................................................................................               76
DESCRIPTION OF IQB............................................................................................               76
DESCRIPTION OF WHERIFY........................................................................................               85
MARKET PRICE DATA.............................................................................................               96
  IQB.........................................................................................................               96
  Wherify.....................................................................................................               97
COMPARISON OF RIGHTS OF WHERIFY AND IQB STOCKHOLDERS..........................................................               97
DIRECTORS AND MANAGEMENT OF IQB FOLLOWING THE MERGER..........................................................              116
  Executive Officers and Directors............................................................................              116
  Compensation of Executive Officers and Directors of IQB.....................................................              117
  Compensation of Executive Officers and Directors of Wherify.................................................              118
SHARE OWNERSHIP AND OPTION INFORMATION........................................................................              119
  IQB Security Ownership of Certain Beneficial Owners and Management..........................................              119
  Wherify Security Ownership of Certain Beneficial Owners and Management......................................              121
RELATED PARTY TRANSACTIONS....................................................................................              122
  IQB.........................................................................................................              122
  Wherify.....................................................................................................              123
FEES AND EXPENSES.............................................................................................              123
VALIDITY OF SECURITIES........................................................................................              123
EXPERTS.......................................................................................................              123
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY IQB STOCKHOLDERS.........................................              124
  Proposal 2 Amendment To Certificate Of Incorporation--Name Change............................................             124
  Proposal 3 Amendment To Certificate Of Incorporation--Increase of Authorized Common Stock From 50,000,000 to
100,000,000 Shares............................................................................................              125
  Proposal 4 Approval of 2004 Stock Plan......................................................................              127
INDEX TO FINANCIAL INFORMATION................................................................................              F-1
  Financial Information of IQ Biometrix, Inc..................................................................              F-2
  Financial Information of Wherify Wireless, Inc..............................................................             F-28
  Pro Forma Consolidated Financial Information................................................................             F-48
APPENDIX A--AGREEMENT AND PLAN OF MERGER
APPENDIX B--AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
APPENDIX C--AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
APPENDIX D--AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER
APPENDIX E--AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF MERGER
APPENDIX F--SEVEN HILLS PARTNERS LLC OPINION
APPENDIX G--LOCK-UP AGREEMENT
APPENDIX H--2004 STOCK PLAN
APPENDIX I--CALIFORNIA CORPORATIONS CODE SECTIONS 1300 - 1304

           QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETINGS

Q. WHY ARE IQB AND WHERIFY PROPOSING TO MERGE?

A. The boards of directors of IQB and Wherify believe that the combination of their two companies will create a company well positioned to become a leading supplier of biometric identification and tracking location products and services to law enforcement, the security industry and consumers. The boards of directors of IQB and Wherify believe that, taking into account the complementary products of the two companies, synergies from the merger, customer and manufacturing relationships, technical expertise and experience, the combined companies will be better positioned to compete in their targeted markets than either company separately and will be capable of generating more long-term stockholder value than could be achieved by either of the companies individually.

Q. HOW MANY SHARES OF ITS COMMON STOCK WILL IQB ISSUE IN THE MERGER?

Pursuant to the merger, IQB will issue approximately 43 million shares of its common stock to the stockholders of Wherify. Immediately after the merger, the former stockholders of Wherify will hold approximately 79% of the outstanding shares of the combined company, calculated on a fully diluted basis including all outstanding convertible securities. The number of shares of IQB common stock to be issued for each share of Wherify capital stock is fixed and will not be adjusted based on changes in the value of IQB common stock. As a result, prior to the completion of the merger, the value of the IQB common stock that Wherify stockholders will receive pursuant to the merger will vary as the market price of IQB common stock changes.

Q. WHAT WILL BE THE NAME OF THE COMPANY AFTER THE MERGER?

A. Upon the closing of the merger IQB will change its name to "Wherify Wireless, Inc."

Q. WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A. We expect to complete the merger in the second calendar quarter of 2005. Because the merger and related transactions are subject to various approvals, we cannot predict the exact timing of their completion.

Q. HOW DO I VOTE?

A. You may choose one of the following ways to cast your vote:

      o complete the accompanying proxy card and return it in the enclosed postage-paid envelope; or

      o appear and vote in person at the IQB or Wherify special meeting, as applicable.

If you are an IQB stockholder and your shares are held in "street name," i.e., in the name of a bank, broker or other financial institution, you must either direct the financial institution as to how to vote your shares or obtain a proxy from the financial institution to vote at the special meeting.

Q. MAY I CHANGE MY VOTE?

A. Yes. If you are an IQB stockholder, you may withdraw your proxy or change your vote by notifying IQB in writing, by submitting a new properly completed proxy to IQB by mail or by voting in person at the IQB special meeting.

If you are a Wherify stockholder, you may withdraw your proxy or change your vote by notifying Wherify in writing, by submitting a new properly completed proxy to Wherify by mail or by voting in person at the Wherify special meeting.

Q. WHY IS MY VOTE IMPORTANT?

A. If you are an IQB stockholder, the affirmative vote of the holders of a majority of the shares of IQB common stock outstanding on the record date is required to approve the principal terms of the merger agreement, the merger, the issuance of common stock to the Wherify stockholders, the change of the company name, the increase in authorized common stock, and the adoption of the 2004 Stock Plan. If an IQB stockholder abstains from voting or does not respond, it will count as a vote against these proposals. If you respond and do not indicate how you want to vote, your proxy will be counted in favor of the merger and each of the other proposals. In addition, if shares of IQB are held by brokers in street name for a customer and the customer does not give specific instructions to the broker on how to vote the shares, the shares will not be voted and these non-voted shares will effectively count as votes against the proposals.

If you are a Wherify stockholder, the affirmative vote of the holders of a majority of the shares of Wherify common stock and each series of preferred stock, voting as separate classes, outstanding on the record date is required in order to approve the principal terms of the merger agreement and the merger. If you respond and do not indicate how you want to vote, your proxy will be voted in favor of the merger. If a Wherify stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against this proposal.

Q. IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A. No. Brokers who hold shares of IQB common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. Brokers will be asked to forward these proxy materials to each beneficial owner of shares of IQB. Upon request, IQB will reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Q. WHAT DO I DO IF I WANT TO EXERCISE APPRAISAL RIGHTS?

A. Holders of IQB and Wherify common stock are entitled to appraisal rights under California law. Within ten days after the merger is approved by the stockholders, a notice will be mailed to stockholders entitled to elect appraisal rights. That notice will describe the procedure to follow to exercise appraisal rights. If you plan to exercise your appraisal rights you should not vote in favor of the merger.

Q. SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. If you are a Wherify stockholder, after the merger is completed you will be sent instructions with a letter of transmittal explaining how to exchange your shares of Wherify stock for shares of IQB common stock. IQB stockholders will not need to exchange their shares. The certificates for IQB common stock will continue to represent shares of IQB common stock after the merger.

Q. WHAT DO I DO IF I HAVE QUESTIONS?

A. If you are an IQB stockholder, you should call IQB's Chief Financial Officer at (650) 551-5277 with any questions about the merger or the other IQB proposals.

If you are Wherify stockholder, you should call Doug Hajjar, Wherify's Chairman of the Board, Timothy Neher, Wherify's Chief Executive Officer or John Davis, Wherify's Chief Financial Officer at (650) 551-5200 with any questions about the merger.

                                     SUMMARY

      This summary highlights selected information from this joint proxy statement/prospectus, including the key aspects of the merger. It does not contain all of the information that is important to you. You should read carefully the entire joint proxy statement/prospectus and the additional documents referred to in this joint proxy statement/prospectus to fully understand the merger. All historical number of shares and stock price information for IQB in this joint proxy statement/prospectus have been adjusted to reflect IQB's one for four reverse stock split effected on November 29, 2004. Accordingly, all information regarding the number of IQB shares outstanding or held by a person prior to the reverse stock split have been divided by four and all IQB share price information with respect to dates prior to the effective date of the reverse stock split have been multiplied by 4.

DESCRIPTIONS OF IQB AND WHERIFY (see pages 76 and 85)

                               IQ Biometrix, Inc.
                         2000 Bridge Parkway, Suite 201
                            Fremont, California 94538
                        Telephone number: (650) 551-5277

      IQ Biometrix, Inc. is a provider of security software and services primarily to law enforcement agencies and the security industry. IQB markets, distributes and sells a facial composite software tool called FACES(TM) to federal, state and local law enforcement agencies and the security industry in the United States and abroad. IQB is a Delaware corporation and the result of a merger of JVWeb, Inc., a Delaware corporation, and IQ Biometrix California, Inc., a California corporation, in March 2002. IQB is headquartered in Fremont, California. As of the date of this joint proxy statement/prospectus, IQB has 4 employees and retains 6 consultants primarily in California.

                             Wherify Wireless, Inc.
                         2000 Bridge Parkway, Suite 201
                            Redwood Shores, CA 94065
                        Telephone number: (650) 551-5200

      Wherify is a developer of patented wireless location products and services. Its current and planned products and services are designed specifically for child safety, parental supervision, personal protection, Alzheimer and memory loss supervision, law enforcement, animal identification and property asset tracking. Wherify is a California corporation, founded in March 1998, and headquartered in Redwood Shores, California. As of the date of this joint proxy statement/prospectus, Wherify had 20 employees in California.

THE MERGER (see page 42)

      IQB, Wherify and a wholly owned subsidiary of IQB have entered into a merger agreement pursuant to which the wholly owned subsidiary will merge with and into Wherify, with Wherify surviving as a wholly owned subsidiary of IQB.

      In accordance with the terms of the merger agreement, as of the date of this joint proxy statement/prospectus, the exchange ratio is approximately 4.83 shares of IQB common stock for each share of Wherify capital stock. As a result, the Wherify stockholders are expected to hold approximately 79% percent of the combined company calculated on a fully diluted basis including all outstanding convertible securities. The exchange ratio is calculated pursuant to a complex formula, which is designed so that the Wherify stockholders will hold approximately 80% of the combined company on a fully diluted basis excluding shares issuable pursuant to stock options held by directors and employees and shares issued by the companies after the date of the merger agreement pursuant to certain equity financings (sometimes referred to herein as "financing shares").

      Pursuant to the merger, IQB will issue approximately 43 million shares of IQB common stock with an approximate value of $182,750,000 million, based on the average closing price on the Over-the-Counter Bulletin Board of a share of IQB common stock during the 20 trading day period ending on April 7, 2005 of $4.25. The value of the IQB common stock to be received by Wherify stockholders will vary as the market price of IQB's stock changes. Immediately after the merger the former financings). As a result, this transaction will be accounted for as a reverse merger. See "The Merger--Accounting Treatment," page 57.

LOCK-UP AGREEMENTS APPLICABLE TO WHERIFY STOCKHOLDERS (see page 56)

      Wherify has agreed to use its best efforts to obtain lock-up agreements from all its stockholders. In addition, a condition to the merger is that 66% of the Wherify stockholders holding 0.5% or more of Wherify capital stock must execute lock-up agreements. By executing the Lock-Up Agreement, a stockholder agrees that, with respect to shares of IQB common stock received in exchange for shares of Wherify capital stock acquired prior to December 20, 2004, such stockholder will not sell or otherwise dispose of such shares for a period of 60 days after the consummation of the merger and will not sell or otherwise transfer more than 50% of such shares until the date that is one year after the consummation of the merger. The Lock-Up Agreement, however, does not apply to shares of IQB issuable upon exercise of stock options held by those employees who were not officers or directors of Wherify prior to the merger or of the combined company immediately after the merger. However, the combined company may, in its sole discretion, and at any time, consent to the sale of shares by the former Wherify stockholders.

      Shares purchased after December 20, 2004 are subject to different lock-up terms. Shares of IQB common stock received in exchange for shares of Wherify purchased between December 20, 2004 and January 12, 2005 cannot be sold or otherwise disposed of for a period of 60 days after the consummation of the merger and then are freely transferable. Shares of IQB common stock received in exchange for shares of Wherify purchased on or after January 13, 2005 cannot be sold for 90 days after the merger and then no more than 50% of such shares can be sold until the date that is 180 days after the date of the merger.

      The Lock-Up Agreement also provides that, notwithstanding the foregoing, if at any time prior to the first anniversary of the merger agreement, Mr. Scigliano or his successor on the IQB board of directors determines in his or her reasonable judgment that IQB has suffered a material adverse effect, as defined in the merger agreement, then the terms of any of the lock-up periods that have not expired shall be extended by a period equal to the period during which such material adverse effect is continuing.

      The complete text of the Lock-Up Agreement is attached to this joint proxy statement/prospectus as Appendix F and is incorporated by reference into this document. Wherify stockholders are urged to read the Lock-Up Agreement in its entirety.

ASSUMPTION OF OPTIONS (see page 58)

      At the effective time of the merger, each outstanding option to purchase shares of Wherify common stock will be assumed by IQB and will become an option to purchase shares of IQB common stock on the same terms and conditions as were applicable to the option under the Wherify option plans and agreements prior to the effective time of the merger. The aggregate exercise price for each of these options will be the same aggregate exercise price per share of Wherify common stock applicable to that option prior to the completion of the merger rounded up to the nearest whole cent. The number of shares of IQB common stock issuable upon exercise of any Wherify options assumed in the merger shall equal the number of shares of Wherify common stock underlying such options multiplied by the exchange ratio and rounded down to the nearest whole share of IQB common stock.

RECOMMENDATION OF IQB AND WHERIFY BOARD OF DIRECTORS (see pages 47 and 49)

      The board of directors of IQB has determined that the merger, the issuance of common stock to the Wherify stockholders, the change in corporate name, the increase in the authorized common stock of IQB, and the approval of the 2004 Stock Plan are in the best interests of IQB and its stockholders and unanimously recommends that IQB stockholders vote "FOR" each of these proposals.

      The board of directors of Wherify has determined that the merger agreement and the merger are in the best interests of Wherify and its stockholders and unanimously recommends that Wherify stockholders vote "FOR" this proposal.

RECORD DATE FOR VOTING; PROXY; VOTE REQUIRED OF IQB AND WHERIFY STOCKHOLDERS (see pages 38 through 40)

                                IQB STOCKHOLDERS

      IQB stockholders can vote at the IQB special meeting if they owned IQB common stock at the close of business on April 11, 2005.

      Approval of each of the IQB proposals requires the affirmative vote of holders of a majority of the shares of IQB common stock outstanding on the record date, April 11, 2005.

      The execution by IQB stockholders of the proxy solicited by this joint proxy statement/prospectus will grant the holders authority to vote as indicated on the proxy card, or if no indication is made, in favor of each of the IQB proposals described above and for any adjournment of the special meeting.

      As of April 11, 2005, IQB had 6,976,011 shares of common stock outstanding. Each share of IQB common stock outstanding on the record date entitles its holder to one vote. As of April 11, 2005, the directors and executive officers of IQB and their affiliates held common stock representing approximately 8% of all the outstanding shares of IQB common stock.

                              WHERIFY STOCKHOLDERS

      Wherify stockholders can vote at the Wherify special meeting if they owned Wherify common stock or preferred stock at the close of business on April 11, 2005. Shares issued after the record date of April 11, 2005 will not be entitled to vote at the special meeting.

      Approval of the Wherify proposal requires the affirmative vote of holders of a majority of the outstanding shares of Wherify common stock voting as a separate class and the affirmative vote of holders of a majority of the outstanding shares of each series of preferred stock, with each series of preferred stock voting as a separate class.

      The execution by Wherify stockholders of the proxy solicited by this joint proxy statement/prospectus will grant the holders authority to vote as indicated on the proxy card, or if no indication is made, in favor of the principal terms of the merger agreement and the merger and for any adjournment of the special meeting.

      As of April 11, 2005, Wherify had outstanding 3,055,726 shares of common stock, 1,140,423 shares of Series A preferred stock, 555,382 shares of Series B preferred stock and 3,978,647 shares of Series C preferred stock. Each share of Wherify common stock or preferred stock outstanding on the record date entitles its holder to one vote. As of April 11, 2005, the directors, executive officers of Wherify and their affiliates held shares representing approximately 78% of all the outstanding shares of Wherify common stock, approximately 6% of all the outstanding shares of Wherify Series A preferred stock, 0% of all the outstanding shares of Wherify Series B preferred stock, and approximately 14% of all the outstanding shares of Wherify Series C preferred stock.

FAIRNESS OPINION OF SEVEN HILLS (see page 50)

      Seven Hills Partners LLC ("Seven Hills") has delivered a written opinion to the board of directors of IQB to the effect that, as of May 11, 2004 and based upon the assumptions made, matters considered and limits of review set forth in Seven Hills' written opinion, the proposed merger consideration was fair to the stockholders of IQB from a financial point of view. We have attached the full text of this opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with this opinion as Appendix E to this joint proxy statement/prospectus. You are urged to read it carefully. The Seven Hills opinion was based on economic, financial, market and other conditions as in effect on, and the information made available to Seven Hills as of May 11, 2004, the date of its opinion. Subsequent to Seven Hills' issuance of its opinion, IQB and Wherify amended and waived material terms of the Merger Agreement. See "The Merger--Background of the Merger." In addition, there have been significant changes in the businesses, operations, financial condition and capitalization of the companies since the issuance of this opinion. Although subsequent developments such as the amendments and waivers and changes in business, operation, financial condition and capitalization of the two companies may affect its opinion, Seven Hills has not assumed any obligation to update, revise or reaffirm its opinion. The Seven Hills opinion does not constitute a recommendation as to how any IQB stockholder should vote with respect to the proposal to adopt the merger agreement and issue the shares of IQB common stock. For its fairness opinion, Seven Hills was paid a fee of $150,000.

DIRECTORS AND MANAGEMENT OF IQB FOLLOWING THE MERGER (see page 57)

      When we complete the merger, the board of directors of IQB will consist of three directors: Timothy Neher, president and chief executive officer, William Scigliano, chairman and president of governmental services, Wade Fenn, Reginald Brown and John Micek III. The executive officers of IQB will consist of Timothy Neher, Chief Executive Officer, William Scigliano, President of Governmental Services, Jerry Parrick, President and John Davis, Chief Financial Officer.

INTEREST OF MEMBERS OF THE BOARD OF DIRECTORS AND MANAGEMENT OF IQB AND WHERIFY (see page 57)

      When considering the recommendations of the boards of directors of IQB and Wherify that you vote to approve the merger and other proposals described herein, you should be aware that the directors and executive officers of IQB and Wherify have interests in the merger that may be different from, or in addition to, your interests as a stockholder of IQB or Wherify.

      One executive officer and member of the IQB board of directors, William B.
G. Scigliano, will continue as a member of the IQB board of directors and an executive officer of IQB following the merger, responsible for the combined company's public sector business unit. In addition, Mr. Scigliano's employment agreement has been amended, subject to the closing of the merger, to provide that if Mr. Scigliano is terminated without "Cause" or if he resigns for "Good Reason," both as defined in the employment agreement, within six (6) months following the merger, Mr. Scigliano will be entitled to his annual salary and other benefits through and including the date of termination plus an amount equal to three (3) times his annual salary and three (3) times the total amount of all bonuses that he was eligible to earn during any of those three years, whether or not fully earned, as though such bonuses were fully earned at the time of such termination. In addition, all stock options to purchase IQB common stock granted as of the date of termination and which have not vested would automatically vest and would remain exercisable for a period of one year.

      In addition, Michael Walsh, IQB's Chief Financial Officer expects to continue as IQB's corporate controller following the merger.

      IQB will honor Wherify's obligations to indemnify all present and former Wherify officers and directors and will maintain a directors' and officers' liability insurance policy for a period of six years from the effective time of the merger.

      Timothy Neher, a member of Wherify's board of directors and Chief Executive Officer of Wherify, will become a member of the IQB board of directors and Chief Executive Officer of IQB following the merger and IQB will assume Mr. Neher's employment contract. Mr. Neher's employment was entered into in November of 2002 for a five year term and provides that if he is terminated without "Cause" or if he resigns as a result of a "Constructive Termination", as defined in the employment agreeement, then in exchange for a release of all claims, Mr. Neher shall receive a severance payment equal to 12 months salary plus 50% of his prior year's bonus and 50,000 shares of Wherify common stock subject to outstanding stock options shall immediately vest (equivalent to approximately 241,000 shares of IQB common stock post merger).

      Wade Fenn, a member of Wherify's board of directors, will also become a member of the IQB board of directors following the merger.

RISK FACTORS (see page 17)

      In evaluating the proposed transactions, you should carefully read this joint proxy statement/ prospectus and especially consider the factors discussed in the section entitled "Risk Factors" beginning on page 17.

COMPARISON OF RIGHTS OF HOLDERS OF IQB COMMON STOCK WITH HOLDERS OF WHERIFY COMMON AND PREFERRED STOCK (see page 97)

      As a result of the merger, holders of Wherify preferred stock and common stock will receive shares of IQB common stock. There are significant differences between the rights of holders of Wherify preferred stock and common stock and the rights of holders of IQB common stock, both under the applicable articles and bylaws of the two companies and under the applicable governing laws. The rights of stockholders of Wherify, a California corporation, are currently governed by Wherify's articles of incorporation and bylaws and California law. If the merger is completed, the rights of former Wherify stockholders who become IQB stockholders will be determined by IQB's certificate of incorporation and bylaws, which differ significantly from Wherify's articles of incorporation and bylaws, and Delaware law, which differs in material ways from California law. In addition, some rights of IQB stockholders may be governed by California law in accordance with Section 2115 of the California General Corporation Law.

      The holders of Wherify preferred stock currently enjoy certain rights and preferences over the holders of common stock, including class voting rights with respect to the election of directors and voting on certain corporate transactions and other matters, and preferences with respect to the payment of dividends and distributions upon liquidation. If the merger is completed the holders of Wherify preferred stock will receive IQB common stock as consideration and will no longer be entitled to these special rights and preferences.

CONDITIONS TO THE MERGER (see page 72)

      We will not complete the merger unless a number of conditions are satisfied. These include:

      o     Approval by IQB and Wherify stockholders;

      o IQB receiving an opinion of counsel from Wherify's IP counsel as to the intellectual property of Wherify; and

      o Wherify obtaining signed Lock-Up Agreements from 90% of those Wherify stockholders who hold 0.5% or more of Wherify capital stock.

ALTERNATIVE TRANSACTIONS (see page 70)

      IQB and Wherify have agreed so long as the merger agreement remains in effect that they will not, and will not authorize or knowingly permit affiliated persons to solicit any alternative transaction involving a merger, tender offer or business combination for 25% or more of its equity securities, an issuance by it of over 25% of its equity securities, or a direct acquisition by a third party of over 25% of its equity securities.

      Under certain limited circumstances, IQB may engage in discussions and negotiations with a third party that has made a superior proposal, as defined in the merger agreement, or other acquisition proposal that, in the good faith judgment of the IQB board of directors, after consultation with outside counsel and IQB's independent financial adviser, would reasonably be expected to result in a superior proposal.

TERMINATION OF THE MERGER AGREEMENT (see page 74)

      IQB and Wherify may terminate the merger agreement by mutual consent with the approval of both of our boards of directors. In addition, either of us may terminate the merger agreement if:

      o A governmental authority issues a nonappealable final order, decree or ruling or takes any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

      o Either company's stockholders do not approve the merger at their respective stockholders' meeting, provided that neither company may terminate the merger agreement if it is in material breach of, or has failed to fulfill any of its material obligations under, the merger agreement and such breach or failure has been a principal cause of the inability to obtain such requisite vote of stockholders.

      IQB and Wherify may also terminate the merger agreement upon the occurrence of other events.

TERMINATION PAYMENTS (see page 76)

      IQB will be required to pay Wherify a termination payment of $500,000 if the merger agreement is terminated by Wherify because:

      o The IQB board of directors fails to recommend the adoption of the merger agreement to the IQB stockholders;

      o The IQB board of directors shall have withdrawn or modified its recommendation to the IQB stockholders to adopt the merger agreement;

      o IQB fails to hold the IQB stockholders meeting and submit the merger to the IQB stockholders for approval by the date which is 60 business days after the date the registration statement has been declared effective or issued; unless at or prior to the time of such failure, IQB has publicly announced a superior proposal and IQB consummates a superior proposal within 6 months following the termination of the merger agreement; or

      o The stockholders of IQB do not approve the merger if, at the time of such termination, IQB is in willful breach of any of its obligations under Article IX or X of the merger agreement and such breach has been the principal cause of the inability to consummate the merger or the failure to obtain the requisite vote of the stockholders of IQB.

      Wherify will be required to pay IQB a termination payment of $500,000 if the merger agreement is terminated by IQB because:

      o The Wherify board of directors fails to recommend the adoption of the merger agreement to the Wherify stockholders;

      o The Wherify board of directors shall have withdrawn or modified its recommendation to the Wherify stockholders to adopt the merger agreement;

      o The Wherify board of directors approves an alternative acquisition proposal;

      o Wherify shall have failed to hold the Wherify stockholders meeting and submit the merger to the Wherify stockholders by the date which is 60 business days after the date the registration statement has been declared effective or issued; or

      o The stockholders of Wherify do not approve the merger if, at the time of such termination, Wherify is in willful breach of any of its obligations under Article VIII or X of the merger agreement and such breach has been the principal cause of the inability to consummate the merger or the failure to obtain the requisite vote of the stockholders of Wherify.

VOTING AGREEMENTS (see page 62)

      Certain of the executive officers and each of the directors of IQB, who collectively represent approximately 8% of the outstanding stock of IQB as of April 11, 2005, have entered into a stockholder agreement pursuant to which they agreed to vote in favor of the merger and the issuance of shares in connection with the merger.

      Certain officers, directors and stockholders of Wherify, who collectively represent approximately 78% of the outstanding shares of common stock, 6% of the outstanding shares of Series A preferred stock, 0% of the outstanding shares of Series B preferred stock, and 14% of the outstanding shares of Series C preferred stock of Wherify as of April 11, 2005, have entered into an agreement pursuant to which they agreed to vote in favor of the merger.

AGREEMENT REGARDING RECOMMENDATIONS TO STOCKHOLDERS (see pages 47 and 49)

      The board of directors of IQB has agreed to recommend that IQB's stockholders vote to approve the merger agreement and merger and issue the shares in connection with the merger, subject to the board of director's fiduciary duties. However, if the IQB board of directors changes its recommendation, IQB would still be required to submit the merger agreement to a vote of its stockholders.

      The board of directors of Wherify has agreed to recommend that Wherify's stockholders vote to approve the merger agreement and the merger. However, if the Wherify board of directors changes its recommendation, Wherify would still be required to submit the merger agreement to a vote of its stockholders.

ACCOUNTING TREATMENT (see page 60)

      Upon consummation of the merger, IQB will change its name to "Wherify Wireless, Inc." After the merger, the former stockholders of Wherify will hold approximately 79% of the outstanding shares of the combined company, calculated on a fully diluted basis including all outstanding convertible securities. The number of shares of IQB common stock to be issued for each share of Wherify capital stock is fixed and will not be adjusted based on changes in the value of IQB common stock. As a result, prior to the completion of the merger, the value of the IQB common stock that Wherify stockholders will receive pursuant to the merger will vary as the market price of IQB common stock changes. Accounting rules require that financial statements of the combined company reflect the financial history and fiscal year-end of Wherify, not IQB. The approximate 21% of the combined company held by the former IQB stockholders will be valued based upon the current stock price of the combined company and all tangible and intangible assets of the combined company will be revalued to an amount equal to the product of the stock price multiplied by the shares held by the former IQB stockholders plus IQB's total liabilities. The excess of IQB's total valuation less identifiable assets and liabilities will be accounted for as goodwill. All goodwill of IQB, estimated to be approximately $25 million, will be written off at the closing of the merger.

APPRAISAL RIGHTS (see page 60)

      Holders of Wherify common stock and IQB common stock are entitled to exercise dissenters' rights under California law in connection with the merger. Stockholders who elect to exercise their dissenters' rights and perfect these rights in accordance with the procedures specified under California law will be entitled to have their shares purchased for cash. Pursuant to the terms of the merger agreement, Wherify must use its best efforts to limit the number of shares of its capital stock voting against the merger to three percent (3%) of its outstanding shares.

TRADING OF IQB COMMON STOCK (see page 96)

      IQB common stock is quoted on the Over-the-Counter Bulletin Board (OTCBB). The shares of IQB common stock are not listed on an exchange or on the NASDAQ National Market. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter securities. The OTCBB is not an issuer listing service, market or exchange. Unlike the New York Stock Exchange or NASDAQ National Market, the OTCBB does not have any listing requirements, although to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. IQB anticipates that after the merger and the related change of its name, IQB's shares will be traded under a new symbol, which the company will request to be "WHFY."

REGULATORY REQUIREMENTS

      The merger does not require the approval of any state or federal regulatory entity. In order to consummate the merger, the companies must file a certificate of merger with the California Secretary of State.

MATERIAL TAX CONSEQUENCES (see page 62)

      It is intended that the merger qualify as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code. If the merger qualifies as a reorganization, Wherify stockholders generally will not recognize gain or loss solely upon the exchange of their Wherify capital stock for IQB common stock pursuant to the merger, except for any gains with respect to cash received in lieu of a fractional share of IQB common stock.

RECENT EVENTS

      On January 11, 2005, IQB issued convertible debentures and warrants to qualified institutional buyers, and a limited number of accredited individual and institutional investors. The convertible debentures have an aggregate face value of $3,300,000 and mature on June 30, 2005. The debentures are convertible at any time at the election of the holder into shares of IQB common stock at a conversion price of $2.00 per share (the "Conversion Price"). IQB has agreed to file with the SEC a resale registration statement relating to the common stock issuable upon conversion of the notes and warrants (the "Resale Registration Statement"). The debentures will automatically convert into shares of IQB common stock at the Conversion Price upon the effectiveness of the Resale Registration Statement. In connection with the sale of the convertible debentures, IQB issued warrants to purchase an aggregate of 825,000 shares of IQB common stock for an exercise price of $2.70 per share. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split and combination of shares or recapitalization or if IQB sells any common stock or rights to acquire common stock at a purchase price less than the conversion price of the debentures or the exercise price of the warrants. The debentures and warrants issued by IQB are considered financing shares and, therefore, do not affect the exchange ratio.

On January 13 and 14, 2005 Wherify issued and sold approximately 940,000 shares of Series C preferred stock at a purchase price of $10 per share. The $9.4 million in proceeds from this offering will be used to provide additional working capital. Wherify intends to sell an additional 60,000 shares of Series C preferred stock at a purchase price of $10 per share on or before January 31, 2005. All of such shares will be sold solely to accredited investors. The Series C preferred stock issued on January 13 and 14, 2005 and any Series C preferred stock issued on or before January 31, 2005 are considered financing shares and, therefore, will not affect the exchange ratio. See "The Merger--Consideration to be Received in the Merger" on page 63. The additional shares of Series C preferred stock will be subject to a lock-up agreement that will expire with respect to 50% of such shares 90 days after the closing of the merger and the balance 180 days after the closing of the merger.

During the period from September 17, 2004 to January 19, 2005 Wherify sold 1,701,714 shares of Wherify Series C Preferred Stock to 83 investors for proceeds totaling $15,249,095. In February 2005, the staff of the Securities and Exchange Commission advised Wherify that in their opinion, there was substantial doubt as to the availability of the private placement exemption upon which Wherify relied for its offering. Wherify strongly disagreed with the SEC staff's position and believes that the offering was in full compliance with the private offering exemption. Nevertheless, because of the importance of expediting resolution of the issue, and because the SEC staff indicated that Wherify needed to complete a rescission offer before IQB could proceed with the registration of the IQB shares to be issued in the proposed merger, Wherify made a rescission offer on March 10, 2005 to each of the investors who participated in the offering. Under the terms of the rescission offer, Wherify offered to repurchase all of the shares purchased at the original purchase price together with interest from the date of purchase. As of April 8, 2005, all 83 investors responded. Seven investors elected to accept the rescission offer and seventy-seven investors elected to reject the rescission offer. On April 11, 2005, Wherify repurchased a total of 221,507 shares from the seven investors accepting the offer for a total purchase price of $2,219,666.25.

                                  RISK FACTORS

      The merger and the business of the combined company involve a high degree of risk. By voting in favor of the proposals submitted to you, current Wherify stockholders will be choosing to invest in IQB common stock and current IQB stockholders will face significant dilution of their ownership interest in IQB and the resulting company will be very different from IQB prior to the merger. An investment in IQB common stock involves a high degree of risk. In addition to the other information contained in this joint proxy statement/prospectus and the documents incorporated by reference, you should carefully consider all of the following risk factors relating to the proposed merger, IQB, Wherify and the combined company in deciding whether to vote for the proposals submitted to you.

                           RISKS RELATED TO THE MERGER

While IQB's Share Price Has Been Volatile In Recent Periods, The Merger Exchange Ratio Is Fixed And No Adjustment To The Exchange Ratio Will Be Made As A Result Of Fluctuations In The Market Price Of IQB's Common Stock.

      IQB's share price has been volatile in the past and may continue to be volatile in the future. During the 12 month period ended March 31, 2005, the closing price of IQB common stock ranged from $1.64 to $6.35. Upon completion of the merger, each share of Wherify capital stock will be converted into the right to receive approximately 4.83 shares of IQB common stock. The exchange ratio will not change even if the market price of the IQB common stock fluctuates. In addition, neither party may withdraw from the merger or resolicit the vote of its stockholders solely because of changes in the market price of IQB common stock. The specific dollar value of IQB common stock that Wherify stockholders will receive upon completion of the merger will depend on the market value of IQB common stock at that time. Wherify stockholders will not know the exact value of IQB common stock to be issued pursuant to the merger at the time of the Wherify special meeting of stockholders.

Wherify Stockholders May Be Limited In Their Ability To Sell, Transfer Or Pledge Shares They Receive In The Merger For Certain Periods Of Time.

      Wherify has agreed to use its best efforts to obtain lock-up agreements from all its stockholders. In addition, a condition to the merger is that 66% of the Wherify stockholders holding 0.5% or more of Wherify capital stock must execute lock-up agreements. By executing the Lock-Up Agreement, a stockholder agrees that, with respect to shares of IQB common stock received in exchange for shares of Wherify capital stock acquired prior to December 20, 2004, the stockholder will not sell or otherwise dispose of such shares for a period of 60 days after the consummation of the merger and will not sell or otherwise transfer more than 50% of such shares until the date that is one year after the consummation of the merger. The Lock-Up Agreement, however, does not apply to shares of IQB issuable upon exercise of stock options held by those employees who were not officers or directors of Wherify prior to the merger or of the combined company immediately after the merger. However, the combined company may, in its sole discretion, and at any time, consent to the sale of shares by the former Wherify stockholders.

      Shares purchased after December 20, 2004 are subject to different lock-up terms. Shares of IQB common stock received in exchange for shares of Wherify purchased between December 20, 2004 and January 12, 2005 cannot be sold or otherwise disposed of for a period of 60 days after the consummation of the merger and then are freely transferable. Shares of IQB common stock received in exchange for shares of Wherify purchased on or after January 13, 2005 cannot be sold for 90 days after the merger and then no more than 50% of such shares can be sold until the date that is 180 days after the date of the merger.

      The Lock-Up Agreement also provides that, notwithstanding the foregoing, if at any time prior to the first anniversary of the merger agreement, Mr. Scigliano or his successor on the IQB board of directors determines in his or her reasonable judgment that IQB has suffered a material adverse effect, as defined in the merger agreement, then the terms of any of the lock-up periods that have not expired shall be extended by a period equal to the period during which such material adverse effect is continuing.

A Significant Number Of Shareholders May Exercise Dissenter's Rights In Connection With The Merger, Resulting In A Significant Cash Drain On The Combined Company.

      Under Section 1300 of the California Corporations Code, holders of IQB and Wherify common stock are entitled to dissenters' rights in the event they do not vote in favor of the merger and they properly exercise their dissenters' rights. If a significant number of IQB stockholders elect to exercise dissenters' rights, the combined company could be required to make cash payments to those stockholders resulting in a drain on the combined company's cash reserves in an amount constituting a material adverse effect upon the combined company.

The Merger Could Cause IQB Or Wherify To Lose Key Personnel, Which Could Materially Affect The Combined Company's Business And Require The Companies To Incur Substantial Costs To Recruit Replacements For Lost Personnel.

      As a result of the announcement of the merger agreement, current and prospective IQB and Wherify employees could experience uncertainty about their future roles. This uncertainty may adversely affect the ability of the combined company to attract and retain key management, sales, marketing and technical personnel. IQB and Wherify employees may be concerned about the strategic focus and direction of the combined company, and seek to find employment elsewhere. Any failure to attract and retain key personnel prior to and after the consummation of the merger could have a material adverse effect on the business of the combined company.

Some Of IQB's And Wherify's Officers And Directors May Have Conflicts Of Interest That May Influence Them To Support Or Approve Adoption Of The Merger Agreement.

      Some officers and directors of IQB and Wherify participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, the continued service as an officer or director of the combined company, acceleration of stock and stock option vesting, retention and severance benefits, continued indemnification and the potential ability to sell an increased number of shares of the combined company due to acceleration of the vesting periods for certain stock and stock options. These potential interests, among others, may influence the officers and directors of IQB and Wherify to support or approve adoption of the merger agreement. For a more detailed discussion of these potential interests see "The Merger--Interests of Directors and Officers of IQB and Wherify in the Merger" on page 55.

Failure To Complete The Merger May Result In IQB Or Wherify Paying A Termination Fee To The Other Party And Could Harm The Trading Price Of IQB's Common Stock And IQB's And Wherify's Respective Future Business And Operations.

      If the merger is not completed, IQB and Wherify may be subject to the following risks:

      o If the merger agreement is terminated under specified circumstances, IQB will be required to pay Wherify a termination fee of $500,000;

      o If the merger agreement is terminated under specified circumstances, Wherify will be required to pay IQB a termination fee of $500,000;

      o     The trading price of IQB common stock may decline;

      o Costs related to the merger, such as legal, accounting and fairness opinion fees, must be paid even if the merger is not completed; and

      o IQB and Wherify may be required to seek alternate sources of capital in the near term.

      In addition, if the merger agreement is terminated and either IQB's or Wherify's board of directors determines to seek another merger or business combination, there can be no assurance that IQB or Wherify will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger.

The Merger May Be Completed Even Though Material Adverse Changes May Result From Industry-Wide Changes And Other Causes Subsequent To The Announcement Of The Merger Agreement.

      In general, either party can refuse to complete the merger if there is a material adverse change affecting the other party between April 14, 2004, and the closing. However, some types of adverse changes, events, circumstances or developments will not prevent the merger from going forward, even if they would have a material adverse effect on IQB or Wherify, including adverse changes, events, circumstances or developments resulting from:

      o General economic conditions or conditions generally affecting the markets for each of the company's products, except to the extent that IQB or Wherify is materially disproportionately affected;

      o The announcement or pendency of the merger or any other transactions contemplated by the merger agreement;

      o Compliance with the express terms and conditions of the merger agreement;

      o     Any change in the stock price or trading volume of IQB or Wherify;

      o Any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or

      o     The continued incurrence of losses by IQB or Wherify.

      If such adverse changes occur and the merger is completed, IQB's stock price may suffer. This in turn may reduce the value of the merger to Wherify stockholders.

Accounting Rules Applicable To The Combined Company Could Adversely Affect Valuation.

      The name of the surviving entity of this business combination will be Wherify Wireless, Inc. After the combination, the former stockholders of Wherify will own approximately 79% of the stock of the combined entity calculated on a fully diluted basis including all outstanding convertible securities. SEC accounting rules call this a "reverse merger" whereby the financial history and fiscal year-end of Wherify continue as the financial history and fiscal year-end of the combined company excepting the capital structure, which legally becomes that of IQB. All prior financial history of IQB is erased. The approximate 21% of the combined entity remaining with the IQB shareholders will be valued based upon the current stock price and all tangible and intangible assets of IQB revalued to an amount equal to the product of the stock price multiplied by the shares held by the former IQB stockholders plus IQB's total liabilities. The excess of IQB's total valuation less identifiable assets and liabilities will be accounted for as goodwill. All goodwill of IQB as of the date of the merger, which is estimated to be approximately $25 million, will be written off on the closing of the merger.

      The goodwill and any identifiable intangibles recorded in the merger transaction is reviewed annually and must be written down to its estimated fair value based on management's view of the present value of future estimated cash flows. Should IQB's products not prove successful in the marketplace, the value of these products may be impaired, which would materially and adversely affect the operating results of the combined company.

                      RISKS RELATED TO THE COMBINED COMPANY

IQB And Wherify May Not Realize The Benefits They Expect From The Merger.

      The integration of IQB and Wherify will be complex, time consuming and expensive and may disrupt the combined company's business. The combined company will need to overcome significant challenges in order to realize any benefits or synergies from the merger. These challenges include the timely, efficient and successful execution of a number of post-merger events, including:

      o Retaining existing customers of both companies and attracting additional customers;

      o     Integrating the operations and technologies of the two companies;

      o     Retaining and assimilating the key personnel of each company;

      o Retaining strategic partners of each company and attracting new strategic partners; and

      o Creating uniform standards, controls, procedures, policies and information systems.

      The execution of these post-merger events will involve considerable risks and may not be successful.

         These risks include:

      o The potential disruption of the combined company's ongoing business and distraction of its management;

      o The potential strain on the combined company's financial and managerial controls and reporting systems and procedures;

      o Unanticipated expenses and potential delays related to integration of the operations, technology and other resources of the two companies;

      o The impairment of relationships with employees, suppliers and customers as a result of any integration of new management personnel;

      o Greater than anticipated costs and expenses related to restructuring, including employee severance or relocation costs and costs related to vacating leased facilities; and

      o Potential unknown or currently unquantifiable liabilities associated with the merger and the combined operations.

      The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger. The inability to successfully integrate the operations, technology and personnel of IQB and Wherify, or any significant delay in achieving integration, could have a material adverse effect on the combined company after the merger and, as a result, on the market price of IQB common stock.

The Combined Company Will Need To Raise Substantial Additional Capital After The Merger, Which May Result In Substantial Dilution To Existing Stockholders.

      In order to manufacture, distribute and sell its products and to execute on its business plan after the consummation of the merger, the combined company will need substantial additional capital. The parties are currently considering possible sources of this additional capital, including raising capital through the issuance of equity securities. Although the exact amount the combined company intends to raise has not yet been determined, the parties are contemplating an amount in excess of $20,000,000. There can be no assurance that the combined company will be able to raise sufficient additional capital at all or on terms favorable to the combined company or its stockholders. If the combined company issues equity securities in order to raise additional capital in the amounts currently contemplated, the stockholders will experience immediate and substantial dilution in their ownership percentage of the combined company. In addition, if the terms of such financing are unfavorable to the combined company or its stockholders, the stockholders may experience substantial dilution in the net tangible book value of their stock. In addition, any new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If the combined company cannot raise funds on acceptable terms, it may not be able to develop or enhance its products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements all of which could have a material adverse effect on the combined company.

Fluctuations In Operating Results Could Adversely Affect The Market Price Of IQB's Common Stock.

      The combined company's revenues and operating results are likely to fluctuate significantly in the future. The timing of order placement, size of orders and satisfaction of contractual customer acceptance criteria, as well as order delays or deferrals and shipment delays and deferrals, may cause material fluctuations in revenue.

      Delays or deferrals in purchasing decisions may increase as the combined company develops new or enhanced products. The current and anticipated dependence on a small number of customers increases the revenue impact of each customer's actions relative to these factors. The combined company's expense levels in the future will be based, in large part, on the combined company's expectations regarding future revenue, and as a result net income for any quarterly period in which material orders are delayed could vary significantly.

      Because of these and other factors, investors should not rely on quarter-to-quarter comparisons of IQB's results of operations, Wherify's results of operations or the pro forma financial information as an indication of future performance. It is possible that, in future periods, results of operations will differ from the estimates of public market analysts and investors. Such a discrepancy could cause the market price of IQB's common stock to decline significantly.

The Combined Company's Business Will Be Adversely Affected If The Combined Company Cannot Manage The Significant Changes In The Number Of Its Employees And The Size Of Its Operations.

      As a result of the merger IQB and Wherify expect the combined company's employee numbers, scope of operations and the geographic area of operations to significantly expand. This expected significant change in headcount, and scope of operations will place a significant strain on management and other resources. The combined company will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs in different jurisdictions.

      This expected growth might also have an adverse effect on the development of new products and enhancement of existing product offerings. There is a risk that, during such periods of growth, management will not sufficiently coordinate the roles of individuals to ensure that all areas receive appropriate focus and attention. If the combined company is unable to manage its headcount, appropriate levels of manufacturing capacity and the scope of its operations effectively, the cost and quality of the combined company's products may suffer and the combined company may be unable to attract and retain key personnel and develop and market new products. Further, the inability to successfully manage the substantially larger and geographically more diverse organization, or any significant delay in achieving successful management, could have a material adverse effect on the combined company after the merger and, as a result, on the market price of IQB's common stock.

The Combined Company's Business And Future Operating Results May Be Adversely Affected By Events Outside Of Its Control.

      The combined company's business and operating results will be vulnerable to interruption by events outside of its control, such as earthquakes, fire, power loss, telecommunications failures, political instability, military conflict and uncertainties arising out of terrorist attacks, including a global economic slowdown, the economic consequences of additional military action or additional terrorist activities and associated political instability, and the effect of heightened security concerns on domestic and international travel and commerce.

Delays, Disruptions Or Quality Control Problems In Manufacturing Could Result In Delays In Shipments Of Products To Customers And Could Adversely Affect The Combined Company's Business.

      The combined company might experience delays, disruptions or quality control problems in the manufacturing operations of its subcontractors. As a result, the combined company could incur additional costs that would adversely affect gross margins, and product shipments to its customers could be delayed beyond the shipment schedules requested by its customers, which would negatively affect its revenues, competitive position and reputation. Furthermore, even if the combined company is able to timely deliver products to its customers, it may be unable to recognize revenue based on its revenue recognition policies. Any disruptions in the future could adversely affect the combined company's revenues, gross margins and results of operations. In addition, the combined company may experience manufacturing delays and reduced manufacturing yields upon introducing new products to its manufacturing lines or when integrating acquired products.

                    RISKS RELATED TO WHERIFY RESCISSION OFFER

      During the period from September 17, 2004 to January 19, 2005 Wherify sold 1,701,714 shares of Wherify Series C Preferred Stock to 83 investors for proceeds totaling $15,249,095. In February 2005, the staff of the Securities and Exchange Commission advised Wherify that in their opinion, there was substantial doubt as to the availability of the private placement exemption upon which Wherify relied for its offering. Wherify strongly disagreed with the SEC staff's position and believes that the offering was in full compliance with the private offering exemption. Nevertheless, because of the importance of expediting resolution of the issue, and because the SEC staff indicated that Wherify needed to complete a rescission offer before IQB could proceed with the registration of the IQB shares to be issued in the proposed merger, Wherify made a rescission offer on March 10, 2005 to each of the investors who participated in the offering. Under the terms of the rescission offer, Wherify offered to repurchase all of the shares purchased at the original purchase price together with interest from the date of purchase. As of April 8, 2005, all 83 investors responded. Eight investors elected to accept the rescission offer and seventy-five investors elected to reject the rescission offer. On April 11, 2005, Wherify repurchased a total of 221,507 shares from the eight investors accepting the offer for a total purchase price of $2,219,666.25.

We May Continue To Have Potential Liability Even After This Rescission Offer Is Made.

      In February 2005, The staff of the Securities and Exchange Commission has stated that it does not believe Wherify has adequately demonstrated the availability of the federal private placement exemption upon which it Wherify relied for the offering of the Repurchase Shares. In order to address these issues, Wherify made the Rescission Offer to all holders of Repurchase Shares. However, the Securities Act does not provide that a rescission offer will extinguish a holder's right to rescind the issuance of shares that were not registered or exempt from the registration requirements under the Securities Act. Consequently, should any recipients of our Rescission Offer reject the offer, expressly or impliedly, Wherify, and the combined company if the Merger is consummated, may remain liable under applicable securities laws to Wherify shareholders who rejected the rescission offer for the purchase price of the shares that are were subject to the Rescission Offer, plus applicable interest and costs.

      Finally, if it is determined that Wherify offered securities without properly registering them under applicable securities laws, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws.

                              RISKS RELATED TO IQB
                    RISKS RELATED TO IQB'S FINANCIAL RESULTS

IQB Currently Lacks Liquidity.

      To date, we have had no meaningful revenues and there is a "Going Concern" reservation in our auditor's opinion for the year ended June 30, 2004. We have heretofore financed our business through the procurement of capital investments. The proceeds from our January 11, 2005 financing will be used for working capital purposes, research and development and sales and marketing activities. As of March 31, 2005, IQB had cash and cash equivalents of approximately $1.9 million and current liabilities of approximately $5 million. Approximately $3.5 million of these current liabilities are made up of securities being registered in this registration statement, which will automatically convert into common stock at the effectiveness of this registration statement. IQB expects the remaining $1.5 million in convertible debentures to convert to common stock up on completion of the merger with Wherify Wireless, Inc. However, if a substantial portion of these debentures do not convert, this would negatively impact the ability of IQB to meet its working capital requirements and its current cash and cash equivalents would not be sufficient to meet its anticipated cash needs for working capital and capital expenditures for the next twelve months.

      We currently do not have any credit arrangements. We may not be able to obtain additional debt or equity financing, if the need for additional financing should arise. If successful in raising additional financing, we may not be able to do so on terms that are not excessively dilative to existing stockholders or less costly than existing sources of financing. Failure to secure additional financing in a timely manner and on favorable terms in the future could have a material adverse impact on our financial performance and stock price and require us to implement certain cost reduction initiatives and curtail our operations.

IQB's Limited Operating History Makes An Evaluation Of IQB And Its Future Extremely Difficult.

      IQB has generated very limited revenues from the sale of its FACES software. Given IQB's extremely limited revenues to date and IQB's current limited cash resources, if IQB's revenues in any period are lower than IQB projects, IQB's business, results of operations and financial condition would be materially and adversely affected. In addition, IQB's ability to forecast accurately IQB's quarterly revenue and expenses is limited due to a number of factors, including:

      o The fact that IQB currently derive substantially all of its revenues from sales of IQB's FACES(TM) software product and IQB's expectation that swill continue to derive substantially all of IQB's revenues from this product for the foreseeable future;

      o     The market's limited acceptance of its product to date;

      o     IQB's ability to develop and increase its customer base;

      o     IQB's need to expand its distribution capability;

      o IQB's ability to implement and successfully execute its sales and marketing strategy;

      o IQB's need to introduce new products and services to respond to technological and competitive developments and customer needs;

      o     IQB's ability to manage the growth it is seeking to realize;

      o     IQB's ability to respond to competitive developments;

      o IQB's dependence on its current executive officers and key employees; and

      o IQB's ability to provide superior customer service and order fulfillment.

      There can be no assurance that we can successfully address some or all of these risks but IQB's failure to do so could materially and adversely affect its business, prospects, financial condition and results of operations.

IQB Has A History Of Losses And Does Not Know When It May Become Profitable Or If It Does Become Profitable Whether It Can Sustain Profitability.

      As of March 31, 2005, IQB had incurred net losses of $19.3 million since inception. As of March 31, 2005, IQB had an accumulated stockholder deficit of $2.8 million and expects to continue to incur net losses for the foreseeable future. IQB also expects to incur significant ongoing product development, sales and marketing and general and administrative expenses. As a result, IQB will need to generate increased revenues to achieve profitability, which IQB may not be able to do. To increase its revenues, IQB must increase sales of its existing products and introduce new products that it has either developed internally or acquired through other arrangements. While IQB believes it can grow its revenues from its existing products through internal actions, the rate of growth will most likely not allow it to achieve profitability in a timely manner. Therefore, it continues to evaluate business combinations and partnering arrangements in IQB's core business areas that would improve IQB's market share position, increase IQB's revenue, improve on IQB's net loss position and accelerate IQB's ability to reach profitability. While IQB is seeking acquisitions that it believes would improve its financial results, a completed acquisition may not provide the anticipated financial results, thus leading to continuing net losses. Even if IQB achieves profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. IQB is seeking to increase its revenues by increasing the sales of IQB's existing products through the expansion of its marketing program and sales force. IQB is also exploring the development of new products that are synergistic to its existing business and actively seeking out acquisition and partnering prospects that would complement its existing product offerings, augment its market coverage, or enhance its technological capabilities. There can be no assurance that it will be successful in increasing sales of its existing products or in developing or locating new products. Even if IQB were able to develop or acquire new products, there can be no assurance that sales of these new products would result in increased revenues, in which case IQB's business, results of operations and financial condition would be materially and adversely affected.

Fluctuations In IQB's Business And Operating Results May Materially And Adversely Affect The Trading Price Of IQB's Common Stock.

      IQB expects that its operating results will fluctuate in the future due to a number of factors many of which are outside of IQB's control. These factors include the following:

      o Customer concentration; most of IQB's current and prospective customers are local, state and federal law enforcement agencies, many of which are experiencing their worst budget crisis in years;

      o     Budgetary cycles of governmental agencies;

      o     Overall demand for IQB's products;

      o     IQB's ability to attract new customers at a steady rate;

      o The rate at which IQB or its competitors introduce new products, the rate at which these products acquire market acceptance, and the cost required to develop these products;

      o Technical defects in IQB's products that could delay product shipments or increase the costs of introducing new products;

      o Changes in the pricing of IQB's products or those of its competitors;

      o The amount and timing of capital expenditures and other costs relating to the expansion of IQB's operations;

      o Costs relating to IQB's marketing programs and its business in general; and

      o     General economic conditions.

      Any of the foregoing factors may cause IQB's operating expenses to be disproportionately high or cause IQB's revenue and operating results to fluctuate causing IQB's business, financial condition and operating results to be adversely affected. In addition, to respond to changes in IQB's competitive environment, it may occasionally make certain decisions from which it may benefit in the long run. However, in the short run, such decisions could materially and adversely affect IQB's quarterly results of operations and financial condition. Due to all of the foregoing factors, in some future quarter IQB's operating results may fall below IQB's expectations and those of IQB's stockholders. In such event, the trading price of IQB's common stock could be materially adversely affected. Further, IQB believes that period-to-period comparisons of its financial results may not be very meaningful. Accordingly, you should not conclude that such comparisons indicate future performance.

                         RISKS RELATED TO IQB'S BUSINESS

IQB's Business Will Not Grow Unless The Market For Biometric Solutions Expands Both Domestically And Internationally.

      IQB's revenues are derived from the sale of biometric products. Biometric solutions have not gained widespread commercial acceptance. IQB cannot accurately predict the future growth rate, if any, or the ultimate size of the biometric technology market. The expansion of the market for IQB's products and services depends on a number of factors including without limitation:

      o The cost, performance and reliability of IQB's products and services and the products and services of competitors;

      o Customers' perception of the perceived benefit of biometric solutions;

      o Public perceptions of the intrusiveness of these solutions and the manner in which firms are using the information collected;

      o Public perceptions regarding the confidentiality of private information;

      o     Proposed or enacted legislation related to privacy of information;

      o     Customers' satisfaction with IQB's products and services; and

      o Marketing efforts and publicity regarding these products and services.

If IQB Fails To Generate Repeat Or Expanded Business From Its Current And Prospective Customers, Its Business Will Be Seriously Harmed.

      IQB believes that its success will depend on the continued growth of its customer base as well as the sale of new and enhanced products to its existing customers. Over 150,000 licenses to pre-4.0 versions of IQB's FACES(TM) product have been distributed to law enforcement agencies in the United States and IQB expects to focus a large part of its sales and marketing efforts with respect to new products on these existing customers. If IQB is to be successful in generating sales from its existing customers, it will need to convince them that its new products provide them with additional benefits. In addition, IQB's ability to attract new customers will depend on a variety of factors, including the reliability and cost-effectiveness of its products and its ability to effectively market its products. If IQB fails to generate repeat and expanded business from current and prospective customers, its operating results will be seriously harmed.

If IQB Fails To Promote Its Brand Name Successfully Or If It Incurs Significant Expenses Promoting And Maintaining Its Brand Name, Its Business Could Be Harmed.

      Due in part to the emerging nature of the market for IQB's products and the substantial resources available to some of IQB's competitors, there may be a limited time opportunity for IQB to achieve and maintain a significant market share. Developing and maintaining awareness of IQB's brand name is critical to achieving widespread acceptance of IQB's products. Furthermore, IQB believes that the importance of brand recognition will increase as competition in the market for products such as IQB's increases. Successfully promoting and positioning IQB's brand will depend largely on the effectiveness of its marketing efforts. To attract and retain customers and to promote and maintain IQB's brands in response to competitive pressures, IQB may need to increase its marketing budget or otherwise to increase substantially its financial commitment to creating and maintaining brand loyalty among vendors and consumers. If IQB is unable for financial reasons to increase its sales and marketing budget or if it is unable to successfully promote its brand, its business will suffer.

IQB's Revenues Are Dependent Upon The Availability And Timely Distribution Of Governmental Funding.

      Many of IQB's prospective customers are local, state and federal law enforcement and other governmental and quasi-governmental agencies. The ability of these prospective customers to purchase IQB's products are heavily dependent on the availability or continued availability of federal, state or local government funds or grants and general tax funding, including funding by the Office of Homeland Security. Such funding may not be approved or, if approved, it may not be available for the purchase of IQB's products or solutions, and even if such funding is approved and available, such funds may be subject to termination at any time at the sole discretion of the government body providing or receiving such funds.

Rapid Technological Change In IQB's Market Could Cause Its Products To Become Obsolete Or Require It To Redesign Its Products.

      IQB expects that its market will be characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changing customer demands and evolving industry standards, any of which can render existing products obsolete. IQB believes that its future success will depend in large part on its ability to develop new and effective products in a timely manner and on a cost effective basis. As a result of the complexities inherent in its product, major new products and product enhancements can require long development and testing periods, which may result in significant delays in the general availability of new releases or significant problems in the implementation of new releases. In addition, if IQB or its competitors announce or introduce new products IQB's current or prospective customers may defer or cancel purchases of IQB's products, which could materially adversely affect its business, operating results and financial condition. IQB's failure to develop successfully, on a timely and cost effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements would have a material adverse affect on IQB's business, operating results and financial condition.

If IQB Loses Any Key Personnel, Or Fails To Attract And Retain Additional Personnel, It May Be Unable To Continue Developing Its Business And Product Line.

      The loss of the services of one or more of IQB's key personnel could materially adversely affect its business, operating results and financial condition. IQB cannot guarantee that it will be able to retain its key personnel. IQB's future success also depends on its continuing ability to attract, assimilate and retain highly qualified sales, technical and managerial personnel. Competition for these individuals is intense and there can be no assurance that IQB can attract, assimilate or retain necessary personnel in the future.

Failure To Expand IQB's Sales And Distribution Channels And Manage Its Sales And Distribution Relationships Could Significantly Reduce Its Revenues.

      IQB sells its products through a network of distributors and resellers. IQB's success will depend on its ability to manage its relationships with, and expand its existing network of distributors. The sale of IQB's products by distributors and resellers depends on the effectiveness of the selling efforts of these distributors and resellers and their ability to meet their own responsibilities under agreements with customers in a timely manner. At times,

IQB's distributors and resellers may also offer products of IQB's competitors and IQB's agreements with them have no minimum purchase commitments. IQB cannot assure you that it will be able to expand its distribution channels, manage its distribution relationships successfully or that its distributors and resellers will market and sell its products effectively. IQB's failure to manage successfully its distribution relationships or the failure of IQB's distributors and resellers to sell IQB's products could reduce IQB's revenues and have a material adverse effect on its business, results of operations and financial condition.

If The Use Of IQB's Products Is Deemed To Be An Invasion Of Personal Privacy Rights, IQB's Business May Suffer.

      From time to time, biometric products such as IQB's have been the focus of organizations and individuals seeking to curtail or eliminate the use of these technologies on the grounds that these technologies may be used to diminish personal privacy rights. In the event that such initiatives result in restrictive legislation, the market for IQB's products may be adversely affected.

If IQB Grows Its Business As Planned, IQB May Not Be Able To Manage Properly Its Growth, Which May Impede Its Ability To Achieve Profitability.

      If IQB is successful in growing its business as planned, its operations may expand rapidly and significantly. Any rapid growth could put a significant strain on its management, and its operational and financial resources. In order to manage the growth of IQB's operations, it will be required to expand existing operations, to implement new operational, financial and inventory systems, procedures and controls, including improvement of its financial and other internal management systems, and to hire, train, manage and expand its employee base. If IQB is unable to manage growth effectively, its business, results of operations and financial condition will be materially adversely affected. In addition, if IQB is successful in growing its business as planned, it expects operating expenses to increase, and as a result, it will need to generate increased revenue to achieve and maintain profitability. In particular, as IQB grows its business, IQB will incur additional costs and expenses related to:

      o     The expansion of its sales force and distribution channels;

      o     The expansion of its product and services offerings;

      o     Development of relationships with strategic business partners;

      o     The expansion of management and infrastructure; and

      o     Brand development, marketing and other promotional activities.

      Costs associated with these activities could delay IQB's ability to achieve or maintain profitability.

IQB's Acquisition Strategy May Be Unsuccessful, Which May Harm Its Ability To Grow Revenues.

      IQB believes that its future success depends on its ability to introduce and market new products and services that it has either developed internally or acquired through strategic combinations or partnering relationships. IQB intends to actively seek out acquisition and partnering prospects that would complement its existing product offerings, augment its market coverage, or enhance its technological capabilities. This strategy is subject to inherent risks associated with the potential integration of additional operations, the extent of management time and attention required, and related costs and expenses associated with the execution of this strategy.

IQB Will Face Technical, Operational And Strategic Challenges That May Prevent It From Successfully Integrating Businesses That It May Acquire In The Future.

      Execution of IQB's acquisition and partnering strategy could result in a number of financial consequences, including without limitation:

      o     Use of cash resources that would reduce IQB's financial reserves;

      o Issuance of stock that would dilute IQB's current stockholders' percentage ownership;

      o     Incurrence of debt;

      o     Assumption of liabilities;

      o Increased operational and administrative complexity of IQB's business;

      o Higher fixed expenses, which require a higher level of revenues to maintain gross margins; and

      o Incurrence of expenses related to in-process research and development and the possible impairment of goodwill and other intangible assets, which could result in large one-time write-offs.

      Furthermore, acquisitions involve numerous operational risks, including:

      o Problems related to the integration and management of acquired technology, products, operations, information systems and personnel of the acquired company;

      o Problems completing product development programs of the acquired company and consolidating research and development efforts;

      o     Unanticipated costs or liabilities;

      o     Diversion of management's attention from IQB's core business;

      o Diversion of resources from IQB's existing business, products or technologies;

      o Adverse effects on existing business relationships with suppliers and customers;

      o Risks associated with entering markets in which IQB has no or limited prior experience; and

      o Potential loss of key employees, particularly those of the acquired organizations.

      The integration of businesses that IQB may acquire could be a complex, time consuming and expensive process. IQB must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices to be successful. IQB cannot guarantee that any future acquisitions will result in sufficient revenues or earnings to recover IQB's investment in, or expenses related to, these acquisitions or that any synergies will develop. If IQB is not successful in integrating acquired businesses or if expected earnings or synergies do not materialize, IQB could be forced to attempt to resell or cease operations of acquired businesses. In either event, IQB would likely incur significant expenses as well as non-cash charges to write-off acquired assets, which could seriously harm IQB's financial condition and operating results.

IQB's Financial Performance May Be Adversely Affected By Competition.

The market for IQB's products is characterized by significant and increasing competition. Most of IQB's current and potential competitors have longer operating histories and significantly greater financial, technical and marketing resources than IQB does. IQB expects competition to intensify in the future as new companies enter the market on a regular basis. There can be no assurance that existing or future competitors will not develop or offer products that provide significant performance, price or other advantages over those IQB offers. Such a development could result in price reductions or displacement of IQB's products, which could materially adversely affect IQB's business, results of operations and financial condition.

                   RISKS RELATED TO DEVELOPING IQB'S PRODUCTS

Substantially All Of The Software Development For IQB's FACES(TM) 4.0 Product Was Outsourced To A Third Party. If IQB Continues To Use Third Party Developers For Future Product Releases, It May In The Future Be Subject To Delays In Product Releases, Enhancements And Upgrades As Well As Quality Control Issues.

IQB outsourced the development of its FACES(TM) 4.0 software to Enterprise Cogniscience, Inc. an independent software developer. Although, FACES(TM) 4.0 was commercially released in 2003, IQB has discovered and may continue to discover errors and defects in FACES(TM) 4.0. The fact that IQB does not directly control the development of its product subjects it to the risk that it may experience delays in issuing error corrections or enhancements to its most recent release. Recently, Enterprise Cogniscience was acquired by a third party. While, the agreement between IQB and Enterprise Cogniscience is binding upon any successor-in-interest to Enterprise Cogniscience, IQB cannot guarantee that the acquirer will devote as many resources to fulfilling the agreement as Enterprise Cogniscience did before the acquisition or that the quality of their work will meet IQB's specifications. If the successor-in-interest fails to devote as many resources to IQB's product or if the quality of their work does not meet IQB's specification, it could lead to delays in releasing any error corrections or bug fixes. In addition, if IQB continues to use Enterprise Cogniscience or another independent software developer to develop future releases or products, IQB may experience delays in future product releases, enhancements and upgrades, as well as difficulties in maintaining quality control, which may lead to higher than expected error and defect rates, all of which could have an adverse effect on IQB's business, results of operations and financial condition.

IQB Depends On Third-Party Technology For The Development Of Its Software. If IQB Were To Terminate Its Relationship With Such Third Party Provider, It Could Experience Delays In Future Product Releases And Improvements.

Enterprise Cogniscience, the third party software developer that assisted IQB in the development of FACES(TM) 4.0, used a proprietary environment based on LISP to develop IQB's software. If IQB were to bring its software development in-house or if IQB's relationship with Enterprise Cogniscience were otherwise to terminate, IQB would need to port its source code to a new development environment, which may cause it to experience delays in future product releases, enhancements and upgrades, as well as higher than expected error and defect rates, all of which could have an adverse effect on IQB's business, results of operations and financial condition.

IQB's Software Products Are Complex And May Contain Unknown Defects That Could Result In Numerous Adverse Consequences.

Complex software products such as IQB's often contain latent errors or defects, particularly when first introduced, when new versions or enhancements are released and when configured for a specific customer. IQB currently has experienced errors and defects in its most recent release. However, there can be no assurance that despite testing, defects and errors will not be found in current versions, new versions or enhancements of its products after commencement of commercial shipments, any of which could result in damage to its reputation, the loss of sales, a diversion of its product development resources, or a delay in market acceptance, and thereby materially adversely affecting its business, operating results and financial condition. The computer hardware environment is characterized by a wide variety of non-standard configurations that make prerelease testing for programming or compatibility errors very difficult and time consuming. Despite IQB's testing, errors may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. Furthermore, there can be no assurance that IQB's products will meet all of the expectations and demands of IQB's customers. The failure of IQB's products to perform to customer expectations could give rise to warranty claims. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources. IQB does not currently maintain any general liability insurance. Any general liability insurance that IQB may carry could be insufficient to protect it from all liability that may be imposed under any asserted claims. Although through IQB's license agreements with customers it tries to include provisions designed to limit IQB's exposure to potential claims, such limitation of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions.

IQB Outsourced The Packaging Of Its FACES(TM) 4.0 Product To A Single Third Party Contractor. If IQB Continues To Use Third Parties For The Packaging Of Its Products, It May Experience In The Future Delays Or Disruptions In The Distribution Of Its Products Or Quality Control Issues.

IQB outsources the packaging of its products to a third party contractor. Packaging consists of transferring IQB's software onto compact discs, quality control testing and packaging the CDs and manuals. Although to date, IQB has not experienced any packaging delays or quality control issues, if IQB continue to use a third party contractor to package its products, IQB may experience delays, disruptions or quality control problems, which could result in delays in shipments of its products to its customers, which would negatively affect IQB's revenues, competitive position and reputation.

                  RISKS RELATED TO IQB'S INTELLECTUAL PROPERTY

IQB's Success Depends On Its Ability To Protect Its Intellectual Property.

      IQB's future success depends upon its proprietary technology. IQB protects its proprietary information through the use of patent, copyright, trademark, trade secret laws, confidentiality procedures and contractual provisions. Notwithstanding IQB's efforts to protect its proprietary technology, policing unauthorized use or copying of its proprietary information is difficult, unauthorized use or copying occurs from time to time, and litigation to enforce intellectual property rights could result in significant costs and diversion of resources. Any patents IQB obtains in the future may be circumvented, challenged, invalidated or designed around by other companies. Despite its efforts, IQB may be unable to prevent third parties from infringing upon or misappropriating its intellectual property. Moreover, the laws of some foreign jurisdictions do not afford the same degree of protection to IQB's proprietary rights as do the laws of the United States, and effective trademark, copyright, and trade secret protection may not be available in every country in which IQB's products are distributed. Furthermore, IQB's competitors may independently develop similar technology that substantially limits the value of IQB's intellectual property. IQB's inability to adequately protect it's intellectual property for these or other reasons, could materially and adversely affect IQB's business, financial condition and operating results.

      In addition, third parties may at some point claim certain aspects of IQB's business infringe their intellectual property rights. While IQB is not currently subject to nor is aware of any such claim, any future claim (with or without merit) could result in one or more of the following:

      o     Significant litigation costs;

      o     Diversion of resources, including the attention of management;

      o     IQB's agreement to pay certain royalty and/or licensing fees; and

      o Cessation of IQB's rights to use, market, or distribute such technology.

      Any of these developments could materially and adversely affect IQB's business, results of operations and financial condition. In the future, IQB may also need to file lawsuits to enforce its intellectual property rights, to protect its trade secrets, or to determine the validity and scope of the proprietary rights of others. Whether successful or unsuccessful, such litigation could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect IQB's business, results of operations and financial condition.

                   RISKS RELATED TO IQB'S CORPORATE GOVERNANCE

IQB's Authorized Preferred Stock Exposes Stockholders To Certain Risks.

      IQB's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share. To date, no shares of preferred stock have been issued. The authorized preferred stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock allows the Board of Directors to divide the preferred stock into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. Preferred stock authorized in series allows IQB's Board of Directors to hinder or discourage an attempt to gain control of IQB by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench IQB's management. In addition, the market price of IQB's common stock could be materially and adversely affected by the existence of the preferred stock.

IQB's Common Stock Has A Limited And Volatile Trading History.

      IQB's common stock trades in the United States on the Over-the-Counter Electronic Bulletin Board (OTCBB). The number of shares traded daily has been extremely limited and the prices at which IQB's common stock has traded have fluctuated fairly widely. See "MARKET PRICE DATA--IQB." There can be no assurance as to the prices at which IQB's common stock will trade in the future, although they may continue to fluctuate significantly. Prices for IQB's common stock will be determined in the marketplace and may be influenced by many factors, including the following:

      o     The depth and liquidity of the markets for IQB's common stock;

      o     Investor perception of us and the industry in which IQB operates;

      o     General economic and market conditions; and

      o The effect that of any of the events highlighted in these Risk Factors may have on IQB's business should they occur.

IQB Has The Ability And The Obligation To Issue Additional Shares Of Common Stock In The Future, And Such Future Issuance May Materially Adversely Affect Stockholders.

IQB has various abilities and obligations to issue additional shares of common stock in the future. These abilities and obligations include the following:

      o As of March 31, 2005, approximately 235,000 shares of IQB's common stock were available for issuance to outside consultants to compensate them for services provided;

      o Options to purchase approximately 690,102 shares of IQB's common stock were outstanding as of March 31, 2005;

      o Debentures, convertible into 2,920,807 shares of IQB's common stock had been issued as of March 31, 2005; and

      o Warrants to purchase 1,869,609 shares of IQB's common stock were outstanding as of March 31, 2005.

      The options, warrants and convertible debentures described above permit the holders to purchase shares of common stock at specified prices. These purchase prices may be less than the then current market price of IQB's common stock. Any shares of common stock issued pursuant to these options or warrants (or the convertible debentures described above) would further dilute the percentage ownership of existing stockholders. The terms on which IQB could obtain additional capital during the life of these options, warrants or convertible debentures may be adversely affected because of such potential dilution. Finally, IQB may issue additional shares in the future other than as listed above. There are no preemptive rights in connection with IQB's common stock. Thus, the percentage ownership of existing stockholders may be diluted if IQB issues additional shares in the future. Future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of common stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of these shares.

The Trading Price Of IQB's Common Stock Entails Additional Regulatory Requirements, Which May Negatively Affect Such Trading Price.

The trading price of IQB's common stock has traded below $5.00 per share. If IQB's stock trades below this price level, trading in IQB's common stock is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934. These rules require additional disclosure by broker dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any "penny stock" transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale. The additional burdens imposed upon broker dealers by such requirements may discourage broker-dealers from effecting transactions in IQB's common stock affected. As a consequence, the market liquidity of IQB's common stock could be severely limited by these regulatory requirements.

Stockholders Have No Guarantee Of Dividends.

      The holders of IQB's common stock are entitled to receive dividends when, as and if declared by the IQB board of directors out of funds legally available therefore. To date, IQB has not declared nor paid any cash dividends. The IQB board of directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in IQB's business operations.

                            RISKS RELATED TO WHERIFY

      As a stand-alone company, Wherify's business is subject to numerous risks and uncertainties, including risks and uncertainties relating to incurrence of net losses, lengthy sales cycles, competition, and product related risks. Wherify's stockholders should understand that these and other risks will continue to apply to Wherify's business if the merger is not consummated. Set forth below are risks of Wherify's business that will apply to the combined company after the merger.

      t 0 0 Wherify Has A Limited Operating History, Which Makes It Difficult To Evaluate Its Existing Business And Business Prospects And Increases The Risk That The Value Of Wherify May Decline.

Wherify was incorporated in March 1998 and began selling its initial product in May 2003. To date, sales of Wherify's products have been very limited. Wherify's limited operating experience in the wireless location-based services market makes it difficult to evaluate its business. Wherify has never achieved profitability, and it may not achieve profitability in the future. The uncertainty of Wherify's ability to execute on its business plan and the uncertainties regarding the acceptance of its products or its competition increase the risk that the value of Wherify may decline.

Wherify Currently Lacks Liquidity.

      As of December 31, 2004, Wherify had cash and cash equivalents of approximately $3,934,000, other current assets of approximately $168,000 and current liabilities of approximately $8,275,000. There is a going concern qualification in its most recent audit report. On January 13 and 14, 2005, Wherify raised approximately $9.4 million through the issuance of approximately 940,000 shares of Series C preferred stock. The capital raising helped alleviate, but did not resolve, Wherify's liquidity concerns. Substantially all of Wherify's cash has been raised through capital raising transactions rather than operations. Unless cash from operations increase significantly, Wherify will need to raise additional working capital within the next year. There is no assurance that Wherify will be able to raise additional working capital at all or on terms favorable to Wherify or its stockholders. If Wherify is unable to generate sufficient cash from operations or raise additional working capital, Wherify will need to reduce its costs, which may require Wherify to reduce personnel and overhead, which could have an adverse effect on Wherify's business.

Wherify Has A History Of Losses And Does Not Know When It May Become Profitable Or If It Does Become Profitable Whether It Can Sustain Profitability

As of December 31, 2004, Wherify had incurred net losses of approximately $46,750,000 since inception. As of December 31, 2004, Wherify had an accumulated deficit of approximately $5,650,000 and expects to continue to incur losses for the foreseeable future.

Wherify Has Not Begun Full Production of Its Products and May Encounter Manufacturing Problems During the Production Process

      The manufacture of Wherify's products involves complex and precise processes. To date, Wherify has only initiated a limited production of its products and so Wherify does not yet know whether it will encounter any serious problems during the full production process. Any significant problems in manufacturing, assembling or testing of products could delay the roll-out of products and have an adverse impact on the long-term business and prospects of the company.

Wherify Has Not Yet Signed a Wireless Carrier for its Products and the Terms of Any Such Agreement are Not Yet Known

      Wherify has not yet signed a definitive agreement with a wireless carrier for its products. If Wherify is unable to sign such an agreement on favorable terms, this could adversely impact Wherify's costs and its business and prospects.

Wherify Depends On Its Key Personnel To Manage Its Business Effectively In A Rapidly Changing Market. If Wherify Is Unable To Retain Its Key Employees, Its Business, Financial Condition And Results Of Operations Could Be Harmed.

Wherify's future success depends to a significant degree on the skills, efforts and continued services of its executive officers and other key engineering, manufacturing, operations, sales, marketing and support personnel who have critical industry experience and relationships. If Wherify were to lose the services of one or more of its key executive officers and senior management members, it may not be able to grow its business as it expects, and its ability to compete could be harmed, adversely affecting its business and prospects.

Wherify's Market Is Highly Competitive, And Its Failure To Compete Successfully Would Limit Its Ability To Sell Its Products, Attract And Retain Customers And Grow Its Business.

Competition in the wireless location services market is intense. In addition, the adoption of new technology in the communications industry likely will intensify the competition for improved wireless location technologies. The wireless location services market has historically been dominated by large companies, such as Siemens AG and LoJack Corporation. In addition, a number of other companies such as Digital Angel Corporation and WebTech Wireless Inc. have announced plans for new products that are similar to Wherify's products, and new competitors are emerging to compete with Wherify's wireless location services products. Due to the rapidly evolving markets in which Wherify competes, additional competitors with significant market presence and financial resources may enter those markets, thereby further intensifying competition.

Wherify's Product And Technology Are New And May Not Be Accepted In The Market.

      Wherify has had only a limited release of one of its planned products in the market. There can be no assurances that consumer demand will meet, or even approach, Wherify's expectations. In addition, Wherify's pricing and marketing strategies may not be successful. Lack of customer demand, a change in marketing strategy and changes to Wherify's pricing models could dramatically alter its financial results.

Standards In Wireless Communications Industry Are In Flux, And If Wherify Is Unable To Comply With These Industry Standards, Its Business Will Be Harmed.

Standards in the wireless communications industry are evolving. The emergence and broad adoption of new industry standards could require Wherify to redesign its products. If Wherify is unable to design its products to comply with these new standards, its products would become obsolete and consumers would instead purchase other standard-compliant products. As a result, Wherify's business could be harmed, and its financial condition and results of operations could be adversely affected.

Changes In The Government Regulation Of Wherify's Product Or Wireless Carriers Could Harm Its Business.

Wherify's products, wireless carriers and other members of the communications industry are subject to domestic government regulation by the Federal Communications Commission (the FCC) and international regulatory bodies. These regulatory bodies could enact regulations which affect Wherify's products or the service providers which distribute its products, such as limiting the scope of the service providers' market, capping fees for services provided by them or imposing communication technology standards which impact its products.

Wherify Has Only Recently Initiated Sales Of Its Products. If These Products Fail To Achieve Broad Market Acceptance, Its Business Results Will Be Harmed.

Wherify has only recently begun selling its wireless location products for use by direct purchase consumers and for resale by distributors. If Wherify's products are not widely accepted by the market, its business results could be harmed. Factors that may affect the market acceptance of Wherify's products include the following:

      o     Price;

      o     Reliability;

      o     Performance;

      o     Technological innovation/enhancements;

      o     Network coverage;

      o     Ease of use; and

      o     Availability.

      If Wherify fails to perform adequately on the basis of each of these factors versus competing products and technologies, its business results could be harmed.

Wherify's Ability To Compete Could Be Jeopardized And Its Business Seriously Compromised If It Is Unable To Protect Itself From Third-Party Challenges, The Development And Maintenance Of The Proprietary Aspects Of Wireless Location Products And Technology It Develops.

Wherify's products utilize a variety of proprietary rights that are critical to its competitive position. Because the technology and intellectual property associated with Wherify's wireless location products are evolving and rapidly changing, its current intellectual property rights may not adequately protect it in the future. Wherify relies on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to protect the intellectual property utilized in its products. Despite Wherify's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its products or technology. In addition, monitoring unauthorized use of Wherify's products is difficult and it cannot be certain the steps it has taken will prevent unauthorized use of its technology. Also, it is possible that no patents or trademarks will be issued from Wherify's currently pending or future patent or trademark applications. Because legal standards relating to the validity, enforceability and scope of protection of patent and intellectual property rights in new technologies are uncertain and still evolving, the future viability or value of Wherify's intellectual property rights is uncertain. Moreover, effective patent, trademark, copyright and trade secret protection may not be available in some countries in which it distributes or may anticipate distributing Wherify's products. Furthermore, Wherify's competitors may independently develop similar technologies that limit the value of its intellectual property or design around patents issued to Wherify. If competitors are able to use Wherify's technology, its competitive edge would be reduced or eliminated.

      In addition, third parties may at some point claim certain aspects of Wherify's business infringe their intellectual property rights. While Wherify is not currently subject to nor is aware of any such claim, any future claim (with or without merit) could result in one or more of the following:

      o     Significant litigation costs;

      o     Diversion of resources, including the attention of management;

      o     Wherify's agreement to pay certain royalty and/or licensing fees;
            and

      o Cessation of Wherify's rights to use, market, or distribute such technology.

      Any of these developments could materially and adversely affect Wherify's business, results of operations and financial condition. In the future, Wherify may also need to file lawsuits to enforce its intellectual property rights, to protect its trade secrets, or to determine the validity and scope of the proprietary rights of others. Whether successful or unsuccessful, such litigation could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect Wherify's business, results of operations and financial condition.

Wherify Could Become Subject To Litigation Regarding Intellectual Property Rights, Which Could Seriously Harm Its Business And Require It To Incur Significant Costs.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Although Wherify has not been involved in any intellectual property litigation to date, it may be a party to litigation in the future to protect its intellectual property or as a result of an allegation that it infringe others' intellectual property. Any parties asserting that Wherify's products infringe upon their proprietary rights would force it to defend itself and possibly its customers or manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject Wherify to significant liability for damages and invalidation of its proprietary rights. These lawsuits, regardless of their merits, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force Wherify to do one or more of the following:

            o Stop selling, incorporating or using its products that use the challenged intellectual property;

            o Obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

            o     Redesign those products that use such technology.

      If Wherify is forced to take any of the foregoing actions, its business and prospects may be seriously harmed.

Wherify's Failure To Manage Its Growth, Improve Existing Processes And Implement New Systems Could Result In Lost Sales Or Disruptions To Its Business.

Wherify's ability to successfully sell its products and implement its business plan in a rapidly evolving market requires an effective planning and management process. In order to manage its growth, Wherify must:

      o     Retain existing personnel;

      o Hire, train, manage and retain additional qualified personnel, including engineers and research and development personnel;

      o Manage its manufacturing operations, controls and reporting systems, and location service centers;

      o Effectively manage multiple relationships with its customers, suppliers and other third parties; and

      o Implement additional operational controls, reporting and financial systems and procedures.

      If Wherify is unable to implement adequate control systems in an efficient and timely manner, its business and prospects could be materially adversely affected.

Wherify Currently Depends Upon Two Manufacturers For Its Principal Product And If It Encounters Problems With These Manufacturers There Is No Assurance That It Could Obtain Products From Other Manufacturers Without Significant Disruptions To Its Business.

Wherify's principal product is currently manufactured to Wherify's specifications by two manufacturers. Although Wherify could arrange for another manufacturer to supply the product, there is no assurance that Wherify could do so without undue cost, expense and delay. Wherify has recently signed a contract with a second manufacturer.

Wherify Expects To Rely Heavily On A Few Customers.

      Wherify's revenues in the next several years could be heavily dependent on contracts with a limited number of major market makers in each business segment. The loss of, or a significant reduction in, orders from these major customers could have a material adverse effect on Wherify's financial condition and results of operations.

                       WHERE YOU CAN FIND MORE INFORMATION

      IQB files and furnishes annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549 or at one of the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings are also available to the public from commercial document retrieval services. The IQB filings, as well as the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, are available at the Internet worldwide web site maintained by the SEC at www.sec.gov.

      IQB has filed a registration statement on Form S-4 to register with the SEC the shares of IQB common stock that Wherify stockholders will receive in connection with the merger. This joint proxy statement/prospectus is a part of the registration statement on Form S-4 and constitutes a prospectus of IQB.

      IQB may incorporate by reference into this joint proxy statement/prospectus additional documents that it may file with or furnish to the SEC from the date of this joint proxy statement/prospectus to the date of the IQB special meeting. These include reports such as annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, as well as proxy statements filed by IQB. The annual reports include a description of the business for IQB and the annual and quarterly reports include IQB's Management's Discussion and Analysis of Financial Condition and Results of Operations for the periods covered by such reports.

      The shares of IQB common stock are quoted on the Over-the-Counter Electronic Bulletin Board (OTCBB).

      You can obtain any document filed with the SEC through IQB as described below, the SEC or the SEC's Internet worldwide website as described above. Documents are available without charge, excluding exhibits, unless an exhibit has been specifically incorporated by reference into this joint proxy statement/prospectus. Stockholders may obtain documents by requesting them in writing or by telephone from IQB at the following address:

      IQ Biometrix, Inc. 2000 Bridge Parkway, Suite 201 Redwood Shores, California 94065 Attention: Michael Walsh. Telephone number: (650) 551-5277

      If you would like to request documents from IQB, please do so by April 29, 2005 to receive them before the IQB and Wherify special meetings.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER AND THE OTHER PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETINGS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED APRIL , 2005. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN APRIL , 2005. NEITHER OUR MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO OUR STOCKHOLDERS NOR THE ISSUANCE BY IQB OF SHARES OF IQB COMMON STOCK IN CONNECTION WITH THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY. INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS REGARDING IQB HAS BEEN PROVIDED BY IQB, AND INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS REGARDING WHERIFY HAS BEEN PROVIDED BY WHERIFY.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This joint proxy statement/prospectus, and the documents IQB is incorporating by reference, contain forward-looking statements about IQB, Wherify and the combined company, which IQB intends to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts and include financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Forward-looking statements are generally identified by the words "expects," "anticipates," "believes," "intends," "estimates" and similar expressions.

      The forward-looking statements in this joint proxy statement/prospectus are subject to various risks and uncertainties, most of which are difficult to predict and generally beyond the control of IQB and Wherify. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include those discussed above under "Risk Factors;" those IQB discusses or identifies in its public filings with the SEC; and risks and uncertainties with respect to IQB's and Wherify's expectations regarding:

      o     The timing and completion of the merger;

      o     The value of the merger consideration;

      o     Growth and expansion opportunities;

      o     Market positions;

      o     Reduction in net losses;

      o     Cost savings;

      o     Revenue growth;

      o     Other benefits anticipated from the merger;

      o     Changes in management or ownership of customers;

      o Retention of, and ability to attract, qualified employees; andthe effects of:

      o     The performance of the financial markets;

      o     Changes in industry rates of compensation;

      o     Regulations and taxes;

      o     Changes in competition and pricing environments;

      o     The occurrence of natural disasters;

      o     Regional, national and international market and industry conditions;
            and

      o     Regional, national and international political conditions.

      The actual results, performance or achievement by IQB, Wherify or the combined company could differ significantly from those expressed in, or implied by, IQB's and Wherify's forward-looking statements. Accordingly, IQB and Wherify cannot assure you that any of the events anticipated by the forward-looking statements will occur, or if they do, what effect they will have on the results of operations and financial conditions of IQB, Wherify or the combined company following the merger.

                              THE SPECIAL MEETINGS

DATE, TIME, PLACE AND PURPOSE OF SPECIAL MEETINGS

      The special meeting of IQB stockholders will be held at 10:00 a.m., local time, on Wednesday, _____, 2005 at The Hyatt Regency Hotel for the purpose set forth in the notice of the IQB special meeting. The special meeting of Wherify stockholders will be held at 1:00 p.m., local time, on Wednesday, _____, 2005, 2005 at Wherify Wireless, Inc., 2000 Bridge Pkwy, Suite 201, Redwood Shores, CA 94065, phone (650) 551-5200 for the purpose set forth in the notice of the Wherify special meeting. This joint proxy statement/prospectus is furnished in connection with the solicitation by the board of directors of each of IQB and Wherify of proxies to be used at the special meetings and any and all adjournments or postponements of the special meetings.

RECORD DATES; STOCK ENTITLED TO VOTE; QUORUM

      IQB. Only holders of record of IQB common stock at the close of business on April 11, 2005, the IQB record date, are entitled to notice of and to vote at the IQB special meeting. On April 11, 2005, 6,976,011 shares of IQB common stock were issued and outstanding and held by approximately 189 holders of record. A quorum will be present at the IQB special meeting if a majority of the shares of IQB common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the IQB special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of IQB common stock on the record date are entitled to one vote per share at the special meeting on each matter to be voted upon at the IQB special meeting.

      Wherify. Only holders of record of Wherify common stock and preferred stock at the close of business on April11, 2005, the Wherify record date, are entitled to notice of and to vote at the Wherify special meeting. Shares issued after the record date of April 11, 2005, will not be entitled to vote at the Wherify special meeting. On April 11, 2005, 3,055,726 shares of Wherify common stock were issued and outstanding and held by approximately 47 holders of record, 1,140,423 shares of Wherify Series A preferred stock were issued and outstanding and held by approximately 118 holders of record, 555,382 shares of Wherify Series B preferred stock were issued and outstanding and held by approximately 65 holders of record, and 3,978,647 shares of Wherify Series C preferred stock were issued and outstanding and held by approximately 159 holders of record. A quorum for actions to be taken by the holders of Wherify common stock will be present at the Wherify special meeting if a majority of the shares of Wherify common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. A quorum for actions to be taken by the holders of each series of Wherify preferred stock will be present at the Wherify special meeting if a majority of the shares of such series of preferred stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum of common stockholders or a series of preferred stockholders is not present at the Wherify special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Wherify common stock and preferred stock on the record date are entitled to one vote per share at the special meeting on each matter to be voted upon at the Wherify special meeting.

VOTES REQUIRED

      IQB. The affirmative vote of the holders of a majority of the shares of IQB common stock outstanding on the record date is required in order to approve the principal terms of the merger agreement, the merger, the change of the corporate name, the increase in authorized common stock, and the 2004 Stock Plan. If an IQB stockholder abstains from voting or does not respond, it will count as a vote against these proposals. If an IQB stockholder responds and does not indicate how the stockholder wants to vote, the proxy will be voted in favor of the merger and the other proposals.

      Wherify. The affirmative vote of the holders of a majority of the shares of Wherify common stock and each series of preferred stock, voting as separate classes, outstanding on the record date is required in order to approve the principal terms of the merger agreement and the merger. If a Wherify stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the merger. If a Wherify stockholder returns a proxy but does not indicate how the stockholder wants to vote, the proxy will be voted in favor of the merger.

VOTING BY DIRECTORS AND EXECUTIVE OFFICERS

      IQB. On the close of business on the IQB record date, April 11, 2005, IQB's directors and executive officers and their affiliates owned and were entitled to vote 518,511 shares of IQB common stock, which represented approximately 7% of the shares of IQB common stock outstanding on that date.

      Wherify. On the close of business on the Wherify record date, April 11, 2005, Wherify's directors and executive officers and their affiliates owned and were entitled to vote (a) 2,385,595 shares of Wherify common stock, which represented approximately 78% of the shares of Wherify common stock outstanding on that date, (b) 66,666 shares of Wherify Series A preferred stock, which represented approximately 6% of the shares of Wherify Series A preferred stock outstanding on that date, (c) 0 shares of Wherify Series B preferred stock, which represented 0% of the shares of Wherify Series B preferred stock outstanding on that date, and (d) 565,000 shares of Wherify Series C preferred stock, which represented approximately 14% of the shares of Wherify Series C preferred stock outstanding on that date.

VOTING OF PROXIES

      IQB. All shares represented by properly executed proxies received in time for the IQB special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "FOR" the respective proposals. Shares of IQB common stock represented at the special meeting but not voting, including shares of IQB common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

      If an IQB stockholder abstains from voting or does not execute a proxy, it will effectively count as a vote against the proposals. Brokers who hold shares of IQB common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes against the proposals.

      The persons named as proxies by an IQB stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. The persons named as proxies may also vote all shares represented by properly executed proxies received in time for the special meeting for one or more adjournments of the special meeting, including adjournments to permit further solicitation of proxies. No proxy voted against the proposal to approve the principal terms of the merger agreement and the merger or withholding authority to vote for adjournment will be voted in favor of any such adjournment or postponement.

      IQB does not expect that any matter other than the proposals described in the notice of the IQB special meeting will be brought before the special meeting. If, however, IQB's board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the IQB stockholders.

      Wherify. All shares represented by properly executed proxies received in time for the Wherify special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "FOR" the merger. Shares of Wherify common stock and preferred stock represented at the special meeting but not voting, including shares of Wherify common stock and preferred stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. If a Wherify stockholder abstains from voting or does not execute a proxy, it will effectively count as a vote against the merger.

      The persons named as proxies by a Wherify stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. The persons named as proxies may also vote all shares represented by properly executed proxies received in time for the special meeting for one or more adjournments of the special meeting, including adjournments to permit further solicitation of proxies. No proxy voted against the proposal to approve the principal terms of the merger agreement and the merger or withholding authority to vote for adjournment will be voted in favor of any such adjournment or postponement.

      Wherify does not expect that any matter other than the proposals described in the notice of the Wherify special meeting will be brought before the special meeting. If, however, Wherify's board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the Wherify stockholders.

REVOCABILITY OF PROXIES

      The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the applicable special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

      o filing with the secretary of IQB or Wherify, as the case may be, a duly executed revocation of proxy;

      o submitting a duly executed proxy to the secretary of IQB or Wherify, as the case may be, bearing a later date; or

      o     appearing at the applicable special meeting and voting in person.

      Attendance at the special meeting will not in and of itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

SOLICITATION OF PROXIES

      IQB and Wherify will each bear its own costs of soliciting proxies and other expenses incurred in connection with the filing, printing, and mailing of this joint proxy statement/prospectus. IQB will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to IQB stockholders and getting voting instructions from IQB stockholders. The solicitations of proxies from the stockholders of IQB and Wherify are made on behalf of each company's board of directors, respectively.

ASSISTANCE

      Any IQB stockholder who desires assistance in completing a proxy card or who has questions regarding the IQB special meeting should contact Michael Walsh, IQB's Chief Financial Officer, at (650) 551-5277. Any Wherify stockholder who desires assistance in completing a proxy card or who has questions regarding the Wherify special meeting should contact Doug Hajjar, Wherify's Chairman of the Board of Directors, Timothy Neher, Wherify's Chief Executive Officer, or John Davis, Wherify's Chief Financial Officer, at (650) 551-5200.

                                   THE MERGER

BACKGROUND OF THE MERGER

      Since incorporation it has been the practice of IQB and Wherify to regularly explore inter-company relationships and potential business combinations as a way to further the strategic growth plan of each company. Beginning in early 2003, the IQB board of directors authorized two business consultants, Mr. Daniel McKelvey and Mr. Todd DeMatteo to identify appropriate candidates to merge with IQB. As a result of this process, IQB commenced merger discussions with two companies, but neither set of negotiations led to a definitive merger agreement. Also during early 2003, a former director of IQB, Eric McAfee, met the Chief Scientist of Wherify, Tony LaRochelle, on an airplane. During the flight, Mr. McAfee and Mr. LaRochelle discussed: (a) the products, markets and locations of each company; (b) Wherify's desire to enter the public equity markets through a merger with a public company; and (c) IQB's desire to grow its business through acquisitions and other combinations. Subsequent to this initial meeting, the following events occurred:

      In early November 2003, Mr. McAfee, telephoned Mr. DeMatteo and Mr. McKelvey, both of whom were business advisors for IQB. Mr. McAfee described the potential opportunity with Wherify and asked Mr. DeMatteo and Mr. McKelvey to follow up with the IQB board of directors and Wherify. In the ensuing days, Mr. McKelvey and Mr. DeMatteo reviewed all available information on Wherify and discussed how and whether there was a potential fit between the companies. Numerous telephone discussions also ensued by and among Mr. DeMatteo, Mr. McKelvey and the members of IQB's board of directors, following which time, Mr. McKelvey was instructed to review in more detail the Wherify opportunity and Mr. DeMatteo was instructed to review Mr. McKelvey's conclusions.

      On November 29, 2003, Mr. McAfee, without IQB's authorization, telephoned Doug Hajjar, Wherify's Chairman of the board of directors, to discuss Wherify's business, future outlook, and progress in locating a suitable public company merger candidate. Mr. McAfee subsequently called Mr. DeMatteo and Mr. McKelvey to urge that IQB follow-up with Wherify. Mr. McKelvey and Mr. DeMatteo each told Mr. McAfee that they could not comment on IQB's decision in this regard.

      On December 19, 2003 following a discussion with IQB's board of directors, Mr. McKelvey had an introductory phone conversation with Mr. Hajjar. During such discussion: (a) Mr. Hajjar expressed a desire on behalf of Wherify to proceed with IQB in a mutual business review; (b) Mr. Hajjar summarized the synergies between the companies and suggested that a merger would be in the best interest of the stockholders of both companies; and, (c) the parties agreed to further their discussions in a personal meeting to be held at Wherify's headquarters on December 30, 2003.

      On December 22, 2003, Mr. Timothy Neher, Wherify's President and Chief Executive Officer, sent introductory information about Wherify to Mr. McKelvey.

      On December 30, 2003, Mr. McKelvey visited Wherify's headquarters to meet Mr. Hajjar, see a demonstration of Wherify's product, and further discuss a possible relationship between the companies. Mr. McKelvey commenced a preliminary due diligence review of Wherify and its business.

      On January 7, 2004, Mr. Hajjar sent a proposed acquisition offer to merge the two companies to William Scigliano, IQB's President and Chief Executive Officer, Mr. McKelvey, and IQB's legal counsel.

      On January 15, 2004, IQB held a board meeting in Las Vegas, Nevada, during which time Mr. McKelvey and Mr. DeMatteo presented their initial findings with regard to the merger proposal. Mr. McKelvey then presented the IQB board of directors with a summary of business discussions and a due diligence report. The IQB board of directors engaged the law firm of Reed Smith to advise the IQB board of directors with respect to its fiduciary responsibilities with respect to the merger proposal. The IQB board of directors instructed Mr. McKelvey and Mr. DeMatteo to continue their due diligence with the assistance of legal counsel.

      On January 21, 2004, IQB and Wherify executed a non-disclosure agreement and Mr. McKelvey commenced discussions with Mr. Hajjar on behalf of IQB. Mr. McKelvey continued on site due diligence on January 22, 2004.

      On January 30, 2004, the IQB board of directors engaged Fleshner and Kim, LLP to review Wherify's patents and intellectual property position.

      On February 10, 2004, Fleshner and Kim, issued a preliminary report to Mr. Scigliano and Mr. McKelvey with respect to Wherify's intellectual property. The particular areas of focus were patent infringement and freedom to operate. Fleshner and Kim concluded that the area in which Wherify operated was "crowded" from an intellectual property standpoint and suggested that more information was required before a final opinion could be rendered.

      On February 12, 2004, Mr. Hajjar sent to Mr. Scigliano and Mr. McKelvey a draft agreement and plan of merger.

      On February 17, 2004, Messrs. McKelvey, DeMatteo, Hajjar, and Neher met to review the structure and key business terms of the proposed merger.

      On February 27, 2004, IQB held a special board meeting to discuss the proposed merger, among other matters. Mr. McKelvey presented his financial and due diligence analysis and strategic rationale with respect to the proposed merger.

      On March 15, 2004, Messrs. McKelvey and DeMatteo completed their analysis of the proposed merger and delivered the report to Mr. Scigliano.

      On March 16, 2004, the IQB board of directors engaged Seven Hills Partners LLC ("Seven Hills") to provide an opinion to the IQB board of directors as to the fairness of the proposed merger consideration to IQB stockholders from a financial point of view.

      On March 29, 2004, Mr. McKelvey was appointed to the IQB Board of
Directors.

      On April 1, 2004, Messrs. Scigliano, McKelvey and Walsh met with representatives of Seven Hills at Seven Hills' offices to conduct business and financial due diligence review of IQB.

      On April 2, 2004, representatives of Seven Hills met with Mr. Hajjar, Neher and other Wherify representatives at Wherify's headquarters to conduct business and financial due diligence review of Wherify.

      On April 2, 2004, the Wherify Board of Directors held a special meeting to consider the proposed merger. At the meeting, Wherify's board of directors reviewed the final results of their due diligence investigations and the terms of the proposed merger, merger agreement and ancillary agreements. Wherify's board of directors unanimously approved the merger, the merger agreement and related documentation. Wherify's board of directors also authorized Wherify's management to execute the merger agreement and related agreements.

      On April 7, 2004, representatives from Seven Hills met with Messrs. Scigliano and McKelvey at IQB's headquarters to conduct further business and financial due diligence review of IQB.

      On April 8, 2004, the IQB board of directors held a special telephonic meeting to consider the proposed merger and the merger agreement. At this meeting, IQB's board of directors, together with IQB's legal and business advisors, received an update from Seven Hills, as to the status of business and financial due diligence review of IQB and Wherify. The IQB board of directors also, together with its legal advisors, reviewed the final results of other due diligence investigations and the terms of the proposed merger, merger agreement and ancillary agreements, as well as the fiduciary obligations of IQB's board of directors.

      On April 13, 2004, IQB's board of directors, after full discussion and consideration of the terms of the merger agreement, and the ancillary agreements, unanimously approved the merger, the merger agreement and the transactions contemplated by the merger agreement. IQB's board of directors authorized IQB's management to execute the merger agreement and ancillary agreements.

      On April 14, 2004, the merger agreement, the ancillary agreements, and related documents were executed and delivered by IQB and Wherify management representatives and officers.

      On April 15, 2004, IQB and Wherify issued a joint public announcement of the merger and the related transactions.

      On _____, 2004, Seven Hills delivered to the IQB board of directors its oral opinion (which was subsequently confirmed in writing) that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in the Seven Hills written opinion, the proposed merger consideration was fair to IQB stockholders from a financial point of view.

      On July 9, 2004, Mr. McKelvey, held a telephone conversation with Mr. Hajjar, Chairman of Wherify, regarding the status of Wherify's negotiations with respect to a reseller, distribution or similar agreement with a nationally recognized company (a "National Contract"), including CATS Communication.

      On July 12, 2004, Mr. McKelvey, had a conversation with Mr. Hajjar, to discuss the potential of the CATS Communication transaction. Mr. Hajjar indicated that even though CATS Communication was a development-stage company, the financial metrics of the transaction were similar to other potential contracts with other potential national distributors.

      On August 2, 2004, Mr. McKelvey and Mr. Neher, Chief Executive Officer of Wherify, called Mr. McCullough, the Chief Executive Officer of CATS Communication and discussed the background, business strategy and goals, and the market opportunity of the transaction with CATS.

      On August 3, 2004, the IQB board met to discuss the announcement by Wherify of the CATS transaction and the current status of the IQB financing. The IQB board did not feel comfortable that the contract with CATS satisfied the condition in the merger agreement that Wherify have signed a National Contract. In addition, Mr. McKelvey informed the IQB board that IQB would have difficulty raising capital at $1.00 per share because the current stock price of IQB common stock was at that time approximately $1.00 per share.

      On August 4, 2004, Mr. McKelvey had a phone conversation with Mr. Hajjar to discuss the status of the National Contract. Mr. Hajjar informed Mr. McKelvey that Flextronics was still working on the CDMA version of the new product and that the new product would not be released until the fall, which was having a negative impact on Wherify's ability to consummate a National Contract. Mr. Hajjar then raised the possibility of amending or waiving the conditions in the merger agreement pertaining to Wherify entering into a National Contract and IQB having $4 million on its balance sheet.

      On August 5, 2004, Mr. McKelvey discussed Mr. Hajjar's proposal with the other IQB board members. The board members discussed the circumstances under which IQB would be willing to agree to Mr. Hajjar's proposal and asked Mr. McKelvey to review these circumstances with Mr. Hajjar. Mr. McKelvey subsequently discussed these circumstances with Mr. Hajjar.

      On August 8, 2004, the IQB board met to discuss the current status of financing and the transaction between Wherify and CATS Communication. The IQB board concluded that the agreement with CATS Communication did not, in its opinion, satisfy the conditions in the merger agreement that Wherify have signed a National Contract. Mr. McKelvey then led a discussion on the alternatives to Mr. Hajjar's proposal. The board directed Messrs. Scigliano and McKelvey to discuss potential alternatives with Mr. Hajjar.

      On August 9, 2004, Mr. McKelvey had a further discussion with Mr. Hajjar to discuss Wherify's proposal. The parties agreed that to recommend to their respective board of directors that both IQB and Wherify agree to waive certain conditions in the merger agreement.

      On August 10, 2004, the IQB board met to discuss the terms under which IQB would agree to waive the condition in the merger agreement regarding Wherify's entering into a National Contract. Mr. McKelvey led the board through the detailed analysis of the alternatives to this proposal and the terms of this proposal. After discussion, the IQB board unanimously approved a waiver of the condition regarding Wherify's entering into a National Contract subject to Wherify's waiver of the condition that IQB have $4 million in cash on its balance sheet at closing of the merger.

      On that same day, the Wherify board met to discuss the terms under which Wherify would agree to waive the condition in the merger agreement that IQB have $4 million on its balance sheet at closing. Mr. Hajjar led the board through the detailed analysis of the alternatives to this proposal and the terms of this proposal. After discussion, the Wherify board unanimously approved a waiver of the condition that IQB have $4 million in cash on its balance sheet at closing subject to IQB's waiver of the condition that Wherify have entered into a National Contract prior to closing of the merger.

      Shortly thereafter, in a telephone conference Mr. McKelvey and Mr. Hajjar discussed the fact that the respective boards had approved the waiver of conditions. Mr. Hajjar also informed Mr. McKelvey that since the condition that IQB have $4 million on its balance sheet at closing had been waived, Wherify needed IQB's approval to raise additional capital from its investors. In addition, Mr. Hajjar requested to add 250,000 to Wherify's stock option plan for issuance to new executive hires. Mr. McKelvey agreed to propose to the IQB board that it approve Wherify's requests.

      Subsequently, on that day the IQB board at a telephonic meeting approved an amendment to the merger agreement to allow Wherify to raise additional capital and to issue additional stock options.

      On August 11, 2004, IQB and Wherify issued a joint press release announcing the Waiver of Conditions.

      On August 13, 2004, IQB and Wherify entered into Amendment No. 1 to Agreement and Plan of Merger, which amended the merger agreement as follows:

      1. The method of calculating the Exchange Ratio was amended to exclude from the calculation any shares of Wherify capital stock issued after the date of the merger agreement to one or more bona fide third party purchasers in an equity financing pursuant to which Wherify sells such shares with the principal purpose of raising capital;

      2. To allow Wherify to increase the number of shares issuable under its 1999 Stock Option Plan by 250,000 shares; and

      3. To allow Wherify to amend its articles of incorporation to increase the number of authorized shares of Series C Preferred Stock by 400,000 shares and to sell and issue such additional shares of Series C preferred stock on the same or better terms and conditions with respect to Wherify as such shares were sold by Wherify prior to the date of the merger agreement.

      On November 1, 2004 Mr. McKelvey and Mr. Hajjar discussed the need to preserve the cash of IQB and Wherify as much as possible. Pursuant to this discussion, Wherify agreed to allow IQB to pay certain vendors and consultants with shares of IQB common stock to help conserve its cash. Wherify and IQB agreed that these shares would be excluded from the definition of Issuable IQB Shares for purposes of calculating the exchange ratio. In exchange IQB allowed Wherify to increase its authorized Series C preferred stock by 300,000 shares and to sell these shares to alleviate Wherify's liquidity problems.

      As a result of these discussions, on December 7, 2004, IQB and Wherify entered into Amendment No. 2 to Agreement and Plan of Merger, which amended the merger agreement as follows:

      1. The definition of "Issuable IQB Shares" was amended to mean a number of shares of IQB common stock equal to four multiplied by the sum of (i) the number of shares of IQB common stock issued and outstanding immediately prior to the effective time; and (ii) the number of shares of IQB common stock issuable upon exercise of warrants and conversion of debentures and other rights to acquire shares of IQB common stock outstanding immediately prior to the effective time, excluding (A) shares of IQB common stock issuable upon exercise of stock options outstanding immediately prior to the effective time and held by individuals who are employees of IQB immediately prior to the effective time; (B) the financing shares; and (C) shares of IQB common stock issued to employees and/or consultants prior to the effective time in lieu of cash.

      2. The following paragraph after Section 3.1 (b) was restated in its entirety as follows:

      For the purpose of clarity, the parties intend that immediately after the Effective Time, the Persons who were holders of Wherify Capital Stock immediately prior to the Effective Time shall hold approximately 80% of the total shares of IQB Common Stock issued and outstanding on a fully diluted basis immediately following the Effective Time, including IQB Common Stock issuable upon exercise of warrants and conversion of debentures and other rights to acquire shares of IQB Common Stock, but excluding (A) shares of IQB Common Stock issuable upon exercise of stock options outstanding immediately prior to the Effective Time and held by individuals who are employees of IQB immediately prior to the Effective Time, (B) shares of IQB Common Stock issuable upon exercise of stock options assumed pursuant to Section 3.2 and held by individuals who are employees or members of the Board of Directors of Wherify immediately prior to the Effective Time, (C) the Financing Shares; and (D) shares of IQB Common Stock issued to employees and/or consultants prior to the Effective Time in lieu of cash.

      3. To allow Wherify to amend its articles of incorporation to increase the number of authorized shares of Series C preferred stock by 300,000 shares and to sell and issue such additional shares of Series C preferred stock on the same or better terms and conditions with respect to Wherify as such shares were sold by Wherify prior to the date of the merger agreement.

      In late December, management of both companies continued to discuss the respective companies' liquidity issues. As a result of these discussions, on January 13, 2005, IQB and Wherify entered into Amendment No. 3 to Agreement and Plan of Merger pursuant to which IQB consented to (i) the amendment of Wherify's articles of incorporation to increase the number of authorized shares of common stock to 12,000,000, the authorized number of shares of preferred stock to 6,000,000 and the authorized number of Series C preferred stock from 3,200,000 to 4,200,000 and (ii) the sale and issuance of such additional shares of Series C preferred stock on the same or better terms and conditions with respect to Wherify as such shares were sold by Wherify prior to the date of the merger agreement.

REASONS FOR THE MERGER

      The boards of directors of IQB and Wherify believe that the combination of their two companies will create a company well positioned to become a market leader in security solutions for consumers, corporations, government and quasi-governmental agencies and the security industry. They believe that, taking into account their customer relationships, capital resources, manufacturing facilities, technical expertise and geographic presence, the combined companies will be better positioned to compete in their targeted markets than either company separately and will be capable of generating more long-term stockholder value than could be achieved by either of the companies individually. The key benefits the companies expect to derive from the merger are described below.

      The market for products for personal security, tracking of persons and assets and identification of potential suspects in crimes and terrorism activities has experienced dramatic change, particularly since September 11, 2001. The boards of directors of IQB and Wherify believe this industry is experiencing, and will continue to experience, significant demand for these products and services.

      Finally, the board of directors of IQB and Wherify believe that this merger will give the combined company greater access to significant capital resources that are needed to finance the combined company's business plan.

      In light of this, the boards of directors of IQB and Wherify believe that the key benefits of this transaction include the following:

      o The opportunity to increase sales through IQB and Wherify's ability to sell to a larger customer base and through expanded sales channels;

      o The competitive advantage of offering a more complete and comprehensive product line, addressing a range of security-related products; and

      o The opportunity to leverage Wherify's research and development engineering capabilities to promote faster product introduction and to realize cost savings through the consolidation of IQB's and Wherify's respective research and development programs;

Potential risks of the transaction include the following:

      o The risk that the potential benefits of the transaction, including those outlined above might not be realized;

      o The risks associated with integrating the businesses of IQB and Wherify and management and employee disruption associated with the merger; and

      o Risks associated with IQB and Wherify generally, including each of their history of net losses.

      In order to manufacture, distribute and sell its products and to execute on its business plan after the consummation of the merger, the combined company will need substantial additional capital. Wherify and IQB management are currently considering possible sources of additional capital and financing structures, including raising capital through the issuance of equity securities. Although the exact amount the combined company intends to raise has not yet been determined, the parties are contemplating an amount in excess of $20 million. In addition, Wherify and IQB management are contemplating including in any subsequent financing by the combined company shares to be sold on behalf of certain stockholders, although the selling stockholders and the number of shares to be included by such selling stockholders have not been determined.

RECOMMENDATION OF THE IQB BOARD OF DIRECTORS; CONSIDERATIONS OF THE IQB BOARD OF DIRECTORS

At a special meeting on April 13, 2004, the IQB board of directors unanimously determined that the merger, the issuance of shares of common stock to the Wherify stockholders pursuant to the merger, and the change in the corporate name are advisable and in the best interests of IQB and its stockholders. Accordingly, the IQB board of directors recommends that IQB stockholders vote "FOR" approval of the merger agreement and the merger, the issuance of shares of IQB common stock to the Wherify stockholders pursuant to the merger, and the change in the corporate name.

      In the course of reaching its decision, the IQB board of directors concluded that the merger afforded certain key benefits, including:

      o Value of Wherify. The value of Wherify to the IQB stockholders was one of the key benefits considered by the IQB board of directors.

      o Expansion of market opportunities. As part of its announced strategy to diversify its revenue stream outside the biometric software market, IQB has been seeking to expand its product offerings and sales channels. Wherify's sales channels and product offerings are directed at markets other than the law-enforcement and security industry markets. The IQB board believes that as a result of joint product development and marketing/sales efforts, the combined company would have greater product offerings and market opportunities and would be able to compete more effectively than IQB could as an independent company.

      The IQB board of directors balanced these key benefits against the principle risks and detriments associated with the merger, including:

      o The risk that the potential benefits of the merger may not be realized;

      o The possibility that the merger may not be consummated, even if approved by IQB's stockholders, and the effect of the public announcement of the merger and the proposed distribution on (a) IQB's sales, operating results and stock price, and (b) IQB's ability to attract and retain key management, sales and marketing and technical personnel; and

      o The risks of integrating the businesses of the combined companies and management and employee disruption associated with the merger.

      On balance, the IQB board of directors determined that the key benefits of the merger outweighed the risks associated with the transaction.

      In addition to the foregoing, the IQB board of directors also considered the following material factors:

      o Historical information concerning IQB's and Wherify's respective businesses, financial performance and condition, operations, technology, management and competitive position, including reports concerning results of operations during recent fiscal periods;

      o The financial condition, results of operations, businesses and strategic objectives of IQB and Wherify before and after giving effect to the merger and the merger's effect on stockholder value;

      o Current financial market conditions and historical market prices, volatility and trading information with respect to IQB common stock;

      o The consideration to be received by Wherify's stockholders pursuant to the merger;

      o The terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations;

      o     The prospects of IQB as an independent company; and

      o The term of the merger agreement that provided that IQB's obligation to submit the merger agreement and the transactions contemplated thereby to its stockholders for approval and adoption was subject to the receipt of a fairness opinion by the IQB board of directors from a reputable financial services firm or other entity, reasonably acceptable to the IQB board of directors, stating to the effect that the proposed merger consideration was fair, from a financial point of view to the IQB stockholders.

      In addition, in considering the proposed merger with Wherify, the directors of IQB were aware of the interests of certain officers and directors in the merger described under "--Interests of Directors and Officers of IQB and Wherify in the Merger."

      The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and factors considered by the IQB board of directors in its consideration of the merger, including factors that support the merger as well as those that may weigh against it.

      The IQB board of directors conducted numerous discussions of the factors described above, including asking questions of IQB's management, legal advisors and Seven Hills. The determination to approve the merger agreement and the merger was made after consideration of all of the factors as a whole. Individual members of the IQB board of directors may have given different weights to different factors.

RECOMMENDATION OF THE WHERIFY BOARD OF DIRECTORS; CONSIDERATIONS OF THE WHERIFY BOARD OF DIRECTORS

After careful consideration, the Wherify board of directors unanimously determined that the terms of the merger agreement and the merger are in the best interests of Wherify and its stockholders. Accordingly, the Wherify board of directors recommends that Wherify stockholders vote "FOR" approval of the terms of the merger agreement and the merger.

      In the course of reaching its decision, the Wherify board of directors considered a number of factors that it believes could contribute to the success of the combined companies and thus inure to the benefit of Wherify stockholders. In addition to the factors described above under "Reasons for the Merger", Wherify's board considered the following factors:

      o Complementary Strengths. Wherify's board believes that IQB's and Wherify's businesses are complementary, and that the complementary nature of the customer bases and product offerings provide valuable opportunities for cross-marketing and growth.

      o Growth Opportunity. The Wherify board believes that the proposed merger offers a timely and strategic growth opportunity.

      o Expansion of market opportunities. The Wherify board believes that as a result of joint product development and marketing/sales efforts, the combined company could have greater product offerings and market opportunities and could be able to compete more effectively than Wherify would as an independent company.

      o Greater Access to Capital. The Wherify board believes that becoming a publicly traded company will give the combined company greater access to capital on terms more favorable than Wherify could obtain as a privately-held company.

In addition, the Wherify board considered the following material factors:

      o Historical information concerning IQB's and Wherify's respective businesses, financial performance and condition, operations, technology, management and competitive position, including reports concerning results of operations during recent fiscal periods;

      o The financial condition, results of operations, businesses and strategic objectives of IQB and Wherify before and after giving effect to the merger;

      o Current financial market conditions and historical market prices, volatility and trading information with respect to IQB common stock;

      o The consideration to be received by Wherify's stockholders pursuant to the merger;

      o The opportunity for Wherify stockholders to participate in the potential for growth of the combined company after the merger;

      o     The greater liquidity of IQB shares as compared to Wherify shares;

      o The potential advantages to Wherify's business and operations of having immediate access to the public capital markets;

      o The terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations;

      o     The prospects of Wherify as an independent company; and

      o The alternatives reasonably available to Wherify if it did not pursue the merger.

      Wherify's board also considered potential adverse consequences of the merger, including the following:

      o The fact that the exchange ratio is fixed and no adjustment to the exchange ratio will be made as a result of fluctuations in the market prices of IQB's common stock;

      o The possibility that Wherify would be substantially more successful than expected or that another merger partner would be willing to pay a higher price sometime in the future;

      o The risk that the potential benefits of the merger may not be realized;

      o The possibility that the merger may not be consummated, even if approved by Wherify's stockholders, and the effect of the public announcement of the merger and the proposed distribution on Wherify's sales and operating results and Wherify's ability to attract and retain key management, sales and marketing, and technical personnel;

      o The challenges and risks of integrating the businesses of the combined companies and management and employee disruption associated with the merger; and

      o Other risks associated with the proposed merger, including those listed under "Risk Factors."

      Wherify's board of directors realizes that there can be no assurance about future results that are expected or considered by the board of directors. However, Wherify's board determined that the potential benefits of the merger outweighed the potential risks associated with the transaction. In considering the proposed merger, Wherify's board was aware of the interests of certain officers and directors in the merger described under "Interests of Directors and Officers of IQB and Wherify in the Merger."

      This discussion of factors considered by the Wherify board is not intended to be exhaustive, but is intended to include the material factors considered by the Wherify board in its consideration of the merger. The Wherify board conducted numerous discussions of the factors described above, including asking questions of Wherify's management and legal advisors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Wherify's board did not find it useful to attempt to quantify, rank or otherwise assign relative weights to the factors listed above. The determination to approve the merger agreement and the merger was made after consideration of all of the factors as a whole. Individual members of the Wherify board of directors may have given different weights to different factors.

OPINION OF SEVEN HILLS PARTNERS LLC

      Pursuant to an engagement letter dated March 16, 2004, IQB retained Seven Hills Partners LLC ("Seven Hills") to render an opinion as to the fairness, from a financial point of view, of the proposed merger consideration to IQB stockholders. On _____, 2004, Seven Hills delivered to the IQB board of directors its oral opinion (which was subsequently confirmed in writing) that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in Seven Hills' written opinion, the proposed merger consideration was fair to IQB stockholders from a financial point of view. Seven Hills was not asked to, and did not, update its opinion to take into account changes since _____, 2004, including significant changes in the businesses financial condition and capitalization of the parties, changes in stock prices, or the waivers and amendments of the terms of the merger agreement on August 10, 2004, December 7, 200, January 13, 2005 and .

      The full text of Seven Hills' written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Seven Hills in delivering its opinion, is attached as Appendix D to this joint proxy statement/prospectus. IQB stockholders should read the opinion carefully and in its entirety. The following description of Seven Hills' opinion is only a summary of the written opinion and is qualified in its entirety by the written opinion and its not a substitute for the written opinion.

      Seven Hills provided its opinion for the information and assistance of the IQB board of directors. The terms of the merger agreement were determined through negotiations between IQB and Wherify, and not by Seven Hills.

      Seven Hills directed its opinion to the IQB board of directors. The opinion does not constitute a recommendation as to how any holder of shares of IQB common stock should vote with respect to the merger or any other matter. The opinion only addresses the fairness, from a financial point of view, to IQB stockholders of the proposed merger consideration. It does not address the relative merits of the merger as compared to any alternative business transaction that might be available to IQB. Further, it does not address the underlying decision by IQB to engage in the merger. IQB did not impose any limitations on Seven Hills with respect to the investigation made or procedures followed in rendering its opinion.

      In connection with rendering its opinion, Seven Hills, among other things:

      o reviewed publicly available financial statements and other information of IQB;

      o reviewed internal financial statements and other financial and operating data concerning IQB and Wherify, prepared by the managements of IQB and Wherify, respectively;

      o reviewed certain financial projections concerning IQB and Wherify, prepared by the managements of IQB and Wherify, respectively;

      o reviewed the pro forma impact of the merger on certain financial and operating metrics, including the impact on projected revenues and profitability, for the combined company;

      o discussed the past and current operations and financial condition and the prospects of IQB and Wherify with senior executives of IQB and Wherify;

      o reviewed the relative financial contribution of IQB and Wherify to the combined company as a result of the merger;

      o reviewed the reported historical prices and trading activity for IQB common stock;

      o reviewed and compared certain financial information for IQB and Wherify with similar information of selected publicly-traded companies;

      o reviewed the financial terms, to the extent publicly available, of selected merger transactions;

      o analyzed a possible liquidation of IQB, based on book value of assets and liabilities, to determine the cash available for distribution to IQB's stockholders in connection with such liquidation;

      o reviewed a copy of the executed merger agreement and certain related documents; and

      o performed such other analyses and considered such other factors as Seven Hills deemed appropriate.

      In its review and analysis, Seven Hills relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by Seven Hills and assumed such accuracy and completeness for purposes of rendering its opinion, and did not undertake any independent verification of such information. Seven Hills relied upon the assurances of management of IQB that management was not aware of any facts that would have made such information inaccurate or misleading. With respect to the financial projections, Seven Hills assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of IQB and Wherify, in each case on a standalone basis, and that IQB and Wherify will perform substantially in accordance with such projections. In its performance of analyses based on this financial information, Seven Hills also assumed satisfaction of the requirements that IQB have at least $4 million in cash or cash equivalents on its balance sheet prior to consummation of the merger and that Wherify will have entered into a long-term distribution agreement. These conditions, as previously discussed, were subsequently waived.

      Seven Hills did not obtain or make, or assume responsibility for obtaining or making, any independent evaluation or appraisal of the properties or assets or liabilities (contingent or otherwise) of IQB or Wherify, nor was Seven Hills furnished with any such evaluations or appraisals. Seven Hills did not evaluate the solvency or fair value of IQB or Wherify under any state or federal laws relating to bankruptcy, insolvency or similar matters. Seven Hills also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on IQB, on Wherify or on the contemplated benefits of the merger. Seven Hills relied, without verification, on the description of the pro forma capitalization of IQB as of the effective time of the merger provided by the management of IQB. Seven Hills also assumed the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Seven Hills further assumed that the merger will be consummated in accordance with the terms described in the merger agreement, without any amendments thereto, and without waiver by IQB of any of the conditions to its obligations thereunder. Seven Hills' opinion did not take into account the amendments and waivers agreed to after the date Seven Hills rendered its opinion. Seven Hills noted that it is not a legal, tax or regulatory expert and relied upon, without assuming any responsibility for independent verification or liability therefor, the assessment of IQB's legal, tax and regulatory advisors with respect to the legal, tax and regulatory matters related to the merger.

      Seven Hills was engaged by the board of directors of IQB with respect to the merger solely to render an opinion to the board of directors of IQB as to the fairness, from a financial point of view, of the proposed merger consideration to IQB's stockholders. The Seven Hills' opinion does not address the reverse stock split potentially contemplated by the merger agreement, nor does the opinion address the terms of any contemplated financing, whether or not associated with the merger. Seven Hills was not requested to, and Seven Hills did not, solicit third party indications of interest in the acquisition of all or a part of IQB.

      The following represents a brief summary of the material financial analyses performed by Seven Hills in connection with rendering its opinion to the IQB board of directors. Some of the summaries of financial analyses performed by Seven Hills include information presented in tabular format. In order to fully understand the financial analyses performed by Seven Hills, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Seven Hills. With respect to the analyses of selected public companies and selected transactions described below, none of the companies or transactions reviewed is identical or directly comparable with IQB or the merger.

      CONTRIBUTION ANALYSIS. Seven Hills performed a contribution analysis comparing the relative contributions of each of IQB and Wherify to the pro forma combined company. Using publicly available information for IQB as well as financial information provided by the management of each of IQB and Wherify, Seven Hills reviewed each company's relative contribution to the combined company's pro forma revenues for the fiscal years ending June 30, 2003, 2004, 2005 and 2006 and the combined company's pro forma earnings before interest expense, taxes, depreciation and amortization (EBITDA) for the fiscal year ending June 30, 2006. Seven Hills also reviewed the relative contribution of each of IQB and Wherify to the combined company's pro forma total invested capital and total assets as of March 31, 2004, and total assets as of March 31, 2004 pro forma for the contemplated $4 million financing. The following table sets forth the results of Seven Hills' analysis:

Contribution Metric                                            IQB       Wherify
-------------------                                            ---       -------
FY2003A Revenues.............................                   8%           92%
FY2004E Revenues.............................                  23%           77%
FY2005E Revenues.............................                   4%           96%
FY2006E Revenues.............................                   3%           97%
FY2006E EBITDA...............................                   1%           99%
Total Invested Capital.......................                  20%           80%
Total Assets.................................                  11%           89%
Total Assets (pro forma for Financing).......                  60%           40%

      DISCOUNTED FUTURE VALUE. Seven Hills performed a discounted future value analysis to calculate the estimated present value of cash flows for each of IQB and Wherify for fiscal years 2005 and 2006 and a terminal value at fiscal year end 2006, in each case based on projected financial information provided by IQB and Wherify management, respectively. Seven Hills assumed discount rates of 20% and 40% and terminal value multiples of 2006 revenues of 2.0 to 3.0. This analysis indicated the following relative discounted future value contributions of IQB and Wherify to the pro forma combined company:

Valuation Metric                                               IQB       Wherify
----------------                                               ---       -------
Discounted Future Value............................             2%           98%

      SELECTED COMPANY ANALYSIS. Seven Hills considered various measures of financial performance for each of IQB and Wherify as compared to the same measures of financial performance for selected companies in similar market segments.

      In connection with the IQB analysis, Seven Hills reviewed publicly available information for the following identification and homeland security technology companies:

      o     Identix, Inc.

      o     IPIX Corp.

      o     Markland Technologies, Inc.

      o     SAFLINK Corp.

      o     ScanSoft, Inc.

      o     Viisage Technology, Inc.

      In connection with the Wherify analysis, Seven Hills reviewed publicly available information for the following location-based equipment and services companies:

      o     Aether Systems, Inc.

      o     At Road, Inc.

      o     Digital Angel Corp.

      o     Extended Systems, Inc.

      o     Garmin Ltd.

      o     ID Systems, Inc.

      o     InterDigital Communications Corp.

      o     SiRF Technology Holdings, Inc.

      For each of the selected companies, Seven Hills calculated the ratio of the enterprise value, which Seven Hills defined as market capitalization plus debt and minority interest less cash and cash equivalents, to the last twelve months' (LTM) revenues. Seven Hills also calculated the ratio of the enterprise value to the average revenue estimates for calendar years 2004 and 2005. Seven Hills applied the multiples derived from its analysis of the selected companies to the corresponding values for each of IQB and Wherify. This analysis indicated the following relative values of the contributions of IQB and Wherify to the pro forma combined company.

Contribution Metric                                     IQB             Wherify
-------------------                                     ---             -------
LTM Revenues...................................      13% - 15%         85% - 87%
CY2004E Revenues...............................      10% - 11%         90% - 89%
CY2005E Revenues...............................          4%               96%

      SELECTED TRANSACTION ANALYSIS. Seven Hills reviewed consideration paid in announced or completed acquisition transactions involving selected companies from market segments similar to those of IQB and Wherify.

      In connection with the IQB analysis, Seven Hills reviewed publicly available information for the following five acquisitions involving identification and homeland security technology companies:

Target                                                Acquiror
------                                                --------
SSP Solutions, Inc................................... SAFLINK, Inc.
Speechworks International, Inc....................... ScanSoft, Inc.
Visionics Corp....................................... Identix, Inc.
Visionics Corp. (reverse merger)..................... Digital Biometrics, Inc.
Caere Corp........................................... ScanSoft, Inc.

      In connection with the Wherify analysis, Seven Hills reviewed publicly available information for the following three acquisitions involving location-based equipment and services companies.

Target                                              Acquiror
------                                              --------
MDSI Mobile Data Solutions, Inc.................... At Road, Inc.
Handspring, Inc.................................... Palm, Inc.
Mobility Concepts.................................. Active Link Communications

      In examining the selected transactions, Seven Hills determined the transaction consideration as a multiple of LTM revenues. Seven Hills applied the multiples derived from its analysis of the selected transactions to the corresponding values of IQB and Wherify, respectively. This analysis indicated the following relative values of the contributions of IQB and Wherify to the pro forma combined company.

Contribution Metric                                           IQB      Wherify
-------------------                                           ---      -------
LTM Revenues...................................               40%        60%

      LIQUIDATION VALUE ANALYSIS. Seven Hills conducted a liquidation value analysis to analyze the estimated value of cash that might be received in a liquidation of IQB. The analysis considered the book values of assets and liabilities on IQB's March 31, 2004 balance sheet. This analysis indicated that the the book value of IQB's assets as of March 31, 2004 would be insufficient to cover the book value of its liabilities as of March 31, 2004.

      "HAS-GETS" ANALYSIS. Seven Hills prepared a "has-gets" analysis to compare estimated per-share revenues for fiscal years 2004, 2005 and 2006 and EBITDA for fiscal year 2006 for IQB and Wherify, respectively, with the corresponding pro forma values in the combined company. This analysis was based on financial information provided by management of each of IQB and Wherify. The following table sets forth the implied accretion per share indicated by this analysis for IQB and Wherify shareholders as a result of the merger, including pro forma for a contemplated financing of $4 million at $1.00 per share of IQB.

Metric                                                      IQB       Wherify
------                                                      ---       -------
FY2004E Revenues.................................         (22)%          (5)%
FY2005E Revenues.................................          307%         (24)%
FY2006E Revenues.................................          538%         (25)%
FY2006E EBITDA...................................        2,984%         (27)%

      OTHER CONSIDERATIONS. The summary set forth above, while summarizing the material financial analyses performed by Seven Hills, does not purport to be a complete description of the analyses performed by Seven Hills in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, the fairness opinion is not readily susceptible to summary description. Further, Seven Hills did not assign relative weights to any of the analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, Seven Hills believes that its analyses must be considered as a whole and that considering any portions of its analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion.

      In its analyses, Seven Hills made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of IQB and Wherify. These analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. These analyses were prepared solely as part of the analysis performed by Seven Hills with respect to the financial fairness of the proposed merger consideration, and were provided to the IQB board of directors in connection with the delivery of Seven Hills' opinion. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Seven Hills did not express an opinion as to the price at which the common stock of IQB will trade at any time in the future, including upon consummation of the merger. The Seven Hills' opinion was necessarily based on economic, market and other conditions in effect on, and the information made available to Seven Hills as of, the date of the opinion, and subsequent developments may affect Seven Hills' opinion, although Seven Hills does not have any obligation to update, revise, or reaffirm its opinion.

      As described above, the Seven Hills' opinion and related analyses constituted only one of many factors considered by the board of directors of IQB in its evaluation of the merger and should not be viewed as determinative of the view of the board of directors of IQB or the management of IQB with respect to the proposed merger consideration.

      Under the terms of the Seven Hills engagement letter, IQB has agreed to pay Seven Hills $150,000 for rendering the Seven Hills opinion. No portion of the fees to be paid to Seven Hills is contingent on consummation of the merger. IQB has agreed to reimburse Seven Hills for its reasonable out-of-pocket expenses and to indemnify Seven Hills and related persons against specified liabilities relating to or arising out of services performed by Seven Hills. Seven Hills may provide investment banking services to IQB, Wherify or the combined company in the future, for which services Seven Hills may receive compensation.

      Seven Hills is a nationally recognized investment banking firm. As part of its investment banking services, Seven Hills is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, private placements and other purposes. Seven Hills was retained by the IQB board of directors based on Seven Hills' experience as a financial advisor in mergers and acquisitions as well as Seven Hills' familiarity with technology companies.

      On September 3, 2004, Wherify and IQB signed an engagement letter with Seven Hills pursuant to which Seven Hills agreed to assist Wherify and IQB in connection with efforts to raise additional capital. Under the terms of the engagement letter, the fees to be paid to Seven Hills are contingent on closings with respect to such capital raising efforts, some or all of which may occur following consummation of the merger.

PLANS FOR IQB AFTER THE MERGER; CHANGE OF CORPORATE NAME

      The combination of the strengths of IQB and Wherify should facilitate the combined company's ability to increase revenues through diversification of its product and markets and assist the combined company in reaching breakeven operations. On or after the consummation of the merger, IQB will change its name to "Wherify Wireless, Inc."

LOCK-UP AGREEMENTS APPLICABLE TO WHERIFY STOCKHOLDERS

      Wherify has agreed to use its best efforts to obtain lock-up agreements from all its stockholders. In addition, a condition to the merger is that 66% of the Wherify stockholders holding 0.5% or more of Wherify capital stock must execute lock-up agreements. By executing the Lock-Up Agreement, a stockholder agrees that, with respect to shares of IQB common stock received in exchange for shares of Wherify capital stock acquired prior to December 21, 2004, such stockholder will not sell or otherwise dispose of such shares for a period of 60 days after the consummation of the merger and will not sell or otherwise transfer more than 50% of such shares until the date that is one year after the consummation of the merger. The Lock-Up Agreement, however, does not apply to shares of IQB issuable upon exercise of stock options held by those employees who were not officers or directors of Wherify prior to the merger or of the combined company immediately after the merger. However, the combined company may, in its sole discretion, and at any time, consent to the sale of shares by the former Wherify stockholders.

      Shares purchased after December 20, 2004 are subject to different lock-up terms. Shares of IQB common stock received in exchange for shares of Wherify purchased between December 20, 2004 and January 12, 2005 cannot be sold or otherwise disposed of for a period of 60 days after the consummation of the merger and then are freely transferable. Shares of IQB common stock received in exchange for shares of Wherify purchased on or after January 13, 2005 cannot be sold for 90 days after the merger and then no more than 50% of such shares can be sold until the date that is 180 days after the date of the merger. The Lock-Up Agreement also provides that, notwithstanding the foregoing, if at any time prior to the first anniversary of the merger agreement, Mr. Scigliano or his successor on the IQB board of directors determines in his or her reasonable judgment that IQB has suffered a material adverse effect, as defined in the merger agreement, then the terms of any of the lock-up periods that have not expired shall be extended by a period equal to the period during which such material adverse effect is continuing.

      The complete text of the lock-up agreement is attached to this joint proxy statement/prospectus as Appendix F and is incorporated by reference into this document. Wherify stockholders are urged to read the lock-up agreement in its entirety.

INTERESTS OF DIRECTORS AND OFFICERS OF IQB AND WHERIFY IN THE MERGER

      In considering the recommendation of IQB's board of directors in favor of the merger, you should be aware that various members of IQB's board of directors and IQB's executive officers have interests in the merger that may be different from, or in addition to, interests of IQB stockholders.

      All such interests are described below, to the extent material, and except as described below, such persons have, to IQB's knowledge, no material interest in the merger apart from those of IQB stockholders generally. IQB's board of directors was aware of, and considered the interests of, IQB's directors and executive officers in approving the merger agreement and the merger.

DIRECTORS AND MANAGEMENT OF IQB FOLLOWING THE MERGER

      Following the merger, the board of directors of the combined company will consist of five members, including William B.G. Scigliano, who is currently a member of IQB's board of directors, Timothy Neher and Wade Fenn, who are currently members of Wherify's board of directors, and Reginald Brown and John Micek III. As members of the board of directors of the combined company, these individuals will receive from time to time cash and stock compensation. The continued positions of these individuals on the combined company's board of directors will be subject to approval by the stockholders of the combined company at the next annual meeting of stockholders following the merger. The management of the combined company expects to recommend to its stockholders that Messrs. Scigliano, Neher, Fenn, Brown and Micek be elected as directors of the combined company at such time, although there can be no assurance that they will be elected for an additional term.

      The executive officers of the combined company will be as follows: Timothy Neher, Chief Executive Officer, William Scigliano, President of Governmental Services, Jerry Parrick, President, and John Davis, Chief Financial Officer. In addition, Michael Walsh, IQB's Chief Financial Officer expects to continue as the combined company's corporate controller.

STOCK OWNERSHIP AND VOTING

      Assuming the merger closes on May 12th, 2005 and the acceleration provisions of the stock purchase and option agreements between IQB and its directors and executive officers are triggered, (a) such directors and executive officers are expected to beneficially own approximately 1,559,281 shares of IQB common stock (which includes 393,750 shares underlying IQB stock options), or approximately 21% of the shares of IQB common stock as of April 11, 2005, and
(b) 36,979 shares underlying IQB stock options held by IQB directors and executive officers will accelerate in connection with the closing of the proposed merger. Using the price per share of IQB common stock on April 7, 2005 ($4.85), the value of such beneficially owned shares would be approximately $7,562,511.

      William Scigliano, President, Chief Executive Officer and Chairman of the board of directors of IQB, Greg Micek, member of the board of directors of IQB, and Daniel McKelvey, member of the board of directors of IQB have each entered into a stockholder agreement with Wherify relating to the proposed merger. As of the record date of the IQB special meeting, Messrs. Scigliano, Micek and McKelvey collectively owned approximately 535,179 shares of IQB common stock, or approximately 8% of the outstanding shares of IQB common stock. In those stockholder agreements, Messrs. Scigliano, Micek and McKelvey have agreed to vote all of the shares over which they exercise voting control in favor of the merger, the merger agreement and the issuance of shares of IQB to Wherify's stockholders in the merger.

EMPLOYMENT ARRANGEMENT WITH WILLIAM SCIGLIANO

      On March 2, 2004, IQB entered into an employment agreement with Mr. Scigliano. Under the agreement, Mr. Scigliano agreed to serve as President and Chief Executive Officer of IQB at an annual salary of $142,700. In addition, IQB granted Mr. Scigliano an option to purchase 50,000 shares of IQB common stock at an exercise price of $6.00 per share. In addition to the compensation described above, IQB also agreed to award Mr. Scigliano additional cash bonuses in the event IQB achieved certain milestones as described in the agreement ("Milestone Bonuses"). Mr. Scigliano also receives a housing allowance of $1,500 per month and an automobile allowance of $1,000 per month. Mr. Scigliano is also entitled to participate in any and all employee benefit plans hereafter established for IQB employees and is entitled to standard expense reimbursements.

      IQB and Mr. Scigliano have amended his employment agreement, effective upon the closing of the merger. Under Mr. Scigliano's amended employment agreement, IQB has agreed to establish, as soon as practicable after the closing of the merger, a public sector business unit for which Mr. Scigliano will be responsible.

      In addition, as long as Mr. Scigliano is employed by IQB, IQB's board of directors agrees to nominate him to serve as a member of the board of directors and so long as Mr. Scigliano continues to be elected to IQB's board of directors, the board of directors agrees to elect him as chairman of the board.

      Mr. Scigliano is entitled to the following severance benefits:

      o If Mr. Scigliano's employment is terminated as a result of his death or disability, his estate is entitled to receive his monthly salary plus 1/12th of any bonus to which Mr. Scigliano is entitled for a period equal to the greater of one (1) year following such termination or the remainder of the term of the agreement.

      o If Mr. Scigliano's employment is terminated for Cause (as defined in the agreement), Mr. Scigliano is entitled to receive his salary and any bonus payable through the date of his termination.

      o If Mr. Scigliano's employment is terminated without Cause, or if Mr. Scigliano terminates his employment for Good Reason (as defined in the agreement), Mr. Scigliano is entitled to receive: (a) all salary and other benefits to which he would be entitled for the remainder of the term of the agreement; plus (b) a lump sum payment at the effective date of termination of an amount equal to all Milestone Bonuses payable under the agreement. Additionally, all stock options granted to Mr. Scigliano, which are unvested as of the termination date, shall fully vest and shall be exercisable for a period of one year after the date of termination.

      o If Mr. Scigliano's employment is terminated without Cause or if Mr. Scigliano terminates his employment for Good Reason within six months following a Change in Control (as defined in the agreement), Mr. Scigliano is entitled to receive: (a) his salary and other benefits through and including the date of such termination; and (b) an amount equal to (i) three times his base salary and (ii) three times the total amount of all Milestone Bonuses payable under the agreement. Additionally, all stock options to purchase IQB stock granted to Mr. Scigliano, which are unvested as of such termination, shall automatically vest and shall be exercisable for a period of one year.

EMPLOYMENT ARRANGEMENTS WITH TIMOTHY NEHER

      In November 2002, Wherify entered into an employment agreement with Mr. Neher. Under the agreement, Mr. Neher agreed to serve as Chief Executive Officer of Wherify at an annual salary of $180,000. In addition, in November 2002, Wherify granted Mr. Neher an option to purchase 250,000 shares of Wherify common stock at an exercise price of $1.65 per share. In addition to the compensation described above, Wherify also agreed to award Mr. Neher additional cash bonuses in the event Wherify achieved certain milestones as described in the employment agreement. Wherify also agreed to increase Mr. Neher's base salary to $200,000 per year upon completion of a financing with gross proceeds to Wherify of at least $30 million. Mr. Neher is also entitled to participate in any and all employee benefit plan hereafter established for Wherify employees and is entitled to an automobile allowance of $2,000 per month.

      Under the employment agreement, Mr. Neher is entitled to the following severance benefits: If Mr. Neher's employment is terminated other than for "Cause" or if he resigns as a result of a "Constructive Termination" (as defined in the employment agreeement), Mr. Neher is entitled to receive a lump sum severance payment equal to 12 months base salary plus 50% of his prior year's bonus, if any. Additionally, Mr. Neher will receive accelerated vesting with respect to 50,000 shares purchaseable upon exercise of the option granted to him by Wherify.

EMPLOYMENT ARRANGEMENTS WITH JERRY PARRICK

      In December 2004, Wherify entered into an employment arrangement with Mr. Parrick. Under this arrangement, Mr. Parrick agreed to serve as President and acting VP of Sales and Marketing at an annual salary of $185,000. In addition, in December 2004, Wherify granted Mr. Parrick an option to purchase 100,000 shares of Wherify common stock at an exercise price of $1.50 per share. One sixteenth of the shares will vest after 3 months of continuous employment and the remaining shares will vest 1/48th per month over the following 4 year period. Under the employment arrangement, Mr. Parrick is entitled to a lump sum severance payment equal to 4 months base salary in the event he is terminated other than for cause, or if terminates his employment due to constructive termination.

OTHER EXECUTIVE OFFICERS

      Of IQB's executive officers, those expected to continue employment after the merger with IQB are Mr. Scigliano, who will serve as President of Governmental Services and Mr. Walsh, who will serve as controller. Jerry Parrick, Wherify's President, is expected to serve as President of the combined company and John Davis, Wherify's current Chief Financial Officer, is expected to serve as the Chief Financial Officer of the combined company.

INDEMNIFICATION AND INSURANCE

      The merger agreement provides that IQB will, and will cause the surviving corporation to, for a period of six years from the effective time of the merger and to the fullest extent permitted by law, honor all of IQB's and Wherify's obligations to indemnify and hold harmless each of IQB's and Wherify's present and former directors and officers, against any costs or expenses (including attorney's fees), losses or claims, damages, liabilities or amounts arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, to the extent that such obligations to indemnify and hold harmless exist on the date of the merger agreement. The merger agreement further provides that for six years after the effective time of the merger, IQB will cause the surviving corporation to maintain (to the extent available in the market) a directors' and officers' liability insurance policy with coverage in amount and scope at least as favorable to such persons as IQB's existing coverage.

ACCOUNTING TREATMENT

      Upon consummation of the merger, IQB will change its name to "Wherify Wireless, Inc." After the merger, the former stockholders of Wherify will own approximately 80% of the outstanding shares of the combined company, calculated on a fully diluted basis (but excluding shares issuable pursuant to employee stock options and IQB and Wherify shares issued in connection with certain pre-merger financings). The number of shares of IQB common stock to be issued for each share of Wherify capital stock is fixed and will not be adjusted based on changes in the value of IQB common stock. As a result, prior to the completion of the merger, the value of the IQB common stock that Wherify stockholders will receive pursuant to the merger will vary as the market price of IQB common stock changes. Accounting rules require that financial statements of the combined company reflect the financial history and fiscal year-end of Wherify, not IQB. The approximate 20% of the combined entity held by the former IQB stockholders, calculated as described above, will be valued based upon the current stock price of the combined entity and all tangible and intangible assets of the combined entity will be revalued to an amount equal to the product of the stock price multiplied by the shares held by the former IQB stockholders plus IQB's total liabilities. The excess of IQB's total valuation less identifiable assets and liabilities will be accounted for as goodwill. All of the goodwill attributable to IQB, estimated to be approximately $45 million based on the pro formas dated December 31, 2004, will be written off as of the closing of the merger.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

      The merger does not require the approval of any state or federal regulatory entity. In order to consummate the merger, the companies must file a certificate of merger with the California Secretary of State and with the Deleware Secretary of State.

APPRAISAL AND DISSENTER'S RIGHTS

      IQB and Wherify common stockholders will have appraisal rights under California law with respect to the merger.

      The holders of Wherify preferred stock are not entitled to dissenters and appraisal rights under the provisions of Chapter 13 of the California General Corporation Law (the "GCL").

      Holders of Wherify common stock and IQB common stock who do not vote in favor of the merger may be entitled to dissenters rights under the provisions of Chapter 13 of the GCL. The following summary is not intended to set forth definitively all of the law and procedures relating to perfection of dissenters rights under the GCL. Stockholders are referred to the text of the applicable sections of such law set forth in Appendix G to this Proxy Statement. In view of the complexity of these provisions of California Law, holders who are considering dissenting from the merger should consult their legal advisor.

      Within ten days of the approval of the merger by the stockholders of Wherify and IQB, Wherify must mail to each Wherify stockholder and IQB must mail to each IQB stockholder that is eligible for dissenters' rights under the GCL ("Dissenting Shares"), a notice of the approval of the merger accompanied by a copy of Chapter 13 of the GCL, a statement of the price determined by Wherify or IQB to represent the fair market value of the Dissenting Shares, and a brief description of the procedure to be followed if the Wherify or IQB stockholder desires to exercise his or her rights under Chapter 13 of the GCL. The statement of price constitutes an offer by Wherify or IQB to purchase at the price stated any Dissenting Shares unless such shares lose their status as Dissenting Shares as described below.

      If a Wherify or IQB stockholder wishes to exercise dissenters' rights (a "dissenting stockholder"), the dissenting stockholder must make a written demand upon Wherify or IQB for the purchase of the dissenting stockholder's Dissenting Shares and the payment to the dissenting stockholder in cash of their fair market value. Such demand must be received by Wherify or IQB within 30 days after the date the notice of the approval of the merger was mailed to the stockholders. The demand must state the number and class of the Dissenting Shares and must contain a statement of what the dissenting stockholder claims to be the fair market value of those shares as of the day before the announcement of the merger. The statement of fair market value constitutes an offer by the dissenting stockholders to sell the shares at such price. A dissenting stockholder may not withdraw the dissenting stockholder's demand for purchase of Dissenting Shares without the consent of Wherify or IQB, as the case may be, or take any action to attack the validity of the merger except to test whether the number of shares required to approve the merger were legally voted in favor thereof.

      Additionally, a dissenting Wherify stockholder must submit to Wherify at its principal office and a dissenting IQB stockholder may submit to IQB at its principal office, the dissenting stockholder's certificates representing the Dissenting Shares within 30 days after the date on which notice of the approval of the merger was mailed to the stockholder. The stockholder must stamp or endorse the certificates with the statement that the shares are Dissenting Shares (or are to be exchanged for certificates of appropriate denominations so stamped or endorsed).

      If Wherify or IQB and the Wherify or IQB stockholder agree that the shares are Dissenting Shares and agree upon the price of the shares, the stockholder is entitled to receive the agreed price with interest thereon at the legal rate on judgments from the date of such agreement. Any such agreement shall be filed with the Secretary of Wherify or IQB. Payment of such amount is to be made within 30 days after the date of such agreement or within 30 days after any statutory or contractual conditions to the merger are satisfied, whichever is later.

      If Wherify or IQB denies that the shares are Dissenting Shares or if Wherify or IQB and the Wherify or IQB stockholder fail to agree upon the fair market value of the shares, then the stockholder, within six months after the date on which notice of the approval of the merger was mailed to the stockholder, may file a complaint in the Superior Court of San Mateo County, California with respect to Wherify or in the Superior Court of Alameda County, California with respect to IQB, seeking a judicial determination of whether the shares are Dissenting Shares or the fair market value of the shares or both. If the stockholder does not bring such an action within such time, such stockholder's dissenters' rights will cease. The court will direct payment of the appraised value of the shares, together with interest thereon at the legal rate on judgments from the date on which judgment was entered, by Wherify or IQB to the stockholders upon the surrender of the certificates representing such shares to Wherify or IQB. The costs of the proceedings shall be apportioned as the Court considers equitable, but if the appraisal exceeds the price offered by Wherify or IQB, Wherify or IQB, as applicable, shall pay the costs, and if the appraisal is more than 110% of the price offered by Wherify or IQB, Wherify or IQB may be required to pay attorney's and other fees and interest at the legal rate on judgments from the date the stockholders complied with Sections 1300, 1301 and 1302 of GCL.

EFFECT OF THE MERGER ON OUTSTANDING WHERIFY STOCK OPTIONS

      Under the merger agreement, at the effective time of the merger, each Wherify stock option will be assumed by IQB and converted into an option to acquire a number of shares of IQB common stock equal to the number of shares of Wherify common stock underlying each such option before the merger multiplied by the exchange ratio and rounded down to the nearest whole share. IQB will assume each Wherify option on the same exercise or vesting schedule and other terms and conditions as were applicable under the Wherify stock option plan and stock option agreement pursuant to which the option was issued. The exercise price for each such option will equal the per share exercise price of the applicable stock option prior to the merger divided by the exchange ratio and rounded up to the nearest whole cent.

      Within thirty days of completion of the merger, IQB will prepare and file with the SEC one or more registration statements registering the shares of IQB common stock subject to the assumed Wherify stock options. IQB will use its commercially reasonable efforts to maintain the effectiveness of the registration statement for so long as any assumed Wherify stock options remain outstanding.

DIVIDEND POLICY

      IQB has never paid dividends on its share capital. It is currently intended that the combined company will retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying cash dividends. Any payment of future dividends will be at the discretion of the board of directors after taking into account various factors, including the combined company's financial condition, operating results, current and anticipated cash needs and plans for expansion.

SECURITIES LAWS CONSEQUENCES

      Subject to the restrictions under the lock-up agreement discussed above, all IQB common stock received pursuant to the merger by Wherify stockholders will be freely transferable, except that IQB common stock received by persons who are deemed to be "affiliates" of Wherify under the Securities Act of 1933 at the time of the Wherify special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Wherify for these purposes generally include individuals or entities that control, are controlled by or are under common control with Wherify and include directors and executive officers of Wherify. In addition, sales of IQB common stock received by persons who are subject to Section 16 of the Exchange Act of 1934, as amended, may be subject to Section 16(b) of the Exchange Act. Persons who may be deemed to be subject to Section 16 for these purposes generally include individuals or entities that would own on or after the merger directly or indirectly more than ten percent of the common stock of the combined company and any officer or director of the combined company. The IQB Board of Directors has adopted resolutions to provide that the receipt by Wherify officers and directors of shares of IQB common stock in the merger, and of options to purchase IQB common stock upon assumption and conversion of Wherify stock options pursuant to the merger, be exempt from Section 16(b) by virtue of Rule 16(b)-3 under the Exchange Act.

                                VOTING AGREEMENTS

      Concurrently with the execution of the merger agreement, William Scigliano, Greg Micek and Daniel McKelvey each executed a stockholder agreement agreeing to vote their shares of IQB stock to approve the principal terms of the merger agreement and the merger, and the issuance of IQB common stock to the Wherify stockholders in connection with the merger, and Douglas Hajjar, Timothy Neher and Harvey Miller each executed a stockholder agreement agreeing to vote their shares of Wherify capital stock to approve the principal terms of the merger agreement and the merger.

                            MATERIAL TAX CONSEQUENCES

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      The following summary discusses the material United States federal income tax consequences of the merger to Wherify stockholders. The summary is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this joint proxy statement prospectus. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. This discussion does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their particular circumstances or to stockholders who are subject to special rules, such as:

      o     Dealers in securities or foreign currencies;

      o Stockholders who are subject to the alternative minimum tax provisions of the Code;

      o     Tax-exempt organizations;

      o     Non-United States persons or entities;

      o     Financial institutions or insurance companies;

      o     Stockholders whose shares are "qualified small business stock" under
            Section 1202 of the Code;

      o Stockholders who acquired Wherify capital stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

      o Stockholders who hold Wherify capital stock as part of an integrated investment, straddle, hedge, or constructive sale, comprised of shares of Wherify stock and one or more other positions.

      This discussion does not include the tax consequences of the merger under foreign, state or local tax law, which may vary significantly as to each Wherify stockholder depending upon the jurisdiction in which such stockholder resides. In addition, other than the reverse stock split (discussed below) this discussion does not include the consequences of other transactions that may take place before, after, or concurrently with the merger. This discussion assumes that Wherify stockholders hold their shares of Wherify capital stock as capital assets within the meaning of Section 1221 of the Code (generally, property held as an investment).

      The United States federal income tax consequences of the merger depend on whether it will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. Although the merger has been structured in a manner that is intended to qualify as a reorganization, neither Wherify nor IQB will request an opinion of counsel or a ruling from the Internal Revenue Service regarding whether the merger qualifies as a reorganization or regarding the tax consequences of the merger to Wherify stockholders.

      ACCORDINGLY, WHERIFY STOCKHOLDERS ARE URGED TO CONSULT THEIR PERSONAL TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES.

      If the merger were not treated as a reorganization, it would be a fully taxable transaction for all Wherify stockholders, and each Wherify stockholder would recognize aggregate capital gain or loss in an amount equal to the difference between (i) the sum of the fair market value of the IQB common stock and any cash received pursuant to the merger and (ii) the Wherify stockholder's tax basis in its shares of Wherify capital stock. In that event, the aggregate tax basis of the IQB common stock received by a Wherify stockholder in connection with the merger would be equal to the fair market value of such IQB common stock, and the holding period of that stock would begin the day after the merger.

      Assuming the merger qualifies as a reorganization, then the following material United States federal income tax consequences will result from such qualification:

      o None of IQB, Wherify Acquisition, Inc. or Wherify will recognize any gain or loss solely as a result of the merger;

      o Wherify stockholders will not recognize any gain or loss upon the exchange of their shares of Wherify capital stock for shares of IQB common stock pursuant to the merger, except with respect to cash received instead of a fractional share of IQB common stock as discussed below;

      o The aggregate tax basis of the shares of IQB common stock received by Wherify stockholders in exchange for shares of Wherify capital stock pursuant to the merger will be the same as the aggregate tax basis of the shares of Wherify capital stock surrendered in the merger, reduced by any tax basis allocable to a fractional share of Wherify capital stock for which cash is received;

      o Cash payments received by a Wherify stockholder for a fractional share of IQB common stock will be treated as if such fractional share had been issued in connection with the merger and then redeemed by IQB, and a Wherify stockholder will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the stockholder's tax basis in such fractional share. This capital gain or loss will be long-term capital gain or loss to a Wherify stockholder if, as of the date of the merger, the holding period for the fractional share redeemed (which will include the holding period of the Wherify shares surrendered in the merger) is more than one year;

      o The holding period of the shares of IQB common stock received in exchange for shares of Wherify capital stock will include the holding period of the Wherify capital stock exchanged therefor; and

      o Wherify stockholders who receive cash for their Wherify capital stock as a result of exercising statutory appraisal rights will be treated as having received a distribution in redemption of their stock, subject to Section 302 of the Code. Assuming that the requirements of Section 302 are satisfied, such stockholders will have a taxable capital gain (or capital loss), measured by the difference between the cash payment received and their tax basis in the shares as to which the appraisal rights are exercised, assuming that those shares are held as capital assets when the appraisal rights are elected. In general, such stockholders should also be able to reduce that capital gain (or increase that capital loss) by the amount of any expenses they incur in pursuing or prosecuting their appraisal rights. Dissenting stockholders should consult their own tax advisors regarding the application of Section 302.

      The preceding is not meant to be a complete discussion or analysis of all potential tax effects relevant to the merger. Thus, Wherify stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, federal, state, local and other applicable tax laws, and the effect of any proposed changes in the tax laws.

                              THE MERGER AGREEMENT

      The following is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A, Amendment Nos. 1, 2 and 3 to the Merger Agreement, which are attached as Appendices A, B and C, respectively, all of which are incorporated by reference into this document. IQB and Wherify stockholders are urged to read the merger agreement and the amendments in their entirety because they are the legal documents that govern the merger.

THE MERGER

      A wholly owned subsidiary of IQB, Wherify Acquisition, Inc., will merge with and into Wherify, with Wherify surviving as a wholly owned subsidiary of IQB.

EFFECTIVE TIME AND TIMING OF CLOSING

      The merger will become effective and be completed when IQB causes to be filed a certificate of merger with the Secretary of State of the the State of California and the Secretary of State of the State of Delaware or at a later time as established by IQB and Wherify and set forth in the certificate of merger. IQB and Wherify expect the merger to become effective on the same day as the closing of the merger, which will take place at 10:00 am, Eastern time, on a date to be specified by IQB and Wherify, which will be no later than the second business day after the conditions described in the merger agreement have been satisfied or waived, unless another date or time is agreed to in writing by IQB and Wherify.

CONSIDERATION TO BE RECEIVED IN THE MERGER

      As of the effective time of the merger:

      o Each issued and outstanding share of Wherify common stock will be automatically canceled and converted into the right to receive that number of shares of IQB common stock, equal to a fraction determined by dividing:

(a) the number of Issuable IQB Shares; by

(b) the fully diluted number of shares of Wherify common stock outstanding immediately prior to the merger after giving effect to the conversion of all outstanding Wherify preferred stock into Wherify common stock and after giving effect to the conversion of all outstanding warrants and other rights to acquire Wherify capital stock into shares of Wherify capital stock and the subsequent conversion of such Wherify capital stock into Wherify common stock, if applicable, but excluding and not giving effect to (i) the exercise of all outstanding options to acquire Wherify common stock held by individuals who are employees and members of the Board of Directors of Wherify immediately prior to the effective time, and (ii) shares of Wherify capital stock issued after the date of the merger agreement to one or more bona fide third party purchasers in an equity financing pursuant to which Wherify sells such shares with the principal purpose of raising capital ("financing shares"); and

      o Each outstanding Wherify stock option will be assumed by IQB and become an option to purchase IQB common stock and cash as described on page 61 "Effect of the Merger on Outstanding Wherify Stock Options."

      For purposes of the foregoing, "Issuable IQB Shares" means a number of shares of IQB common stock equal to four multiplied by the sum of (i) shares of IQB common stock issued and Outstanding immediately prior to the Effective Time; and (ii) shares of IQB common stock issuable upon exercise of warrants and conversion of debentures and other rights to acquire shares of IQB common stock outstanding immediately prior to the effective time, excluding (A) shares of IQB common stock issuable upon exercise of stock options outstanding immediately prior to the effective time and held by individuals who are employees of IQB immediately prior to the Effective Time; (B) shares of IQB common stock issued or issuable after the date of the merger agreement to one or more bona fide third party purchasers in an equity financing the principal purpose of which is to raise capital and (C) up to 500,000 shares of IQB common stock issued to employees and/or consultants prior to the effective time in lieu of cash or otherwise owed to such individuals for services rendered to IQB.

      The following tables illustrate the calculation of the exchange ratio and the number of shares of IQB to be issued to the Wherify stockholders in the merger, including the shares of IQB issuable upon exercise of outstanding options, warrants and other rights to acquire Wherify capital stock based on information as of April 7, 2005. Actual numbers will vary. The IQB shares in the following tables reflect the one for four reverse split of IQB's outstanding common stock affected on November 29, 2004.

      The information below reflects the issuance by IQB of $3,300,000 in principal amount of convertible debentures and warrants to purchase 825,000 shares of IQB common stock on January 11, 2005 and the issuance by Wherify of an aggregate of 1,636,420 shares of Series C preferred stock since the date of the merger agreement. All of these shares and debentures were issued in connection with equity financings and are therefore considered "financing shares" and, in accordance with the formula set forth in the merger agreement, are excluded from the calculation of the exchange ratio.

                                    A                 B                   C                   D                     E
                                    -                 -                   -                   -                     -
                                                                                        Shares issued for
                                                                       Stock options        financing and
                                                Issuable pursuant            held by      vendor payments
                                                   to outstanding          employees          post merger              Issuable
                                  Issued and    options, warrants        immediately            agreement            IQB Shares
                                 Outstanding     and other rights    prior to merger         signing date       4*((A+B)-(C+D))
Issuable IQB Shares..........      6,976,011            5,480,518            400,000            3,421,902            34,538,508


                                    A                 B                   C                   D                     E
                                    -                 -                   -                   -                     -
                                                                       Stock options    Shares issued for
                                                                             held by        financing and
                                                Issuable pursuant      employees and      vendor payments
                                                   to outstanding      board members          post merger         Wherify fully
                                  Issued and    options, warrants        immediately            agreement        diluted common
                                 Outstanding     and other rights    prior to merger         signing date         ((A+B)-(C+D))
Wherify Fully Diluted Shares.      8,730,183              764,334            764,334            1,577,027             7,153,156


                                    A                 B                   C                   D                     D
                                    -                 -                   -                   -                     -
                                     Wherify                                                                       Total No. of
                                 outstanding                                                                       Shares to be
                              capital stock,         Issuable IQB      Wherify Fully       Exchange Ratio                Issued
                             fully diluted             Shares          Diluted Shares               (B/C)                 (A*D)
Calculation of Exchange Ratio      8,730,183           34,538,508          7,153,156                 4.83            43,221,859

      The Merger Agreement provides that the number of shares of IQB common stock that the Wherify stockholders have the right to receive in the merger will be appropriately adjusted to reflect fully the effect of any reclassification, stock split, consolidation, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into IQB common stock), reorganization, capital redemption or repayment, bonus issue, recapitalization or other like change with respect to IQB common stock or Wherify capital stock occurring, or for which a record date is established, after the date of the merger agreement and prior to the effective time of the merger pursuant to this provision.

      At the effective time of the merger, any IQB common stock issued with respect to unvested shares of Wherify common stock awarded to employees, directors or consultants pursuant to any of Wherify's plans or arrangements and outstanding immediately prior to the effective time of the merger will remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the effective time of the merger, except to the extent by their terms on the date of the merger agreement such unvested shares vest at the effective time of the merger.

REPRESENTATIONS AND WARRANTIES

      The merger agreement contains a number of customary representations and warranties made by Wherify, IQB and Wherify Acquisition, Inc., including representations and warranties regarding:

      o     Due organization, good standing and corporate power and authority;

      o     Capitalization;

      o Corporate power and authority to enter into the merger agreement and lack of conflicts with corporate governance documents, contracts or laws;

      o     Governmental filings and approvals and stockholder consent;

      o     SEC reports and financial statements;

      o Information supplied in connection with this joint proxy statement/prospectus;

      o     No undisclosed liabilities;

      o Agreements, contracts and commitments, including government contracts;

      o     Absence of changes or events since December 31, 2003;

      o     Litigation and product liability;

      o     Intellectual property;

      o     Environmental matters;

      o     Compliance with laws;

      o     Tax matters;

      o     Ownership and condition of assets; and

      o     Brokers.

      IQB and Wherify Acquisition, Inc. have also represented that Wherify Acquisition, Inc. was formed solely for the transactions contemplated by the merger agreement and has engaged in no other business activities and has conducted its operations only as contemplated by the merger agreement.

CONDUCT OF BUSINESS PENDING THE MERGER; OTHER ACTIONS

      IQB and Wherify have each agreed that, unless approved by the other party, during the period between the signing of the merger agreement and the effective time of the merger, it will, and will cause each of its subsidiaries to:

      o Carry on its business in the ordinary course in substantially the same manner as previously conducted;

      o     Pay its debts and taxes;

      o     Comply with all applicable laws, rules and regulations; and

      o Use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each subsidiary's present business organization, assets and properties, maintain inventory levels in the ordinary course of business, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it.

      IQB and Wherify have each also agreed that, except as otherwise provided in the merger agreement or as approved by the other party, during the period between the signing of the merger agreement and the effective time of the merger it will not and will not permit its subsidiaries to, directly or indirectly:

      o Declare, set aside or pay dividends or make distributions on its outstanding shares or securities convertible into those shares (other than dividends and distributions by a direct or indirect wholly owned subsidiary);

      o Split, combine, subdivide or reclassify its share capital or issue or authorize the issuance of any other securities in respect of, or in lieu of or in substitution for shares of its share capital or any of its other securities;

      o Purchase, redeem or otherwise acquire any shares of its share capital or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (provided that a party will not be prohibited from exercising its contractual rights of repurchase under any employee, consultant or director plan or agreement in effect on the date of the merger agreement);

      o     Amend its corporate governance documents;

      o Enter into an agreement regarding a merger, consolidation, liquidation or business combination involving the disposition of a material amount of the assets or securities of it and its subsidiaries, taken as a whole;

      o Make any changes in accounting methods, principals or practices or change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as required by applicable generally accepted accounting principles; or

      o Authorize or agree to take any of the above actions or any other action which would prevent or materially impair the satisfaction of any conditions to closing of the merger agreement.

      In addition, IQB and Wherify have agreed that, except as contemplated by the merger agreement or as approved by the other party, prior to the effective time it will not, and will not permit its subsidiaries to, directly or indirectly, take any of the following actions:

      o Issue, deliver, sell, grant, pledge or otherwise dispose of any shares of its capital stock, any other voting securities or any securities convertible or exchangeable for any such shares;

      o Acquire any association or material assets, in the aggregate, to a party and its subsidiaries, other than in the ordinary course of business;

      o Sell, lease, dispose of or encumber any material assets or securities or make any material change in its capitalization, except for sales in the ordinary course of business;

      o     Incur any indebtedness, except in the ordinary course of business;

      o Make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $5,000 in the aggregate;

      o Except in the ordinary course of business, enter into any material contract or agreement, or agree to any release or relinquishment of any material contract rights;

      o Incur any long-term debt or short-term debt for borrowed money except for debt incurred in the ordinary course of business;

      o Except as set forth in the Disclosure Letter, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of IQB common stock, options, warrants, convertible debt or other security convertible into or exercisable for IQB common stock;

      o Except as contemplated by the merger agreement, amend its Certificate of Incorporation, bylaws or other comparable transfer or organizational document;

      o Enter into or adopt any employment or similar agreement for an annual compensation in excess of $100,000;

      o Enter into, amend or terminate any employment, severance or similar agreement or benefit plan for the benefit of any current or former director, officer, employee or consultant or any collective bargaining agreement;

      o Increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the ordinary course of business);

      o Amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards;

      o Pay any material benefit not provided for on the date of the merger agreement under any benefit plan;

      o Grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan;

      o Take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

      o Make or rescind any material tax election, make any material settlement or compromise to any tax liability or make any material amendments to any tax return;

      o Fail to pay when due only any trade payable except in the ordinary course of business; or

      o     Authorize or agree to take any of the above actions.

Notwithstanding the foregoing, IQB has consented to the following actions by
Wherify:

      o Allow Wherify to amend its 1999 Stock Option Plan to increase the number of shares reserved for issuance thereunder by 250,000 shares from 689,334 to 939,334 and to issue such additional stock options.

      o The amendment of Wherify's articles of incorporation to increase the number of authorized shares of Series C Preferred by 1,700,000 shares from 2,500,000 to 4,200,000 shares and the sale and issuance of such additional shares of Series C Preferred on the same or better terms and conditions with respect to Wherify as such shares were sold by Wherify prior to the date of the merger agreement.

OFFERS FOR ALTERNATIVE TRANSACTIONS

      IQB and Wherify have agreed not to, and not to authorize or permit its respective subsidiaries or any of its or its respective subsidiaries' respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors, agents or representatives to, directly or indirectly:

      o Solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any company acquisition proposal; or

      A "company acquisition proposal" is:

      o Any inquiry, proposal or offer for the dissolution or liquidation of either IQB or Wherify or any of its subsidiaries or a merger, consolidation, tender offer, recapitalization, share exchange or other business combination involving 25% or more of its equity securities;

      o Any proposal for the issuance by either IQB or Wherify of over 25% of its equity securities; or

      o Any proposal or offer to acquire in any manner, directly or indirectly, over 25% of the equity securities or consolidated total assets of either IQB or Wherify.

      However, prior to the adoption of the merger agreement by the IQB stockholders, IQB may engage in discussions or negotiations with, and furnish information to, a third party and its representatives pursuant to a confidentiality agreement if the third party has made a superior proposal or a company acquisition proposal that constitutes or, in the good faith judgment of the IQB board of directors, after consultation with outside counsel and its independent adviser, would reasonably be expected to result in, a superior proposal if:

      o The proposal did not result from the breach by IQB of its obligations described above not to solicit or engage in discussions regarding a company acquisition proposal; and

      o IQB's board of directors determines in good faith after consultation with outside counsel that taking such action is required by its fiduciary obligations.

      IQB has agreed to:

      o Promptly inform Wherify of any acquisition proposal or request for non-public information in connection with an acquisition proposal;

      o Not provide any information to or participate in discussions or negotiations for three business days following written notice to Wherify of the proposal or inquiry;

      o Keep Wherify fully informed on a prompt basis of the status and any material change to the terms of the proposal or inquiry;

      o Promptly provide Wherify with copies with all correspondence and other written material sent or provided to IQB from any third party describing the terms of any acquisition proposal; and

      o     Consider any counterproposal by Wherify in good faith.

      A "superior proposal" means any unsolicited, bona fide written proposal made by a third party to acquire all or substantially all of the equity securities or assets of IQB, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of IQB's assets:

      o On terms which the IQB board of directors determines in its good faith judgment to be more favorable from a financial point of view to the IQB stockholders than the transactions contemplated by the merger agreement (after consultation with its independent financial advisor), taking into account all the terms and conditions of the proposal and the merger agreement (including any proposal by either party to amend the merger agreement).

      IQB and Wherify have also agreed that its board of directors or any committee of the board of directors will not:

      o Except as otherwise described above, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the other party, including Wherify Acquisition, Inc., the approval or recommendation of the merger agreement or the merger by either the IQB or Wherify board of directors or any committee of either the IQB or Wherify board of directors;

      o Cause either IQB or Wherify to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any company acquisition proposal; or

      o Adopt, approve or recommend, or propose to adopt, approve or recommend, any company acquisition proposal.

      However, if the merger agreement has not yet been adopted by the IQB stockholders, the IQB board of directors may, in response to a superior proposal that did not result from a breach by IQB of the obligations described above, withdraw or modify the recommendation in favor of adoption of the merger agreement, if the IQB board of directors determines in good faith, after consultation with outside counsel, that such actions are required by its fiduciary obligations, but only after the third business day following receipt by Wherify of written notice advising it that the IQB board of directors desires to withdraw or modify the recommendation due to the existence of a superior proposal.

      IQB has also agreed:

      o To keep Wherify fully informed with respect to any material change to the terms of any company acquisition proposal; and

      o To terminate any discussions or negotiations regarding a company acquisition proposal that were being conducted before the merger agreement was signed.

AGREEMENT REGARDING RECOMMENDATIONS TO STOCKHOLDERS

      The board of directors of Wherify is required to hold a meeting of Wherify stockholders and to recommend that the Wherify stockholders adopt the merger agreement. The board of directors IQB is required to hold a meeting of IQB stockholders and, subject to its fiduciary duties under applicable law, to recommend that the IQB stockholders approve the merger and the issuance of shares in connection with the merger.

INDEMNIFICATION AND INSURANCE

      After the merger, for a period of six years, to the fullest extent permitted by law, IQB will indemnify and will cause the combined company to indemnify the individuals who are or were directors or officers of IQB and Wherify as of or before the completion of the merger for any judgments, fines, liabilities, claims, losses and damages they incur arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to or after the effective time of the merger, to the extent that such obligations to indemnify and hold harmless existed on the date of the merger agreement.

      For a period of six years after the effective time of the merger, IQB will cause the combined company to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who were covered by IQB's and Wherify's directors' and officers' liability insurance policy on the date of the merger agreement, with coverage in amount and scope at least as favorable to such persons as IQB's and Wherify's existing coverage on the date of the merger agreement. See "The Merger--Interests of Directors and Officers of IQB and Wherify in the Merger--Indemnification and Insurance."

DIRECTORS AND OFFICERS OF IQB FOLLOWING THE MERGER

      Following the merger, the board of directors of the combined company will consist of five members, including William B.G. Scigliano, who is currently a member of IQB's board of directors, Timothy Neher and Wade Fenn, who are currently members of Wherify's board of directors, and Reginald Brown and John Micek III. As members of the board of directors of the combined company, these individuals will receive from time to time cash and stock compensation. The continued positions of these individuals on the combined company's board of directors will be subject to approval by the stockholders of the combined company at the next annual meeting of stockholders following the merger. The management of the combined company expects to recommend to its stockholders that Messrs. Scigliano, Neher, Fenn, Brown and Micek be elected as directors of the combined company at such time, although there can be no assurance that they will be elected for an additional term.

      Biographies of the proposed directors of the combined company are set forth beginning on page 116. In that section of this joint proxy statement/prospectus, is also described the share and option ownership of the proposed members of the board of directors of the combined company.

ADDITIONAL AGREEMENTS

      The merger agreement contains additional agreements between IQB and Wherify including those regarding:

      o Wherify using its best efforts to obtain lock-up agreements from all its stockholders;

      o The preparation and filing and of the registration statement and the preparation, filing and mailing of this joint proxy statement/prospectus;

      o Change of name of IQB and either a reverse stock split of outstanding IQB common stock or alternatively, an increase in the number of authorized IQB common stock;

      o Conversion of Wherify preferred stock into Wherify common stock immediately prior to the consummation of the merger;

      o     Providing the other party access to information;

      o Taking commercially reasonable efforts to meet the legal conditions to the merger; and

      o     Public disclosure of the merger and the merger agreement.

CONDITIONS TO EACH PARTY'S OBLIGATIONS TO COMPLETE THE MERGER

      Wherify's and IQB's respective obligations to complete the merger are subject to the satisfaction of the following conditions:

      o The holders of a majority of the voting power of outstanding shares of Wherify common stock and the holders of a majority of the voting power of outstanding shares of Wherify preferred stock, each voting as a separate class shall have adopted the merger agreement;

      o The holders of a majority of the IQB common stock shall have adopted the merger agreement and authorized the issuance of IQB common stock in the merger;

      o All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger having been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a material adverse effect on IQB or Wherify;

      o The registration statement being effective and no proceeding to suspend the effectiveness of this joint proxy statement/prospectus having been initiated or threatened in writing by the SEC;

      o No government injunctions having been issued, orders or any statute or rule or regulation in effect which prevents or would prevent the merger;

      Neither IQB nor Wherify intend to waive any material condition to closing after its stockholders' or stockholders' meeting, respectively, without re-soliciting approval of its stockholders.

ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF IQB

      The obligations of IQB to effect the merger are also subject to the satisfaction or waiver by IQB of the following conditions:

      o Wherify's representations and warranties in the merger agreement being true and correct as of the date of the merger agreement and as of effective time of the merger, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true and correct only as of that date, and except to the extent that together all inaccuracies in the representations and warranties have not had a material adverse effect on Wherify;

      o Wherify having performed in all material respects all obligations and covenants required to be performed by it under the merger agreement at or before the effective time of the merger;

      o No event having occurred which has a material adverse effect on Wherify;

      o IQB having received from Wherify's IP counsel an opinion as to the intellectual property of Wherify in form and substance reasonably acceptable to IQB; and

      o Wherify obtaining signed lock-up agreements from 66% of the Wherify stockholders who hold 0.5% or more of Wherify capital stock.

ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF WHERIFY

      The obligation of Wherify to effect the merger is also subject to the satisfaction or waiver by Wherify of the following conditions:

      o IQB's and Wherify Acquisition, Inc.'s representations and warranties in the merger agreement being true and correct as of the date of the merger agreement and as of the date of the effective time of the merger, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true and correct only as of that date, and except to the extent that together all inaccuracies in the representations and warranties have not had a material adverse effect on IQB;

      o IQB and Wherify Acquisition, Inc. having performed in all material respects all obligations and covenants required to be performed by them under the merger agreement at or before the effective time of the merger; and

      o     No event having occurred which has a material adverse effect on IQB.

TERMINATION AND EFFECTS OF TERMINATION

Right to Terminate

      The merger agreement may be terminated at any time before the effective time of the merger in any of the following ways:

      o By mutual written consent of IQB, Wherify Acquisition, Inc. and Wherify;

      o     By IQB or Wherify, if:

      o A governmental authority issues a nonappealable final order, decree or ruling or takes any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

      o Either company's stockholders do not approve the merger at their respective stockholders' or stockholders' meeting, provided that neither company may terminate the merger agreement if it is in material breach of or has failed to fulfill any of its material obligations under the merger agreement and such breach or failure has been a principal cause of the inability to obtain such requisite vote of stockholders.

      o     By IQB, if:

      o The Wherify board of directors, or any committee of the Wherify board of directors, fails to recommend the approval of adoption of the merger agreement to Wherify's stockholders or withdraws or modifies its recommendation of the merger to Wherify's stockholders;

      o Wherify materially breaches its obligations under the merger agreement regarding obtaining stockholder approval or not soliciting or entering into a company acquisition proposal;

      o Wherify shall have failed to hold the Wherify stockholders meeting to approve the merger agreement within 60 business days after the registration statement is declared effective; or

      o Wherify breaches any representation or warranty or fails to perform any covenant or agreement under the merger agreement which would cause any of the condition to IQB's obligation to close not to be satisfied, unless cured, if curable, within 20 days following receipt of written notice of this breach or failure from IQB.

      o     By Wherify, if:

      o The IQB board of directors, or any committee of the IQB board of directors, fails to recommend the approval of adoption of the merger agreement to IQB's stockholders or withdraws or modifies its recommendation of the merger to IQB's stockholders;

      o IQB materially breaches its obligations under the merger agreement regarding obtaining stockholder approval or not soliciting or entering into a company acquisition proposal;

      o IQB shall have failed to hold the Wherify stockholders meeting to approve the merger agreement within 60 business days after the registration statement is declared effective; or

      o IQB breaches any representation or warranty or fails to perform any covenant or agreement under the merger agreement which would cause any of the condition to Wherify's obligation to close not to be satisfied, unless cured, if curable, within 20 days following receipt of written notice of this breach or failure from Wherify.

Effects of Termination

      If the merger agreement is terminated, the merger agreement will become void and there will be no liability on the part of the parties of the merger agreement or their respective officers, directors, stockholders or affiliates. However, termination of the merger agreement will not relieve any party from liability for any willful breach of the merger agreement. In addition, the provisions of the agreement relating to confidentiality, fees and expenses, IQB's and Wherify's representations and warranties regarding brokers and broker's fees, and certain miscellaneous provisions, as well as the confidentiality agreement between IQB and Wherify, will survive termination of the merger agreement.

Termination Fees Payable to IQB

      Wherify has agreed to pay IQB a termination fee of $500,000 if the merger agreement is terminated:

      o     by IQB or Wherify if:

      o Wherify's stockholders do not adopt the merger agreement at their stockholders' meeting (provided that IQB's material breach of or its failure to fulfill its material obligations under the merger agreement has not been a principal cause of the inability to obtain the stockholders' consent), if, at the time of such termination Wherify is in willful breach of any of its covenants or agreements in the merger agreement and such breach has been the principal cause of the inability to consummate the merger or the failure to obtain the requisite vote of the Wherify stockholders in favor of the merger;

      o     by IQB if:

      o the Wherify board of directors, or any committee of the Wherify board of directors, fails to recommend the approval of adoption of the merger agreement to Wherify's stockholders or withdraws or modifies its recommendation of the merger to Wherify's stockholders;

      o Wherify materially breaches its obligations under the merger agreement regarding obtaining stockholder approval or note soliciting or entering into a company acquisition proposal;

      o Wherify shall have failed to hold the Wherify stockholders meeting and submit the merger to its stockholders for approval within sixty business days after the date the registration statement is declared effective.

Termination Fees Payable to Wherify

      IQB has agreed to pay Wherify a termination fee of $500,000 if the merger agreement is terminated:

      o     by IQB or Wherify if:

      o IQB's stockholders do not adopt the merger agreement at their stockholders' meeting (provided that Wherify's material breach of or its failure to fulfill its material obligations under the merger agreement has not been a principal cause of the inability to obtain the stockholders' consent), if, at the time of such termination IQB is in willful breach of any of its covenants or agreements in the merger agreement and such breach has been the principal cause of the inability to consummate the merger or the failure to obtain the requisite vote of the IQB stockholders in favor of the merger;

      o     by Wherify if:

      o the IQB board of directors, or any committee of the IQB board of directors, fails to recommend the approval of adoption of the merger agreement to IQB's stockholders or withdraws or modifies its recommendation of the merger to IQB's stockholders;

      o IQB materially breaches its obligations under the merger agreement regarding obtaining stockholder approval or note soliciting or entering into a company acquisition proposal; or

      o IQB shall have failed to hold the IQB stockholders meeting and submit the merger to its stockholders for approval within sixty business days after the date the registration statement is declared effective.

      Unless at or prior to such failure IQB has publicly announced a superior proposal and within six months following the termination of the merger agreement, IQB consummates a superior proposal.

EXPENSES

      Except as described above in "Termination Fees Payable to IQB and Wherify," whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the costs and expenses, except that IQB and Wherify will share equally the filing fee of all fees and expenses, other than accountant's and attorneys' fees, relating to the filing, printing and distributing this joint proxy statement/prospectus, provided that IQB shall pay up to $25,000 of the legal expenses of Wherify.

AMENDMENT; WAIVER

      IQB, Wherify Acquisition, Inc. and Wherify may amend the merger agreement in writing with the consent of their respective boards of directors. However, following the approval of the matters contemplated by the merger agreement by the stockholders of any party, no amendment may be made which by law requires further approval by such stockholders unless such further approval has been obtained. Neither IQB nor Wherify intend to waive any material condition to the closing of the merger after its stockholders' or stockholders' meeting without re-soliciting approval of its stockholders.

      Prior to the effective time of the merger, to the extent legally allowed, any provision of the merger agreement may be waived in writing by a party to the merger agreement against whom the waiver is to be effective, with the consent of its board of directors.

                               DESCRIPTION OF IQB

OVERVIEW

      IQB is a provider of facial composite software to federal, state and local law enforcement agencies in the U.S. and worldwide. IQB's headquarters are located at 2000 Bridge Parkway, Suite 201, Redwood Shores, CA 94065. IQB's telephone number is (650) 551-5277. IQB's web site is http:/ /www.iqbiometrix.com. Information contained in IQB's web site shall not be deemed to be a part of this joint proxy statement/prospectus.

      IQB is the result of a merger of JVWeb, Inc., a Delaware corporation, and IQ Biometrix California, Inc., a California corporation. JVWeb was incorporated on October 28, 1997 in Delaware to pursue electronic commerce opportunities. When JVWeb was unsuccessful in pursuing its business plan, JVWeb discontinued its operations and began the active search for an appropriate merger candidate in a transaction that would likely result in a change in the control and management of JVWeb. JVWeb and IQ Biometrix were introduced by Eric McAfee, who was a stockholder of CI Systems, a company whose assets were acquired by IQ Biometrix California prior to the merger. Greg J. Micek was the President and Chief Executive Officer of JVWeb and Greg J. Micek and Lewis Ball were members of the Board of Directors of JVWeb.

      The FACES(TM) technology was initially developed in the mid-1990's by Montreal-based entrepreneur Pierre Cote, the founder of InterQuest Inc., which launched FACES(TM) version 1.0 in 1998. InterQuest subsequently filed for bankruptcy in October 2000. In August 2001, another Canadian company acquired the FACES(TM) technology out of the bankruptcy proceedings on a deferred payment basis. When this acquirer was unable to raise funds to make the deferred payments, it defaulted and filed for bankruptcy in September 2001. Pierre Cote and other former InterQuest management and stockholders founded IQ Biometrix California, Inc. and on March 22, 2002, IQ Biometrix California merged with and into IQB Acquisition Corporation, a newly formed, wholly-owned Delaware subsidiary of JVWeb and JVWeb changed its name to "IQ Biometrix, Inc."

      In a transaction valued at $22,109,277, IQB acquired ownership of all of the right, title and interest in and to the FACES(TM) business and intellectual property, including software, patents and trademarks, the FACES(TM) library, inventory and other items. Because JVWeb had no significant assets or operations at the time of the merger, the merger was treated for accounting purposes as a "reverse merger." Although JVWeb was at the time a public company that acquired all of the assets of IQB, for accounting purposes IQB was treated as the acquirer and the public company henceforth.

      In connection with the JVWeb merger, IQB:

      o Issued 12,854,231 shares of common stock of IQB to the IQ Biometrix California stockholders in exchange for all the issued shares of IQ Biometrix California; and

      o Assumed outstanding options obligating IQB to issue up to 1,738,160 shares of IQB's common stock.

      Immediately after the merger, the former stockholders of IQ Biometrix California held approximately 85.51% of IQB's outstanding common stock. No placement or other fees were paid in connection with the merger.

INDUSTRY BACKGROUND

      The management of IQB believes that crime and homeland security remain a major concern. Product-oriented solutions should therefore command a market priority. There has been a surge of interest in technology that can help identify suspects and provide front line support to fight crime and terrorism. Among these technologies, facial composite and facial recognition technologies are expected to be one of the fastest-growing segments of the biometric market over the next two to three years.

THE IQ BIOMETRIX SOLUTION

      IQB's product FACES(TM) allows the user to create and re-create billions of human faces. Facial features selected from a database are automatically blended together to produce a photo-quality composite facial image. The technology helps law enforcement agencies identify, track and apprehend suspects.

      FACES automatically generates a unique alphanumeric "InterCode"(TM), for each image. IQB's InterCode(TM) algorithm is the digital imprint of the face, as represented by the unique combination of facial features from IQB's proprietary library. Every InterCode(TM) is unique with respect to a particular face, just as fingerprints or DNA are to a particular person. The digital character of the InterCode(TM) coding system and the small size of the code itself (less than 250 characters in length) allows the InterCode to be transmitted via any telecommunications network (phone, fax, internet). It also gives law enforcement agencies a more secure way to exchange facial composites relating to sensitive investigations.

      The photo quality of FACES(TM) composites means that they can be used effectively with facial recognition technology as a query to search image databases and deliver possible matches for positive identification.

      FACES(TM) first gained public recognition through its use in the capture of criminals by the highly-rated television series "America's Most Wanted," and its subsequent endorsement by host John Walsh. The first time FACES(TM) was used on the show it helped law enforcement capture a serial rapist of young girls within 48 hours of the show's airing.

      IQB has entered into a nonbinding strategic alliance agreement with SocialTech, Inc., a privately-held company and the developer of the TRAK notification software system to integrate IQB's FACES(TM) technology with SocialTech's TRAK system. "TRAK--Technology to Recover Abducted Kids," is a computer software system that was originally designed to help law enforcement agencies locate and recover abducted children. This system allows any police officer to quickly and efficiently create high-resolution photo bulletins, annotate them and share them electronically with other law enforcement jurisdictions, the media, and the community, around the world in seconds. The TRAK system is used by more than 1,400 police departments and is currently implemented at all 600 police departments in the State of New Jersey. TRAK has been used in a variety of cases, assisting law enforcement to communicate important visual information. However, without FACES(TM) or a photo image from a video camera or other source, the TRAK solution often is restricted to a general description of the suspect, e.g. white male, 6' tall, brown hair. This description is believed to be much less effective in identifying suspects than the FACES(TM) composite image. Using TRAK with IQB's FACES(TM) product creates a powerful tool for law enforcement agencies. To date, IQB has received no revenues from its agreement with SocialTech.

      In July 2003, IQB launched FACES(TM) 4.0. IQB began an aggressive sales and marketing campaign to extend the penetration of FACES(TM) in law enforcement.

STRATEGY

      IQB's goal is to become a leader in the field of facial composite software. IQB plans to achieve this goal through the implementation of the following key strategies:

      o Maintain FACES(TM) as the leading facial composite software. One of IQB's strategies is to position FACES(TM) as a state-of-the-art, easy to use, efficient product. Management believes that FACES(TM) represents a significant leap forward in simplicity of design and usability, revolutionizing the process of suspect identification. FACES(TM) can assist anti-terrorism, law enforcement, security and public safety personnel to identify suspects and solve crimes, by
            (i) developing accurate, photo-like composite images of suspects,
            (ii) giving law enforcement and other personnel in multiple agencies the ability to exchange composite images quickly and efficiently, and (iii) allowing the user to use FACES(TM) with facial recognition technology to search photo databases and retrieve possible matches.

      o Build strong brand recognition. The strategy is to develop, promote, advertise and increase the brand equity and visibility of FACES(TM) through a variety of marketing and promotional techniques using a variety of media and conducting an ongoing public relations campaign. To help build strong brand recognition and lay the foundation for sales of enhanced products developed in the future, 150,000 copies of FACES(TM) 1.0 were donated to police departments across North America in 1998 and 1999. This undertaking resulted in endorsements from a number of major law enforcement organizations.

      o Develop new products. IQB intends to continue to develop and refine its existing products, and to develop and commercialize additional products using its technology and facial image library. IQB also intends to expand its product line through strategic acquisitions. For example, the proposed merger with Wherify Wireless, Inc. will expand the combined company's product line and allow the combined company to leverage its existing sales and distribution channels to increase sales of all of its products.

      o Continue to seek valuable endorsements and recognition. FACES(TM) has been endorsed by John Walsh, host of the Fox Network television series "America's Most Wanted," which is viewed by 15 million people every week, and "America's Most Wanted" has adopted FACES(TM) as a crime-solving tool. IQB will continue to seek endorsements from groups such as these.

      o Maintain a strong commitment to customer satisfaction. IQB understands that in order for it to be successful, its customers must be satisfied with its products. IQB is committed to customer satisfaction throughout its organization. In order to accomplish this, IQB intends to invest substantial time and effort in testing its products and working closely with its customers to quickly address any issues that arise. IQB will focus on providing its customers with the technical assistance and capabilities required to ensure a satisfactory experience with its products. Customers are currently able to access support via e-mail and telephone during normal business hours and IQB supplements its telephone support with web-based support services. IQB has also negotiated a strategic relationship with a national law enforcement training organization to provide training and certification to law enforcement personnel throughout the U.S. and Canada. This program is designed to train FACES(TM) users in witness interviewing techniques and advanced uses of the FACES(TM) technology, such as age progression, creating virtual lineups and integrating composites with video and photo enhancement technology, to produce more accurate composites and maximize the potential of the FACES(TM) technology.

      o Continue to develop a strong network of strategic partners. IQB has developed a number of formal and informal strategic relationships with persons whose services are necessary to develop and implement its business strategy.

      o Expand sales and distribution channels. IQB intends to address a broader market for its products by seeking to increase the number of distributors of its products as well continuing its direct selling efforts. Distributors will be chosen carefully, with regard to vertical and geographic focus, as IQB diligently works with each distributor to generate sales. In addition, IQB believes that international markets represent a significant opportunity to increase the sales of its products and services, and IQB has established an early marketing, sales and support presence in selected international markets. When appropriate, IQB will implement localized versions of its software. IQB expects that if the proposed merger with Wherify Wireless, Inc. is consummated, the combined company will be able to leverage IQB's existing sales and distribution channels to increase sales of all of its products.

      o Pursue incremental revenue opportunities. IQB intends to leverage FACES(TM) to broaden its presence and develop additional revenue opportunities. Future revenue opportunities are expected to grow out of its technology, although the exact nature of these can not now be determined.

      o Attract and retain exceptional employees. IQB believes that versatile and experienced employees provide significant advantages in the rapidly evolving market in which IQB will compete. IQB is committed to building a talented employee base and to attracting an experienced management team.

PRODUCTS

      FACES(TM) is a software technology that allows operators to develop accurate, photo-like facial composite images. Its user interface is designed as a series of easy-to-use menus: no previous forensic art training or experience is required. The FACES(TM) database includes thousands of facial features that can be selected with the click of a mouse. The features are automatically blended together to provide facial images of either gender, of any race, and at ages ranging from juvenile to elderly. A unique alphanumeric ID code is generated for each facial image that can be transmitted over any telecommunications channel (telephone, email, radio and fax). When the code is entered into the receiver's FACES(TM) system, the same composite is recreated, exact in every detail. At less than 1KB in size, the code is ideal for wireless transmission; it also provides police agencies with additional security when exchanging suspect images relating to sensitive investigations. FACES(TM) is both PC and Mac-compatible and can be run on any standard desktop or portable computer. About 700 MB of space is needed on a system's hard drive to install FACES(TM), or the software can be run directly from the CD-ROM drive.

FACES 4.0 Version

      FACES(TM) 4.0, launched in July 2003, provided several important advancements over prior versions. The FACES(TM) database was expanded to 4,400 features, including new African American, Latino and Asian features. Facial markings such as scars and tattoos have been added as well as the ability to choose between light, medium and dark hair components. Positioning and sizing tools were enhanced to allow the facial composite images to be fine tuned. Composites can be exported in JPEG format to provide further refinement through standard graphics programs, and to be incorporated into police bulletins and notifications. FACES(TM) 4.0 is available in single, multi license and network license versions, and is available in English, Spanish and French.

FACES 4.0 Support, Maintenance and Training

      Purchasers of FACES(TM) 4.0 are entitled to free technical assistance for 90 days by trained personnel either by phone or email. Detailed product FAQs and composite tips and techniques are available through the IQB website. In February 2003, IQB introduced an annual maintenance program that extends the initial technical assistance period to 12 months, and provides free software upgrades during the maintenance period.

      In November 2003, IQB joined with CTS Associates of Patchogue, New York to develop a one day course for investigators on the use of FACES(TM). The course covers both basic FACES(TM) operation and the use of advanced features such as age progression. In addition, the course teaches the participant how to use FACES(TM) effectively in criminal investigations, how to integrate facial composites with video and photo enhancement technologies, interviewing techniques to build facial composites, and legal and evidentiary issues relating to facial composite evidence. The training is designed to maximize the potential of FACES(TM). IQB now offers both scheduled and customized on-site training sessions.

FACES 4.0 EDU

      FACES(TM) 4.0 EDU version, designed specifically for classroom use, was launched in May 2004. It is designed to respond to the growing interest in using forensic content to teach basic sciences at the middle and high school level. The product gives students hands-on experience in how suspect composites--like DNA, fingerprint and other evidence--are used to solve crimes. FACES(TM) 4.0 EDU can be used to teach observational skills that can be critical in increasing personal awareness and safety.

      Shortly after the launch of FACES(TM) 4.0 EDU, IQB began collaborating with Ward's Natural Science to include FACES(TM) in forensic kits distributed to the educational market. Ward's, established in 1862 and based in Rochester, New York, is a leading manufacturer and distributor of science education materials for middle, high school and college classes, carrying more than 17,000 products. Ward's is a division of VWR International, a worldwide distributor of scientific equipment to the industrial, government, life science, education, electronics and pharmaceutical markets. Ward's has purchased 10,000 copies of FACES(TM) EDU.

FACES Integrated Solutions

      Due to its flexible architecture, FACES(TM) has already been successfully integrated with other key law enforcement and security technologies. For example, FACES is integrated with the TRAK software solution from SocialTech, which is used by 1,400 police departments in the U.S. as part of their Amber Alert protocols, whereby FACES(TM) composite images can be imported into template alert bulletins. FACES(TM) is also included in the Video Analyst System
(VAS) provided by Intergraph Solutions Group. VAS is a graphics workstation with tools to capture, analyze, enhance and edit video surveillance, incorporating NASA-developed Video Image Stabilization and Registration (VISAR) technology. Using FACES(TM) with the VAS workstation allows facial composites to be developed from enhanced video images to further define facial evidence and assist in identification.

      FACES(TM) has also been integrated with FACE Plus technology from Dataworks Plus to allow police departments to include facial composite evidence in mugshot database systems, and to use facial composites as a query to search databases and return possible matches. The matched images can provide a virtual line up for positive identification by witnesses.

PRODUCT DEVELOPMENT, PACKAGING AND FULFILLMENT

      To date, IQB's products have been developed primarily through the use of outside contractors. On May 31, 2002, IQB entered into an agreement with Entreprise Cogniscience, Inc., a privately-held software development company, to develop FACES(TM) 4.0. Product documentation is generally created internally. IQB believes that a crucial factor in the success of a new product is getting it to market quickly to respond to new user needs or advances in hardware, without compromising product quality. IQB strives to maintain its relationship with its customers so that it can become informed at the earliest possible time about changing usage patterns and hardware advances that may affect software design.

      Entreprise Cogniscience used a proprietary environment based on LISP to develop IQB's software. If IQB were to bring the software development in-house or if its relationship with Entreprise Cogniscience were otherwise to terminate, IQB would need to port its source code to a new development environment, which may cause it to experience delays in future product releases, enhancements and upgrades, as well as higher than expected error and defect rates, all of which could have an adverse effect on its business, results of operations and financial condition. IQB is not dependent on any other third party products or technology. IQB spent approximately $147,000 and $172,000 on research and product development related expenses for the years ended June 30, 2003 and 2004, respectively.

      IQB outsources the packaging of its product, which consists of transferring FACES(TM) onto compact discs ("CDs"), quality control testing and printing the CDs and manuals, to Stephen Gould Corporation in Sacramento, CA. There are a number of software packaging companies that are available in the event IQB's current vendor becomes unavailable. IQB has multiple sources for CD's. Quality control tests are selectively performed on finished products. IQB also outsources its product fulfillment to OnFulfillment Inc. in Newark, CA, which stores inventory, packages and ships orders.

      IQB presently manages its product fulfillment, information processing, vendor management, logistics services, licensing, and related supporting functions from its Fremont, California office.

NEW PRODUCT DEVELOPMENT

      IQB is actively involved in the development of new products. However, any new products that IQB develops may not be released on the anticipated schedule, and they may not achieve market acceptance or adequately address the changing needs of the marketplace on a timely basis, despite the dedication of significant resources to the development of the products. Any such failure could result in IQB's having little or no return on its investment of significant resources, which could adversely affect IQB's business. The following is a discussion of some of the products currently under development.

      IQB is developing FACES(TM) 5.0. It is currently contemplated that FACES(TM) 5.0 will include improvements to the features database content and schema, new tools to refine facial composites, additional export functions to facilitate transmission of composite evidence and enhance integration of FACES(TM) with database technologies, witness interview support, and new delivery models.

      IQB has discontinued the development of FACES SEARCH, which was being designed to be used with facial recognition technology as users are now able to use FACES(TM) 4.0 with existing facial image databases and recognition technologies. IQB is now focused on developing FACES(TM) SDK that is designed to include a configurable interface to facilitate seamless integration of FACES(TM) with such technologies, as well as extend the integration of FACES(TM) into other applications such as computerized games.

MARKETING, SALES AND MARKETS

Marketing

      Our marketing strategy aims to penetrate two target markets:

      o     Public security/law enforcement agencies; and

      o     Middle, high school and post secondary education.

      As a result of IQB's pending merger with Wherify Wireless, Inc., IQB's entry into other markets, such as private security companies and businesses at risk, has been de-emphasized. No significant resources are being applied to these activities pending a re-evaluation of the opportunities.

Sales and Markets

Law Enforcement Market

      Investigators in federal, state and local law enforcement agencies in the United States are currently the primary market for FACES(TM). According to US Department of Justice statistics there were more than 17,000 such agencies in the U.S. as of June 2000. To date, FACES technology has been sold to about 2,500 law enforcement agencies, including the FBI, CIA, Department of Defense, Department of Homeland Security, US Navy, Royal Canadian Mounted Police, Los Angeles Police Department, New York Police Department, Chicago Police Department, Seattle Police Department, Miami Police Department, Orange County
(FL) Sheriff's Department, Atlanta Police Department, Baltimore Police Department, Boston Police Department, California Highway Patrol, Cleveland Police Department, Houston Police Department, Philadelphia Police Department and San Diego Police Department. Thousands of other agencies received licenses for earlier versions of FACES(TM) to establish product awareness.

      IQB believes that to date only a small portion of the law enforcement market has been penetrated and substantial additional opportunity exists to penetrate this market further. IQB believes that it is well positioned to increase market share given the increasing reliance on and adoption of computer technologies by law enforcement agencies, the superiority of FACES(TM) as a facial composite technology, the fact that FACES(TM) can be integrated with facial image databases, facial image recognition and other law enforcement technology solutions, and competitive pricing, which provides both a competitive entry price for small agencies and scaleable multi-license and network options for larger organizations.

      IQB has identified several sales and marketing channels, which IQB has used successfully to communicate the value of its technology in supporting criminal investigations.

      IQB's website remains a key marketing tool, supported by search engine advertising. IQB also uses paid content placement on other law enforcement internet sites. IQB established an online store for FACES(TM) in February 2004 and provides a downloadable demonstration version of FACES(TM) 4.0.

      IQB uses a variety of media and public relations strategies to create awareness of its products, including press releases, articles in trade magazines and other media, broadcast of FACES(TM) success stories and appearances by and interviews with IQB personnel (including John Walsh) on television and radio.

      Although advertising is an important component of IQB's marketing strategy, IQB has primarily used other media and public relations strategies to build brand awareness both because of its limited financial resources and because of the additional credibility that editorial content has in its target markets. IQB, however, intends to undertake selective advertising activities, including direct mail advertising to law enforcement agencies, and selective advertising in law enforcement and security publications.

      IQB has used law enforcement trade shows to profile FACES(TM) technology and to provide product information and demonstration CDs, and plans to expand this channel.

      The most successful sales and marketing channel for FACES(TM) remains direct telesales. IQB entered into an agreement with CTS Associates, a training organization for law enforcement personnel, in September 2004 under which CTS has agreed to establish a telesales team who will sell FACES(TM) in conjunction with the sale of investigator training programs. The availability of facial composite training has led directly to the sale of FACES(TM) to a number of police departments and is expected to be a strong driver for FACES(TM) sales in future. The agreement with CTS is for three months and CTS will be compensated on a commission basis, based on their sales of the product. The arrangement will be reviewed at the end of three months and potentially extended based on the success of the current agreement.

      IQB is in the process of re-evaluating its domestic reseller channel due to its increasing focus on multi license, network license, and combined offerings of technology, training and maintenance. Domestic resellers to date have largely been successful only in marketing single user license versions of FACES(TM).

      IQB has also reevaluated its international reseller program in order to focus on key regions. IQB has provided FACES(TM) product information to a number of resellers in the Asia Pacific and Southeast Asia markets and are currently in active discussions with two potential distribution partners in these areas. IQB contemplates developing versions of FACES(TM) that contain region-specific languages and facial features in connection with these distribution relationships. IQB has established a reseller relationship in Canada targeting Royal Canadian Mounted Police departments. IQB believes that its next geographic area of focus will be South America.

      Education Markets

      IQB is also seeking to develop a sales and distribution network in the U.S. for FACES(TM) EDU product. IQB hopes to achieve this by entering into reseller agreements with leading school science supply providers, as well as resellers to community colleges, technical colleges, vocational schools and universities of products for criminal justice related courses and preparation. For example, IQB has launched a joint initiative with Ward's Natural Science, under which Ward's has purchased 10,000 copies of FACES(TM) for inclusion in forensic kits, which will be marketed through Ward's domestic sales channels, including online and print catalogues, to an existing client base of more than 1,400,000 teachers. If this initiative is successful, IQB expects additional sales to Ward's for international distribution leveraging Ward's international distributorship covering more than 48 countries. IQB plans to develop four new language versions of FACES(TM) EDU for international markets.

INTELLECTUAL PROPERTY

      IQB regards its technology, patent applications, service marks, trademarks, trade dress, trade secrets, copyrights and similar intellectual property as critical to its success, and relies on a combination of patent law, trademark law, trade secret protection, copyrights law and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. For example, IQB licenses its software pursuant to shrink-wrap or signed license agreements, which impose certain restrictions on licensees' ability to utilize the software. In addition, IQB pursues the registration of its trademarks and logos in the United States and Canada, and has received registrations of certain of its trademarks and logos in the United States and Canada.

      IQB currently has two United States patent applications covering "Method and apparatus for creating facial images" and "InterCode(TM)". Conceivably IQB's patents may not be granted, or (if granted) may subsequently be found invalid or unenforceable, or otherwise be successfully challenged. Furthermore, any patent issued to IQB may not provide IQB with any competitive advantages, IQB may not develop future proprietary products or technologies that are patentable, and the patents of others may seriously limit IQB's ability to do business.

      Despite IQB's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of IQB's products or to obtain and use information that IQB regards as proprietary. Policing unauthorized use of IQB's products is difficult, and while IQB is unable to determine the extent to which piracy of IQB's software products has occurred or will hereafter occur, software piracy can be expected to be a potential problem. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which IQB's products are sold. There can be no assurance that the steps taken by IQB to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate IQB's technology, patent applications, trademarks, trade dress and similar proprietary rights.

      In addition, while IQB is not aware of its products, trademarks or other proprietary rights infringing the proprietary rights of third parties, there can be no assurance that other parties will not assert infringement claims against IQB in the future based on current or future products. IQB may be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by IQB and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. In addition, parties making these claims may be able to obtain an injunction, which could prevent IQB from selling its products in the United States or abroad. Any of these results could harm IQB's business. IQB may increasingly be subject to infringement claims as the number of products and competitors in IQB's industry grow and functionalities of products overlap.

COMPETITION

      The software industry is intensely competitive and subject to rapid technological change. IQB's success will depend significantly on its ability to adapt to a changing competitive environment, to develop more advanced products more rapidly and less expensively than its competitors, and to educate potential customers as to the benefits of its products relative to those of its competitors. IQB's current competitors include:

      o     Identikit from Smith & Wesson

      o     Suspect ID from ImageWare

      o     COMPHOTOFIT +COLOR from Sirchie

      o     E-fit from Aspley

      o     Facette from Identi.net

      IQB believes that the principal competitive factors in its markets are price, product features, product performance, ease of use, quality of support and service, company reputation. IQB intends to compete vigorously in all of these aspects. IQB believes that its product offering is superior to competing products in terms of price, ease of use, depth and extent of data bank, and data transfer capacity. Nevertheless, most of IQB's current and potential competitors have longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, marketing and other resources than it does. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than IQB can. Also, most current and potential competitors have greater name recognition. Some could possess the ability to leverage significant installed customer bases. These companies could integrate their software with their widely accepted products which would result in a loss of market share for IQB. Moreover, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the needs of our company's prospective customers. IQB's current or future vendors may in the future establish cooperative relationships with current or potential competitors of IQB, thereby limiting its ability to sell its products through particular distribution channels. Accordingly, new competitors or alliances among current and new competitors could emerge and rapidly gain significant market share. Such competition could materially adversely affect IQB's ability to sell its products.

      IQB expects additional competition as other established and emerging companies enter into the facial composite software market and new products and technologies are introduced. IQB's future and existing competitors could introduce products with superior features, scalability and functionality at lower prices than IQB's products. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which would materially adversely affect IQB's business, operating results and financial condition. IQB may not be able to compete successfully against current and future competitors, and the failure to do so would result in its business being materially and adversely affected.

EMPLOYEES

      As of March 31, 2005, IQB had 3 full-time employees and 5 actively engaged consultants and part-time employees for a total of 9 persons. Although the competition for employees is at times intense due to market conditions, IQB does not now foresee problems in hiring additional qualified employees to meet its labor needs. IQB's employees are not covered by a collective bargaining agreement and relations with them are considered to be good.

FACILITIES

      IQB leases its principal executive offices at 2000 Bridge Parkway, Suite 201, Fremont CA 94538. IQB has no reason to believe that its landlord has any intention to terminate or otherwise not renew such lease. In addition, IQB believes that adequate, alternative premises could be located if such lease were ever terminated or otherwise not renewed.

LEGAL PROCEEDINGS

      IQB was involved in litigation in the Superior Court for the County of Fresno with a former consultant. The complaint in the matter was filed on June 22, 2004. The complaint alleged that IQB prematurely terminated a written consulting agreement with the consultant. The matter was settled in early January 2005 and the complaint in the matter has been dismissed.

                             DESCRIPTION OF WHERIFY

COMPANY OVERVIEW

      Wherify is a start-up national wireless location services provider pioneering the convergence of enhanced global positioning, wireless communications and other technologies. Wherify's name, Wherify Wireless, reflects its mission and objective: verify the location of loved ones or possessions of value through wireless technology.

      Founded in March 1998, Wherify develops products and services to compete in the wireless location-based services ("WLBS") market. To this end, Wherify has developed a comprehensive, end-to-end location system, which includes both a wearable locator and hand held "cell phone" type device ("Personal Locators") utilizing a proprietary Location Service Center ("LSC") for communications with the Personal Locators. Wherify's tested and proven location system enables subscribers to obtain accurate location information for loved-ones or valuable property directly through the Internet or over any phone, 24 hours-a-day, seven days a week. Two-way voice communications enabled in the hand held unit will allow direct voice communication between the subscriber and a loved one or care giver.

      Wherify's first hardware product, a children's model GPS Locator, combines the power of enhanced GPS and digital personal communications service ("PCS") technologies. This product embeds a highly miniaturized location system within a lightweight wrist-worn device. Importantly, in addition to providing location information this device can be used to send out a panic call in the event of an emergency, as well as function as a pager and an accurate watch.

      Wherify's next generation product, scheduled for full production in the second quarter of 2005, combines the power of enhanced GPS and dual band CDMA PCS technologies. This product allows a remote user to not only "ping" the device to receive location information, but also to make a call to the device to speak directly with the device user. In addition, the device user can make direct calls through the device and also call 911 in case of emergency.

      Wherify can provide location and tracking information in real-time to customers using the product for both routine and emergency situations through Wherify's 24x7 Location Service Center and carrier-class automatic call distribution equipment that is connected to existing telephony and internet infrastructures. Following purchase and service activation, a subscriber may determine the locations of the product either by telephoning a toll-free number or through the Internet.

      The Location Service Center and automatic call distribution equipment are fully equipped with an off-the-shelf database, computer and telephony call distribution and credit card billing application software. Subscriber telephony and Internet communications are routed through Wherify-proprietary, fault-tolerant, carrier-class, and application-specific interface software.

      Wherify intends to design and market a family of GPS Locators to address five major markets: children, adults (Alzheimer's patients, senior, disabled, active adults, teenagers), automotive/commercial/payload tracking, pet owners and corrections (electronic offender monitoring). Following purchase and service activation, a subscriber may determine the locations of the product either by telephoning a toll-free number or through the Internet.

      Wherify's hardware products are essentially enablers of the Wherify location service system. Wherify expects that the majority of its gross margin after subscriber buildup will come from recurring service revenues. Wherify's initial hardware product currently retails for $199 and the new handheld unit is expected to retail for $149. Monthly recurring service revenues will vary based upon the selected monthly rate plans. Standard rate plans currently range from $9.95 to $44.95 per month. Wherify began selling its initial product in May 2003.

      Having built the first wearable GPS Personal Locator, Wherify plans to integrate this technology platform into a wide variety of products for the emerging location-based services marketplace worldwide. Wherify is currently working on a GSM version of its CMDA-based handheld locator ("Wherifone"), which would allow Wherify to further penetrate the international market (initially Europe, Asia). This product is expected to be in production by the second quarter of 2005. Additionally, Wherify is working on a smaller, adjustable version of its first generation children's watch, in both CDMA and GSM versions. These are both expected to be out in 2005. Wherify has built a substantial retail base to distribute its first generation watch. For its next generation products, Wherify plans to partner with strategic "market makers"who would work together with Wherify to market and distribute specific products through their channels.

      Additionally, Wherify is developing a GSM version of the Wherifone, which would allow for global expansion. Wherify intends to distribute this product through international carriers. For international expansion, Wherify would build Location Service Centers internationally.

INDUSTRY OVERVIEW

      The wireless location-based services market is a relatively new industry. Following is a brief description of some of its characteristics:

Key Market Trends and Factors

      o Prices of enabling "location" technologies (GPS, wireless connectivity, Internet) and products are falling while their capabilities are increasing;

      o Availability and deployment of higher speed wireless data networks (GPRS, EDGE, WCDMA) and products are emerging;

      o The Internet has provided the ability to host application services eliminating the technical infrastructure and management expense;

      o Network operators and wireless carriers are seeking new, higher margin services to offset declining voice access revenues; and,

      o Consumer awareness and interest is increasing in personal location safety, vehicle tracking, roadside safety and anti-theft services.

WHERIFY'S STRATEGY

      Wherify's objective is to be the leading provider of wireless location services by pioneering the convergence of state-of-the-art enhanced global positioning, wireless communications and other technologies that empower people and businesses with the ability to locate loved-ones or personal property whenever and wherever needed.

      Wherify believes that its multi-pronged strategy to penetrate its target markets can create significant barriers to entry.

TARGET MULTIPLE APPLICATIONS

      Wherify's planned family of GPS Personal Locators are targeted to address five major markets: children, adults, automotive/commercial/payload tracking, pet owners and corrections. Wherify intends to use strategic pricing and promotion programs to initially capture a substantial customer base from the personal safety segment of the emerging wireless location-based services market. Wherify also intends to offer its Location Service Center services to non-Wherify products and hardware systems (i.e. handsets, personal electronics) of major electronics manufacturers as such third-party products and systems become available.

      Children. Due to the emotional nature of the benefit Wherify is offering, Wherify views this segment as having the most immediate market potential, and therefore the locator watch was the first product launched. The GPS Personal Locator for Children is targeted for dual-income and single parents of 4-12 year old children. At the lower end of this age range, children are starting to gain more independence from their parents and are more likely to be "out of the parent's sight" for a variety of reasons (day care; school; playing with friends; etc). Wherify believes that both parent and child interest in the product will level off after age 12, when a child's range of freedom and desire for privacy increases dramatically. The service is positioned as "complementary" to parent supervision, not a replacement for it. Wherify's next generation hand-held locator ("Wherifone") will be positioned as a children's first cell phone, with the location features that a parent needs to keep tabs on their 4-14 year old child. This product will replace the GPS Personal Locator for Children for this segment.

      Adults. Wherify believes the demographic segments offering the greatest opportunities are Alzheimer's patients, other seniors (65+ years of age), and active adults and teens. One primary application is for "active adults": those people who participate in recreational activities (such as boating, jogging, hiking, camping) that could put them at risk of getting lost, being injured or becoming a victim to a violent crime. Other potential users include working women, teens, couples and developmentally challenged adults. Wherify believes that these people would be very interested in using the location service during an emergency situation, as a combination location service/notification to law enforcement when a crime is in process where a subscriber is the victim, and simply as a means of communicating one's location to a friend or loved-one. The Wherifone will be marketed to this segment of the market.

      Automotive/Commercial/Payload Tracking. As competitive forces continue, Wherify believes that car and truck dealers will continue to look for ways of increasing their profitability through value-added services and after-market sales. Wherify believes that its products and services would offer dealers this type of profit-building opportunity. The hand held unit will be positioned as the "OnStar" in your pocket and out of the car. Permanent installation for theft recovery applications would be simplified due to the miniaturized nature of the hardware and the embedded antenna technology. It could be placed in virtually any car or truck the dealer sells.

      Wherify is also targeting businesses and organizations that use fleets of vehicles. Wherify believes its products would be attractive to any business owner who needs to know the location of their vehicles and/or payload(s).

      The Wherifone, with accessories such as a cigarette lighter adapter and a direct connection to the automobile battery and/or UBS system, will be marketed to this segment of the market.

      Pet Owners. This market segment would utilize Wherify's technology to locate pets that have run away, been stolen or become lost. The pet collar device will be of a clip on nature and will utilize the same location (GPS) and communication (cellular) technologies as the GPS Personal Locator; however, since it will not need many of the added features (watch display, paging, wearer-triggered alarm), Wherify anticipates being able to produce it at a lower unit cost. Wherify intends to use the Wherifone core technology, wrapped in a more industrial, water resistant package that will attach securely on a pet's existing collar, to market to this segment.

      Corrections. Current technologies used to monitor individuals with movement-restrictions often do not meet the needs of law enforcement officials. For example, house arrest systems that utilize an "RF tether" to monitor an individual's presence in his or her home will alert officials if the person leaves the house, but will not provide information on where the person has gone. Wherify believes the increase in over-crowding in jails and prisons provides a further incentive to utilize location and tracking products.

      Wherify believes that the criminal justice system will have a strong interest in a modified version of the Wherifone. This version of the Wherifone will only incorporate the location (GPS) and communication (wireless) technologies, as the justice system will not have the same demands on appearance and added features that the consumer has. These products will also most likely be leased in bulk quantities.

FORGE STRATEGIC RELATIONSHIPS

      Establishing and building United States and international partnerships, licensing agreements, OEM, and carrier relationships with major market players, utilizing Wherify technologies will facilitate efficient entry into new markets. Forging strategic partnerships including co-branding, distribution and marketing with telecommunication companies, wireless carriers, national retailers, major consumer brand companies and mass media will align Wherify's sales and marketing efforts with established sales channels. Wherify's locators are being manufactured by Flextronics, Inc., a nationally known and respected contract manufacturer.

LEVERAGE FIRST MOVER ADVANTAGE

      Wherify believes it is the first company to successfully design and develop a low-cost, personal locator for the consumer and business markets using existing wireless and GPS "chip" sets, networks and technologies. Wherify believes that leveraging existing third-party telephony, contract manufacturing, application software packages and data/call center infrastructures will minimize its costs and time-to-market.

WHERIFY PRODUCTS AND SERVICES

      Wherify has developed a comprehensive, miniaturized, end-to-end personal location system, which includes both a wearable locator and a hand held locator (hardware) and a proprietary Location Service Center (software). Wherify's tested and proven technology will enable people to obtain accurate location information for loved-ones or valuable property directly through the Internet or over any phone, 24 hours-a-day, seven days a week. Having built the first wearable personal location system, Wherify plans to integrate this technology into a wide variety of products for the emerging location-based services marketplace around the world.

      Wherify's products provide real-time information on product location as a service to consumer and business customers in both routine and emergency situations. This service will be provided through Wherify's 24x7 Location Service Centers housed in web co-hosting data center companies. The Location Service Centers use Wherify's proprietary application-specific interface "thin-client" software (patent pending) and carrier-class Automatic Call Distribution ("ACD") equipment that is connected to existing telephony and Internet infrastructures.

      The key features of Wherify's initial product are identification and communication electronics that have the ability to receive commands and send responses using a wireless signal initiated either by a telephone call or an Internet transaction. The product can determine its own location and communicate this information through a nationwide PCS network to Wherify's Location Service Center. The searching party will be given the wearer's exact location through the Internet via a map interface on Wherify's web site or verbally by telephone in an emergency situation.

      Additionally, Wherify's Wherifone technology will incorporate two-way voice communication combined with location services. Wherify is also developing its next generation Wherifone using Siemen's wireless GSM technology, which will allow for deployment in Europe, Asia, Latin America and other GSM-centric markets around the world.

CURRENT AND PLANNED PRODUCT DESCRIPTIONS

      Following is a brief description of Wherify's existing product, the children's model GPS personal locator, Wherify's next generation product, the Wherifone, and the other products currently being planned.

      The Children's Model ("CM1"). This is the first GPS Personal Locator that Wherify launched. It is designed to operate in all environments experienced in a child's daily life.

      The product is housed in a contemporary sports watch. The exterior surface of the watch is made of a soft, rubberized material that is appealing to the touch and gentle on the child's skin. The watch is available in a range of color combinations, custom-designed to appeal to kids. While the first generation product has a permanent decorative faceplate, Wherify has also included interchangeable faceplate decals for further customizability.

      In addition to the basic location and emergency capabilities discussed earlier, the CM1 has the following features:

      o     LCD display with atomic time digital clock;

      o Receives up to 10 numeric pages with time stamp; wearer can scroll through and delete received pages;

      o Tamper-resistant band; any attempt to cut band will activate a 911 response;

      o     Splash-resistant;

      o Lockable by subscriber; one-button locking feature by wearer or via the Internet, remotely; and

      o     Page alert sound on/off.

      While the GPS Personal Locator product works simply by placing it on the wearer's wrist, the subscriber can also lock the product on the wearer's wrist (utilizing the key fob or by simply pressing one button) to ensure that it will not be lost or removed. The subscriber can also request that the product be unlocked remotely, either over the Internet or over any phone. If unlocked, the unit can be locked by the wearer or subscriber during an emergency.

      In the event of an emergency, the child presses and holds the two outer buttons for three seconds. An emergency message will be automatically sent to the Location Service Center over the PCS network. The live emergency operator will then contact the subscriber (or other designated guardian) to inform them that the wearer of the product has requested an emergency response. If the guardian provides authorization, the emergency operator will contact the local Public Safety Answering Point ("PSAP") and proper authorities will be dispatched to the wearer's location. For very young children, this feature can be deactivated during the registration process.

      If the guardian determines that his or her child is in a dangerous situation (i.e. based on location report received), he or she can also request an emergency response directly to the Location Service Center over the phone.

      In an effort to continually improve its product offerings, Wherify intends to introduce a "One Size Fits All" version of the watch model in the second quarter of calendar year 2005. This will replace the CM1 in the market. Based on expected technological improvements, Wherify estimates that the "One Size Fits All" sport version will be approximately 75% the size of the original CM1. This product will also feature two-way voice communication. Both a CDMA and a GSM version of this product are planned, which will allow Wherify to penetrate all of major international markets.

      Additionally, custom applications/installations will be available to corporate customers, such as amusement parks, who want to purchase independent custom-designed systems to monitor and track their Wherify products.

      Wherifone (AGPS6050). Wherify's next generation technology will first be released in the form of a slim, small and lightweight GPS locator phone. This product is in development and is scheduled to be in full production by the second quarter of calendar year 2005. While the Wherifone features are similar to the GPS Locator for Children, it has enhanced features like two-way voice communication and dual-band CDMA technology. Additionally, the Wherifone has a one-touch Request 911 operation, which will connect the user directly to a 911 operator for emergency situations. The 911 operator will not only be able to talk with the user, but will be able to pinpoint the location of the user. Other features include a one-touch push button for concierge services and two user-programmable buttons for direct calls to two phone lines.

      Wherify is also in development with a GSM version of the Wherifone, scheduled to be released in 2005. This product is similar in features to the Wherifone, but will also include an LED display and 5 programmable buttons.

      Adult Model ("AM1"). Wherify intends to market the Wherifone to the Adult market, then segue this market over to the next generation watch. The follow-up generation of the watch will initially take advantage of the technological advances resulting in a smaller, more sophisticated and fashionable design. A wide variety of color combinations will be offered to appeal to the range of potential users.

      Electronic Monitoring(EM)/Corrections ("COR"). The planned EM/COR model is based upon an anklet design, and is intended to provide the same accurate location determination features as the Wherifone. However, the EM/COR model is expected to also have additional features that will make it appropriate for use by correctional institutions as a tracking product for electronically monitored felons. It will be structurally more robust and rugged, with a larger power source for continuous tracking, and specially designed mechanical attachment/controls for institutional installation and removal.

      Wherify intends to design a separate Wherify proximity module to accompany the EM/COR model, allowing institutions to replace existing early release corrections program proximity-monitoring anklets, or electronic shackles, with a Wherify product, which will not only verify the unit is within range of a specified monitoring area, but also generate location information. If the EM/COR product should leave the pre-programmed monitoring radius, the proximity feature will generate an alarm to activate the tracking system at Wherify's Location Service Center, and will notify by telephone the appropriate personnel (911 operators, police, parole officers) for response.

      As currently designed, there is no method for the wearer to trigger an alarm from the EM/COR model. It will be attached with a tamper-resistant mechanism to make the item exceptionally difficult to remove without the proper unlocking device, which will remain in the ownership of the proper authorities. Tampering with the device will trigger an alarm to activate the tracking system at Wherify's Location Service Center. This alarm will alert the appropriate personnel (parole officer, police) required to respond that the product has been tampered with. Target user profile will be penal institution inmates. Niche market applications include individuals that may be released early from jail or prison.

      Automotive/Commercial/Payload. Wherify intends to market the Wherifone, with accessories such as a cigarette lighter adapter and car battery adapter to this channel. This will allow for a small, self-contained unit that attaches to any number of installation points; from a car's rear view mirror to a delivery truck's bumper, or loaded into a pallet of cargo (payload) making installation simple at a dealer as an after-market product, or point of debarkation. Because the product can work independently of the vehicle's electrical system and operate off a long-life rechargeable (from cigarette lighter) battery, it could be easily installed in virtually any vehicle, not requiring the dealer or fleet manager to take the car out of service. This same system is also capable of being tethered into the electrical system of any car or truck allowing for a uninterrupted power source and a more stealth mode of operation.

      Next generation vehicle products will be connected directly to the automobile's UBS port, allowing the device to record and send out data pertaining to vehicle diagnostics, air bag deployment, and car lock and unlock, among others.

      Pet Collar. The pet collar model will provide the same accurate location determination features as the Wherifone. The primary target will be house pets such as dogs (52 million in U.S.) and cats (59 million in U.S.), but the collar is expected to be adjustable to fit larger animals, such as horses. Additional features will be added to make the Pet Collar water resistant, provide for a longer battery life and make the housing more industrial. Other features found in the Wherifone will not be needed, such as two-way voice communication. Wherify believes that this will enable it to produce and price the pet collar at a level acceptable to pet owners nationwide, in line with the cost of the Wherifone (estimate $149 retail). Wherify intends to distribute the product though veterinary offices throughout the U.S. and through major pet supply stores as well as big box retail.

      International Products. Wherify believes that there is a significant opportunity for expanding its service into international markets. Wherify is currently working on a GSM version of the Wherifone, which will support the Pacific Rim, Asian and European markets. In addition, specified changes to the hardware and the Location Service Center architecture as well as country specific carrier relationships will be required in order for the product to operate on international wireless networks.

      Wherify's decision on when and how best to expand internationally will be based on a number of factors, including the size of the market opportunity, the technological ease of expansion, and local regulatory issues.

LOCATION SERVICE CENTER OVERVIEW

      Wherify's proprietary Location Service Center provides the complete array of back-end services to subscribers. Upon purchase of the product, selection of a service plan and activation of service, customers complete a profile that identifies desired features (for example, wearer-triggered alarm capabilities), as well as a detailed physical description of the primary wearer of the product (optional). A subscriber can have more than one product included on his or her account, and can set up individual profiles for each product.

      The subscriber initiates requests for information on their product's location by telephone (1-877-WHERIFY) or through the Internet via Wherify's web site. Wherify's Location Service Center ("LSC") automatically contacts the product via the local cellular communications infrastructure, requesting the product's location. The GPS Personal Locator utilizes CDMA technology and transmits on a nationwide PCS network. The Wherifone locator utilizes dual-band CDMA technology.

      The product's GPS electronics, utilizing advanced "weak signal server-enhanced" technology, will provide rapid location identification. With this technology, the most current satellite data ("Ephemeris data") is delivered to the product during the request for location. This greatly enhances GPS performance in less-than-ideal circumstances (i.e. urban canyons, deep building interiors, and other difficult areas), enabling the product to get a location from GPS satellites ten times faster (10 seconds versus 100 seconds) than with Standard GPS. The cellular tower ID is also used to augment the location information provided.

      Having determined its location, the product then communicates the location information to the Location Service Center. The location information is then passed to the subscriber via the Internet (with a map and closest street address) or over the phone (via live operator). In most cases, the entire process takes less than 60 seconds. A copy of the event is stored in the customer's files. Status on the product's tamper condition and battery life is also communicated.

      The accuracy of the location information provided by Wherify products will be within a few feet in optimum conditions, significantly better than that required by FCC (accuracy to be within a radius of 150 feet 67% of the time).

      An emergency response can be activated in two ways: the subscriber can request an emergency response by contacting Wherify's Location Service Center over the phone, or the wearer can request an emergency response by pressing two buttons on the product. In both cases, the wearer's location and direction of movement is determined, and the information passed to its trained emergency operators. If required, Wherify's emergency operators will contact the appropriate 911 Public Safety Answering Point who can dispatch local authorities to the wearer's location.

      In addition to these basic location reporting and emergency response capabilities, the Location Service Center also offers several additional features to subscribers:

      Breadcrumbing. The subscriber is able to get a report on a series of location events through "breadcrumbing". With this feature, the user can determine the location history of the wearer. Parents may want to use this feature to confirm the whereabouts of their child if he or she is in the care of a guardian and has several appointments throughout the day. To utilize this feature, the subscriber predetermines the number of locations he or she wishes to track, as well as the desired time interval between locations (i.e identify a total of 12 locations, one every 15 minutes). Once all locations are identified, a report will be automatically issued. The subscriber can then request a mapping of the desired locations.

      Paging. Subscribers can send numeric pages to the wearer via the subscriber screen on the web site. Both subscribers and non-subscribers can also page the product directly over any phone by dialing the product's unique pager number.

      Temporary Guardians. Through the Location Service Center, subscribers can set-up a "temporary guardian", who will have access to location features only (no account management functions). Parents may want to use this feature when their child is visiting a relative and they want that person to be able to determine the child's location.

      Remote Unlock. If a product is locked on the wearer's wrist and it needs to be removed, the subscriber can send a "remote unlock" request over the phone or from the Internet via the Location Service Center.

      Custom Installations. Custom installations will be available to corporate customers, such as amusement parks and corrections facilities, who want to purchase independent custom-designed systems to monitor and track their Wherify products.

TECHNOLOGY

      Wherify's products are wireless location technology-independent. Consequently, whether the various wireless operators choose to use GPS, AOA, TDOA, adaptive antenna arrays or multipath fingerprint location systems, Wherify's product and Location Service Center is equally effective. Initial product designs will use CDMA's 1900Mhz (as well as 800Mhz for the Wherifone) telephony chip sets PCS (protocol for nationwide carrier U.S. coverage) with enhanced GPS technology to facilitate minimum time-to-market, small size, and service coverage. Subsequent designs are expected to include GSM telephony chip sets and can be adapted to the then prevalent wireless technology, be it 2.5G or 3G. The product's GPS electronics, utilizing advanced "weak signal server-enhanced" technology will provide rapid location identification.

      Each product is programmed with a unique I.D. number and uses standard cellular frequencies to communicate its location. The product is also programmed with a unique subscriber I.D. number. This allows the owner to subscribe to the service needed, such as 24-hour tracking or emergency only.

      Wherify has developed a "carrier-class" architecture and facility to create and manage its proprietary Location Service Center (reliable to 99.999%). The Local Service Center runs on Tandem, Non-Stop Himalaya model servers. Tandem's fault tolerant system was chosen by Wherify management because of Tandem's position in the wireless phone service provisioning market and its record for building scaleable systems that have high availability and performance. This enables cost-efficient expansion, without the need for application code changes. NonStop Himalaya servers are used by most of the world's largest telecommunications companies to deliver an aggressive rollout of wireless communications features and services, while maintaining "dial-tone" reliability.

SALES AND MARKETING

      Wherify's initial GPS Personal Locator hardware product currently retails for approximately $199. Service plans currently range from $19.95 to $44.95 per month. Wherify anticipates that its Wherifone product will retail for less than $150, with monthly service plans ranging from $9.95 to $29.95. Wherify intends to use several different sales channels for its products:

      Direct Sales Channel. Wherify intends to sell its products domestically through direct and indirect sales channels and specialty markets. Wherify's initial sales and distribution strategy is to establish product awareness and build volume through a distribution strategy comprised of a combination of direct and indirect channels.

      Ongoing inquiries from consumers interested in purchasing the product directly from Wherify and traffic to Wherify's web site provide strong evidence of the underlying consumer interest in acquiring Wherify's product. Capitalizing on this awareness Wherify has been able to build traffic on its web site and its partnership with the Lost Children's Network. Wherify believes that this "grassroots" approach is a cost-effective way of establishing Wherify in the market.

      Direct-to-consumer distribution channels include: e-commerce, telesales, partner programs, and possibly its own kiosks located in high traffic retail locations. While direct sales methods will continue to be a component of Wherify's distribution strategy, its share of the mix is expected to decline as the Wherifone and next generation products are released.

      Retail Sales Channel. To achieve its volume and awareness goals, Wherify's sales efforts are focused on gaining distribution through national consumer stores and various security companies, as well as regional and local retailers. Wherify intends that the Wherifone product line will be distributed through strategic partners to big box retail stores such as Best Buy, Circuit City, RadioShack, Staples, Wal-Mart, and Target. To date, Wherify has not entered into any distribution agreements with such big box retailers.

      Additional Sales Channels. To build market share and profitability, Wherify plans to augment its sales efforts with additional channels, including OEM, government, and business-to-business channels. Wherify believes these broad distribution channels, along with the retail and the direct-to-consumer channels, will create opportunities for Wherify to pursue a diverse range of consumers throughout the United States.

      Within Wherify's partners program, business-to-business or OEM channel, Wherify also plans to target several vertical markets, such as the security market, the automobile roadside assistance channel, and the cellular carrier's subscriber base. Security service firms, such as ADT, have an established base of consumers with heightened security concerns, and Wherify believes these people will be highly receptive to its product. Automobile roadside assistance companies, such as AAA, have millions of subscribers and huge upsale potential. Wherify intends to leverage their customer base for increased market share.

      Specialty Sales Channels. Wherify's strategic partners as well as Wherify's own sales team will handle sales to specialty market outlets, including electronic monitoring/corrections, automotive/commercial/payload, and pet care.

      For the electronic monitoring/corrections market, Wherify intends to build on its relationships with key federal and regional law enforcement agencies across the country. Wherify will continue to work with the Office of Law Enforcement Technology Commercialization ("OLETC"), which was formed to develop and refine new strategies to accelerate the commercialization of innovative law enforcement and corrections ("LEC") products. Wherify intends to work with OLETC to address law enforcement and corrections' needs for a high-quality, low-cost product that will enable law enforcement and corrections personnel to monitor and track the location of people who are on supervised release. Wherify intends that OLETC will be Wherify's primary partner in providing introduction, implementation and endorsement of the correction product in both federal and state law enforcement groups throughout the U.S. Wherify intends to work with the L.A. County Sheriff's Office, the Florida State Police, and the Ohio State Prison Bureau during development of the correction product and will be utilized for beta testing. The corrections market will be offered products through lease programs, accompanied by appropriate monitoring and tracking services. Most contracts are won by competitive bid and will vary according to need, ranging from 24-hour tracking to parameter monitoring.

MANUFACTURING

      Presently, Wherify outsources all assembly, testing and supply chain functions in order to reduce fixed overhead and personnel costs, thus providing flexibility in meeting market demand and to recognize economies of scale that a larger manufacturing organization can provide. Wherify has contracted with Flextronics for the design and manufacturing of its next generation Wherifone product line. Wherify has recently contracted with CalComp as a secondary source for the design and manufacture of its next generation Wherifone product line.

COMPETITION

      The wireless location-based services market is a relatively new and immature industry, and we expect it to become highly competitive. There are substantial barriers to entry, but competition from existing competitors and new market entrants will intensify in the future. Current and potential competitors in its markets include, but are not limited to the following: uLocate Communications, Inc., Benefon OYJ, Global Pet Finder, POMALS Inc., and LoJack Corporation.

      Wherify believes that it holds a distinct competitive advantage over all identified potential direct competitors. In addition to its smaller size and superior performance and features, only the Wherify GPS Personal Locator was designed with functionality for security: none of the competitive products incorporate either a locking (local and remote) or tamper-resistant mechanism.

INTELLECTUAL PROPERTY

      Wherify relies on a combination of copyright, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other protective measures to protect its proprietary rights. Wherify's first patent was approved by the United States Patent Office on December 7, 1998, and was issued on May 18, 1999. Additional patents have been issued on March 26, 2002 and May 14, 2002. Other patents, filed on June 15, 2003, are pending. Wherify relies on third-party licensors and other vendors for patented hardware and/or software license rights in technology that are incorporated into and are necessary for the operation and functionality of its products.

FACILITIES

      Wherify's headquarters is located in approximately 25,000 square feet in one facility in Redwood Shores, California under leases that expire in October 2009. Wherify's headquarters houses all of its employees as well as a pilot facility and a small production facility. There is also nearby expansion capacity of 100,000 square feet to house employees needed to support operations if Wherify elects not to outsource the emergency operator function.

EMPLOYEES

      As of March 31, 2005, Wherify employed 22 people, of whom 2 were employed in engineering, 2 in manufacturing, 5 in information technology, and 11 in sales, marketing, finance, management and administrative services. Wherify's employees are not represented by a labor union. Wherify believes that its employee relations are good.

                                MARKET PRICE DATA

                                       IQB

      IQB common stock is quoted on the Over-the-Counter Electronic Bulletin Board under the symbol "IQBX.OB" (IQBM.OB prior to the reverse split). As of April 11, 2005, IQB had approximately 189 holders of record. Presented below is the high and low bid information of IQB's common stock for the periods indicated. The source of the following information is MSN Money. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. All of the information below reflects the one-for-four reverse split of IQB's common stock effected on November 29, 2004.

                                                            IQB COMMON STOCK
                                                             HIGH        LOW
FISCAL YEAR ENDING JUNE 30, 2005:
  First Quarter..................................           $5.04      $2.44
  Second Quarter.................................           $6.05      $1.64
   Third Quarter                                            $6.35      $3.60
FISCAL YEAR ENDING JUNE 30, 2004:
  First Quarter..................................           $5.84      $2.20
  Second Quarter.................................           $5.76      $3.20
  Third Quarter..................................           $9.88      $4.44
  Fourth Quarter.................................           $9.20      $3.68
FISCAL YEAR ENDING JUNE 30, 2003:
  First Quarter..................................           $3.80      $2.04
  Second Quarter.................................           $3.60      $0.80
  Third Quarter..................................           $4.28      $0.80
  Fourth Quarter.................................           $6.24      $2.20

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information as of December 31, 2004 with respect to compensation plans, under which securities are authorized for issuance, aggregated as to (i) compensation plans previously approved by stockholders, and (ii) compensation plans not previously approved by stockholders.

                                                                                                NUMBER OF SECURITIES REMAINING
                                        NUMBER OF SECURITIES TO BE  WEIGHTED AVERAGE EXERCISE    AVAILABLE FOR FUTURE ISSUANCE
                                           ISSUED UPON EXERCISE OF       PRICE OF OUTSTANDING  UNDER EQUITY COMPENSATION PLANS
                                     OUTSTANDING OPTIONS, WARRANTS      OPTIONS, WARRANTS AND  (EXCLUDING SECURITIES REFLECTED
PLAN CATEGORY                                            AND RIGHTS                     RIGHTS                   IN COLUMN (a))
-------------                                            ----------                     ------                   --------------
Equity compensation plans
approved by security holders......                                 0                          0                               0
Equity compensation plans not
approved by security holders......                       690,102(1)                      $3.32                        235,455

Total.............................                       690,102                         $3.32(1)                     235,455(2)


(1) Of these options, warrants and rights, 24,357 were assumed by IQB in connection with its merger with IQ Biometrix California, Inc. The weighted-average exercise price of the assumed options, warrants and rights was $1.85.

(2) Of these securities, 235,455 were available for issuance as of April 11, 2005 pursuant to IQB's 2005 Consultant Compensation Plan, other than upon the exercise of an option, warrant or other right.

                                     WHERIFY

         Wherify's capital stock is not publicly traded.

              COMPARISON OF RIGHTS OF WHERIFY AND IQB STOCKHOLDERS

      As a result of the merger, holders of Wherify common stock and Wherify preferred stock will be entitled to receive IQB common stock. Wherify is incorporated in the State of California and IQB is incorporated in the state of Delaware. The following is a summary comparison of material differences between the rights of a Wherify stockholder and an IQB stockholder arising from the differences between the corporate laws of Delaware and those of California, the governing instruments of the two companies, and the securities laws and regulations governing the two companies. Although IQB is incorporated in Delaware, it has significant contacts with California. Section 2115 of the California General Corporation Law provides that certain provisions of the California General Corporation Law are applicable to a corporation organized under the laws of another state to the exclusion of the law of the state in which it is incorporated, if the corporation meets tests regarding the amount of business done in California, and the number of its California stockholders. IQB believes that it met those tests and is subject to Section 2115 and will continue to be subject to Section 2115 at least until June 30, 2005.

      Section 2115 provides that the following provisions of the California General Corporation Law are applicable to corporations such as IQB that are organized under the laws of another state but that meet the jurisdictional tests described in section 2115: Section 301 (annual election of directors); Section 303 (removal of directors without cause); Section 304 (removal of directors by court proceeding); Section 305, subdivision (c) (filling of director vacancies where less than a majority in office elected by stockholders); Section 309 (directors' standard of care); Section 316 (excluding paragraph (3) of subdivision (a) and paragraph (3) of subdivision (f)) (liability of directors for unlawful distributions); Section 318 (indemnification of directors, officers and others); Sections 500-505, inclusive (limitations on corporate distributions in cash or property); Section 506 (liability of stockholder who receives unlawful distributions); Section 600, subdivisions (b) and (c) (requirement for annual stockholders' meeting and remedy if same not timely held); Section 708, subdivisions (a), (b), and (c) (stockholder's right to cumulate votes at any election of directors); Section 710 (supermajority vote requirement); Section 1001 (subdivision (d)) (limitations on sale of assets); Section 1101 (provisions following subdivision(e))(limitations on mergers); Section 1151 (first sentence only) (limitations on conversions); Chapter 12 (commencing with Section 1200) (reorganizations); Chapter 13 (commencing with Section 1300) (dissenters' rights); Section 1500 and 1501 (records and reports); Section 1508 (action by Attorney General); and Section 16 (commencing with Section 1600)(rights of inspection).

      Stockholders of Wherify should read the following discussion of the material differences between the corporate laws of Delaware and California in connection with this discussion of Section 2115.

      This summary is not a complete description of the laws of Delaware or of California, the other rules or laws referred to in this summary, the Wherify articles of incorporation or bylaws or the IQB certificate of incorporation or bylaws. For information on how to obtain the governing instruments of Wherify and IQB, see "Where You Can Find More Information." You are encouraged to obtain and read these documents.

      Unless the context otherwise requires, references to "stockholder" or "stockholders" means the person(s) whose name(s) appear on a company's register of stockholders and who are the legal owners of the shares concerned.

PROVISIONS APPLICABLE TO WHERIFY                                 PROVISIONS APPLICABLE TO IQB
STOCKHOLDERS                                                     STOCKHOLDERS

                                                         VOTING RIGHTS

Under California law, each stockholder is entitled to one vote for each share of capital stock held by the stockholder unless the articles of incorporation provides otherwise. Wherify's articles of incorporation provide that shares of Wherify preferred stock are entitled to a number of votes equal to the number of shares of common stock into which each share of preferred stock is convertible.

Cumulative voting entitles a stockholder to cast as many votes as there are directors to be elected multiplied by the number
of shares registered in such stockholder's name. The             Under Delaware law, each stockholder is entitled to one vote
stockholder may cast all of such votes for a single nominee or   for each share of capital stock held by the stockholder
may distribute them among any two or more nominees. Under        unless the certificate of incorporation provides otherwise.
California law, stockholders of a corporation have the right to  IQB's certificate of incorporation does not alter the voting
cumulative voting unless a corporation has outstanding shares    rights of holders of IQB common stock.
listed on the New York Stock Exchange or the American Stock
Exchange, or has outstanding securities qualified for trading on the Nasdaq National Market and opts out of cumulative
voting. None of these exceptions apply to Wherify and so         The IQB bylaws provide that the presence of the holders of a cumulative voting rights are available to Wherify stockholders.  majority of the issued and outstanding stock entitled to vote constitutes a quorum for the transaction of business at a
                                                                 stockholders meeting.

The Wherify articles of incorporation provide that the holders of Series A, B and C preferred stock, all voting together as a
single class on an as-converted basis, are entitled to elect     Under Delaware law, a certificate of incorporation may
two members of the board of directors, and the holders of the    provide that in elections of directors, stockholders are
common stock, voting as a single class, is entitled to elect     entitled to cumulate votes. The IQB certificate of
the remaining directors. The holders of the preferred stock      incorporation does not provide cumulative voting for the
also enjoy certain other voting rights, such as the holders of   election of directors.
a majority of the preferred stock, voting as a single class, must approve any issuance of shares having priority to or
parity with the preferred stock, the purchase or redemption of
shares of common stock, subject to certain exceptions, and       As discussed above, Section 2115 of the California General
certain transactions, including merger and sale of asset         Corporation Law may impose cumulative voting on IQB to the
transactions.                                                    exclusion of Delaware law.

                                                   ACTION BY WRITTEN CONSENT

Under the California General Corporation Law, unless otherwise provided in the articles of incorporation, any action required
to be taken or which may be taken at an annual or special        Under Delaware law, unless otherwise provided in the
meeting of stockholders may be taken without a meeting if a      certificate of incorporation, stockholders may take any
consent in writing is signed by the holders of outstanding       action which may be taken at a stockholders meeting without a
stock having at least the minimum number of votes required to    meeting if the action is consented to in writing by
authorize such action. If consent is sought for less than all    stockholders holding not less than the number of votes that
stockholders entitled to vote, notice as required under the      would be required to authorize or take that action at a
California General Corporation Law shall be given.               meeting at which all stockholders were present and voted.

                                STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS OF DIRECTORS

                                                                 Under the IQB bylaws, any stockholder may nominate candidates for election to the board of directors or bring other
                                                                 business before an annual meeting if the stockholder gives timely notice in writing of the proposals or nominations to be brought before the annual meeting in the form set forth in
                                                                 IQB's bylaws. To be timely, a stockholder's notice must be received by the board of directors or secretary of IQB not less than 60 nor more than 90 days prior to the meeting. If, however, less than 75 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, a stockholder's notice will be timely if it is received by
The Wherify bylaws do not specify any procedures for             the 5th day following the day on which notice or public
stockholder proposals and stockholder nominations for directors. disclosure of the meeting was mailed or made.


                                               SOURCES AND PAYMENT OF DIVIDENDS
                                                                 Under Delaware law, subject to any restriction in the
                                                                 corporation's certificate of incorporation, the board of
Under California law no distributions to a corporation's         directors may declare and pay dividends out of (1) surplus of
stockholders may be made unless:                                 the corporation which is defined as net assets less statutory capital, or (2) if no surplus exists, out of the net profits of the corporation for the year in which the dividend is
                                                                 declared and/or the preceding year; provided, however, that
(1) the amount of the retained earnings of the corporation       if the capital of the corporation has been diminished to an
immediately prior to the distribution equals or exceeds the      amount less than the aggregate amount of capital represented
amount of the proposed distribution.                             by the issued and outstanding stock of all classes having
                                                                 preference upon the distribution of assets, the board of
                                                                 directors may not declare and pay dividends out of the
                                                                 corporation's net profits until the deficiency in the capital
(2) immediately after the distribution, the sum of the assets    has been repaired. IQB's certificate of incorporation
of the corporation (excluding certain items) is at least equal   contains no provisions restricting dividends on IQB common
to 1 1/4 times its liabilities; and the current assets of the    stock.
corporation is at least equal to its current liabilities, or if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal
years was less than the average of the interest expense of the   As discussed above, Section 2115 of the California General
corporation for those fiscal years, at least equal to 1 1/4      Corporation Law may impose California law regarding sources
times its current liabilities.                                   and payment of dividends to the exclusion of Delaware law.

                                               RIGHTS OF PURCHASE AND REDEMPTION

                                                                 Under Delaware law, any corporation may purchase, redeem and dispose of its own shares, except that it may not purchase or redeem these shares if the capital of the corporation is
                                                                 impaired or would become impaired as a result of the
                                                                 redemption. However, at any time, a corporation may purchase or redeem any of its shares that are entitled upon any
                                                                 distribution of assets to a preference over another class of
Under California law, any corporation may purchase, redeem and   its stock or, if no shares entitled to such a preference are
dispose of its own shares, except that it may not purchase or    outstanding, any of its own shares, if these shares will be redeem these shares unless it meets the requirements for making  retired upon acquisition or redemption, thereby reducing the
a distribution as set forth above.                               capital of the corporation.

                                                   MEETINGS OF STOCKHOLDERS

Wherify's bylaws provide that meetings of stockholders may be    IQB's bylaws provide that meetings of stockholders may be
held at any place designated by the Wherify board of directors   held at any place designated by the IQB board of directors
or, if no such designation is made, at the principal executive   or, if no such designation is made, at the registered office
offices of Wherify.                                              of IQB.

                                               SPECIAL MEETINGS OF STOCKHOLDERS

                                                                 Delaware law provides that special meetings of stockholders may be called by (1) the board of directors, or (2) any
                                                                 person or persons authorized by the corporation's certificate of incorporation or bylaws.



                                                                 IQB's bylaws provide that special meetings of stockholders may be called only on the order of (1) the board of
                                                                 directors, (2) any officer instructed by the directors to
                                                                 call the meeting, or (3) one or more stockholders holding at least 20% of the outstanding common stock. IQB's bylaws
                                                                 provide that stockholders entitled to receive notice of a
                                                                 special meeting must receive notice of the meeting at least
                                                                 10 days and not more than 60 days prior to the meeting. This notice must identify the business to be transacted.

California law and Wherify's bylaws provide that meetings of stockholders may be called by (1) the board of directors,
(2) the chairman of the board, (3) the president, and (4) the    IQB's bylaws provide that the business permitted to be
holders of shares entitled to cast not less than 10% of the      conducted at any special meeting is limited to the purpose or
votes at the meeting.                                            purposes specified by the order calling the special meeting.

                                                       APPRAISAL RIGHTS

                                                                 Under Delaware law, stockholders of a corporation that is a constituent corporation in a merger generally have the right to demand and receive payment of the fair value of their
                                                                 stock in lieu of receiving the merger consideration. However, appraisal rights are not available to holders of shares:
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                                                                 (1) listed on a national securities exchange;



                                                                 (2) designated as a national market system security on an
                                                                 interdealer quotation system operated by the National
                                                                 Association of Securities Dealers, Inc.; or



                                                                 (3) held of record by more than 2,000 stockholders; unless holders of stock are required to accept in the merger
                                                                 anything other than any combination of:(a) shares of stock or depositary receipts of the surviving corporation in the
                                                                 merger;(b) shares of stock or depositary receipts of another corporation that, at the effective date of the merger, will be either:(i) listed on a national securities exchange;(ii)
                                                                 designated as a national market system security on an
                                                                 interdealer quotation system operated by the National
                                                                 Association of Securities Dealers, Inc.; or(iii) held of
                                                                 record by more than 2,000 stockholders;(c) cash in lieu of fractional shares of the stock or depositary receipts
                                                                 received; or(d) any combination of (a), (b) and (c).
Under California law, if the approval of the outstanding shares of the corporation is required for a merger or reorganization, each stockholder entitled to vote on the transaction, and who
did not vote in favor of the merger or reorganization, may       In addition, appraisal rights are not available to the
require the corporation to purchase for cash at their fair       holders of shares of the surviving corporation in the merger, market value the shares owned by such stockholder. No appraisal  if the merger does not require the approval of the
rights are available for shares listed on any national           stockholders of that corporation.
securities exchange certified by the Commissioner of
Corporations or listed on The Nasdaq National Market, unless there exists with respect to such shares any restriction on
transfer imposed by the corporation or by any law or regulation  As discussed above, Section 2115 of the California General
or if demands for payment are filed with respect to 5% or more   Corporation Law may impose California law regarding appraisal
of the outstanding shares of that class.                         rights to the exclusion of Delaware law.

                                                       PREEMPTIVE RIGHTS

Under California law, a stockholder is not entitled to           Under Delaware law, a stockholder is not entitled to
preemptive rights to subscribe for additional issuances of       preemptive rights to subscribe for additional issuances of
stock or any security convertible into stock unless they are     stock or any security convertible into stock unless they are
specifically granted in the articles of incorporation.           specifically granted in the certificate of incorporation.
Wherify's articles of incorporation do not provide for           IQB's certificate of incorporation does not provide for
preemptive rights.                                               preemptive rights.

                                              AMENDMENT OF GOVERNING INSTRUMENTS

Unless otherwise specified in a California corporation's articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation's board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board approval, although certain minor amendments may be adopted by the board alone such as amendments causing stock splits (including an increase in the authorized number of shares in proportion thereto) and amendments changing names and addresses given in the articles.



The Wherify articles of incorporation do not require a greater level of approval for an amendment thereto. Under California
General Corporation Law, the holders of the outstanding shares of a class of stock are entitled to vote as a class if a
proposed amendment to the articles of incorporation would:
                                                                 Under Delaware law, unless the certificate of incorporation requires a greater vote, an amendment to the certificate of incorporation requires (1) the approval and recommendation of
(1) increase or decrease the aggregate number of authorized      the board of directors, (2) the affirmative vote of a
shares of such class;                                            majority of the outstanding stock entitled to vote on the
                                                                 amendment, and (3) the affirmative vote of a majority of the outstanding stock of each class entitled to vote on the
                                                                 amendment as a class.
(2) effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split;

                                                                 Under Delaware law, stockholders have the power to adopt,
                                                                 amend or repeal bylaws by the affirmative vote of a majority
(3) effect an exchange, or create a right of exchange, of all    of the outstanding stock entitled to vote at a meeting of
or part of the shares of another class into the shares of such   stockholders unless the certificate of incorporation or the
class;                                                           bylaws specify another percentage.
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                                                                 (1) listed on a national securities exchange;
(4) change the rights, preferences, privileges or restrictions of the shares of such class;



(5) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preference or privileges prior to the shares of such class;



(6) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so; or



(7) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.



Under California General Corporation Law, a corporation's bylaws may be adopted, amended or repealed either by the board of directors or the stockholders of the corporation. The
Wherify bylaws provide that the Wherify bylaws may be adopted, amended or repealed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the board of directors; provided, however, that the Wherify board of directors may not amend the Wherify bylaws in order to change the authorized number of directors (except to alter the authorized number of directors within the existing range of a minimum of 3 and a maximum of 5 directors).



The Wherify bylaws provide that an amendment reducing the minimum number below five must be approved by more than 83 1/3% of the outstanding shares entitled to vote.

                                                        PREFERRED STOCK

The Wherify articles of incorporation authorize the board of directors (1) to provide for the issuance of up to 6,000,000 shares of preferred stock, including 1,140,423 shares of Series A Preferred Stock, 555,383 shares of Series B Preferred
Stock and 4,200,000 shares of Series C Preferred Stock, and
(2) to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock and the number of shares constituting any such series and the designation thereof.



Currently Wherify has shares of Series A, B and C preferred
stock outstanding. The holders of Series A, B and C preferred stock are entitled to receive dividends at an annual rate equal to $0.75, $0.925 and $1.50 per share, respectively (adjusted for stock splits and certain other changes to capitalization), payable when and if declared by the board of directors, in
preference and priority to the payment of dividends on any
shares of common stock. No rights accrue to the holders of the preferred stock if dividends are not declared or paid in any previous fiscal year. In the event of any liquidation,
dissolution or winding up of the company, sale or other
disposal of all or substantially all the assets, or merger or reorganization of the company, holders of Series A, B and C
preferred stock are entitled to receive, prior and in
preference to any distribution to the holders of common stock,
$7.50, $9.25 and $15.00 per share, respectively (as adjusted     The IQB certificate of incorporation authorizes the IQB board
for any stock splits or certain other changes to                 of directors (1) to provide for the issuance of one or more
capitalization), plus an amount equal to all declared but        series of preferred stock, (2) to issue up to 10,000,000
unpaid dividends. In the event that the assets and funds         shares of preferred stock, (3) to fix the designations and
available to be distributed are inadequate to cover the full     number of the shares constituting each series of preferred
preferential amount, then the entire assets and funds legally    stock, and (4) to fix for each series, its relative rights,
available for distribution are distributed ratably among the     powers and preferences, and the qualifications, and
holders of preferred stock.                                      restrictions thereof.
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                                                                 (1) listed on a national securities exchange;

                                                     RIGHTS OF INSPECTION

                                                                 Delaware law allows any stockholder during normal business hours to inspect and to make copies or extracts of



                                                                 (a) the corporation's stock ledger;



                                                                 (b) a list of its stockholders; and



                                                                 (c) its other books and records,



                                                                 provided that



Under the California General Corporation Law, a stockholder is   (a) the stockholder makes a written request under oath
permitted to inspect the accounting books and records and        stating the purpose of his inspection; and
minutes of proceedings of the stockholders and the board of
directors and is permitted to inspect the stockholders' list at any reasonable time during usual business hours, for a purpose reasonably related to such holder's interests as a stockholder.  (b) the inspection is for a purpose reasonably related to the
Additionally, the California General Corporation Law provides    person's interest as a stockholder.
for an absolute right to inspect and copy the corporation's
stockholders list by a stockholder or stockholders holding at least 5% in the aggregate of the corporation's outstanding
voting shares, or any stockholder or stockholders holding 1% or  As discussed above, Section 2115 of the California General
more of such shares who have filed a Schedule 14A with the       Corporation Law may impose California law regarding rights of
Commission.                                                      inspection to the exclusion of Delaware law.

                                               STANDARD OF CONDUCT FOR DIRECTORS

                                                                 Delaware law does not contain any specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of IQB's board of directors is thus
                                                                 determined by the courts of the State of Delaware. In
                                                                 general, directors have a duty to act without self-interest, on an informed basis, in good faith, and in a manner they
Under California General Corporation Law, the duty of loyalty    believe to be in the best interests of the stockholders.
requires directors to perform their duties in good faith in a manner that the directors reasonably believe to be in the best interests of the corporation and its stockholders. The duty of
care requires that the directors act with such care, including   As discussed above, Section 2115 of the California General
reasonable inquiry, as an ordinarily prudent person in a like    Corporation Law may impose California law regarding a
position would exercise under similar circumstances.             director's standard of care to the exclusion of Delaware law.

                                                      NUMBER OF DIRECTORS

California law provides that the number of directors of a
corporation may be fixed in the articles of incorporation or bylaws of a corporation, or a range may be established for the number of directors, with the board of directors given
authority to fix the exact number of directors within such
range. Wherify's bylaws set a range of three to five for the number of directors if there are over three stockholders and authorize the Board to fix the exact number of directors with that range by resolution. The number of directors is currently set at five. Changes in the size of the board of directors
outside such set limits can only be adopted with the approval    Delaware law provides that the number of directors of a
of holders of a majority of the outstanding voting stock of the  corporation, or the range of authorized directors, may be
company. Under California law, no subsequent amendment seeking   fixed or changed by the board of directors acting alone by
to reduce the authorized number of directors below five can be   amendment to the corporation's bylaws, unless the directors
implemented if a number of shares equal to or greater than       are not authorized to amend the bylaws or the number of
sixteen and two-thirds percent (16 2/3%) of the total            directors is fixed in the certificate of incorporation, in
outstanding shares are voted in opposition to the amendment.     which case stockholder approval is required. The bylaws of
The Wherify bylaws provide that no amendment may change the      IQB provide that the number of directors may be determined by maximum number of authorized directors to a number greater than  the board of directors. The stockholders may also increase or
two times the minimum number of directors minus one.             decrease the number of directors.
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                                                                 (1) listed on a national securities exchange;

                                           CLASSIFICATION OF THE BOARD OF DIRECTORS

California law permits a corporation that either has shares
listed on the New York Stock Exchange or the American Stock
Exchange or has shares listed on the National Market System of   Delaware law permits the certificate of incorporation or a
the Nasdaq Stock Market to amend its articles of incorporation   stockholder-adopted bylaw to provide that directors be
or bylaws to divide the board of directors into two or three     divided into one, two or three classes, with the term of
classes to serve for terms of two or three years respectively.   office of one class of directors to expire each year. IQB's
Wherify's articles of incorporation or bylaws do not provide     certificate of incorporation does not provide for the
for the classification of its board of directors.                classification of its board of directors.

                                                     REMOVAL OF DIRECTORS

                                                                 Delaware law provides that a director may be removed with or without cause by the holders of a majority in voting power of the shares entitled to vote at an election of directors,
                                                                 except that (1) members of a classified board of directors may be removed only for cause, unless the certificate of
                                                                 incorporation provides otherwise, and (2) directors may not be removed in certain situations in the case of a corporation having cumulative voting without satisfying certain
                                                                 stockholder approval requirements.
California General Corporation Law provides that the board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted
of a felony. Further, any director or the entire board of        Under IQB's bylaws, directors of IQB may be removed with our
directors may be removed, with or without cause, with the        without cause by the affirmative vote of holders of a
approval of a majority of the outstanding shares entitled to     majority of the outstanding shares entitled to vote for the
vote thereon; however, no director may be removed (unless the    election of directors.
entire board is removed) if the number of shares voted against the removal would be sufficient to elect the director under
cumulative voting. Stockholders holding at least 10% of the
outstanding shares in any class may sue in superior county       As discussed above, Section 2115 of the California General
court to remove from office any officer or director for fraud,   Corporation Law may impose California law regarding removal
dishonest acts or gross abuse of authority or discretion.        of directors to the exclusion of Delaware law.

                                              VACANCIES ON THE BOARD OF DIRECTORS

                                                                 Under Delaware law, unless otherwise provided in the
                                                                 certificate of incorporation or the bylaws, (1) vacancies on
Under California General Corporation Law, any vacancy on the     a board of directors, and (2) newly created directorships
board of directors other than one created by removal of a        resulting from an increase in the number of directors may be
director may be filled by the board of directors, unless         filled by a majority of the directors in office. In the case
otherwise provided in the articles or bylaws. If the number of   of a classified board of directors, directors elected to fill directors is less than a quorum, a vacancy may be filled by the  vacancies or newly created directorships will hold office
unanimous written consent of the directors then in office, by    until the next election of the class for which the directors
the affirmative vote of a majority of the directors at a         have been chosen.
meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of
director can only be filled by the stockholders unless board
approval is authorized by a corporation's articles of            IQB's bylaws provide that any vacancies on IQB's board of
incorporation or by a bylaw approved by the corporation's        directors may be filled by the affirmative vote of a majority
stockholders. The Wherify bylaws authorize the board to fill a   of the remaining directors in office, even if less than a
vacancy created by the removal of a director.                    quorum, or by the sole remaining director.



The Wherify articles provide that until such time as all the     IQB's bylaws provide that newly created directorships on
Series A preferred stock is converted into common stock, if      IQB's board of directors will be filled by the affirmative
there is any vacancy in the office of a director elected by a    vote of a majority of the remaining directors in office, even
specified group of stockholders, a successor shall be elected    if less than a quorum, or by the sole remaining director.
to hold office for the unexpired term of such director by the    IQB's bylaws also provide that any directors elected pursuant affirmative vote of the shares of such specified group given at  to the provisions above will hold office for the remainder of
a special meeting of such stockholders duly called or by an      the full term of the class of directors in which the new
action by written consent for that purpose. Any director who     directorship was created or the vacancy occurred.
shall have been elected by a specified groups of stockholders may be removed during the aforesaid term of office, either for or without cause, by and only by, the affirmative vote of the
holders of the shares of such specified group, given at a        As discussed above, Section 2115 of the California General
special meeting of such stockholders duly called or by an        Corporation Law may impose California law regarding vacancies
action by written consent for that purpose.                      on the board of directors to the exclusion of Delaware law.

                                              LIABILITY OF DIRECTORS AND OFFICERS

                                                                 Delaware law permits a corporation's certificate of
                                                                 incorporation to include a provision granting to a
                                                                 corporation the power to exempt a director from personal
                                                                 liability to the corporation and its stockholders for
                                                                 monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:
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                                                                 (1) listed on a national securities exchange;

The California General Corporation Law provides that the         (1) any breach of his duty of loyalty to the corporation or
charter documents of the corporation may include provisions      its stockholders;
which limit or eliminate the liability of directors to the
corporation or its stockholders, provided such liability does not arise from certain proscribed conduct. The California
General Corporation Law, provides that intentional misconduct    (2) acts or omissions not in good faith or which involve
or knowing and culpable violation of law, acts or omissions      intentional misconduct or a knowing violation of law;
that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the
absence of good faith on the part of the director, the receipt
of an improper personal benefit, acts or omissions that show     (3) intentional or negligent payment of unlawful dividends or
reckless disregard for the director's duty to the corporation    stock purchases or redemptions; or
or its stockholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its stockholders, acts or
omissions that constitute an unexcused pattern of inattention    (4) any transaction from which he derives an improper
that amounts to an abdication of the director's duty to the      personal benefit.
corporation and its stockholders, interested transactions
between the corporation and a director in which a director has a material financial interest and liability for improper
distributions, loans or guarantees. The Wherify articles of      IQB's certificate of incorporation provides that a director incorporation contain a provision limiting the liability of its  of IQB will not be personally liable to IQB or its
directors to the fullest extent provided by California General   stockholders for monetary damages for breach of fiduciary
Corporation Law.                                                 duty as a director subject to the limitations set forth above.

                                           INDEMNIFICATION OF DIRECTORS AND OFFICERS

                                                                 Delaware law generally provides that a corporation may
                                                                 indemnify any officer, director, employee or agent who is
                                                                 made a party to any third party suit or proceeding on account of being a director, officer, employee or agent of the
                                                                 corporation against expenses, including attorneys' fees,
                                                                 judgments, fines and amounts paid in settlement actually and
Under California General Corporation Law, a corporation has the  reasonably incurred by him in connection with the action if
power to indemnify present and former directors, officers,       the officer, director, employee or agent:
employees and agents against expenses, judgments, fines,
settlements and other amounts (other than in connection with actions by or in the right of the corporation) if that person
acted in good faith and in a manner the person reasonably        (1) acted in good faith and in a manner he reasonably
believed to be in the best interests of the corporation and, in  believed to be in and not opposed to the best interests of
the case of a criminal proceeding, had no reasonable cause to    the corporation; and
believe the conduct of the person was unlawful, and a
corporation has the power to indemnify, with certain
exceptions, any person who is a party to any action by or in
the right of the corporation, against expenses actually and      (2) in a criminal proceeding, had no reasonable cause to
reasonably incurred by that person in connection with the        believe his conduct was unlawful.
defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best
interests of the corporation and its stockholders. The
indemnification authorized by California General Corporation     IQB's certificate of incorporation provides that IQB will
Law is not exclusive, and a corporation may grant its            indemnify its current and former directors and officers to
directors, officers, employees or other agents certain           the fullest extent permitted by law.
additional rights to indemnification. The Wherify articles of incorporation and the Wherify bylaws provide for the
indemnification of its directors, officers, employees and other
agents (as defined under the California General Corporation      Delaware law permits corporations to purchase and maintain
Law, which may be in excess of the indemnification expressly     insurance for directors, officers, employees and agents
permitted by Section 317 of the California Corporations          against any liability asserted against the person whether or
Code,subject to the limits set forth in Section 204 of the       not the corporation would have the power to indemnify the
California Corporations Code with respect to actions for breach  person to the fullest extent permissible under Delaware law.
of duty to the corporation and its stockholders.


                                                                 IQB maintains directors' and officers' insurance.
Wherify's bylaws provide for the advance payment of an
indemnitee's expenses prior to the final disposition of an
action, provided that the indemnitee undertakes to repay any
such amount advanced if it is later determined that the          As discussed above, Section 2115 of the California General
indemnitee is not entitled to indemnification with regard to     Corporation Law may impose California law regarding
the action for which the expenses were advanced.                 indemnification of directors to the exclusion of Delaware law.

Insofar as indemnification for liabilities under federal
securities laws may be permitted to directors, officers or
persons controlling Wherify pursuant to the foregoing
provisions, in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as
expressed in the Securities Act of 1933 and is therefore
unenforceable.
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                                                                 (1) listed on a national securities exchange;
                                                      STOCKHOLDERS' SUITS

                                                                 Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation wrongfully fails to enforce the right itself. An individual may also commence a class action suit on behalf of himself commence a class action suit on behalf of himself and other similarly situated stockholders to enforce an obligation owed to the stockholders directly where the requirements for
                                                                 maintaining a class action under Delaware law have been met.
                                                                 The complaint must:



                                                                 (1) state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff's shares thereafter devolved on the plaintiff by operation of law; and



                                                                 (2) with respect to a derivative action:(a) allege with
California General Corporation Law provides that a stockholder   particularity the efforts made by the plaintiff to obtain the
bringing a derivative action on behalf of the corporation need   action the plaintiff desires from the directors; or(b) allege
not have been a stockholder at the time of the transaction in    with particularity that such effort would have been futile.
question, provided that certain tests are met concerning the fairness of allowing the action to go forward. The stockholder must make his or her demands on the board before filing suit.
The California General Corporation Law also provides that the    Additionally, the plaintiff must remain a stockholder through
corporation or the defendant in a derivative suit may make a     the duration of the suit. The action will not be dismissed or
motion to the court for an order requiring the plaintiff         compromised without the approval of the Delaware Court of
stockholder to furnish a security bond.                          Chancery.

                                          PROVISIONS RELATING TO CERTAIN TRANSACTIONS

                                                                 Section 203 of the General Corporation Law of the State of
                                                                 Delaware prohibits "business combinations," including
                                                                 mergers, consolidations, sales and leases of assets,
                                                                 issuances of securities and similar transactions, by a
                                                                 corporation or a subsidiary with an "interested stockholder"
Under the California General Corporation Law, there is no        who beneficially owns 15% or more of a corporation's voting
comparable provision to Section 203 of the Delaware General      stock, for three years after the person or entity becomes an
Corporation Law. However, California law provides that, except   interested stockholder, unless
where the fairness of the transaction has been approved by the
California Commissioner of Corporations and except in a
"short-form" merger (the merger of a parent corporation with a
subsidiary in which the parent owns at least 90% of the          (1) prior to the time that the stockholder became an
outstanding shares of each class of the subsidiary's stock), if  interested stockholder, the board of directors approved
the surviving corporation or its parent corporation owns,        either the business combination or the transaction that
directly or indirectly, shares of the target corporation         resulted the stockholder becoming an interested stockholder;
representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into
nonredeemable common stock of the surviving corporation or its   (2) after completion of the transaction in which the
parent corporation, unless all of the stockholders of the class  stockholder became an interested stockholder, the interested consent. The effect of this provision is to prohibit a cash-out  stockholder holds at least 85% of the voting stock of the
merger of minority stockholders, except where the majority       corporation not including:(a) shares held by directors who stockholders already own 90% or more of the voting power of the  are also officers and(b) shares granted under certain
target corporation and could, therefore, effect a short-form     employee benefit plans; or
merger to accomplish such a cash-out of minority stockholders.


                                                                 (3) after the stockholder becomes an interested stockholder,
California law also provides that, except in certain             the business combination is approved by the board of
circumstances, when a tender offer or a proposal for             directors and the holders of at least 66 2/3% of the
reorganization or for a sale of assets is made by an interested  outstanding voting stock, excluding shares held by the
party (generally a controlling or managing party of the target   interested stockholder.
corporation), an affirmative opinion in writing as to the
fairness of the consideration to be paid to the stockholders must be delivered to stockholders. This fairness opinion
requirement does not apply to a corporation that does not have   A Delaware corporation may elect in its certificate of
shares held of record by at least 100 persons, or to a           incorporation not to be governed by Section 203, however,
transaction that has been qualified under California state       IQB's certificate of incorporation does not contain such an
securities laws. Furthermore, if a tender of shares or vote is   "opt-out" provision.
sought pursuant to an interested party's proposal and a later proposal is made by another party at least 10 days prior to the date of acceptance of the interested party's proposal, the
stockholders must be informed of the later offer and be          The merger of IQB and Wherify is not subject to the
afforded a reasonable opportunity to withdraw any vote, consent  restrictions on business combinations set forth in
or proxy, or to withdraw any tendered shares. Delaware has no    Section 203. The IQB board of directors has unanimously
comparable provision.                                            approved and adopted the merger and the merger agreement.

                                                                 (1) listed on a national securities exchange;
                                                    DISCLOSURE OF INTERESTS

                                                                 Under Delaware law, directors generally have a duty to act without self-interest, on an informed basis, in good faith, and in a manner they reasonably believe to be in the best
                                                                 interests of the stockholders. Nevertheless, a Delaware court will generally apply a policy of judicial deference to board of director decisions to adopt anti-takeover measures in the face of a potential takeover where the directors are able to show that:



The California General Corporation Law states that any contract  (1) they had reasonable grounds for believing that there was
or transaction between a corporation and any of its directors,   a danger to corporate policy and effectiveness from an
or a second corporation in which a director has a material       acquisition proposal; and
financial interest is not void or voidable if the material
facts as to the transaction and as to the director's interest are fully disclosed and a majority of the disinterested
stockholders represented and voting at a duly held meeting       (2) the board of directors action taken was neither
approve or ratify the transaction in good faith. The California  preclusive nor coercive and was reasonable in relation to the
General Corporation Law provides that such a contract or         threat posed.
transaction also is not void or voidable if either after full disclosure the transaction is approved by the board or a
committee (excluding the vote of interested directors) in good
faith and the transaction is just and reasonable to the          Holders of IQB common stock are required to comply with
corporation, or the person asserting the validity of the         specified Exchange Act requirements, including filing
contract or transaction sustains the burden of proving that the  Schedules 13D with respect to their beneficial ownership of
contract or transaction was just and reasonable as to the        IQB common stock if they beneficially hold more than 5% of corporation at the time it was authorized, approved or ratified. IQB outstanding shares.

                                                      SHORT SWING PROFITS

                                                                 Directors and officers of IQB are governed by rules under the
                                                                 Exchange Act, that may require directors and officers to
                                                                 forfeit to IQB any "short swing" profits realized from
                                                                 purchases and sales, as determined under the Exchange Act and
Wherify is not subject to the rules under the Exchange Act.      the rules thereunder, of IQB equity securities.

                                              NOTICES AND REPORTS TO STOCKHOLDERS

                                                                 Under the Exchange Act proxy rules, IQB must comply with
                                                                 notice and disclosure requirements relating to the
Wherify is not subject to the Exchange Act proxy rules.          solicitation of proxies for stockholder meetings.

                                                    REPORTING REQUIREMENTS

                                                                 As a U.S. public company, IQB must file with the SEC, among other reports and notices:



                                                                 (1) an annual report on Form 10-K within 75 days after the end of fiscal year 2005 and 60 days after the end of each
                                                                 fiscal year thereafter;



                                                                 (2) a quarterly report on Form 10-Q within 45 days after the end of the fiscal quarter for fiscal years ending on or after
                                                                 December 15, 2002 and before December 15, 2004; 40 days after the end of the fiscal quarter for fiscal years ending on or after December 15, 2004 and before December 15, 2005; and
                                                                 35 days after the end of each fiscal quarter thereafter; and



As a non-public company, Wherify is not subject to the           (3) current reports on Form 8-K upon the occurrence of
reporting requirements of the Exchange Act.                      important corporate events.

              DIRECTORS AND MANAGEMENT OF IQB FOLLOWING THE MERGER

EXECUTIVE OFFICERS AND DIRECTORS

      At the time the merger is completed, the board of directors of IQB will consist of five authorized directors. The Chairman of the board of directors will continue to be William Scigliano. Wade Fenn and Timothy Neher, two directors from Wherify's current board of directors, will join the IQB board of directors. The fourth member John Micek III was selected by William Scigliano and the fifth member Reginald Brown was selected by Timothy Neher and acceptable to the remaining board members.

      At the time the merger is completed, Timothy Neher, the current Chief Executive Officer of Wherify will be IQB's Chief Executive Officer. William Scigliano, IQB's current President and Chief Executive Officer will be given the title of Chairman of the Board and President of Governmental Services, Jerry Parrick will be President, John Davis will be given the title of Chief Financial Officer, and Michael Walsh, IQB's Chief Financial Officer, will be IQB's corporate controller.

      The following table sets forth information as of November 30, 2004, with respect to the individuals who will be IQB's executive officers and members of IQB's board of directors after the effective time of the merger:

Name                                       Age Position
----                                       --- --------
William B. G. Scigliano.................    43 Chairman and President of Governmental Services
Wade Fenn...............................    45 Director
John Micek III                                 Director
Reginald Brown                                 Director
Timothy Neher...........................    38 Chief Executive Officer and Director
Jerry Parrick...........................    56 President
John Davis..............................    49 Chief Financial Officer and Secretary

      WILLIAM B. G. SCIGLIANO, has served as a Director of IQB since November 2002 and as Chief Executive Officer of the Company since September 2002. From 1991 until September 2002, he served as Executive Director of the Corporate and Public Issues Division of the Ministry of the Attorney General of British Columbia. Mr. Scigliano received a Bachelors Degree from the University of Victoria and a Masters Degree from the Graduate School of Business Administration of the University of Oregon.

      WADE R. FENN, has over two decades of retail electronics experience, most recently as President of Entertainment and Strategic Business Development of Best Buy Co., Inc. Mr. Fenn joined Best Buy in 1980, and during his 21-year tenure the company grew from $4 million to $21 billion in annual sales. Prior to serving as President of Entertainment and Strategic Business Development, Mr. Fenn held the position of Executive Vice President--Marketing, where he was responsible for all marketing, merchandising, advertising, and inventory teams. After receiving his degree in economics and history from Williams College in 1980, Mr. Fenn joined Best Buy as a sales person and served in various operating roles, including Senior Vice President Retail, Vice President Sales, district manager and store manager.

      TIMOTHY J. NEHER, the current CEO of Wherify, founded Wherify in 1998 after more than a decade of experience developing and marketing new consumer products. Mr. Neher is responsible for leading Wherify's vision, executive team and overall company growth and strategy. Prior to launching Wherify, Mr. Neher served as the Vice President of Marketing and Sales for CTH Consumer Plastic, Inc. where he worked from 1992 to 1998. From 1988 to 1992, Mr. Neher was Vice President of Operations for Windy City Product Development.

      JERRY PARRICK, the current President and acting VP of Sales and Marketing of Wherify, has more than two decades of experience in the networking and communications industry, most recently as founder, Chairman and CEO of Yipes Communications, Inc. from 1999-2000 and Chairman and Chief Executive Officer of Diamond Lane Communications, Inc. from 1997-1999. Mr. Parrick holds a BA from California State University Northridge and a Masters in Management Science from Stanford University.

      JOHN DAVIS, a certified public accountant, served as Chief Operating Officer and Chief Financial Officer for Connectcom Solutions from 1998 to 2003. From 1997 to 1998, he served as Secretary for Southwall Technologies. From 1995 to 1997, he served as Vice President and Corporate Controller for Ecosys. He holds a BS (Accounting) degree from CUNY Baruch School of Business and an MBA from San Jose State University.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS OF IQB

      IQB's executive directors do not receive any additional compensation for their services as members of IQB's board of directors but are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of IQB's board of directors.

                         IQB SUMMARY COMPENSATION TABLE

      The following table sets forth the compensation paid by IQB to its Chief Executive Officer for services in all capacities during the fiscal years ended June 30, 2004 and 2003 (no other executive officer of IQB had total annual salary and bonus for the fiscal years ended June 30, 2004 or 2003 exceeding $100,000) (for purposes hereof, the Chief Executive Officer is referred to herein as the "Named Executive Officer").

                          SUMMARY COMPENSATION TABLE(1)

                                                                                                            Long-Term
                                                                          Annual Compensation             Compensation
                                                                          -------------------             ------------
                                                                                                          Securities Underlying
                                                                                                                        Options
Name and Principal Position                         Fiscal Year Ended                      Salary                           (3)
---------------------------                         -----------------                      ------                           ---
William Scigliano(2)                                          6/30/04                    $133,967                       $50,000
President and Chief Executive Officer                         6/30/03                    $130,000                      $200,000

----------
(1) The columns designated by the Commission for the reporting of certain bonuses, other annual compensation, securities underlying options/SARs, long term incentive plan payouts, and all other compensation, have been eliminated as no such bonuses, other annual compensation, underlying securities, payouts or compensation were awarded to, earned by, paid to or outstanding with respect to any specified person during any fiscal year covered by the table.

(2) Mr. Scigliano became Chief Executive Officer in July, 2002.

(3) Options granted with respect to common stock.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS OF WHERIFY

      The following table sets forth the compensation paid by Wherify to Timothy Neher, Wherify's Chief Executive Officer, during the fiscal years ended June 30, 2004, 2003 and 2002. Mr. Neher will serve as the Chief Executive Officer of IQB after the merger.

                           SUMMARY COMPENSATION TABLE

                                                                                                            Long-Term
                                                                          Annual Compensation             Compensation
                                                                          -------------------             ------------
                                                                                                          Securities Underlying
                                                                                                                        Options
Name and Principal Position                         Fiscal Year Ended                      Salary                        (#)(1)
---------------------------                         -----------------                      ------                        ------
                                                              6/30/04                    $192,499                             --
Timothy Neher                                                 6/30/03                 $184,745(2)                        71,376
Chief Executive Officer                                       6/30/02                    $178,104                       250,000
Jerry Parrick
President                                                         N/A                         N/A                           N/A
John Davis
Chief Financial Officer                                           N/A                         N/A                           N/A

----------
(1) Options granted with respect to common stock.

(2) Timothy Neher joined Wherify in March 1998 as President; he was named Chief Executive Officer in February 2003. Jerry Parrick joined Wherify on November 29, 2004 and did not receive compensation from Wherify prior to that date. John Davis joined Wherify on July 28, 2004 and did not receive compensation from Wherify prior to that date. Wherify's executive directors, and non-executive directors, including Wade Fenn who will serve as a Director of IQB after the effective time of the merger, do not receive any compensation for their services as members of Wherify's board of directors but are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of Wherify's board of directors.

                     SHARE OWNERSHIP AND OPTION INFORMATION

                        IQB SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 11, 2005 information regarding the beneficial ownership of common stock (i) by each stockholder who is known by IQB to own beneficially in excess of 5% of IQB's outstanding common stock; (ii) by each director; (iii) by each executive officer; and (iv) by all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of common stock.

Name and Address of Beneficial Owners                                Beneficial Ownership(1)
-------------------------------------                                -----------------------
5% Stockholders                                                     Number of Shares      % Ownership
---------------                                                     ----------------      -----------
Austin W. Marxe and David M. Greenhouse
155 E. 55th Street, 53rd Floor
New York, NY 10020                                                     1,522,916 (2)            17.9%
Forte Capital Partners, LLC
201 Mission Street, Suite 1930
San Francisco, CA 94105                                                   607,019(3)             8.0%
John Micek, Jr.
12809 W. Dodge Road
Omaha, NE 68154                                                           509,898(4)             7.0%
Liviakis Financial
655 Redwood Highway, #255
Mill Valley, CA 94941                                                        506,000             7.3%
Clyde Berg
10600 N. De Anza Boulevard
Cupertino, California 95014                                                  389,786             5.6%
Enable Growth Partners L.P.
655 Redwood Highway, #255
Mill Valley, CA 94941                                                     380,729(5)             5.2%
Executive Officers and Directors
--------------------------------
Daniel P. McKelvey
201 Mission Street, Suite 1930
San Francisco, CA 94105                                                   771,516(6)            10.1%
Greg J. Micek
6339 Buffalo Speedway
Houston, TX 77005                                                         451,932(7)             6.4%
William Scigliano
39111 Paseo Padre Parkway, Suite 304
Fremont, CA 94538                                                         231,250(8)             3.2%
Michael Walsh
39111 Paseo Padre Parkway, Suite 304
Fremont, CA 94538                                                          67,604(9)             1.0%
All directors and officers as a group (four persons)................   1,522,301(10)            19.0%

----------
* Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. Shares of common stock issuable upon conversion of convertible debentures, or shares of common stock issuable upon exercise of warrants and options currently exercisable, or exercisable within 60 days of April 11, 2005, are deemed to be beneficially owned for purposes hereof.

(2) Consists of (i) 42,500 shares issuable pursuant to warrants, and 86,948 shares issuable pursuant to a convertible debenture, of which 85,000 shares are issuable upon conversion of outstanding principal and 1,948 shares are issuable upon conversion of interest thereon estimated through June 30, 2005, held by Special Situations Technology Fund, L.P., (ii) 257,500 shares issuable pursuant to warrants, and 526,802 shares issuable pursuant to a convertible debenture, of which 515,000 shares are issuable upon conversion of outstanding principal and 11,802 shares are issuable upon conversion of interest thereon estimated through June 30, 2005, held by Special Situations Technology Fund II, L.P. and (iii) 200,000 shares issuable pursuant to warrants, and 409,166 shares issuable pursuant to a convertible debenture, of which 400,000 shares are issuable upon conversion of outstanding principal and 9,166 shares are issuable upon conversion of interest thereon estimated through June 30, 2005, held by Special Situations Private Equity Fund, L.P. SST Advisers, L.L.C. ("SSTA") is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P and MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of SSTA and MG. Through their control of SSTA and MG, Messrs. Marxe and Greenhouse are the only individuals who share voting and investment control over the portfolio securities of each of the funds listed above.

(3) Includes 483,194 shares issuable pursuant to outstanding warrants, and 108,825 shares issuable pursuant to convertible debentures, of which 106,388 shares are issuable upon conversion of outstanding principal and 2,437 shares are issuable upon conversion of interest thereon estimated through June 30, 2005.

(4) Includes 57,053 shares issuable pursuant to outstanding warrants, 277,135 shares issuable pursuant to convertible debentures, of which 239,106 shares are issuable upon conversion of outstanding principal and 38,029 shares are issuable upon conversion of interest thereon estimated through June 30, 2005.

(5) Includes 125,000 shares issuable pursuant to outstanding warrants, 255,729 shares issuable pursuant to a convertible debenture of which 250,000 shares are issuable upon conversion of outstanding principal and 5,729 shares are issuable upon conversion of interest thereon estimated through June 30, 2005.

 (6) Includes the following securities held by Forte Capital Partners, LLC: (i) 15,000 shares of common stock; (ii) 108,825 shares issuable pursuant to convertible debentures of which 106,388 shares are issuable upon conversion of outstanding principal and 2,437 shares are issuable upon conversion of interest thereon estimated through June 30, 2005; and (iii) 483,194 shares issuable upon exercise of outstanding warrants. Mr. McKelvey serves as a managing member of Forte Capital Partners LLC and thus may be deemed to beneficially own shares owned by Forte Capital Partners LLC. Also includes 75,000 shares issuable upon exercise of outstanding warrants held by Mr. McKelvey.

(7) Includes 81,250 shares issuable pursuant to stock options exercisable immediately and 19,167 shares held in trust for the benefit of Mr. Micek's minor children over which Mr. Micek holds voting and dispositive control.

(8) Includes 231,250 shares issuable pursuant to stock options exercisable within 60 days of April 15, 2005.

(9) Includes 44,271 shares issuable pursuant to stock options exercisable within 60 days of April 15, 2005 and 2,000 shares held in trust for the benefit of Mr. Walsh's minor children over which Mr. Walsh holds voting and dispositive control.

(10) Includes 356,771 shares issuable pursuant to stock options and warrants that are exercisable within 60 days of April 15, 2005.

                      WHERIFY SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of March 31, 2005 regarding the beneficial ownership of Wherify's common stock and preferred stock by (i) each person who is known to Wherify to beneficially own five percent (5%) or more of Wherify's common stock, Series A preferred stock, Series B preferred stock or Series C preferred stock, (ii) each director and each executive officer, and (iii) all directors and executive officers as a group.

                                                        Amount and               Amount and               Amount and
                               Amount and                Nature of                Nature of                Nature of
                                Nature of               Beneficial               Beneficial               Beneficial
                               Beneficial             Ownership of             Ownership of             Ownership of
                             Ownership of                 Series A                 Series B                 Series C
       Name and Address of         Common  Percent       Preferred  Percent       Preferred  Percent       Preferred  Percent
           Beneficial Owner       Stock(1)  of Class       Stock(1)  of Class       Stock(1)  of Class       Stock(1)  of Class
           ----------------       --------  --------       --------  --------       --------  --------       --------  --------
            5% Stockholders
William M. Prevost
251 Pawnee Place
Fremont, CA 94539                  186,250     6.09%
John Arrillaga
2560 Mission College
Boulevard, Suite 101
Santa Clara, CA 95054                                    133,332(2)    11.69%     162,161(3)    29.20%         73,334     1.84%
Richard T. Peery
2560 Mission College
Boulevard, Suite 101
Santa Clara, CA 95054                                    133,332(4)    11.69%                                  66,667     1.67%
Harvey L. Miller
475 Half Day Road, Suite
200
Lincolnshire, IL 60069                                       66,666     5.85%                                 549,999    13.82%
Don Nelson(5)
c/o Alan Rothman
McConnell, Rothman & Co.
500 Granite Avenue
Milton, MA 02186                                             66,666     5.85%         92,974    16.74%        178,670     4.49%
Stephen James Luczo
P.O. Box 66360
Scotts Valley, CA 95066                                                                                       527,779    13.26%
Executive Officers and
Directors(6)
Timothy J. Neher...........   2,019,701(7)    66.09%        133,332    11.69%
W. Douglas Hajjar..........     581,000(8)    19.01%
Wade Fenn..................       2,291(9)         *                                                           15,000         *
John Davis.................     13,125(10)         *
All Executive Officers and
Directors as a Group (four
persons)...................      2,616,117    85.61%        133,332    11.69%                                  15,000         *

----------
*        Less than one percent

(1) The percentage of shares beneficially owned is based on 3,055,726 shares of common stock, 1,140,423 shares of Series A preferred stock, 555,382 shares of Series B preferred stock and 3,978,647 shares of Series C preferred stock outstanding as of April 11, 2005. Beneficial ownership is determined under rules and regulations of the Securities and Exchange Commission. Shares of stock subject to options that are currently exercisable or exercisable within 60 days of April 11, 2005, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, Wherify believes that such persons have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them.

(2) Includes 66,666 shares held in trust for the benefit of John Arrillaga's children.

(3) All shares held in trust for the benefit of John Arrillaga's children.

(4) Includes 66,666 shares held in trust for the benefit of Richard T. Peery's children.

(5) Held under the Nelson Family Trust dated December 14, 1989 as amended.

(6) The address for each of Wherify's directors and executive officers is Wherify's principal offices, Wherify Wireless, Inc., 2000 Bridge Parkway, Suite 201, Redwood Shores, CA 94065.

(7) Includes 185,106 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 11, 2005.

(8) Includes 22,916 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 11, 2005.

(9) All shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 11, 2005.

(10) All shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 11, 2005.

                           RELATED PARTY TRANSACTIONS

IQB

      In connection with a financing transaction with Special Equity IV, L.P. ("SEIVLP"), IQB acquired from SEIVLP a Secured Convertible Promissory Note having a face amount of a $2.2 million dollars (the "MVION Note") due from MVION, Inc., a technology company also known as KachinaGuide. Eric A. McAfee, a former Director of IQB, is the sole director and officer of MVION. Daniel McKelvey, a selling stockholder, is a managing member of Forte Capital Partners LLC, the general partner of SEIVLP. The KachinaGuide, was a real-time interactive tool used to conduct highly refined searches across heterogeneous data sources. MVION's business failed, and the MVION Note was in default when IQB acquired the MVION Note. The MVION Note is secured by a lien on MVION's assets, which in the event MVION defaulted on the Note would entitle the holder thereof to acquire all of the assets, including the intellectual property assets of MVION. When IQB acquired the Note from SEIVLP, management believed that MVION's assets, particularly its intellectual property assets, were worth the approximately $178,000 value of the stock and warrants issued to SEIVLP. In addition, Eric McAfee agreed that if the intellectual property assets of MVION were later determined to be worth less than the value of the stock and warrants issued to SEIVLP, he would return a number of shares of IQB's common stock held by him, up to 175,000 shares, to IQB. At the time IQB entered into the transaction, very little due diligence was performed on the value o f the note or the technology securing the note based upon Mr. McAfee's personal assertions of the value of the Mvion technology and his pledge of stock. As stated above, IQB later released Mr. McAfee from his obligation to return shares to IQB in connection with a settlement agreement entered into with Mr. McAfee in November 2003 in connection with the termination of the McAfee Advisory Agreement. IQB has subsequently determined that the cost of perfecting any patent work and subsequent incorporation of the intellectual property of MVION into the FACES software was too costly and, therefore, has not foreclosed on the Note. However, IQB has recently begun exploring the possibility of exercising its rights as a secured creditor with respect to the MVION assets securing the MVION Note, however, IQB can give no assurances as to its ability to collect on MVION Note, its efforts to exercise its rights with respect to the MVION Note, or the benefit of the assets securing such note in the event that IQB eventually acquires ownership of them.

      In April 2003, IQB issued to Forte Capital Partners LLC $300,000 in 10% secured convertible debentures and warrants to purchase 300,000 shares of IQB common stock at an exercise price of $.80 per share. Within 30 days of maturity (or, in the event of prepayment in full prior to maturity, within 30 days of such prepayment date) the holder may elect to convert the note into shares of IQB common stock at a conversion price of $0.80 per share. In addition, if IQB pays, on or before the maturity date, at least 75% of the outstanding principal and accrued interest under the note, the holder will have the right to purchase a number of additional shares of IQB common stock equal to the quotient of 25% of the principal amount under the note divided by $0.80 at a purchase price of $0.80 per share. Mr. McKelvey serves as a managing member of Forte Capital Partners LLC and thus may be deemed to beneficially own shares owned by Forte Capital Partners LLC. Mr. McKelvey was appointed to the IQB board of directors in March 2004.

      In August 2003, IQB entered into a consulting agreement with Daniel McKelvey. Under the agreement Mr. McKelvey (i) provided general management and counseling in the areas of financial management and business planning, (ii) advised and assisted in identifying, evaluating, negotiating and securing sources of funding, merger or acquisition prospects or other opportunities and
(iii) performed such other services as requested by the chief executive officer and/or board of directors. Under Section 2 of the consulting agreement, Mr. McKelvey received $10,000 per month in cash or shares of IQB common stock and a warrant for 50,000 shares of common stock with a purchase price of $2.00 per share. Twenty-five percent of the shares issuable upon exercise of the warrant vested on the first day of each quarter beginning August 1, 2003 and is exercisable any time before midnight July 31, 2008 in cash or pursuant to a cashless exercise provision. As of the date of this prospectus, this warrant is fully vested. In addition, in the event IQB raised additional financing and Mr. McKelvey provided the only investment banking services with respect to the financing, Mr. McKelvey would be entitled to cash compensation equal to 6% of the funds raised and a warrant for IQB common stock equal to 10% of the funds raised . If investment banking services from other sources were used as well, Mr. McKelvey would be entitled to a cash payment of $100,000. Mr. McKelvey is also entitled to a cash payment of $250,000 upon the successful completion of any acquisition, including the merger with Wherify. In August 2004, IQB and Mr. McKelvey entered into the Consulting Agreement Addendum, pursuant to which the parties agreed to extend the consulting agreement for an additional 6 months, through January 31, 2005 on the same terms and conditions as the original consulting agreement except that Section 1 of the Addendum provides that IQB will issue Mr. McKelvey a warrant to purchase 25,000 shares with an exercise price of $3.00. Fifty percent of the shares issuable upon exercise of the warrant vested on the first day of each quarter beginning August 1, 2004 and is exercisable any time before midnight July 31, 2009 in cash or pursuant to a cashless exercise provision. As of the date of this prospectus, this warrant is fully vested. Upon completion of the financing completed in January 2005, IQB paid Mr. McKelvey $100,000.

      In May and June 2004, IQB issued a $50,000 short term note to Greg J. Micek, a member of IQB's board of directors, and a $50,000 short term note to Forte Capital Partners, LLC. Daniel McKelvey, a member of IQB's board of directors, is a managing partner of Forte Capital Partners, LLC. The notes bore interest at the annual rate of 6% and were due July 31, 2004. In July 2004, Mr. Micek assigned his note to a third party. In July 2004, IQB issued a secured convertible promissory note in the principal amount of $180,000 to Forte Capital Partners LLC, which included $50,000 in principal from the note issued in June 2004. The debenture was due on December 31, 2004. This note bore interest at the annual rate of 10% and the principal and accrued interest thereon was convertible into the securities issued in the next round of financing of $1,500,000 or more. In connection with the issuance of this note IQB issued to Forte Capital Partners LLC warrants to purchase 90,000 IQB common shares. The warrant has a 5 year term with an exercise price of $2.00 per shares. As part of IQB's January 11, 2005, financing, IQB issued to Forte Capital Partners LLC a convertible debenture in the principal amount of $187,777 in consideration for cancellation of all outstanding principal and accrued interest under this note. In connection with this financing, IQB issued to Forte Capital a warrant to purchase 46,944 shares of IQB common stock at an exercise price of $2.70 per share. In addition, Forte Capital invested an additional $25,000 in IQB's January 11, 2005 financing and received a convertible debenture in the principal amount of $25,000 and warrants to purchase 6,250 shares of IQB common stock at $2.70 per share.

      On January 11, 2005, IQB issued an aggregate of $3.3 million in convertible debentures and warrants to qualified institutional buyers, and a limited number of accredited individual and institutional investors. Forte Capital Partners, LLC, of which Daniel McKelvey, a member of IQB's board of directors, is a managing partner, purchased $25,000 of the convertible debentures. The convertible debentures bear interest at an annual rate of 5% and mature on June 30, 2005. The debentures are convertible at any time at the election of the holder into shares of IQB common stock at a conversion price of $2.00 per share. The debentures automatically convert into shares of IQB's common stock at the conversion price upon the effectiveness of this registration statement. In connection with the sale of the convertible debentures, IQB issued warrants to purchase an aggregate of 825,000 shares of its common stock for an exercise price of $2.70 per share. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split and combination of shares or recapitalization or if IQB sells any common stock or rights to acquire common stock at a purchase price less than the conversion price of the debentures or the exercise price of the warrants.

      On January 12, 2005, IQB issued bonuses to Greg Micek, a member of its board of directors and to Michael Walsh, its Chief Financial Officer. Mr. Micek received a cash payment of $50,000 and 10,416 restricted shares of IQB common stock and Mr. Walsh received 20,833 restricted shares of IQB common stock.

      On January 24, 2005, IQB extended the due date on the convertible debenture issued to Forte Capital Partners, LLC, from March 31, 2005 to June 30, 2005. The face value of the debenture is $300,000. Daniel McKelvey, a member of IQB's board of directors is a managing partner of Forte Capital Partners, LLC.

WHERIFY

      In July of 1999, Wherify loaned Timothy Neher $100,000. Pursuant to the terms of the promissory note, on July 18, 2009, the maturity date of the note, Mr. Neher is required to repay the entire principal sum of $100,000 plus simple interest on the unpaid principal balance from issuance date at the annual rate of 3.0%.

      In April of 2000, Wherify loaned Timothy Neher $26,170. Pursuant to the terms of the promissory note, on April 10, 2009, the maturity date of the note, Mr. Neher is required to pay the entire principal sum of $26,170 plus simple interest on the unpaid principal balance from issuance date at the annual rate of 3.0%.

FEES AND EXPENSES

      Pursuant to the merger agreement, IQB and Wherify have agreed to each pay half of certain expenses. See "The Merger Agreement--Expenses."

      IQB and its subsidiary, Wherify Acquisition, Inc., estimate that they will incur fees and expenses in connection with the merger of approximately $500,000.

      Wherify estimates that it will incur fees and expenses in connection with the merger of approximately $500,000.

      These fees and expenses related to the merger will be financed from generally available funds of IQB and Wherify.

      Neither IQB nor Wherify will pay any fees or commissions to any broker or dealer or any person for soliciting IQB or Wherify stockholders with respect to the merger. Upon request, either IQB or Wherify will reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

VALIDITY OF SECURITIES

      The Crone Law Group, LLP, in San Francisco, California, will pass upon the validity of the IQB common stock to be issued pursuant to the merger.

EXPERTS

      The consolidated financial statements of IQB for each of the two years in the period ended June 30, 2004 included herein have been audited by Malone & Bailey, PC, independent auditors, as set forth in their report thereon, included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Wherify for each of the two years in the period ended June 30, 2004 have been audited by Malone & Bailey, PC, independent auditors, as set forth in their report thereon, included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

              ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY
                                IQB STOCKHOLDERS

PROPOSAL 2--AMENDMENT TO CERTIFICATE OF INCORPORATION--NAME CHANGE

      Pursuant to the merger agreement, IQB has agreed to propose and recommend that IQB's certificate of incorporation be amended at the effective time of the merger to change IQB's name to "Wherify Wireless, Inc." The IQB board of directors has authorized such amendment, subject to stockholder approval. Under the proposed amendment, subject to and upon consummation of the merger, Article FIRST of the certificate of incorporation of IQB would be amended and restated to read as follows:

      "The name of the corporation is Wherify Wireless, Inc."

      The IQB stockholders are being asked to approve such amendment. The affirmative vote of the holders of a majority of the shares of IQB common stock issued and outstanding on the IQB record date will be required to approve the amendment of the certificate of incorporation. The effect of an abstention and a broker non-vote is the same as that of a vote against the proposal.

THE IQB BOARD UNANIMOUSLY RECOMMENDS THAT IQB STOCKHOLDERS VOTE "FOR" THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO CHANGE THE CORPORATE NAME OF IQB TO "WHERIFY WIRELESS, INC." SUBJECT TO AND CONTINGENT UPON CONSUMMATION OF THE MERGER.

PROPOSAL 3--AMENDMENT TO CERTIFICATE OF INCORPORATION--INCREASE OF AUTHORIZED COMMON STOCK FROM 50,000,000 TO 100,000,000 SHARES

General

      The stockholders of IQB are being asked to approve an amendment to the certificate of incorporation of IQB to increase the authorized number of shares of common stock from 50,000,000 to 100,000,000. The IQB board of directors authorized the amendment on August 13, 2004. The full text of the proposed amendment is set forth below.

      The certificate currently provides that IQB is authorized to issue two classes of stock, consisting of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of April 11, 2005, 6,976,011 shares of common stock were issued and outstanding and 5,418,583 shares of common stock were reserved for issuance under IQB's stock benefit plans, or pursuant to outstanding options, warrants, convertible debentures and other rights to acquire IQB's common stock, leaving only approximately 38 million authorized shares available for future issuance.

      Pursuant to the merger agreement, each share of Wherify capital stock outstanding immediately prior to the consummation of the merger will be entitled to receive approximately 4.83 shares of IQB common stock. In addition, each warrant, option and other right to acquire Wherify capital stock outstanding immediately prior to the consummation of the merger will be assumed by IQB and represent a warrant, option or other right to acquire a number of shares of IQB equal to the number of shares of Wherify capital stock multiplied by approximately 4.83. Based on the number of fully diluted shares of Wherify outstanding as of the date of this joint proxy statement/prospectus, IQB would be required to issue approximately 43 million shares of its common stock upon consummation of the merger, plus approximately 4 million shares reserved for issuance upon exercise of warrants, options and other rights to acquire Wherify capital stock.

      Assuming the issuance of common stock as set forth above, IQB would not have enough additional shares of common stock to consummate the merger.

      The Board also believes that it is prudent to have sufficient additional shares available for future issuance for fund raising and other purposes.

Purpose and Effect of Amendment

      The proposed amendment will authorize sufficient additional shares of common stock to provide the combined company the flexibility to make such issuances as may be necessary in order for the combined company to complete acquisitions or other corporate transactions and to issue shares in connection with its stock option, stock purchase and other employee benefit plans that currently exist or that it may adopt in the future. The proposed amendment to the Certificate, authorizing an additional 50,000,000 shares of common stock, would facilitate the combined company's ability to accomplish these goals and other business and financial objectives in the future without the necessity of delaying such activities for further stockholder approval, except as may be required in particular cases by the combined company's charter documents, applicable law or the rules of any stock exchange or other system on which the combined company's securities may then be listed. Future issuances of additional shares of common stock or securities convertible into common stock, whether pursuant to an acquisition or other corporate transaction, would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing stockholders. The availability for issuance of additional shares of common stock could discourage or make more difficult efforts to obtain control of the combined company.

Amendment to Certificate

      If approved, Section B of Article FOURTH of the IQB Amended and Restated Certificate of Incorporation would be amended and restated as follows:

      "The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is One Hundred Ten Million (110,000,000), divided into One Hundred Million (100,000,000) shares of Common Stock of the par value of one cent ($0.01) per share; and Ten Million (10,000,000) shares of Preferred Stock of the par value of one cent ($0.01) per share."

      The affirmative vote of a majority of the outstanding shares of common stock of IQB is required to approve the proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation. The Board of Directors believes that the amendment of the certificate is necessary to provide IQB and the combined company agility and flexibility over the upcoming years.

THE IQB BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF A CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF IQB TO INCREASE THE AUTHORIZED COMMON STOCK FROM 50,000,000 TO 100,000,000 SHARES.

PROPOSAL 4--APPROVAL OF 2004 STOCK PLAN

General

      IQB is asking its stockholders to approve the IQB 2004 Stock Plan and the option grant limitations contained in the 2004 Stock Plan (see "Option Grant Limitations" on the following page). IQB is asking for this approval so that it may grant incentive stock options, nonstatutory stock options and stock purchase rights under the 2004 Stock Plan to its officers, directors, employees and consultants and so that compensation attributable to the exercise of an option granted under the 2004 Stock Plan will not be subject to the $1 million annual limit on the deductibility of compensation paid to certain of its executive officers in any single year. The 2004 Stock Plan was adopted by the Board in October, 2004.

      Options granted under the 2004 Stock Plan are designed to qualify as "performance-based" compensation within the meaning of Section 162(m) of the Internal Revenue Code. Pursuant to Section 162(m), IQB generally may not deduct for federal income tax purposes compensation paid to its Chief Executive officer or its four other highest paid executive officers to the extent that any of these persons receive more than $1 million in compensation in any single year. However, if the compensation qualifies as "performance-based" for Section 162(m) purposes, IQB may deduct for federal income tax purposes the compensation paid even if such compensation exceeds $1 million in a single year. For the options granted under the 2004 Stock Plan to qualify as "performance-based" compensation under Section 162(m), stockholders must approve the option grant limitations contained within the 2004 Stock Plan.

      A favorable vote for this proposal will allow IQB's deductions attributable to the exercise of options granted under the 2004 Stock Plan to be exempt from the $1 million annual limit on deductible compensation and provide it with potentially significant future tax benefits and associated cash flows.

Vote Required

      If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Special Meeting will be required to approve the 2004 Stock Plan and the option grant limitations in the 2004 Stock Plan. Abstentions will have the effect of a vote "against" the adoption of the 2004 Stock Plan and the option grant limitation in the 2004 Stock Plan. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE 2004 STOCK PLAN AND OF THE OPTION GRANT LIMITATIONS CONTAINED IN THE 2004 STOCK PLAN FOR PURPOSES OF 162(M) OF THE INTERNAL REVENUE CODE.

Summary of the 2004 Stock Plan

General

      The purpose of the 2004 Stock Plan is to increase stockholder value by attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to our employees, directors and consultants and promoting the success of our business. Options and stock purchase rights may be granted under the 2004 Stock Plan. Options granted under the 2004 Stock Plan may be either "incentive stock options" or "nonstatutory stock options."

      Two million shares of IQB common stock are reserved under the 2004 Stock Plan, all of which may be issued upon the exercise of incentive stock options granted under the Plan. The number of shares reserved under the 2004 Stock Plan (including shares reserved for issuance upon the exercise of incentive stock options granted under the Plan) automatically increases on the first day of each fiscal year during the term of the Plan (beginning in 2005) by an amount equal to the lesser of (i) 200,000 shares, (ii) 5% of the outstanding shares on that date or (iii) a lesser amount determined by the Board; provided, however, in no event shall the aggregate number of shares reserved for issuance under the Plan (including shares reserved for issuance upon the exercise of incentive stock options granted under the Plan), as adjusted for all such annual increases, exceed 4,000,000 shares.

      Each outstanding stock option under Wherify's stock option plan at the effective time of the merger will be assumed by IQB and become an option to purchase IQB common stock as described on page 59 "--Effect of the Merger on Outstanding Wherify Stock Options." Neither the assumption of the Wherify options by IQB nor the exercise of any of the assumed options will reduce the number of shares of IQB common stock available in the share reserve under the 2004 Stock Plan.

Administration

      The 2004 Stock Plan is administered by the board of directors or a committee appointed by the board of directors. The administrator determines the terms of the options and stock purchase rights granted, including the exercise price, number of shares subject to the options and stock purchase rights, and the exercisability. All questions of interpretation are determined by the administrator and its decisions are final and binding upon all participants. Directors receive no additional compensation for their services in connection with the administration of the 2004 Stock Plan.

Eligibility

      Nonstatutory stock options and stock purchase rights may be granted under the 2004 Stock Plan to our directors, employees and consultants. Incentive stock options may be granted only to employees. The 2004 Stock Plan provides a limit of $100,000 on the aggregate fair market value (determined on the date of grant) of shares subject to all incentive stock options that are exercisable for the first time by an optionee in any one calendar year. The administrator, in its discretion, selects the persons to whom options and stock purchase rights are granted, the time or times at which such options and stock purchase rights are granted, and the exercise price or purchase price and number of shares subject to each such grant.

Option Grant Limitations

      Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of compensation paid to certain of our executive officers. In order to preserve our ability to deduct the compensation associated with options granted to such persons, the 2004 Stock Plan provides that no employee or director may be granted, in any fiscal year, options to purchase more than one million shares of common stock.

Terms and Conditions of Options

      Each option is evidenced by a stock option agreement between IQB and the optionee, and is subject to the following terms and conditions:

      (a) Exercise Price. The administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted; provided, however, that the exercise price of an incentive stock option granted to a ten percent stockholder may not be less than 110% of the fair market value on the date the option is granted. The 2004 Stock Plan provides that if we desire to preserve our ability to deduct the compensation associated with options granted under the 2004 Stock Plan pursuant to Section 162(m) of the Internal Revenue Code, the exercise price of a nonstatutory stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The fair market value of the common stock is generally determined with reference to the closing sale price for the common stock on the last market trading day prior to the date the option is granted.

      (b) Exercise of Option; Form of Consideration. The administrator determines when options become exercisable and may accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. As determined by the administrator and subject to all applicable laws, the 2004 Stock Plan permits payment to be made by cash, check, promissory note, other shares of our common stock, pursuant to a cashless exercise procedure, a reduction in the amount of any liability of IQB to the individual, any other form of consideration permitted by applicable law, or any combination thereof.

      (c) Term of Option. The term of an incentive stock option may be no more than ten years from the date of grant; provided, however, that in the case of an incentive stock option granted to a ten percent stockholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

      (d) Termination of Service. If an optionee's service relationship with us terminates for any reason (excluding death or disability), then the optionee may exercise the option within a period of time as determined by the administrator to the extent that the option is vested on the date of termination, (but in no event later than the expiration of the term of such option as set forth in the option agreement). In the absence of a specified time determined by the administrator or set forth in the option agreement, the option will remain exercisable for three months following the termination of the optionee's service relationship. If an optionee's service relationship terminates due to the optionee's disability, the optionee may exercise the option within a period of time as determined by the administrator to the extent the option was vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the option agreement). In the absence of a specified time determined by the administrator or set forth in the option agreement, the option will remain exercisable for the twelve months following the termination of the optionee's service due to disability. If an optionee's service relationship terminates due to the optionee's death, the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance may exercise the option within a period of time as determined by the administrator to the extent the option was vested on the date of death (but in no event later than the expiration of the term of such option as set forth in the option agreement). In the absence of a specified time determined by the administrator or set forth in the option agreement, the option will remain exercisable for twelve months following the optionee's death.

      (e) Nontransferability of Options. Unless otherwise determined by the administrator, options and stock purchase rights granted under the 2004 Stock Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

      (f) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2004 Stock Plan as may be determined by the administrator.

Stock Purchase Rights

      In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement will grant IQB a repurchase option with respect to any unvested shares, exercisable upon the voluntary or involuntary termination of the purchaser's employment with IQB for any reason, including death or disability. The purchase price for shares repurchased pursuant to the restricted stock purchase agreement will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to IQB. The repurchase option will lapse at a rate determined by the administrator. To the extent restricted stock is issued in consideration for a participant's services without payment of any other consideration by the participant and the participant's services are terminated (voluntarily or involuntarily), the administrator shall have the right to cause the participant to forfeit any unvested shares held by the participant on the participant's termination date to IQB for no consideration from IQB.

Adjustments Upon Changes in Capitalization

      If IQB's capitalization changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the 2004 Stock Plan, the maximum number of shares by which the share reserve shall increase in each fiscal year, the maximum number and class of shares for which any employee or prospective employee may be granted options per fiscal year, the number and class of shares of stock subject to any option or stock purchase right outstanding under the 2004 Stock Plan, and the exercise price of any such outstanding option or stock purchase right.

      In the event of a liquidation or dissolution, any unexercised options and stock purchase rights will terminate. The administrator may, in its sole discretion, provide that each optionee will have the right to exercise all or any part of the optionee's options and stock purchase rights, including those not otherwise exercisable. In addition, the administrator may provide that any repurchase or forfeiture right held by IQB applicable to any shares purchased upon exercise of an option or shares of restricted stock will lapse as to all such shares.

      In connection with any merger of IQB with or into another corporation or the sale of all or substantially all of the assets of IQB, each outstanding option and stock purchase right will be assumed or an equivalent option or stock purchase right substituted by the successor corporation. If the successor corporation refuses to assume the options or stock purchase rights or to substitute substantially equivalent options or stock purchase rights, the participant will have the right to exercise the option or stock purchase rights as to all the stock subject to the option or stock purchase right, including shares not otherwise vested or exercisable. In such event, the administrator will notify the participant that the option or stock purchase right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period. In addition, the administrator shall have the discretionary authority to structure one or more options or restricted stock grants so that the shares of stock subject to such grants shall automatically vest, in whole or in part, upon the "involuntary termination" (as defined in the 2004 Stock Plan) of the participant's service with IQB (or a parent or subsidiary of IQB) within a designated period (not to exceed eighteen (18) months) following the effective date of any change in control of IQB in which such shares would not otherwise vest.

Amendment and Termination of the 2004 Stock Plan

      The board of directors may amend, alter, suspend or terminate the 2004 Stock Plan at any time and for any reason. However, IQB must obtain stockholder approval for any amendment to the 2004 Stock Plan to the extent necessary or desirable to comply with applicable law. No such action by the board of directors or stockholders may alter or impair any option or stock purchase right previously granted under the 2004 Stock Plan without the written consent of the participant. Unless terminated earlier, the 2004 Stock Plan will terminate in 2014.

Federal Income Tax Consequences of Incentive Stock Options

      An optionee who is granted an incentive stock option does not recognize taxable income for regular income tax purposes at the time the option is granted or upon its exercise. However, the excess, if any, of the fair market value of the option shares over the exercise price of the option on the date of exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than twelve months may be taxed at a maximum federal rate of 15%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the optionee's holding period for the shares. Unless limited by Section 162(m), IQB is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonstatutory Stock Options

      An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of IQB is subject to tax withholding by IQB. Unless limited by Section 162(m), IQB is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the optionee's holding period for the shares. Net capital gains on shares held more than twelve months may be taxed at a maximum federal rate of 15%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

Stock Purchase Rights

      Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of
Section 83 of the Internal Revenue Code because IQB may repurchase the stock when the purchaser ceases to provide services to IQB. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when IQB's right of repurchase lapses). The purchaser's ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.

      The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing an election pursuant to Section 83(b) of the Internal Revenue Code, which must be filed by the participant with the Internal Revenue Service within 30 days of the acquisition of shares by a participant under the 2004 Stock Plan. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by IQB.

         The foregoing is only a summary of the effect of federal income taxation upon optionees and IQB with respect to the grant of options and stock purchase rights under the 2004 Stock Plan. It does not purport to be complete and does not discuss the tax consequences of the optionee's death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee may reside.

Participation in the 2004 Stock Plan

      The grant of options under the 2004 Stock Plan to executive officers, including the officers named in the Summary Compensation Table, is subject to the discretion of the administrator. As of the date of this Proxy Statement, there has been no determination by the administrator with respect to future awards under the 2004 Stock Plan. Accordingly, future awards are not determinable. The Summary Compensation Tables under "Compensation of Executive Officers and Directors of IQB and Wherify" provide information with respect to the grant of options to the persons named in the Summary Compensation Tables during the last three fiscal years. During fiscal 2004, no executive officers or employees were granted options to purchase shares pursuant to the 2004 Stock Plan.

      As of the date of this joint proxy statement/prospectus, no options to purchase shares of common stock were outstanding under the 2004 Stock Plan.

                         INDEX TO FINANCIAL INFORMATION

                                                                                                                        PAGE(S)
FINANCIAL INFORMATION OF IQ BIOMETRIX, INC.:
Management's Discussion and Analysis or Plan of Operation.........................................................          F-2
Independent Auditors' Report......................................................................................          F-7
Balance Sheet as of June 30, 2004.................................................................................          F-8
Statements of Operations for the Years Ended June 30, 2004 and 2003...............................................          F-9
Statements of Stockholders' Deficit for the Years Ended June 30, 2004 and 2003....................................         F-10
Statements of Cash Flows for the Years Ended June 30, 2004 and 2003...............................................         F-11
Notes to Financial Statements.....................................................................................         F-12
Balance Sheet as of December 31, 2004.............................................................................         F-19
Statements of Operations for Three and Six Months Ended December 31, 2004 and 2003................................         F-20
Statements of Cash Flows for the Six Months Ended December 31, 2004 and 2003......................................         F-21
Notes to Interim Financial Statements.............................................................................         F-22
FINANCIAL INFORMATION OF WHERIFY WIRELESS, INC.:
Management's Discussion and Analysis of Financial Condition and Results of Operations.............................         F-24
Report of Independent Registered Public Accounting Firm...........................................................         F-26
Report of Independent Registered Public Accounting Firm...........................................................         F-27
Balance Sheet as of June 30, 2004.................................................................................         F-28
Statement of Operations for the Years Ended June 30, 2004 and 2003................................................         F-29
Statements of Stockholders' Deficit for the Years Ended June 30, 2004 and 2003....................................         F-30
Statement of Cash Flows for the Years Ended June 30, 2004 and 2003................................................         F-31
Notes to Financial Statements.....................................................................................         F-32
Balance Sheet as of December 31, 2004.............................................................................         F-38
Statements of Operations for the Three and Six Months Ended December 31, 2004 and 2003............................         F-39
Statements of Cash Flows for the Six Months Ended December 31, 2004 and 2003......................................         F-40
Notes to Interim Financial Statements.............................................................................         F-41
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION:
Balance Sheet as of June 30, 2004.................................................................................         F-43
Statement of Operations as of June 30, 2004.......................................................................         F-45
Balance Sheet as of December 31, 2004.............................................................................         F-46
Statement of Operations as of December 31, 2004...................................................................         F-47

                   FINANCIAL INFORMATION OF IQ BIOMETRIX, INC.
            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW

      IQB is a provider of facial composite software to federal, state and local law enforcement agencies in the U.S. and worldwide. IQB's headquarters are located at 2000 Bridge Parkway, Suite 201, Redwood Shores, CA 94065. IQB's telephone number is (650) 551-5277. IQB's web site is http:/ /www.iqbiometrix.com. Information contained in IQB's web site shall not be deemed to be a part of this prospectus.

      During the quarter ended September 30, 2004 IQB derived nearly two thirds of its revenues from sales of its FACES(TM) 4.0 product. In July, 2004, IQB launched FACES(TM) EDU, a classroom version of its composite image software. FACES(TM) EDU is intended primarily to support middle and high school science subjects and give students hands-on experience in interviewing witnesses and developing electronic composites. FACES(TM) EDU has lower pricing and more limited features than FACES(TM) 4.0. In September 2004, IQB entered into a contract with Wards Natural Science, a division of VWR International, a worldwide provider of integrated law enforcement and security solutions. The contract launched a joint initiative to develop forensic kits based on FACES(TM) EDU, designed for the education industry. The products will be marketed and sold through Ward's sales channels including an existing client base of more than 1,400,000 teachers. IQB's revenues to date have been derived from sales of its products mainly in units of 1 to 25 to a diverse customer base. During the quarter ended September 30, 2004, no customer was responsible for more than 6% of IQB's revenues.

      IQB markets and sells its products both directly through its own sales force as well as indirectly through resellers and distributors in the United States. To date, most of IQB's sales have been in North America; however, IQB recently began to seek relationships with international distributors and resellers to sell its products internationally. IQB is continually reviewing its sales and distribution strategy to seek ways to increase sales of its product and revenues.

      Cost of revenues currently consists of inventory, product shipping and packaging costs.

      Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support, as well as costs associated with promotional activities and travel expenses. IQB intends to expand its sales and marketing operations and efforts for its products, both domestically and internationally, in order to increase market awareness and to generate increased sales of its products. Although, IQB cannot be certain that any increased expenditures will result in higher revenues, it believes that continued investment in sales and marketing is critical to its success and expect these expenses to increase in absolute dollars in the future and as a percentage of revenue.

      General and administrative expense consists primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities, and human resources personnel.

      Research and development expense consists primarily of salaries and related personnel expense, fees paid to consultants and outside service providers, and other expenses related to the design, development, testing and enhancement of IQB's products. IQB expenses its research and development costs as they are incurred.

      On April 15, 2004, IQB and Wherify Wireless, Inc. jointly announced the signing of a definitive Agreement and Plan of Merger. Under the proposed transaction, IQB is currently expected to issue to Wherify stockholders approximately 43 million newly issued shares of IQB common stock and the stockholders of Wherify are currently expected to hold approximately 79% of the combined company on a fully diluted basis including all outstanding convertible securities. The proposed transaction has been unanimously approved by the boards of directors of both companies and is subject to certain terms and conditions, including approval by both the stockholders of IQB and Wherify. Assuming completion of the transaction, for every share of Wherify capital stock held as of the record date, each Wherify stockholder is currently expected to receive approximately 4.83 shares of IQB common stock. If either party terminates the proposed merger under circumstances specified in the merger agreement the terminating party will be required to pay the other party a termination fee of $500,000.

RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED JUNE 30, 2004 AND 2003

      Revenues increased 155% from $106,000 for the twelve months ended June 30, 2003 to $270,000 for the twelve months ended June 30, 2004. Revenues increased primarily because IQB released its new FACES(TM) version 4.0 in July of 2003 and substantially increased the license fee. Approximately 69% of the increase in revenues for the year ended June 30, 2004 was due to an increase in unit pricing, and the number of licenses sold increased by approximately 15%. 2004 revenues were derived primarily from the sale of FACES(TM) 4.0 while 2003 revenues were from the sale of FACES(TM) version 3.1 and FACES(TM) version LE products. Revenue for both years were from a diverse retail customer base sold mainly in units of 1 to 50. No customer made up more than 2% of gross revenue and 60% of revenue came from new customers.

      Gross profit margin was 76% for the twelve months ended June 30, 2003 compared to 82% for the twelve months ended June 30, 2004. The increased margin was due to an increase in sales price of IQB's product, with little change in the cost of producing the software and its packaging.

      Selling and marketing expense increased 43% from $260,000 for the twelve months ended June 30, 2003 to $373,000 for the twelve months ended June 30, 2004. The increase in selling and marketing expenses was due to increased personnel, promotion and marketing expenses incurred in conjunction with the release of FACES(TM) 4.0 to try and better penetrate the market. Of these expenses, $329,000 was paid with common stock. The increase was primarily due to increased expenses for sales staff of $55,000, marketing services of $45,000 and accrued commissions of $30,000.

      General and administrative expense increased 127% from $2,897,000 for the twelve months ended June 30, 2003 to $6,651,000 for the twelve months ended June 30, 2004. The spending was mainly for investor relations of $1,580,000, investment banking fees of $793,900, business consulting fees of $914,000, legal and audit fees of $1,985,000, and payroll of $615,000. The use of these services is related to IQB's search for additional sources of capital, partnering or acquisition opportunities, patent research and applications and creating the corporate infrastructure needed in a public company. Of these expenses, approximately $4,610,000 was paid in the form of shares of IQB common stock.

      Research and development expense increased 17% from $148,000 for the twelve months ended June 30, 2003 to $172,000 for the twelve months ended June 30, 2004. These expenditures are associated with the development of producing FACES(TM) 4.0 and FACES(TM) EDU. IQB has not to date incurred any significant costs for development of any future product releases. Of these expenses, $154,000 was paid with IQB common stock.

      Interest expense increased 373% from $282,000 for the twelve months ended June 30, 2003 to $1,349,000 for the twelve months ended June 30, 2004. Of this expense, approximately $1,179,000 was non-cash amortization of debt and warrant discounts related to the issuances of IQB's convertible debentures. The increase in accrued interest was due to additional financings of $700,000 in the first two quarters of 2004, as well as previous financings from fiscal 2003 falling in the last fiscal quarter, with little interest accrual in 2003.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED DECEMBER 31, 2004 AND 2003

      Revenues increased 54% from $138,348 in the six months ended December 31, 2003 to $213,513 in the six months ended December 31, 2004. Revenues increased 192% from $55,253 for the three months ended December 31, 2003 to $161,353 for the three months ended December 30, 2004. Revenues increased in the relevant periods primarily due to the purchase by Wards of $100,000 of our product. The Company booked this sale in the quarter ended September 30, 2004, and recognized revenues from this sale in the quarter ended December 31, 2004. After taking into account the sale of FACESTM EDU product from the Wards sale, sales of FACESTM EDU represented approximately 76% and 66% of revenues for the three and six months ended December 31, 2004, respectively. Excluding the sale to Wards, sales of FACESTM EDU, represented approximately 37% of revenues for both the three and six months ended December 31, 2004. Sales of FACESTM 4.0 represented approximately 24% and 34% of revenues for the three and six months ended December 31, 2004, respectively.

      Selling expense remained relatively flat with a slight decrease of 4% to $173,563 for the six months ended December 31, 2004 from $180,814 for the six months ended December 31, 2003. Of these expenses, $181,000 were paid in shares of the Company's common stock. In the three months ended December 31, 2004, selling expense increased 172% to 87,288 from $32,120 for the three months ended December 31, 2003. The increase in selling expense in the three months ended December 31, 2004 was primarily due to commissions paid due to the sale of FACESTM EDU to Wards, which comprised over 60% of our revenues for the quarter, as well as payments to a third party contractor hired to assist the Company's sales efforts of approximately $16,000 and increased marketing costs of approximately $20,000. In the six months ended December 31, 2004, approximately $116,000 of these expenses were paid in shares of the Company's common stock.

      General and administrative expense decreased 33% to $1,542,307 for the six months ended December 31, 2004 from $2,300,514 for the six months ended December 31, 2003. The decrease in spending was primarily due to reduced investment banking fees of $531,980, legal fees of $242,527, and business consulting fees of $298,253, offset by an increase in investor relations fees of $118,471 and bonus payouts of $200,000. Of these expenses, approximately $896,000 was paid in shares of the Company's common stock. In the three months ended December 31, 2004, general and administrative expense was flat with $869,062 incurred, compared to $868,684 for the three months ended December 31, 2003. The changes in spending in general and administrative expenses, was primarily a result of lower investment banking fees of $129,641, legal fees of $24,245, and business consulting fees of $121,560, offset by an increase in investor relations fees of $95,066 and bonus payout of $200,000. Approximately $449,000 of these expenses in paid with shares of the Company's common stock.

      Research and development expense decreased 91% to $14,200 for the six months ended December 31, 2004 from $150,268 for the six months ended December 31, 2003. Research and development expense decreased 88% to $61,200 for the six months ended December 31, 2004 from $7,100 for the three months ended December 31, 2003. The decrease in development costs are due to the fact that no current development is taking place, other than normal maintenance and bug fixes. We currently anticipate research and development expense for the next generation of FACESTM to increase in late fiscal 2005 as the development plan is initiated and the actual development begins.

      Interest expense decreased 45% to $403,834 for the six months ended December 31, 2004 from $734,489 for the six months ended December 31, 2003. Interest expense decreased 70% to $123,391 for the three months ended December 31, 2004 from $408,381 for the three months ended December 31, 2003. The decrease is primarily attributable to the completion of amortization on beneficial conversion price and warrant discounts, as well as the conversion of $600,000 of convertible debentures over the six month period reducing the interest accrual.

LIQUIDITY AND CAPITAL RESOURCES

      As of December 31, 2004, we had cash and cash equivalents of approximately $1,150,000. Net cash used in operations was approximately $572,000 for the six months ended December 31, 2004 as compared with approximately $353,000 for the three months ended December 31, 2003. The cash used by operations consisted of a net loss of approximately $1,951,000 primarily offset by non cash expenses of approximately $1,169,000, consisting of option and warrant expenses of approximately $51,000, stock issued for services of approximately $1,027,000, amortization of debt discount of approximately $310,000 and depreciation and amortization expense of approximately $27,000. The remaining offset was primarily related to committed stock issued for approximately $97,000.

      Net cash provided by financing activities was $1,712,000 and $581,700 for the six months ended December 31, 2004 and 2003, respectively. Both periods included cash received from option and warrant exercises of $107,000 in 2004 and $31,700 in 2003. The balance was made up of cash received from the issuance of short term convertible debentures in 2004 and long term convertible debentures in 2003.

      From our inception, we have financed our operations primarily through private sales of common stock and convertible debentures. We have negative working capital totaling approximately $2,391,500 which consists primarily of approximately $2,899,200 of short term convertible debentures, which is net of debt discounts (for price discounts and warrant issuances) totaling approximately $5,800 and is exclusive of accrued interest of approximately $176,000, all offset by current assets of approximately $1,198,000.

There is a "Going Concern" reservation in our auditor's opinion for the year ended June 30, 2004. In order to address our liquidity issues, we sold an aggregate of $3,300,000 in convertible debentures on January 11, 2005. IQB also converted $265,989 of outstanding principal and unpaid interest into debentures containing the same terms. At December 31, 2004, we had cash of approximately $1,147,000, accounts payable of approximately $253,000, and accrued liabilities, excluding interest of approximately $238,000.

      At December 31, 2004, we had $3,025,348 in outstanding principal and accrued interest pursuant to outstanding convertible debentures. Of this amount $1,075,755 is due and payable upon the earlier of the completion of the merger with Wherify or March 31, 2005. The convertible debentures issued on January 11, 2005 automatically convert into shares of our common stock at the Conversion Price upon the effectiveness of this Resale Registration Statement.

      We currently have no borrowings available to us under any credit arrangement, and we will look for additional debt and equity financings should current cash and cash provided from operations be insufficient to support our debt obligations and our ongoing operations of the business. Adequate funds may not be available on terms acceptable to us. If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial position, results of operations and cash flows. We have no material commitments for capital expenditures and there are no anticipated material capital expenditures that are reasonably expected to have a material impact on us.

      Even with financing, there can be no assurance that we will achieve profitability. Due to these factors, we believe that period-to-period comparisons of our results of operations are not necessarily a good indication of future performance. The results of operations in some future periods may be below the expectations of analysts and investors.

      We expect operating losses and negative operating cash flows to continue for at least the next twelve months because of expected increases in expenses related to brand development, marketing and other promotional activities, increases in personnel, the expansion of infrastructure and customer support services, strategic relationship development, and potential acquisitions of related complementary businesses. We believe the expenses incurred here will help us to build the infrastructure necessary to increase our revenues and grow our business. We feel it will take additional products, either created internally or acquired through acquisitions, to help us increase revenue, and ultimately to reach profitability. However, we can make no assurances that these activities will achieve the desired results of increased revenues, or that any increase in revenues will be enough to bring us to profitability and positive cash flow.

RECENT EVENTS

      On January 11, 2005, we issued convertible debentures and warrants in a private placement to qualified institutional buyers, and a limited number of accredited individual and institutional investors. The convertible debentures have an aggregate face value of $3,300,000 and mature on June 30, 2005. The debentures are convertible at any time at the election of the holder into shares of IQB's common stock at a conversion price of $2.00 per share (the "Conversion Price"). We agreed to file with the SEC a resale registration statement relating to the common stock issuable upon conversion of the notes and warrants (the "Resale Registration Statement") with the SEC. The debentures will automatically convert into shares of our common stock at the Conversion Price upon the effectiveness of the Resale Registration Statement. In connection with the sale of the convertible debentures, we issued warrants to purchase an aggregate of 825,000 shares of our common stock for an exercise price of $2.70 per share. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split and combination of shares or recapitalization or if we sell any common stock or rights to acquire common stock at purchase price less than the conversion price of the debentures or the exercise price of the warrants. As part of this financing, the convertible notes outstanding totaling $265,989 in unpaid principal and interest issued to by Forte Capital Partners, LLC and John Micek, Jr., were converted to debentures containing the same terms as the financing closed January 11, 2005. Pursuant to agreements with Alpine Capital Partners and Daniel McKelvey, we paid $327,500 and $100,000 to Alpine Capital Partners and Daniel McKelvey, respectively, as compensation for investment banking services in connection with this offering. See "Certain Transactions".

      IQB was involved in litigation in the Superior Court for the County of Fresno with a former consultant. The complaint in the matter was filed on June 22, 2004. The complaint alleged that IQB prematurely terminated a written consulting agreement with the consultant. The matter was settled in early January 2005 and the complaint in the matter has been dismissed.

      On January 12, 2005, IQB issued bonuses to Greg Micek, a member of its board of directors and to Michael Walsh, its Chief Financial Officer. Mr. Micek's bonus consisted of $50,000 in cash and 10,416 restricted shares of IQB common stock and Mr. Walsh's bonus consisted of 20,833 restricted shares of IQB common stock.

      On January 13, 2005, the board of directors approved an amendment to option agreements between IQB and 4 of its employees representing the right to purchase an aggregate of 419,650 shares of IQB common stock. The amendments extend the period during which the employees may exercise their stock options after termination of their employment relationship, from 45 days to 180 days after termination.

      On January 13, 2005, the board of directors approved an amendment to option agreements between IQB and 5 of its consultants representing the right to purchase an aggregate of 166,350 shares of IQB common stock. The amendments extend the period during which the consultants may exercise their stock options after termination of their consulting relationship, from 45 days to 180 days after termination.

      On January 24, 2005, IQB extended the due date on a convertible debenture with Forte Capital Partners, LLC, to June 30, 2005. The face value of the debenture is $300,000. Daniel McKelvey, a member of our board of directors is a managing partner of Forte Capital Partners, LLC.

      At the end of March, IQB will lease office space from Wherify Wireless, Inc. The current lease expired January 31, 2005 and was renewed on a month to month basis. As of March 31, the space was no longer available on a month to month basis. IQB will not be integrated with the Wherify employees or computer systems, and will run autonomously in its own separate area. The lease is for three months and can be cancelled by either party with 30 days notice. IQB will also contract for technology support from Wherify as well.

CRITICAL ACCOUNTING POLICIES

INTANGIBLE ASSETS

      IQB's intangible assets consist of a customer list acquired in the JVWEB / IQ Biometrix acquisition in March 2002 and purchased software code. IQB recorded the cost of the software and amortized the cost over the estimated useful life of 3 years. IQB reviews the value of its intangible assets quarterly and determines its value. At December 31, 2004 we had a net carrying value for our intangible assets of $64,750.

REVENUE RECOGNITION

      IQB adopted revenue recognition policies to comply fully with the guidance in Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Revenue consists of shipped customer orders and completed services. IQB has an increasing sale order backlog, however those orders are not considered revenue until the order is shipped and services are rendered.

      IQB accounts for the licensing of software in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition. The application of SOP 97-2 requires judgment, including whether a software arrangement includes multiple elements, and if so, whether vendor-specific objective evidence (VSOE) of fair value exists for those elements. Changes to the elements in a software arrangement, the ability to identify VSOE for those elements, the fair value of the respective elements, and changes to a product's estimated life cycle could materially impact the amount of earned and unearned revenue. Judgment is also required to assess whether future releases of certain software represent new products or upgrades and enhancements to existing products.

INFLATION

      In its opinion, inflation has not had a material effect on IQB's operations.

      In accordance with the Securities and Exchange Act of 1934, as amended, we carried out an evaluation, under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of December 31, 2004, to provide reasonable assurance that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms. There has been no change in our internal controls over financial reporting that occurred during the three months ended December 31, 2004, that has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of IQ Biometrix, Inc. Fremont, California

      We have audited the accompanying consolidated balance sheet of IQ Biometrix, Inc. as of June 30, 2004 and the related statements of operations, stockholders' deficit and cash flows for the two years then ended. These financial statements are the responsibility of IQ Biometrix's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IQ Biometrix, Inc. as of June 30, 2004 and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States.

      The accompanying financial statements have been prepared assuming that IQ Biometrix will continue as a going concern. As shown in the financial statements, IQ Biometrix incurred net losses of $8,391,143 and $3,887,691 in fiscal 2004 and 2003, respectively, and has a working capital deficiency of $2,478,431 and a stockholders' deficit of $2,385,591 as of June 30, 2004. These conditions raise substantial doubt about IQ Biometrix's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

September 9, 2004

                               IQ BIOMETRIX, INC.
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2004

                                                  ASSETS
CURRENT ASSETS:
  Cash.....................................................................................................        $      6,860
  Trade accounts receivable, net of allowance for doubtful accounts of $6,000..............................              20,255
  Inventory................................................................................................               1,027
  Prepaid expenses.........................................................................................              65,036
  .....................................................................................Total current assets              93,178
INTANGIBLES, net...........................................................................................              87,572
OFFICE EQUIPMENT, net......................................................................................               5,268
  .............................................................................................Total assets        $    186,018

                                   LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Convertible debentures, net of unamortized discount of $183,333..........................................        $  1,666,667
  Note payable.............................................................................................             100,000
  Committed stock..........................................................................................             246,851
  Accounts payable.........................................................................................             328,818
  Accrued expenses.........................................................................................             229,273
  ................................................................................Total current liabilities           2,571,609
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
  Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued
Common stock, $0.01 par
value; 50,000,000 shares authorized; 6,175,297 shares outstanding..........................................              61,753
  Additional paid-in capital...............................................................................          10,815,755
  Accumulated deficit......................................................................................         (13,263,099)
  ..............................................................................Total stockholders' deficit          (2,385,591)
  ..............................................................Total liabilities and stockholders' deficit        $    186,018

          See accompanying summary of accounting policies and notes to financial statements.

                               IQ BIOMETRIX, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       Years Ended June 30, 2004 and 2003

                                                                                                         2004              2003
                                                                                                         ----              ----
Revenue--software sales....................................................................      $    269,724      $    105,772
Operating expenses
  Cost of sales...........................................................................             49,748            25,851
  Selling expense.........................................................................            373,606           260,477
  General and administrative..............................................................          6,650,535         2,896,509
  Research and development................................................................            171,918           147,562
  Interest, net...........................................................................          1,349,090           282,461
  Impairment..............................................................................                  0           350,000
  Depreciation and amortization...........................................................             65,970            30,603
  ................................................................Total operating expenses          8,660,867         3,993,463
Net Loss..................................................................................       $ (8,391,143)     $ (3,887,691)

Basic and Diluted loss per share..........................................................       $      (0.38)     $      (0.23)
Weighted average shares outstanding.......................................................         21,979,673        16,928,344

          See accompanying summary of accounting policies and notes to financial statements.

                               IQ BIOMETRIX, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                       Years Ended June 30, 2004 and 2003

                                                       Common
                                                       ------
                                                  Shares          Amount         Capital         Earnings            Total
                                                  ------          ------         -------         --------            -----
Balances, June 30, 2002 ................      16,454,285    $    164,543    $    970,469     $   (984,265)    $    150,747
Shares sold ............................         500,000           5,000         195,000                           200,000
Options exercised ......................         103,000           1,030           9,270                            10,300
Shares issued for services .............       1,848,600          18,486       1,588,388                         1,606,874
Options issued for services ............                               0         184,630                           184,630
Discount--convertible debt .............               0               0         879,641                           879,641
Discount--note payable .................                               0          22,561                            22,561
Net loss ...............................                                                       (3,887,691)      (3,887,691)
Balances, June 30, 2003 ................      18,905,885         189,059       3,849,959       (4,871,956)        (832,938)
Shares for stock payable ...............         760,000           7,600         219,895                           227,495
Options and warrants exercised .........         652,840           6,528          63,172                            69,700
Shares issued for services .............       4,121,717          41,217       5,051,668                         5,092,885
Shares for accrued expenses ............         189,637           1,896         173,518                           175,414
Shares for intangibles .................          71,111             711          54,285                            54,996
Discount--convertible debt .............                               0         700,000                           700,000
Option expense .........................                               0         518,000                           518,000
Net loss ...............................                                                       (8,391,143)      (8,391,143)
Balances, June 30, 2004 ................      24,701,190    $    247,012    $ 10,630,496     $(13,263,099)    $ (2,385,591)

          See accompanying summary of accounting policies and notes to financial statements.

                               IQ BIOMETRIX, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                       Years Ended June 30, 2004 and 2003

                                                                                     2004             2003
                                                                                     ----             ----
OPERATING ACTIVITIES:
  Net loss .................................................................    $ (8,391,143)    $ (3,887,691)
  Adjustments to reconcile net loss to net cash used in operating activities
    Depreciation and amortization ..........................................          65,970           30,603
    Provision for bad debt .................................................           8,496          350,000
    Option Expense .........................................................         518,000          184,630
    Common stock and options issued for services ...........................       5,092,885        1,606,874
    Amortization of debt discount ..........................................       1,178,847          240,022
    Changes in assets and liabilities:
      Accounts receivable ..................................................         (22,778)          (5,973)
      Prepaid expenses .....................................................         (27,154)         (11,603)
      Inventory ............................................................           4,981           24,952
      Accrued liabilities ..................................................         230,472          174,217
      Committed stock ......................................................         246,851          227,495
      Accounts payable .....................................................         185,897           85,805
  Net cash used in operating activities ....................................        (908,676)        (980,669)
  Investing activities
      Purchase of fixed assets .............................................          (1,845)         (11,161)
      Purchase of intellectual property ....................................              --               --
      Collection of advance to NSS .........................................          50,000         (400,000)
      Purchase of intangible asset .........................................              --          (63,002)
  Net cash used in investing activities ....................................          48,155         (474,163)
  Financing activities
      Proceeds from sale of common stock ...................................              --          200,000
      Proceeds from exercise of options ....................................          69,700           10,300
      Proceeds from new convertible notes payable ..........................         700,000        1,200,000
      Payments on short term notes payable .................................        (100,000)              --
      Proceeds from short term notes payable ...............................         100,000           50,000
  Net cash provided by financing activities ................................         769,700        1,460,300
  Net increase (decrease) in cash ..........................................         (90,821)           5,468
  Cash, beginning of year ..................................................          97,681           92,213
  Cash, end of year ........................................................    $      6,860     $     97,681
  Non-cash:
    Stock for accrued expenses .............................................    $    175,414     $         --
    Stock for intangibles ..................................................    $     54,996     $         --

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

      IQ Biometrix, Inc. ("IQ Biometrix") is a security software and services company headquartered in Fremont, California. IQ Biometrix is a provider of facial composite software to local and national law enforcement agencies, the US military and other government agencies across North America.

      The FACES technology is a software tool that allows the creation and re-creation of billions of human faces. FACES replaces the need for a human sketch artist. This advanced technology can be used by any agency or organization whose responsibility lies in the public safety and security arena. The morphological coding of the FACES database of approximately 6,000 facial features has made it possible to set an industry standard for the comparison of facial images from law enforcement agencies, private security and businesses.

      IQ Biometrix California, Inc. ("IQB--California") was formed July 10, 2001 as a California corporation to purchase certain software-related assets from a Canadian bankruptcy court from a former Canadian company named InterQuest, Inc. ("InterQuest"). The software was developed in Canada beginning in 1988. The software was completed and marketing started in 1998. In 2000, InterQuest filed for bankruptcy protection in a Canadian court and went dormant. IQB--California arranged for purchase of the software and various packaging supplies in 2001 and paid $118,818 in early 2002. The purchase price was allocated as follows:
$80,818 to software and $38,000 to supplies inventory.

      On March 22, 2002, IQB--California agreed to a reorganization with JVWeb, an inactive publicly-traded Delaware company. Pursuant to this acquisition, IQ Biometrix--California shareholders agreed to exchange all of their shares for 12,854,231 shares of JVWeb. JVWeb also formed a new wholly-owned subsidiary, IQB Acquisition Corporation, which was renamed at the merger date to IQ Biometrix Operations, Inc., a Delaware company. IQB--California was merged into IQ Biometrix Operations, Inc. which remains a wholly-owned subsidiary of JVWeb. This reorganization is accounted for as a "reverse merger" with IQ Biometrix--California (now IQB Operations, Inc.) treated as the acquiror which purchased JVWeb and accounted for the acquisition using the purchase method. JVWeb officially changed its name to IQ Biometrix, Inc. in October 2002.

PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of IQ Biometrix, Inc. and its subsidiary IQB Operations after the elimination of inter-company accounts and transactions.

CASH AND CASH EQUIVALENTS

      IQ Biometrix considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents. At June 30, 2004, IQ Biometrix did not hold any cash equivalents.

INVENTORIES

      Inventories are valued at the lower of cost (first-in, first-out method) or market. IQ Biometrix periodically reviews for obsolete and slow-moving inventory based on historical usage, and future requirements. At June 30, 2004, inventory consisted of packaging materials related to the FACES 4.0 software.

OFFICE EQUIPMENT

      Equipment is stated at cost. Depreciation is computed using the straight-line method over 3 to 10 years.

Computer equipment--3 yrs ....................................     $     13,467
Furniture & fixtures--10 yrs .................................            1,000
                                                                         14,467
Less: accumulated depreciation ...............................           (9,199)
                                                                   $      5,268

INTANGIBLES

      Intangibles consist of software, including purchased software, and development of new software products and enhancements to existing software products. Until technological feasibility is established, costs associated with software development, including costs associated with the acquisition of intellectual property relating to software development is expensed as incurred. After technological feasibility is established and until the products are available for sale, software development costs are capitalized and amortized over the greater of the amount computed using (a) the ratio that current gross revenue for the product bears to the total of current and anticipated future gross revenue for that product or (b) the straight line method over the estimated economic life of the product including the period being reported on. The amortization period has been determined as the life of the product, which is three years.

      During fiscal 2003 and 2004, IQ Biometrix's software costs were amortized using the straight-line method over three years resulting in $61,689 of amortization in fiscal 2004. IQB estimates its amortization expense to be approximately $50,000 in fiscal 2005 and $36,000 in fiscal 2006.

      The following summarizes intangible assets at June 30, 2004:

Original software cost ........................................     $     80,818
FACES 4.0 upgrade .............................................          117,998
                                                                         198,816
Less: accumulated amortization ................................          111,244
                                                                    $     87,572

REVENUE RECOGNITION

      IQ Biometrix follows the provisions of the statement of position "SOP" 97-2, Software Revenue Recognition as amended by SOP 98-9, Modification of SOP 97-2 Software Revenue Recognition, with Respect to Certain Transactions. Generally, IQ Biometrix recognizes revenue when it is realized or realizable and earned. IQ Biometrix considers revenue realized or realizable and earned when persuasive evidence of an arrangement exists, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. IQ Biometrix reduces revenue for estimated customer returns, rotations and sales rebates when such amounts are estimable. When not estimable, IQ Biometrix defers revenue until the product is sold to the end customer. As part of its product sales price, IQ Biometrix provides telephone support, which is generally utilized by the customer shortly after the sale. The cost of the phone support is not significant but is accrued in the financial statements. To date, IQ Biometrix has not had any product returns.

      IQ Biometrix recognizes revenue for training on the date the training is performed. IQ Biometrix has only recognized approximately $11,000 related to training revenue since inception.

INCOME TAXES

      The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. IQ Biometrix records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

LOSS PER COMMON SHARE

      The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.

      Diluted net loss per common share is computed by dividing the net loss, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For fiscal 2004 and 2003, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

USE OF ESTIMATES

      In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

STOCK BASED COMPENSATION

      IQ Biometrix adopted the disclosure requirements of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (FAS No. 123) and FAS No. 148 with respect to pro forma disclosure of compensation expense for options issued. For purposes of the pro forma disclosures, the fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model. Had IQ Biometrix recorded compensation expense for the fair value of stock options, net loss and loss per share would have been affected as indicated by the pro forma amounts below.

      IQ Biometrix applies APB No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized in IQ Biometrix's financial statements for stock options that on the date of grant the exercise price per share was equal to or exceeded the fair value per share. However, compensation cost has been recognized for warrants and options granted to non-employees for services provided. If under FAS No. 123, IQ Biometrix determined compensation cost based on the fair value at the grant date for its stock options, net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                                                             2004             2003
                                                                                             ----             ----
Net loss
  As Reported ...................................................................    $ (8,391,143)    $ (3,887,691)
  Deduct: total stock based employee compensation expense determined under fair
value method ....................................................................        (228,072)        (466,340)
  Add: total stock based employee compensation expense determined under intrinsic
value method ....................................................................         108,967               --
  Pro forma .....................................................................    $ (8,510,248)    $ (4,354,031)

Basic and diluted loss per share
  As reported ...................................................................    $      (0.38)    $      (0.23)
  As reported ...................................................................    $      (0.38)    $      (0.26)

      The weighted average fair value of each option granted under IQ Biometrix's employee option plans during fiscal 2004 and 2003 was approximately $1.66 and $3.00, respectively. These amounts were determined using the Black Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero in 2004 and 2003. The expected volatility was based on the historic stock prices. The expected volatility ranged from 130% to 212%, and 133% for 2004 and 2003, respectively. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate was ranged from 1.5% to 3.5%% in 2004 and 3.5% in 2003. The expected life of the options was estimated to be between two and five years.

      The effects of applying FAS 123 on providing pro-forma disclosures are not necessarily likely to be representative of the effects on reported net income for future years.

RECENT ACCOUNTING PRONOUNCEMENTS

      IQ Biometrix does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

NOTE 2--GOING CONCERN

      IQ Biometrix's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business for the foreseeable future. Since inception in July 2001, IQ Biometrix has accumulated losses aggregating $13,263,099, has a negative working capital of $2,478,431, and a stockholders' deficit of $2,385,591, as of June 30, 2004, all of which raise substantial doubt about IQ Biometrix's ability to continue as a going concern.

      Management's plans for IQ Biometrix's continued existence include selling additional stock or borrowing additional funds to pay overhead expenses while current marketing efforts continue to raise its sales volume.

      IQ Biometrix's future success is dependent upon its ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that IQ Biometrix will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds.

      IQ Biometrix's inability to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3--ACCRUED EXPENSES

      Accrued expenses consisted of the following at June 30, 2004:

Accrued interest .............................................      $    172,084
Accrued insurance ............................................             5,846
Accrued payroll ..............................................            16,342
Accrued commissions ..........................................            30,000
Acrrued taxes ................................................             5,001
                                                                    $    229,273

NOTE 4--NOTE PAYABLE

      In April and May, 2004, IQ Biometrix received a total of $50,000 for a 6% unsecured demand note payable from Greg J. Micek, a former officer and current director. The note balance at June 30, 2004 is $50,000. In June 2004, IQ Biometrix received $50,000 for a 6% unsecured demand note payable from Forte Capital Partners, LLC, which is managed by Daniel McKelvey, a current board member. The total note balance at June 30, 2004 is $100,000.

NOTE 5--CONVERTIBLE DEBENTURES

      In August and September 2002, IQ Biometrix sold convertible debentures with a face value of $350,000 to various individuals. The debentures are convertible into shares of IQ Biometrix at the option of the holder at 80% of the average closing price as of date of conversion, with a minimum conversion amount of $2.00 and a maximum conversion amount of $6.00 per share. The debentures accrue interest at 6% per annum and were due on August 1, 2003, but were not paid. The conversion price of the debentures is subject to adjustment at any time as the result of any subdivision, stock split, and combination of shares or recapitalization. Each debenture holder should have received 10,000 shares of common stock per $100,000 loaned as an origination fee. As of June 30, 2004, no shares have been issued.

      In March, April, and May 2003, IQ Biometrix sold convertible debentures with a face value of $400,000 and warrants to acquire up to 400,000 shares of common stock to two investors. The debentures are convertible into shares of IQ Biometrix at $.80 per share at maturity or upon prepayment of at least 75% of the face amount at the option of the holder. The debentures are due on September 30, 2004 and accrue interest at 10% per annum payable at maturity. At the option of the holder, the interest can be paid in either cash or additional shares of common stock. Warrants exercisable for 100,000 shares of IQ Biometrix common stock were issued upon the closing of this transaction and additional warrants exercisable for 100,000 shares of IQ Biometrix common stock are issued every quarter until the debentures mature. The warrants are exercisable for a period of five years from the date of issuance. The conversion price of the debentures and exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split, and combination of shares or recapitalization.

      In May and June 2003, IQ Biometrix sold convertible debentures with a face value of $400,000 and warrants exercisable for up to 80,000 shares of IQ Biometrix common stock to two individuals. The debentures are convertible into shares of IQ Biometrix at $1.20 to $2.00 per share at maturity or upon prepayment of at least 75% of the face amount at the option of the holder. The debentures are due on June 1, 2004 and accrue interest at 10% per annum payable at maturity. At the option of the holder, the interest can be paid in either cash or additional shares of common stock. The warrants are exercisable at $2.00 per share for a period of five years from the date of issuance. The conversion price of the debentures and exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split, and combination of shares or recapitalization.

      In September and October 2003, IQB issued its 6% convertible debentures due on September 18, 2004 in the aggregate principal amount of $500,000 and $200,000, respectively, to four accredited investors. Of these four investors, two were affiliated institutional funds. These debentures are convertible anytime at the option of the holder into IQ Biometrix common stock at $2.56 per share. In addition, IQ Biometrix issued warrants to the holders of these debentures to purchase up to 273,437 shares of the common stock of IQ Biometrix at a per share exercise price of $5.00.

      Under generally accepted accounting principles, IQ Biometrix is required to record the value of the beneficial conversion feature of these convertible debentures as a debt discount. In addition, the value of the warrants using the Black Scholes method is also recorded as a debt discount. The total debt discount recorded on the sales of convertible debentures during fiscal 2004 was approximately $700,000. This debt discount will be amortized and charged to interest expense over the terms of the respective debentures. In the event the investors convert the debentures prior to the maturity of the agreements then generally accepted accounting principles require IQ Biometrix to expense the unamortized balance of the debt discount in full.

      Through June 30, 2004, approximately $1,179,000 has been recorded as non-cash interest expense on IQ Biometrix statement of operations relative to the amortization of debt discount on these convertible debentures. Going forward, IQ Biometrix will incur non-cash interest expense of approximately $183,000 through June 30, 2005.

      Accrued and unpaid interest on these notes is approximately $172,000 at June 30, 2004.

NOTE 6--CAPITAL STOCK

      The total number of shares of capital stock which IQ Biometrix has the authority to issue is 60,000,000 shares. This included 10,000,000 shares of $.01 par value preferred stock and 50,000,000 share of $.01 par value common stock. The board of directors is authorized to create the preferred stock and designate the powers, preferences and rights of the preferred stock.

      During fiscal 2004, consultants exercised options to purchase 163,210 shares of common stock. IQ Biometrix received proceeds of $69,700.

      During fiscal 2004, IQ Biometrix issued 1,030,429 shares of its common stock to various non-employees for consulting services valued at $5,092,885. IQ Biometrix also issued 190,000 shares of stock valued at approximately $227,000 for stock payable from the June 2003 balance sheet, 47,409 shares valued at approximately $175,000 for accrued expenses and 17,777 valued at approximately $55,000 as payment for intangible property pertaining to our product. The stock was valued using the closing price of IQB's common stock on the date issued and expensed immediately because, in general, the consultants had fully performed the services. This is in accordance with EITF 00-18, Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees, which requires recognizing equity instruments when issued if no obligation to earn the equity instrument exists.

NOTE 7--STOCK OPTIONS AND WARRANTS

      IQ Biometrix's 2001 Stock Option Plan provides for the grant of both qualified and non-qualified stock options to directors, employees and consultants. The option grants are administered by the Board of Directors, who has substantial discretion to determine which persons, amounts, time, price, exercise terms, and restrictions, if any.

      The following table summarizes stock option activity:

Outstanding July 1, 2002 .......................................      2,310,162
Granted ........................................................      1,855,000
Canceled or expired ............................................        (58,320)
Exercised ......................................................       (103,000)
Outstanding June 30, 2003 ......................................      4,003,842

Exercisable June 30, 2003 ......................................      2,738,871

Weighted average option price of options granted during the year   $       0.32

Average remaining years of contractual life ....................              3

Outstanding July 1, 2003 .......................................      4,003,842
Granted ........................................................        991,500
Canceled or expired ............................................     (1,502,573)
Exercised ......................................................       (582,840)
Outstanding June 30, 2004 ......................................      2,909,929

Exercisable June 30, 2004 ......................................      1,741,089

Weighted average option price of options granted during the year   $       1.30

Average remaining years of contractual life ....................              4

      Included in the 247,875 options issued during fiscal 2004 were 135,375 options issued to third party consultants. During fiscal 2004, IQ Biometrix expensed $409,033 related to the fair value of the options issued to these consultants. The fair value was determined using the Black Scholes pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero. The expected volatility ranged from 130% to 212% and was based on the historic stock prices. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate ranged from 1.5% to 3.5% in 2004. The expected life of the options was estimated to be between two and five years. The following table summarizes stock warrant activity:

Outstanding July 1, 2002 ....................................                --
Granted .....................................................         1,720,000
Canceled or expired .........................................                --
Exercised ...................................................                --
Outstanding June 30, 2003 ...................................         1,720,000

Exercisable June 30, 2003 ...................................         1,720,000

Weighted average exercise price .............................      $       0.72

Outstanding July 1, 2003 ....................................         1,720,000
Granted .....................................................         1,881,200
Canceled or expired .........................................        (1,000,000)
Exercised ...................................................           (70,000)
Outstanding June 30, 2004 ...................................         2,531,200

Exercisable June 30, 2004 ...................................         2,531,200

Weighted average exercise price .............................      $       0.53

      In September 2003, IQ Biometrix issued warrants exercisable for 100,000 shares of IQB's common stock to investors in connection with a sale of convertible debentures in the amount of $500,000. IQ Biometrix valued these warrants using the Black Scholes pricing model and will amortize the cost of the warrants over the term of the debentures and will include these costs as part of the debt discount. There was also a grant of 12,800 warrants to a third party as a finder's fee for the financing. IQ Biometrix valued these warrants using the Black Scholes pricing model and expensed the cost in the quarter ended September 30, 2003.

      In October 2003, IQ Biometrix issued warrants exercisable for 40,000 shares of IQB's common stock to investors in connection with a sale of convertible debentures in the amount of $200,000. IQ Biometrix valued these warrants using the Black Scholes pricing model and will amortize the cost of the warrants over the term of the debentures and will include these costs as part of the debt discount.

      In April 2003, IQ Biometrix issued 100,000 warrants to investors in connection with a sale of convertible debentures in the amount of $400,000. Additional warrants of 300,000 as part of the origination fee related to this debenture have accrued. IQ Biometrix valued these warrants using the Black Scholes pricing model and will amortize the cost of the warrants over the term of the debentures and will include these costs as part of the debt discount.

      The fair value of the warrants was determined using the Black Scholes pricing model, which values warrants based on the stock price at the grant date, the expected life of the warrant, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero in 2004 and 2003. The expected volatility was based on IQB's historic stock prices. The expected volatility ranged from 130% to 212% for all warrants issued in 2004. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate ranged from 1.5% to 3.5% in 2004 and the expected life of the warrants was estimated to be between two and five years.

NOTE 8--INCOME TAXES

      Income taxes are not due since IQ Biometrix has incurred a loss since inception. IQ Biometrix has deductible net operating losses of approximately $5,400,000 at June 30, 2004. These expire 20 years after incurred. Components of deferred tax assets and liabilities at June 30, 2004 are as follows:

Deferred tax asset ..........................................      $  1,800,000
Valuation allowance .........................................        (1,800,000)
Net deferred tax asset ......................................      $         --

      IQ Biometrix has recorded a full valuation allowance against its deferred tax asset since it believes it is more likely than not that such deferred tax asset will not be realized. The valuation allowance for deferred tax assets as of June 30, 2004 is approximately $1,800,000. The net change in the total valuation allowance for the years ended June 30, 2004 and 2003 was an increase of $906,000 and $588,000, respectively.

NOTE 9--COMMITMENTS AND CONTINGENCIES

      IQ Biometrix signed an office space lease effective February 1, 2004 and expiring January 31, 2005. The rent amount is $935 per month. During the year ended June 30, 2004, rent expense was $11,220 and for the year ended June 30, 2003 it was $91,808. The current lease expires in December 2004, and due to the pending merger, the lease has not been extended.

      IQ Biometrix has a commitment to issue stock valued at approximately $247,000 in its liabilities at June 30, 2004 for consultants. These shares were issued subsequent to year end as payment for services performed in fiscal 2004.

      The company is currently named in a lawsuit with a former director seeking damages estimated at $75,000. IQ Biometrix is vigorously defending itself in this matter.

NOTE 10--RELATED PARTY TRANSACTIONS

      In May and June 2004, IQB issued short term notes to Greg J. Micek, a member of the board of directors, and Forte Capital Partners, LLC, whose managing partner is Daniel McKelvey also a member of IQB's board of directors. The loans were for working capital needs and made in the normal course of business with an annual interest rate of 6% and are due at the end of July 2004. In July 2004, Mr. Micek assigned his loan to an individual investor. In July and August, IQB issued a convertible debenture for $225,000 to an individual investor ($75,000) and Forte Capital Partners, LLC ($150,000). The short term note from Forte Capital Partners, LLC, ($50,000) was rolled into this note. This debenture carries a 10% annual interest rate and is convertible on the same terms as the next round of financing. Warrants were issued to both parties in conjunction with this debenture.

NOTE 11--SUBSEQUENT EVENTS

      Subsequent to June 30, 2004, IQ Biometrix issued 149,216 shares of its common stock to various consultants. IQ Biometrix recorded $503,377 in expense based on the closing price of the stock on the date issued.

      In July and August, IQB issued a convertible debenture for $225,000 to an individual investor ($75,000) and Forte Capital Partners, LLC ($150,000). A short term note from Forte Capital Partners, LLC, ($50,000) was rolled into this note. This debenture carries a 10% annual interest rate and is convertible on the same terms as the next round of financing. Warrants were issued to both parties in conjunction with this debenture.

      On November 29, 2004, IQB effected a 1 for 4 reverse split. All share and per share amounts presented have been restated to reflect the reverse split as if it had occurred on the first day of the first period presented.

                               IQ BIOMETRIX, INC.
                           CONSOLIDATED BALANCE SHEET
                               September 30, 2004
                                   (Unaudited)

                                                  ASSETS
Current assets
  Cash.....................................................................................................        $     53,907
  Accounts receivable, net of allowance for doubtful accounts of $6,000....................................              21,587
  Inventory................................................................................................                 615
  Prepaid expenses.........................................................................................              14,185
  Note receivable..........................................................................................                  --
  .....................................................................................Total current assets              90,294
Equipment, net of $10,357 of accumulated depreciation......................................................               4,110
Intellectual property, net of $125,401 accumulated amortization............................................              73,415
  Total assets.............................................................................................        $    167,819

                                   LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Convertible notes payable to investors, net..............................................................        $  1,341,666
  Short term note payable..................................................................................             150,982
  Accounts payable.........................................................................................             424,006
  Committed stock..........................................................................................             102,000
  Accrued expenses.........................................................................................             202,263
  Deferred Revenue.........................................................................................              50,000
  ................................................................................Total current liabilities           2,270,917

Commitments and contingencies
Stockholders' Deficit:
Preferred stock, $.01 par value; 10,000,000 shares authorized, none issued
Common stock, $.01 par value;
50,000,000 shares authorized; 6,571,546 shares issued and oustanding.......................................              65,715
Additional paid-in capital.................................................................................          12,109,744
Accumulated deficit........................................................................................         (14,278,558)
  Stockholders' deficit....................................................................................          (2,103,099)
  Total liabilities and stockholders' equity...............................................................        $    167,818

                               IQ BIOMETRIX, INC.
                            STATEMENTS OF OPERATIONS
             For the three months ended September 30, 2004 and 2003
                                   (Unaudited)

                                                                                                         2004              2003
                                                                                                         ----              ----
Revenue--software sales....................................................................      $     52,160      $     83,095
Operating expenses
  Cost of sales...........................................................................              5,273             8,334
  Selling expense.........................................................................             86,274           148,694
  General and administrative..............................................................            673,215         1,503,352
  Research and development................................................................              7,100            88,968
  Interest, net...........................................................................            280,443           260,267
  Depreciation and amortization...........................................................             15,314             7,668
  ................................................................Total operating expenses          1,067,619         2,017,283
Net Loss..................................................................................       $ (1,015,459)     $ (1,934,188)

Basic and Diluted loss per share..........................................................       $      (0.16)     $      (0.39)
Weighted average shares outstanding.......................................................          6,311,675         4,922,983

                                IQ BIOMETRIX, INC
                             STATEMENT OF CASH FLOWS
             For the three months ended September 30, 2004 and 2003
                                   (Unaudited)

                                                                                                          2004             2003
                                                                                                          ----             ----
OPERATING ACTIVITIES:
  Net loss..................................................................................     $  (1,015,459)    $ (1,934,188)
   Adjustments to reconcile net loss to net cash used in operating activities
  .............................................................Depreciation and amortization            15,314            7,668
  ........................................................................Option and expense            50,806               --
  ..........................................................Common stock issued for services           373,227        1,636,514
  .............................................................Amortization of debt discount           220,049          244,426
      Changes in assets and liabilities:
  ..........................................................................................
Accounts receivable.........................................................................            (1,332)         (39,831)
  ..........................................................................................
Prepaid expenses............................................................................            50,851          (13,027)
  ..........................................................................................
Inventory...................................................................................               413           (6,680)
  ..........................................................................................
Accrued liabilities.........................................................................             2,990          (27,815)
  ..........................................................................................
Deferred revenue............................................................................            50,000               --
  ..........................................................................................
Accounts payable............................................................................            95,188          (10,852)
  Net cash used by operating activities.....................................................          (157,953)        (143,785)
   Investing activities
  ..........................................................................Receipt from NSS                --           50,000
  Net cash provided by investing activities.................................................                --           50,000
   Financing activities
  .........................................................Proceeds from exercise of options            30,000           30,000
  ...............................................Proceeds from new convertible notes payable                --          500,000
  ....................................................Proceeds from short term notes payable           175,000               --
  Net cash provided by financing activities.................................................           205,000          530,000
  Net increase (decrease) in cash...........................................................            47,047          436,215
  Cash, beginning of period.................................................................             6,860           97,681
  Cash, end of period.......................................................................     $      53,907     $    533,896

   Non-cash:
  ..............................................Stock for convertible debenture and interest     $     530,000     $         --
  ........................................Warrant exercise for retirement of short term note     $      50,000     $         --
  ..........................................................Stock issued for committed stock     $     144,854     $         --

                               IQ BIOMETRIX, INC.
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                                   (Unaudited)


NOTE 1--BASIS OF PRESENTATION

      The accompanying unaudited interim financial statements of IQ Biometrix, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in IQ Biometrix's 2004 Annual Report filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for 2004 as reported in the 10-KSB have been omitted.

STOCK BASED COMPENSATION:

      The Company accounts for its employee stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. The Company did not grant any options to purchase common stock to employees in the three months ending September 30, 2004, and therefore no expense was recorded under the intrinsic value method for the three months ending September 30, 2004.

      Third party consultants were issued options to purchase 60,000 shares of stock with a five year life and exercise price of $0.92 per share. Total non-cash expense of $50,806 based on fair value using the Black Scholes method was recorded as of September 30, 2004.

NOTE 2--CONVERTIBLE NOTES PAYABLE

      In the quarter ending September 30, 2004, IQ Biometrix received $175,000 for an secured convertible promissory note bearing interest of 10% per annum, and due on December 31, 2004. The note had 112,000 warrants attached resulting in a discount of $119,067. The discount will be amortized over the life of the note. As of September 30, 2004, $45,049 was charged to interest expense. The note is convertible into common stock if IQ Biometrix raises $1,500,000 from an offering of common stock. The conversion rate will be equivalent to the average per share price of the offering.

NOTE 3--STOCK ISSUANCES

      During the three month period ended September 30, 2004, IQ Biometrix issued 40,000 shares of common stock in connection with a warrant exercise with a value of $80,000. Payment was for $30,000 in cash and retirement of a $50,000 short term note.

      During the three month period ended September 30, 2004, IQ Biometrix issued 149,216 shares to consultants for corporate development, marketing, investment banking, legal services, investor relations and sales support services valued at approximately $518,072.

      During the three month period ended September 30, 2004, IQ Biometrix issued 207,031 shares in connection with the conversion of two convertible debentures which included the principal and accrued interest valued at $530,000.

NOTE 4--SUBSEQUENT EVENTS:

      In October, the Company borrowed an additional $30,000 from Forte Capital Partners, LLC, on the debenture initiated in July 2004, which carries a 10% annual interest rate and is convertible on the same terms as the next round of financing. Warrants were issued in conjunction with this debenture. This loan will be used to help with short term cash needs and matures on March 31, 2005.

      On November 29, 2004, IQB effected a 1:4 reverse split. All share and per share amounts presented have been restated to reflect the split as if it had occurred on the first day of the first period presented.

      On January 11, 2005, IQB issued convertible debentures and warrants to qualified institutional buyers, and a limited number of accredited individual and institutional investors. The convertible debentures have an aggregate face value of $3,300,000 and mature on June 30, 2005. The debentures are convertible at any time at the election of the holder into shares of IQB common stock at a conversion price of $2.00 per share (the "Conversion Price"). IQB has agreed to file with the SEC a resale registration statement relating to the common stock issuable upon conversion of the notes and warrants (the "Resale Registration Statement"). The debentures will automatically convert into shares of IQB common stock at the Conversion Price upon the effectiveness of the Resale Registration Statement. In connection with the sale of the convertible debentures, IQB issued warrants to purchase an aggregate of 825,000 shares of IQB common stock for an exercise price of $2.70 per share. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split and combination of shares or recapitalization or if IQB sells any common stock or rights to acquire common stock at purchase price less than the conversion price of the debentures or the exercise price of the warrants.

      Under generally accepted accounting principles, IQB is required to record the value of the beneficial conversion feature of these convertible debentures as a debt discount. In addition, the value of the warrants using the Black Scholes method is also recorded as a debt discount. The total debt discount recorded on the convertible debentures was $2,705,867. This debt discount will be amortized and charged to interest expense over the term of the respective debenture agreements. In the event the investors convert the debentures prior to the maturity of the agreements, then generally accepted accounting principles require IQB to expense the unamortized balance of the debt discount in full.

Total Proceeds ................................................     $  3,300,000
Less:
Beneficial Conversion discount ................................        1,352,934
Value of warrant ..............................................        1,352,934
Net Value of Conversion Debentures ............................     $    594,133

                 FINANCIAL INFORMATION OF WHERIFY WIRELESS, INC.
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                      OPERATIONS OF WHERIFY WIRELESS, INC.


GENERAL

      Wherify Wireless, Inc. is a provider of wireless location products and services. Our products and services are used specifically for child safety, parental supervision, personal protection, Alzheimer and memory loss supervision, law enforcement, animal identification and location, and personal property tracking. The company's proprietary integration of communication technologies enables customers to obtain real-time location information for individuals and property directly through the internet or any phone.

      We market and sell our GPS Locator products both directly through our own web site as well as indirectly through resellers and distributors in the United States. To date, most of our sales have been in North America. We continually review our sales and distribution strategy to seek ways to increase sales of our product and revenues. We have stopped marketing and promoting the GPS Locator product and are currently developing our second generation products which are tentatively scheduled for beta release in the first calendar quarter of 2005, with a full release in the second calendar quarter of 2005.

      Cost of revenues currently consists of actual manufacturing costs.

      Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support, as well as costs associated with promotional activities and related travel expenses.

      General and administrative expense consists primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities, and human resources personnel. We expect these expenses to increase through February 2005 in the areas of legal, accounting and outside services as we prepare filings and other information needed for the pending merger with IQ Biometrix, Inc ("IQB").

      Research and development expense consists primarily of salaries and related personnel expense and expenses related to the design, development, testing and enhancement of our products. Currently we are focusing our attention on developing our second-generation product.

      On April 15, 2004, IQB and Wherify jointly announced the signing of a definitive agreement under which Wherify Acquisition, Inc., a wholly owned subsidiary of IQB would be merged with and into Wherify and Wherify will become a wholly-owned subsidiary of IQB. Under the proposed transaction, each share of Wherify common stock and preferred stock will be converted into the right to receive approximately 4.83 shares of IQB common stock. IQB anticipates issuing approximately 43 million shares of its common stock to Wherify stockholders pursuant to the merger. The proposed transaction has been unanimously approved by the board of directors of IQB and Wherify and is subject to certain terms and conditions, including approval by both the stockholders of IQB and the stockholders of Wherify. If either party terminates the proposed merger under circumstances specified in the merger agreement such party will be required to pay the other party a termination fee of $500,000. The press release and definitive merger agreement accompanied a Form 8-K filed with the SEC on April 19, 2004.

RESULTS OF OPERATIONS

Year Ended June 30, 2004 compared to Year Ended June 30, 2003

      Revenues for 2004 decreased by 86% from approximately $1,166,000 in fiscal 2003 to approximately $169,000 for fiscal 2004. 100% of revenues for fiscal 2004 were derived from subscription services related to the sales of Wherify's first generation product while revenues for 2003 consisted of both hardware and subscription sales. Revenues dropped substantially primarily as a result of the elimination of hardware sales.

      Negative gross margins decreased by $739,000 from a loss of $1.01 million in fiscal 2003 to a loss of $271,000 in fiscal 2004. Gross margin includes the cost of the location services, which is a fixed cost. Wherify's revenues in fiscal 2004 were solely from subscriber services. As a result, there were no product costs associated with the gross margin, only fixed costs. Gross margins in fiscal 2004 also were affected by a one-time charge to cost of sales for an inventory allowance for defective product, which Wherify is disputing with its manufacturer.

      General and administrative expenses decreased by 15% or $728,000 from $4.94 million for the twelve months ended June 30, 2003 to $4.2 million for the twelve months ended June 30, 2004. The reduction of general and administrative expenses is due primarily to a decrease in labor costs of approximately $156,000, a decrease of $135,000 in information technology salaries expenses, a decrease of insurance premiums of 329,000, a decrease in travel expenses of approximately $58,000, a decrease of $140,000 in shipping expenses, offset by an increase of $92,000 in labor costs for finance.

      Selling expenses decreased by 65% or $1.11 million from $1.71 million in fiscal 2003 to $598,000 in fiscal 2004. The decrease in selling expense is due to reduced spending on promoting and marketing Wherify's first generation product.

      Research and development expenses increased by 20% or $500,000 from $2.47 million in fiscal 2003 to $2.97 million in fiscal 2004. The increase was primarily due to the costs associated with the development of Wherify's second generation product mid fiscal year 2004 of $951,000, offset by a decrease of $463,000 as a result of a reduction in engineering personnel.

Three months ended December 31, 2004 compare to the Three months ended December 31, 2003

      Revenues for the three months ended December 31, 2004 increased by $17.4 thousand to $17.4 thousand from $0 for the three months ended December 31, 2003. Revenues increased as returns of the company's first generation product, which had reached the end of its life cycle, subsided, while those products still active, continued to generate subscription revenue.

      Gross margin for the three months ended December 31, 2004 increased by $50,000 to a negative $50,000 from $0 for the three months ended December 31, 2003. This was due to Cost of Sales consisting primarily of fixed expenses and a small amount of manufacturing expense.

      General and Administrative expenses increased $1,600,000 to $2.6 million for the three months ended December 31, 2004. This was primarily due to increases in R&D expenses as a letter of credit and final payments to Flextronics totaling $521,000 were paid. In addition, accounting, legal and attorney expenses associated with the merger of Wherify Wireless and IQ Biometrix were incurred. There were also increased Marketing expenses associated with the introduction and production of our second generation GPS locator product.

Liquidity and Capital Resources

      As of December 31, 2004, the company had a cash balance of $3,934 million and a working capital deficit of $6.2 million. Wherify currently has no credit facility available to it and has financed its operations to date through the issuance of approximately $43 million of mandatorily redeemable convertible preferred stock. There is a "going concern" clause in our auditor's report from June 30, 2004. The Company is in the process of locating financing sources to meet its liquidity shortfall. Adequate funds may not be available on terms acceptable to us. If additional funds are raised through the issuance of equity securities, dilution to existing shareholders may result. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial position, results of operations and cash flows. The Company has no material commitments for capital expenditures and there are no anticipated material capital expenditures that are reasonably expected to have a material impact on the Company.

      Even with financing, there can be no assurance that we will achieve profitability. Due to these factors, we believe that period-to-period comparisons of our results of operations are not necessarily a good indication of future performance. The results of operations in some future periods may be below the expectations of analysts and investors.

      Wherify has worked out an arrangement with its landlord and is not currently paying rent. An agreement with the landlord that stipulates that the Company begins paying its rent as well as paying for certain expenses covered by the landlord, once the merger is complete. Upon the completion of additional financing following the merger, the Company will settle its debt with the landlord. There is no guarantee that the merger will be completed or that additional financing will be found to settle this obligation.

RECENT EVENTS

      During January 2005, Wherify sold approximately 809,500 shares of Series C Convertible Preferred Stock for proceeds totaling $8,095,000.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Wherify Wireless, Inc.
Redwood City, California

      We have audited the accompanying balance sheet of Wherify Wireless, Inc., as of June 30, 2004 and the related statement of operations, stockholders deficit, and cash flows for the year ended June 30, 2004. These financial statements are the responsibility of Wherify Wireless, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wherify Wireless, Inc., as of June 30, 2004, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.

      The accompanying financial statements have been prepared assuming that Wherify will continue as a going concern. As discussed in Note 2 to the financial statements, Wherify suffered recurring losses from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As discussed in Note 14 to the financial statements, errors resulting in an understatement of revenue and accounts receivable were discovered by management in December 2004. Accordingly, adjustments have been made as of June 30, 2004 and the year then ended, to correct these errors.

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

September 11, 2004, except
for Note 14 which is dated
December 14, 2004

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Wherify Wireless, Inc.
Redwood City, California

      We have audited the accompanying related statement of operations, stockholders deficit, and cash flows for the year ended June 30, 2003 of Wherify Wireless, Inc. These financial statements are the responsibility of Wherify Wireless, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business; however, currently such realization of assets and liquidation of liabilities are subject to significant uncertainties.

      As of June 30, 2003, Wherify's current liabilities exceeded it current assets by $6,790,000 and its total liabilities exceeded its total assets by $5,876,000. These factors, among others, indicate that the Company may be unable to continue existence. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

      The appropriateness of the Company to continue using the aforementioned basis of accounting is dependent upon, among other things, the ability to: (1) obtain profitability and positive cash flow from ongoing operations and (2) maintain and increase existing credit facilities or raise additional capital.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Wherify Wireless, Inc.'s operations and its cash flows for the year ended June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

Paritz & Company
Hackensack, New Jersey

                             WHERIFY WIRELESS, INC.
                                  BALANCE SHEET

                                                                                                                  June 30, 2004
                                                                                                                  -------------
                                                  ASSETS
CURRENT ASSETS:
  Cash & cash equivalents..................................................................................        $  1,173,028
  Accounts receivable, net of allowance $0.................................................................               9,755
  Inventory, net...........................................................................................              21,800
  Prepaid expenses.........................................................................................              21,430
  .....................................................................................TOTAL CURRENT ASSETS           1,226,013
Property and equipment, net................................................................................             368,531
Other assets...............................................................................................             226,017
TOTAL ASSETS...............................................................................................        $  1,820,561

                                   LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable.........................................................................................        $  5,035,940
  Accrued liabilities......................................................................................             241,576
  Accrued liabilities to related party.....................................................................           3,381,307
  ................................................................................TOTAL CURRENT LIABILITIES           8,658,823
Commitments
STOCKHOLDERS' DEFICIT
  Series A, convertible, no par value: 1,140,423 shares authorized, issued and outstanding.................           8,553,413
  Series B, convertible, no par value: 555,383 shares authorized and 555,382 shares issued and outstanding.           5,137,284
  Series C, convertible, no par value: 2,900,000 shares authorized, 2,516,440 shares issued and outstanding          21,722,055
  Common stock, no par value, 10,000,000 shares authorized 2,955,726 shares issued and outstanding.........             628,173
  Accumulated deficit......................................................................................         (42,879,187)
  ..............................................................................TOTAL STOCKHOLDERS' DEFICIT          (6,838,262)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT................................................................        $  1,820,561


          See accompanying summary of accounting policies and notes to financial statements.

                             WHERIFY WIRELESS, INC.
                             STATEMENT OF OPERATIONS

                                                                                                         Year Ended June 30,
                                                                                                         -------------------
                                                                                                       2004                2003
                                                                                                       ----                ----
REVENUE..................................................................................     $      80,341       $   1,165,178
COST OF SALES............................................................................           440,382           2,175,458
GROSS LOSS...............................................................................          (360,041)         (1,010,280)
OPERATING EXPENSES:
  General and administrative.............................................................         6,439,950           7,949,092
  Rent expense payable to related party..................................................         1,436,341           1,174,535
  Depreciation and amortization..........................................................           248,687             315,424
  ...............................................................TOTAL OPERATING EXPENSES         8,124,978           9,439,051
LOSS FROM OPERATIONS.....................................................................        (8,485,019)        (10,449,331)
  Interest expense.......................................................................          (132,043)            (15,251)
  Interest and other income..............................................................            19,117               7,041
NET LOSS.................................................................................     $  (8,597,944)      $ (10,457,541)

Basic and diluted net loss per share.....................................................     $       (2.92)      $       (3.95)
Weighted average number of shares outstanding............................................         2,949,318           2,647,000

          See accompanying summary of accounting policies and notes to financial statements.

                             WHERIFY WIRELESS, INC.
                       STATEMENT OF STOCKHOLDERS' DEFICIT
                       Years Ended June 30, 2003 and 2004

                                  Convertible Preferred Stock              Common Stock
                                  ---------------------------              ------------
                                                                                                                          Total
                                                                                                   Accumulated     Stockholders'
                                      Shares           Amount           Shares          Amount         Deficit          Deficit
                                      ------           ------           ------          ------         -------          -------
BALANCE--JUNE 30, 2002 .....       2,225,890     $ 21,642,729        2,629,726    $    139,173    $(23,823,702)    $ (2,041,800)
Issuance of Series C
Convertible Preferred Stock
for cash ...................         642,413        6,151,493               --              --              --        6,151,493
Exercise of common stock
options at average exercise
price of $1.50 per share ...              --               --           15,000          22,500              --           22,500
Issuance of common stock
with fair value of $1.50 for
services ...................              --               --          300,000         450,000              --          450,000
Net loss ...................              --               --               --              --     (10,457,541)     (10,457,541)
BALANCE--JUNE 30, 2003 .....       2,868,303       27,794,222        2,944,726         611,673     (34,281,243)      (5,875,348)
Issuance of Series C
Convertible Preferred Stock
for cash ...................       1,191,108        6,372,000                                                         6,372,000
Conversion of note payable
and interest for Series C
Convertible Preferred Stock
at $7.50 per share .........         139,466        1,045,995                                                         1,045,995
Conversion of invoice
payable and interest for
Series C Convertible
Preferred Stock at $15.00
per share ..................          13,369          200,535                                                           200,535
Issuance of Common Stock for
services at $1.50 ..........                                            11,000          16,500                           16,500
Net loss ...................                                                                        (8,597,944)      (8,597,944)
BALANCE--JUNE 30, 2004 .....       4,212,246     $ 35,412,752        2,955,726    $    628,173    $(42,879,187)    $ (6,838,262)

          See accompanying summary of accounting policies and notes to financial statements.

                             WHERIFY WIRELESS, INC.
                             STATEMENT OF CASH FLOWS

                                                                                                          Year ended June 30,
                                                                                                          -------------------
                                                                                                         2004              2003
                                                                                                         ----              ----
OPERATING ACTIVITIES:
  Net loss.................................................................................     $  (8,597,944)    $ (10,457,541)
   Adjustments to reconcile net loss to net cash used in operating activities:
  ............................................................Depreciation and amortization           248,687           315,424
  .................................................Write off note receivable--related party           144,337
  .........................................................Common stock issued for services            16,500           450,000
  .....................................................Prefrerred stock issued for interest            45,995
   Changes in assets and liabilities:
  ......................................................................Accounts receivable            66,154           (75,897)
  ................................................................................Inventory            28,200           172,396
  ................................................Prepaid expenses and other current assets           (30,754)          277,395
  ....................................................Accounts payable and accrued expenses         2,567,604         2,021,292
NET CASH USED IN OPERATING ACTIVITIES......................................................        (5,511,221)       (7,296,930)
INVESTING ACTIVITIES:
  Purchase of property and equipment.......................................................           (63,570)
NET CASH USED IN INVESTING ACTIVITIES......................................................           (63,570)
FINANCING ACTIVITIES:
  Deferred stock compensation..............................................................                --            38,264
  Proceeds from issuance of common stock...................................................                --            22,500
  Proceeds from issuance of note payable...................................................                --         1,000,000
  Proceeds from issuance of mandatorily redeemable convertible preferred stock, net........         6,372,000         6,151,493
NET CASH FROM FINANCING ACTIVITIES.........................................................         6,372,000         7,212,257
CHANGE IN CASH AND CASH EQUIVALENTS........................................................           797,209           (84,673)
CASH AND CASH EQUIVALENTS--BEGINNING OF PERIOD..............................................          375,819           460,492
CASH AND CASH EQUIVALENTS--END OF PERIOD....................................................    $   1,173,028     $     375,819

Supplemental disclosures of non-cash activities
  Issuance of preferred stock for accounts payable.........................................     $     200,535     $          --
  Issuance of preferred stock for short term note and interest.............................         1,000,000                --

          See accompanying summary of accounting policies and notes to financial statements.

                             WHERIFY WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of business. Wherify Wireless, Inc. ("Wherify") was incorporated in the State of California on March 28, 1998. Wherify develops technology and the related hardware to provide location-tracking services using Global Positioning Satellite technology in real time for people and their property.

      Since inception, Wherify has primarily been involved in conducting research and development, business planning and capital-raising activities.

      Certain amounts in financial statements of prior years have been reclassified to conform to the presentation of the current year for comparative purposes.

      Restatements of fiscal year 2004 were made. See note 14 for details.

      Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses. Actual results could differ from those estimates.

      Cash and Cash Equivalents. For purposes of the statement of cash flows, Wherify considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

      Revenue Recognition. Wherify recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. This typically occurs when the product is shipped.

      Allowance for Doubtful Accounts. Bad debt expense is recognized based on management's estimate of likely losses per year, based on past experience and an estimate of current year uncollectible amounts. There was $0 allowance for doubtful accounts as of June 30, 2004.

      Inventories. Inventories are valued at the lower of first-in, first-out
(FIFO) cost or market.

      Property and equipment is valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are three to seven years.

      Impairment of Long-Lived Assets. Wherify reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Wherify assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

      Income taxes. Wherify recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Wherify provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

      Basic and diluted net loss per share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the absence of common stock equivalents.

      Stock options and warrants. Wherify accounts for non-cash stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services. Common stock issued to non-employees and consultants is based upon the value of the services received or the quoted market price, whichever value is more readily determinable. Wherify accounts for stock options and warrants issued to employees under the intrinsic value method. Under this method, Wherify recognizes no compensation expense for stock options or warrants granted when the number of underlying shares is known and the exercise price of the option or warrant is greater than or equal to the fair market value of the stock on the date of grant. The following table illustrates the effect on net loss and net loss per share if Wherify had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                                                    2004             2003
                                                                                    ----             ----
Net loss as reported ...................................................    $ (8,597,944)    $(10,457,541)
Add:
  stock based compensation determined under intrinsic value-based method              --               --
Less:
  stock based compensation determined under fair value-based method ....        (143,986)        (193,099)
  Pro forma net loss ...................................................    $ (8,741,930)    $(10,650,640)

Basic and diluted net loss per common share:
  As reported ..........................................................    $      (2.92)    $      (3.95)
  Pro forma ............................................................           (2.96)           (4.02)

      The weighted average fair value of the stock options granted during fiscal 2004 and 2003 was $.42 and $.62, respectively. Variables used in the Black-Scholes option-pricing model include (1) 3.5% risk-free interest rate, (2) expected option life is the actual remaining life of the options as of each year end, (3) expected volatility was zero (minimal value), and (4) zero expected dividends.

      Recently issued accounting pronouncements. Wherify does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Wherify's results of operations, financial position or cash flow.

NOTE 2--GOING CONCERN

      As shown in the accompanying financial statements, Wherify incurred recurring net losses of $8,597,944 and $10,457,541 in fiscal 2004 and 2003, respectively, has an accumulated deficit of $42,879,187 and a working capital deficit of $7,432,810 as of June 30, 2004. These conditions create an uncertainty as to Wherify's ability to continue as a going concern. Management is trying to raise additional capital through sales of preferred stock. The financial statements do not include any adjustments that might be necessary if Wherify is unable to continue as a going concern.

NOTE 3--LOAN RECEIVABLE--OFFICER

      In fiscal 2004, Wherify wrote off amounts advanced to a senior officer totaling $144,337 from loan receivable from officer to compensation expense.

NOTE 4--INVENTORY

      Inventory consisted of the following as of June 30, 2004:

Finished goods ................................................    $    243,320
Less: allowance for slow moving inventory .....................        (221,520)
Net inventory .................................................    $     21,800

NOTE 5--PROPERTY AND EQUIPMENT

      Property and equipment consisted of the following at June 30, 2004:

Description                                              Life            Amount
-----------                                              ----            ------
Leasehold improvements ..........................    10 years      $     78,462
Computer equipment ..............................     3 years           767,558
Office furniture and equipment ..................     7 years           140,290
Equipment .......................................     7 years           365,175
                                                                      1,351,485
Less: accumulated depreciation ..................                      (982,954)
                                                                   $    368,531

      Depreciation expense totaled $248,686 and $315,424 in fiscal 2004 and 2003, respectively.

NOTE 6--ACCRUED LIABILITIES TO RELATED PARTY

      Wherify leases office space under a ten year operating lease which began in September 1999 from a 5% shareholder of Wherify. Wherify was required to pay a security deposit totaling $226,072 which is reflected in other assets on the balance sheet as of June 30, 2004. Basic rent expense charged to operations for fiscal 2004 and 2003 was $1,192,016 and $1,130,360, respectively.

      Future minimum lease payments under a non-cancelable operating lease is as follows:

Year Ending June 30,
  2005...........................................................    $1,223,000
  2006...........................................................     1,254,000
  2007...........................................................     1,284,000
  2008...........................................................     1,315,000
  2009...........................................................     1,346,000
  After 2008.....................................................       452,000

      As of June 30, 2004, Wherify is behind on rent totaling $3,381,307.

NOTE 7--COMMITMENTS

      Wherify has agreed to several payout plans for various vendors for old accounts payable. The payouts total approximately $617,000 and are scheduled to be paid out through September 2005.

NOTE 8--CONVERTIBLE PREFERRED STOCK

      As of June 30, 2004, Preferred Stock consists of the following:

                                                     Issued and
                                    Authorized      Outstanding
                                        Shares           Shares            Value
                                        ------           ------            -----
Series A ....................        1,140,423        1,140,423     $  8,553,413
Series B ....................          555,383          555,383        5,137,284
Series C ....................        2,900,000        2,516,440       21,722,055

      The holders of Convertible Preferred Stock have certain rights as follows:

Voting

      Each holder of the Series A, B and C Stock is entitled to a number of votes equal to the number of shares of common stock into which the shares could be converted. As of June 30, 2004, holders of Series A, B and C are entitled to one vote for each share of Preferred A, B or C they hold.

      Notwithstanding the provisions of the paragraph above, at each annual or special meeting called for the purpose of electing directors, the holders of Series A, B and C, all voting together as a single class on an as-converted basis, shall be entitled to elect two members of the Board of Directors and the holders of the common stock, voting as a single class, shall be entitled to elect the remaining members of the Board of Directors.

Dividends

      Holders of Series A, B and C are entitled to a non-cumulative dividend, when and if declared by the Board of Directors, at the rate of $0.75 per share per annum for Series A, $0.925 per share per annum for Series B, and $1.50 per share per annum for Series C prior and in preference to any distribution on the common stock. Through June 30, 2004 the Board of Directors has declared no dividends.

Liquidation

      In the event of any liquidation, change in control, dissolution or winding up of Wherify, the holders of the Series A, B and C shall be entitled to receive, prior and in preference to any distribution to the holders of the common stock, an amount per share equal to $7.50 per share for Series A, $9.25 per share for Series B and $15.00 per share for Series C, plus an amount equal to all accrued but unpaid dividends on such shares. Any amounts remaining after such distribution shall be distributed ratably to the holders of common stock.

Conversion

      Each share of Series A, B and C is convertible, at the option of the holder into common stock, according to a conversion ratio, subject to adjustments for dividends, splits, subdivisions, combinations, consolidation of common stock, distributions, reclassification, exchange and substitution. As of June 30, 2004, the each holder of Series A, B and C is entitled to one share of common stock for each share of Series A, B or C they hold. Each share of Series A, B and C automatically converts into the number of shares of common stock at the then effective conversion rate upon the earlier of: (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of Wherify to the public with aggregate proceeds to Wherify in excess of $10,000,000 and (ii) the affirmative vote or written consent of a majority of the outstanding shares of such Series A, B and C.

      At June 30, 2004 Wherify reserved a total of 4,212,246 shares of common stock for the conversion of Series A, B, and C Convertible Preferred Stock.

Issuance

      Series A Convertible Preferred stock was sold from June 1999 through February 2003 for $7.50 per share.

      Series B Convertible Preferred stock was sold from April 2000 through December 2000 for $9.25 per share.

      Series C Convertible Preferred stock was sold from August 2001 through June 2002 for $15 per share.

      In fiscal 2003, Wherify sold 642,413 shares of Series C Convertible Preferred stock for proceeds of $6,151,485.

      In fiscal 2004, Wherify sold 1,191,108 shares of Series C Convertible Preferred stock for proceeds of $6,372,000, issued 139,466 shares of Series C Convertible Preferred stock for a note payable and accrued interest totaling $1,045,995, and issued 13,369 shares of Series C Convertible Preferred stock for accounts payable totaling $200,535.

NOTE 9--COMMON STOCK

      Wherify has the right to repurchase, at the original issue price, the unvested portion of the common stock issued to employees in connection with Wherify's formation. The vesting period is ratable over four years and 2,955,726 shares were subject to repurchase at June 30, 2004.

      In fiscal 2003, Wherify issued 15,000 shares of common stock for the exercise of options for proceeds totaling $22,500 and issued 300,000 shares of common stock for services valued at $450,000.

      In fiscal 2004, Wherify issued 11,000 shares of common stock for services valued at $16,500.

NOTE 10--STOCK OPTION PLAN

      In 1999 Wherify adopted the 1999 Stock Option Plan ("the Plan"). The Plan provides for the granting of stock options to employees and consultants of Wherify. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. Wherify has reserved 900,000 shares of common stock for issuance under the Plan.

      Options under the Plan may be granted for periods of up to ten years and at an exercise price equal to the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. To date, options granted generally are exercisable immediately as of the effective date of the option agreement.

      Summary information regarding options is as follows:

                                                                        Weighted
                                                                         Average
                                                        Options      Share Price
                                                        -------      -----------
Outstanding at June 30, 2002 ..................         564,814     $        .47
Year ended June 30, 2003:
  Granted .....................................         323,000              .10
  Exercised ...................................        (141,000)
  Forfeited ...................................        (178,500)             .21
Outstanding at June 30, 2003 ..................         568,314             2.57
Year ended June 30, 2004:
  Granted .....................................         399,376             1.53
  Forfeited ...................................        (273,356)            2.93
Outstanding at June 30, 2004 ..................         694,334     $       1.83

      Options outstanding and exercisable as of June 30, 2004:

                                        Outstanding
                                        -----------
                                                                   Exercisable
                                     Number        Remaining            Number
Exercise Price                    of Shares             life         of Shares
--------------                    ---------             ----         ---------
$1.50.........................      327,000          7 years            65,400
 3.00.........................        7,800          8 years             7,800
 6.00.........................       38,158          8 years            20,224
 1.65.........................      321,376          9 years           125,337
                                    694,334                            218,761

NOTE 11--INCOME TAXES

      Wherify uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal 2004 and 2003, Wherify incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $42,800,000 at June 30, 2004, and will expire in the years 2013 through 2024.

      At June 30, 2004, deferred tax assets consisted of the following:

Deferred tax assets
  Net operating losses ......................................      $ 14,500,000
  Less: valuation allowance .................................       (14,500,000)
Net deferred tax asset ......................................      $          0

NOTE 12--QUALCOMM LICENSE

      In January 2003, Wherify purchased a license for CDMA communications protocol technology from Qualcomm Corporation. The purchase price was $1 million and $250,000 was paid in fiscal 2003. In fiscal 2004, Wherify's management determined that the CDMA technology would be only a temporary fix and that the competing GSM technology was required for long-term product viability. Consequently, the remaining balance of the license cost, or $750,000, was written off in fiscal 2004. The replacement GSM technology for Wherify's next generation product line scheduled for release in early calendar 2005 is part of the products Wherify is buying from its supplier. In June 2004, Wherify agreed to a modification of the licensing contract to increase the remaining balance due from $500,000 to $625,000 in exchange for extending the due date for payment to January 2005. As of June 30, 2004, Wherify's accounts payable still includes the agreed-to remaining $625,000 unpaid balance of the Qualcomm license fee purchase price.

NOTE 13--SUBSEQUENT EVENTS

      In July, August and September 2004, Wherify sold 463,924 shares of Series C Convertible Preferred Stock for proceeds totaling $3,479,465.

NOTE 14--RESTATEMENT

      In December 2004, errors resulting in an understatement of revenue and accounts receivable for the year ended June 30, 2004 were discovered by management. A flaw in Wherify's billing system caused earned revenue of $88,715 to be unbilled. Accordingly, adjustments have been made as of June 30, 2004 and the year then ended, to increase revenue and accounts receivable by $88,715.

                             WHERIFY WIRELESS, INC.
                                  BALANCE SHEET
                                   (UNAUDITED)

                                                                   December 31, 2004
                                                                   -----------------
             ASSETS

CURRENT ASSETS:
    Cash & cash equivalents                                          $  3,933,797
    Accounts receivable, net of allowance of $0                             9,575
    Notes receivable                                                      100,452
    Prepaid expenses                                                       28,882
                                                                     ------------
       TOTAL CURRENT ASSETS                                             4,072,706

Property and equipment, net                                               343,664
Other assets                                                              226,072
                                                                     ------------
TOTAL ASSETS                                                         $  4,642,442
                                                                     ============

             LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
    Accounts payable                                                 $  4,346,485
    Accrued liabilities related party                                   3,689,762
    Accrued liabilities                                                   217,756
    Stock payable                                                       1,969,716
                                                                     ------------
       TOTAL CURRENT LIABILITIES                                       10,223,719
                                                                     ------------

    Commitments                                                                --

STOCKHOLDERS' DEFICIT Series A, convertible, no par value:
    1,140,423 shares authorized, 8,553,413 issued and outstanding       8,553,413
    Series B, convertible, no par value:
    555,383 shares authorized, 555,383 shares issued
    and outstanding                                                     5,137,284
    Series C, convertible, no par value:
    2,900,000 shares authorized, 1,122,498 shares issued
    and outstanding                                                    26,881,520
    Common stock, no par value:
     10,000,000 shares authorized, 3,249,357 shares
     issued and outstanding                                               628,173
    Accumulated deficit                                               (46,781,667)
                                                                     ------------
       TOTAL STOCKHOLDERS' DEFICIT                                     (5,581,277)
                                                                     ------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                          $  4,642,442
                                                                     ============

                             WHERIFY WIRELESS, INC.
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                   Three Months December 31,           Six Months December 31,
                                                     2004             2003             2004             2003
                                                 ------------     ------------     ------------     ------------

REVENUE                                          $     17,442     $         --     $     61,963     $     87,723

COST OF SALES                                          67,245               --          106,436          351,758

                                                 ------------     ------------     ------------     ------------
GROSS LOSS                                            (49,803)              --          (44,473)        (264,035)
                                                 ------------     ------------     ------------     ------------

OPERATING EXPENSES:
     General and administrative                     2,673,907        1,062,488        3,887,339        3,044,970
     Depreciation and amortization                     24,122           78,578           47,144          139,459
                                                 ------------     ------------     ------------     ------------
        TOTAL OPERATING EXPENSES                    2,698,029        1,141,066        3,934,483        3,184,429
                                                 ------------     ------------     ------------     ------------

LOSS FROM OPERATIONS                               (2,747,832)      (1,141,066)      (3,978,956)      (3,448,464)

     Interest expense                                  16,612           14,947           25,735          107,707
     Interest and other income                         (6,603)          (1,100)         (16,730)          (1,441)
     State income taxes                                    --               --            3,232            1,965
                                                 ------------     ------------     ------------     ------------
NET LOSS                                         $ (2,757,841)    $ (1,154,913)    $ (3,991,193)    $ (3,556,695)
                                                 ============     ============     ============     ============

Basic and diluted net loss per share             $      (0.93)    $      (0.39)    $      (1.35)    $      (1.21)

Weighted average number of shares outstanding       2,955,726        2,945,726        2,955,726        2,945,563

                             WHERIFY WIRELESS, INC.
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                           Six Months       Six Months
                                                          December 31,     December 31,
                                                             2004             2003
                                                         ------------     ------------
OPERATING ACTIVITIES:
     Net loss                                            $ (3,991,193)    $ (3,556,695)
     Adjustments to reconcile net loss to
     net cash used in operating activities:
         Depreciation and amortization                         47,144          139,459
         Write off note receivable - related party                 --          134,958
         Common stock issued for services                          --            1,500
         Preferred stock issued for interest                       --           45,995
     Changes in assets and liabilities:
         Accounts receivable                                   88,895           52,905
         Interest receivable from note receivable                (452)              --
         Inventory                                             21,800           32,207
         Prepaid expenses and other current assets             (7,509)              --
         Accounts payable and accrued expenses              1,564,894          990,854
                                                         ------------     ------------
NET CASH USED IN OPERATING ACTIVITIES                      (2,276,421)      (2,158,817)
                                                         ------------     ------------

INVESTING ACTIVITIES:
     Purchase of property and equipment                       (22,276)              --
     Loan to another entity                                  (100,000)              --
                                                         ------------     ------------
NET CASH USED IN INVESTING ACTIVITIES                        (122,276)              --
                                                         ------------     ------------

FINANCING ACTIVITIES:
     Proceeds from sale of
         convertible preferred stock, net                   5,159,466        1,956,000
                                                         ------------     ------------
NET CASH FROM FINANCING ACTIVITIES                          5,159,466        1,956,000
                                                         ------------     ------------

CHANGE IN CASH AND CASH EQUIVALENTS                         2,760,769         (202,817)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD             1,173,028          375,819
                                                         ------------     ------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                $  3,933,797     $    173,002
                                                         ============     ============

Supplemental disclosures of non-cash activities
     Issuance of preferred stock for accounts payable    $         --     $    200,535
     Issuance of preferred stock for short term note               --        1,000,000

                             WHERIFY WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Wherify Wireless, Inc. ("Wherify") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Wherify's Annual Report filed with the SEC on Form S-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2004 as reported in the S-2 have been omitted.

NOTE 2 - STOCK BASED COMPENSATION:

Wherify accounts for its employee stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Wherify granted 70,000 options to purchase common stock to employees in the six months ending December 31, 2004. All options vest immediately, have an exercise price of 100 percent of market value on the date of grant and expire 10 years from the date of grant. Wherify recorded compensation expense of $0 under the intrinsic value method during the six months ended December 31, 2004.

The following table illustrates the effect on net loss and net loss per share if, Wherify had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                     Three Months Ended                 Six Months Ended
                                                         December 31,                      December 31,
                                                    2004             2003             2004             2003
                                                ------------     ------------     ------------     ------------
Net loss as reported                            $ (2,757,841)    $ (1,154,913)    $ (3,991,193)    $ (3,556,695)
Add:  stock based
         compensation
         determined under
         intrinsic value-
         based method                                     --               --               --               --
Less: stock based
         compensation
         determined under
         fair value-
         based method                                     --               --          (30,783)         (44,416)
                                                ------------     ------------     ------------     ------------

   Pro forma net loss                           $ (2,757,841)    $ (1,154,913)    $ (4,021,976)    $ (3,601,111)
                                                ============     ============     ============     ============

Basic and diluted net loss per common share:
   As reported                                  $       (.93)    $       (.39)    $      (1.35)    $      (1.21)
   Pro forma                                            (.93)            (.39)           (1.36)           (1.22)

NOTE 3 - EQUITY

During the six months ended December 31, 2004, Wherify sold 732,917 shares of Series C convertible preferred stock for $5,159,466.

During December 2004, Wherify received $1,969,716 for shares Wherify has not issued as of December 31, 2004. Wherify owes four individuals 196,971 shares of Series C convertible preferred stock.

NOTE 4 SUBSEQUENT EVENTS

During January 2005, Wherify sold approximately 809,500 shares of Series C Convertible Preferred Stock for proceeds totaling $8,095,000.

During the period from September 17, 2004 to January 19, 2005 Wherify sold 1,701,714 shares of Wherify Series C Preferred Stock to 83 investors for proceeds totaling $15,249,095. In February 2005, the staff of the Securities and Exchange Commission advised Wherify that in their opinion, there was substantial doubt as to the availability of the private placement exemption upon which Wherify relied for its offering. Wherify strongly disagreed with the SEC staff's position and believes that the offering was in full compliance with the private offering exemption. Nevertheless, because of the importance of expediting resolution of the issue, and because the SEC staff indicated that Wherify needed to complete a rescission offer before IQB could proceed with the registration of the IQB shares to be issued in the proposed merger, Wherify made a rescission offer on March 10, 2005 to each of the investors who participated in the offering. Under the terms of the rescission offer, Wherify offered to repurchase all of the shares purchased at the original purchase price together with interest from the date of purchase. As of April 8, 2005, all 83 investors responded. Seven investors elected to accept the rescission offer and seventy-seven investors elected to reject the rescission offer. On April 11, 2005, Wherify repurchased a total of 221,507 shares from the seven investors accepting the offer for a total purchase price of $2,219,666.25.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                             Consolidated Pro Forma
                                  Balance Sheet
                                  June 30, 2004
                                 (in thousands)

                                                                                                        Adjustments
                                                                                                        -----------
                                                                                                                          Pro Forma
                                                                            IQB        Wherify         Debit     Credit     Combined
                                                                            ---        -------         -----     ------     --------
Assets
Current assets
  Cash & cash equivalents.......................................      $       7      $   1,173   14,949(5,6)                $13,880
  Accounts receivable...........................................             20             10                                   30
  Inventory.....................................................              1             22                                   23
  Prepaid expenses..............................................             65             21                                   86
  ..........................................Total current assets             93          1,226                               14,019
PP&E, net.......................................................              5            369                                  374
Other assets....................................................             --            226           --                     226
Intellectual property, net......................................             88             --                                   88
  Total assets..................................................      $     186      $   1,821                              $14,707

Liabilities and Stockholders' Deficit
Current liabilities
  Convertible notes payable to investors........................      $   1,667      $      --      1,667(1)                $     0
  Accounts payable..............................................            329          5,036                                5,365
  Accrued liabilities to related party..........................             --          3,381                                3,381
  Note Payable..................................................            100             --                                  100
  Committed/Stock Payable.......................................            247             --        247(2)                      0
  Accrued expenses..............................................            229            242        172(1)                    299
  .....................................Total current liabilities          2,572          8,659                                9,145
Stockholders' deficit
Common stock and paid in capital................................         10,877            628           (1)      1,839
                                                                                                         (2)        247
                                                                                                         (3)     25,358
                                                                                                         (4)     22,149
                                                                                                         (5)      3,300
                                                                                                         (6)     11,649      73,798
Preferred Stock A...............................................             --          8,553      8,553(4)                     --
Preferred Stock B...............................................             --          5,137      5,137(4)                     --
Preferred Stock C...............................................             --         21,722     21,722(4)                     --
                                                                                                   25,358(3)
Accumulated deficit.............................................        (13,263)       (42,878)          (4)     13,263     (68,236)
  Stockholders' deficit.........................................         (2,386)        (6,838)                               5,562
  Total liabilities and stockholders' equity....................      $     186      $   1,821        75,556     75,556     $14,707

--------------------------
Notes

(1) Assumes that investors who hold convertible debentures issued by IQB prior to January 11, 2005 will convert 100% of the outstanding principal and interest due under those debentures and into IQB common stock immediately prior to the merger, which the investors have agreed to do.

(2) Assumes that commitments to issue stock of IQB and Wherify were fulfilled and such stock was issued as of the date of these pro forma financial statements.

(3) Impairment based on 6,175,298 outstanding shares of IQB at June 30, 2004 with a closing price of $3.72 at June 30, 2004. It was determined pursuant to relevant accounting rules that no substantiation for goodwill of $25,358,000 exists and therefore all goodwill related to the business of IQB will be written off upon the closing of the merger.

(4) As a result of reverse merger accounting, IQB stockholder's deficit will be rolled into the combined company's initial common stock and paid in capital. Holders of Wherify preferred stock will receive shares of IQB common stock as a result of the merger.

(5) On January 11, 2005, IQB issued $3,300,000 in convertible debentures and warrants. The value of these debentures are offset by a beneficial conversion discount of $1,809,000 and the value of the warrants of $1,491,000. The discount is taken against paid in capital and will be amortized over the life of the debentures as interest expense.

(6) During December 2004 and January 2005, Wherify issued and sold approximately 1,200,000 shares of Series C Preferred Stock at $10.00 per share for an aggregate purchase price of $11,649,000. Holders of Series C preferred stock will receive shares of IQB common stock in exchange for their shares of Series C preferred stock as a result of the merger.

(7) The Wherify issuance of Series C preferred stock carries a beneficial conversion discount of $7,440,000. The discount would result in a debit and a credit to paid in capital for a $0 net effect.

                             Consolidated Pro Forma
                             Statement of Operations
                        Twelve Months Ended June 30, 2004
                                 (in thousands)

                                                                                     I             W            Adj.      Pro Forma
                                                                                     -             -            ----      ---------
Revenue.................................................................           270            81             --            351
Cost of sales Total Cost of Goods Sold..................................           111           440             --            551
  ..........................................................Gross Margin           159          (360)            --           (200)
Operating expenses
  Selling expense.......................................................           374            --                           374
  General and administrative............................................         6,651         7,876                        14,527
  Research and development..............................................           172            --                           172
  Impairment............................................................            --            --         25,358 (2)     25,358
  Depreciation/Amortization.............................................             4           249                           253
  ..............................................Total operating expenses         7,201         8,125         25,358         40,684
Loss from Operations....................................................        (7,042)       (8,485)       (25,358)       (40,884)
Interest expense........................................................         1,349           132            183 (1)      1,664
Interest and other income...............................................            --           (19)            --            (19)
Net Loss................................................................      $(8,391)      $(8,598)        (25,541)      $(42,529)

--------------------
(1) Acceleration of IQB convertible debt issuance discount due to early conversion of notes.

(2) Impairment based on 6,175,298 outstanding shares of IQB at June 30, 2004 with a closing price $3.72, including stockholder's deficit of $2,386,000 at June 30, 2004. It was determined there was no substantiation for a goodwill of $25,358,000.

                             Consolidated Pro Forma
                                  Balance Sheet
                                December 31, 2004
                                 (in thousands)

                                                                             Adjustments                    Pro Forma
                                                                           --------------------------
Assets                                              IQB        Wherify       Debit          Credit          Combined
                                                  ---------   ---------    ----------      ---------        ---------
  Current assets
       Cash & cash equivalents                    $   1,147   $   3,934        11,575 (5,6)                 $  16,656
       Accounts receivable                               36           9                                            45
       Loan receivable                                   --         101                                           101
       Inventory                                         10           -                                            10
       Prepaid expenses                                   5          28                                            33
                                                  ---------   ---------                                     ---------
          Total current assets                        1,198       4,072                                        16,845
  PP&E, net                                               3         344                                           347
  Other assets                                           --         226            --                             226
  Intellectual property, net                             65          --                                            65
                                                  ---------   ---------                                     ---------
       Total assets                                 $ 1,266      $4,642                                     $  17,483
                                                  =========   =========                                     =========

Liabilities and Stockholders' Deficit
  Current liabilities
       Convertible notes payable to investors     $   2,543   $      --         1,418 (1,5)    2,175        $   3,300
       Accounts payable                                 253       4,346                                         4,599
       Accrued liabilities to related party              --       3,690                                         3,690
       Notes Payable                                    355          --           355   (1)                        --
       Commited/Stock Payable                           150       1,970         2,120   (2)                        --
       Accrued expenses                                 288         218           197   (1)                       309
                                                  ---------   ---------                                     ---------
            Total current liabilities                 3,589      10,224                                        11,898

Stockholders' deficit
  Common stock and paid in capital                   12,901         628                 (1)    1,970
                                                                                        (2)    2,120
                                                                                        (3)   41,555
                                                                                        (4)   38,249
                                                                                        (6)    9,400          106,823
  Preferred Stock A                                      --       8,553         8,553   (4)                        --
  Preferred Stock B                                      --       5,137         5,137   (4)                        --
  Preferred Stock C                                      --      26,882        26,882   (4)                        --
  Accumulated deficit                               (15,224)    (46,782)                (4)    2,323          (59,683)
  Current earnings                                                             41,555   (3)                   (41,555)
                                                  ---------   ---------                                     ---------
       Stockholders' deficit                         (2,323)     (5,582)                                        5,585
                                                  ---------   ---------                                     ---------
       Total liabilities and stockholders' equity $   1,266   $   4,642        97,792         97,792        $  17,483
                                                  =========   =========                                     =========

Notes

(1) Merger agreement calls for the conversion of all IQB convertible debentures and interest just prior to closing of the merger.

(2)   Stock commitments to convert into equity

(3) Impairment based on 6,823,0229 outstanding shares of IQ Biometrix at December 31,2004 with a closing price of $5.75 at December 31, 2004. It was determined there was no substanitiation for a goodwill of $41,555,000.

(4) As a result of the reverse merger accounting, the IQB stockholder's deficit is rolled into the initial common stock and paid in capital. Wherify preferred shareholders converted into IQB common stock of the merged company.

(5) Convertible debentures issued by IQB of $3,300,000 issued in a round of financing completed January 11, 2005. This effects debt and goodwill because the beneficial conversion Discount of $2,022,000 and warrant value of $1,034,000, offset the value of the notes of $3,300,000. Since this would affect debt and the Stockholders deficit section of IQB which is eliminated in the merger, the offset is goodwill.

(6) Wherify sales of Series C Preferred Stock completed January 13, 2005 for $9,400,000, converted into common stock upon completion of the merger.

(7) The Wherify issuance carries a beneficial conversion discount of $2,918,000. There is no entry needed due to the net loss on the financials

                             Consolidated Pro Forma
                             Statement of Operations
                       Six Months Ended December 31, 2004
                                 (in thousands)

                                               I                W              Adj.          Pro Forma
Revenue                             $        214     $         62     $         --        $        276

Cost of Total Cost of Goods Sold               4              106               --                 110
                                    ------------     ------------     ------------        ------------

        Gross Margin                         210              (44)              --                 166

Operating expenses
      Selling expense                        174               --                                  174
      General and administrative           1,542            3,887                                5,429
      Research and development                14               --               14
      Impairment                              --               --           41,555 (2)          41,555
      Depreciation/Amortization               27               47               74
                                    ------------     ------------     ------------        ------------
        Total operating expenses           1,757            3,934           41,555              47,246
                                    ------------     ------------     ------------        ------------

Loss from Operations                      (1,547)          (3,978)         (41,555)            (47,080)

Interest expense                             404               26               82 (1)             512
Interest and other income                     --              (16)              --                 (16)
Taxes                                         --                3               --                   3

Net Loss                            $     (1,951)    $     (3,991)    $    (41,637)       $    (47,579)
                                    ============     ============     ============        ============

(1) Accleration of IQB convertible debt issuance discount due to early conversion of notes.

(2) Impairment based on 6,823,0229 outstanding shares of IQ Biometrix at December 31,2004 with a closing price of $5.75 at December 31, 2004. It was determined there was no substanitiation for a goodwill of $41,555,000.

                                   Appendix A
                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into this 14th day of April, 2004 by and among (a) IQ Biometrix, Inc., a Delaware corporation ("IQB"), and Wherify Acquisition, Inc., a newly-formed wholly-owned subsidiary of IQB established under the laws of the state of California (the "Merger Sub"), on the one hand, and (b) Wherify Wireless, Inc., a California corporation ("Wherify"), on the other hand (each a "Party" and collectively, the "Parties").

                                    RECITALS:

      WHEREAS, the Board of Directors of IQB, Wherify and Merger Sub deem it advisable and in the best interests of each corporation and its stockholders or shareholders that IQB combine with Wherify in order to advance the long-term business interests of IQB and Wherify;

      WHEREAS, the business combination of IQB and Wherify shall be effected through a merger (the "Merger") of the Merger Sub with and into Wherify in accordance with the terms of this Agreement, and the California Corporations Code (the "CCC"), as a result of which Wherify shall become a wholly owned subsidiary of IQB;

      WHEREAS, concurrently with the execution and delivery of this Agreement or within 48 hours thereafter, and as a condition and inducement to IQB's willingness to enter into this Agreement, the shareholders of Wherify listed on Schedule A have entered into Shareholder Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the "Wherify Shareholder Agreements"), pursuant to which such shareholders have, among other things, agreed to give IQB a proxy to vote all of the shares of capital stock of Wherify that such shareholders own in connection with the Merger;

      WHEREAS, concurrently with the execution and delivery of this Agreement or within 48 hours thereafter, and as a condition and inducement to Wherify's willingness to enter into this Agreement, the stockholders of IQB listed on Schedule B have entered into Stockholder Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit B (the "IQB Stockholder Agreements"), pursuant to which such stockholders have, among other things, agreed to give Wherify a proxy to vote all of the shares of capital stock of IQB that such shareholders own in connection with the Merger; and;

      WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

                                   AGREEMENT:

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein and other valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      "Acquisition Proposal" means (i) any inquiry, proposal or offer for (A) the dissolution or liquidation of IQB or any of its Subsidiaries or (B) a merger, consolidation, tender offer, recapitalization, share exchange or other business combination involving 25% or more of IQB's equity securities, (ii) any proposal for the issuance by IQB of over 25% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 25% of the equity securities or consolidated total assets of IQB, in each case other than the Merger contemplated by this Agreement.

      "Action" shall mean any action, order, writ, injunction, judgment or decree outstanding or suit, litigation, proceeding, arbitration, audit or investigation by or before any Governmental Entity.

      "Affiliate" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

      "Ancillary Agreements" shall mean the Certificate of Merger, each Wherify Shareholder Agreement, each IQB Stockholder Agreement, the Lock-up Agreement, the officers' certificates delivered pursuant to Sections 12.2(a) and 12.3(a), and each employment agreement provided for in Section 10.3.

      "Assets" shall mean, with respect to any Person, the right, title and interest of such Person, in their properties, assets and rights of any kind, whether tangible or intangible, real or personal, including without limitation the right, title and interest in the following:

      (a)   all Contracts;

      (b)   all Fixtures and Equipment;

      (c)   all Facilities;

      (d)   all inventory;

      (e)   all Books and Records;

      (f)   all Intellectual Property;

      (g)   all Permits;

      (h) all return and other rights under or pursuant to all warranties, representations and guarantees made by suppliers and other third parties in connection with the Assets or services furnished to such Person;

      (i)   all cash, accounts receivable, deposits and prepaid expenses; and

      (j)   all goodwill.

      "Benefit Arrangement" shall mean any employment, consulting or severance arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (b) is or has been entered into, maintained, contributed to or required to be contributed to by a Party or an ERISA Affiliate of a Party or under which a Party or any ERISA Affiliate of a Party may incur any liability or obligation, and (c) covers any employee, former employee, consultant or director of a Party or any ERISA Affiliate of a Party (with respect to their relationship with such entities).

      "Books and Records" shall mean, with respect to any Person, (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the Assets or the business of such Person and (b) all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to the Assets or the business of such Person, in each case whether maintained as hard copy or stored in computer memory.

      "California Securities Law" shall mean the California Corporate Securities Law of 1968, as amended.

      "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., as amended.

      "Certificate" shall mean an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Wherify Capital Stock.

      "CCC" shall mean the California Corporations Code.

      "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor law.

      "Contracts" means, with respect to any Person, all agreements, contracts, obligations, binding commitments and binding arrangements (a) to which such Person is a party, (b) under which such Person has any rights, (c) under which such Person has any Liability or (d) by which such Person or any Asset of such Person is bound, including, in each case, all amendments, modifications and supplements thereto.

      "Daily Per Share Price" shall mean, for any trading day, the last reported sale price per share of IQB Common Stock as reported on the Over-the-Counter Bulletin Board (or such successor reporting agency that reports trading in IQB Common Stock) for that day.

      "DGCL" shall mean the Delaware General Corporation Law.

      "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans, Welfare Plans and Employment Agreements.

      "Encumbrances" shall mean any lien, pledge, option, right of first refusal, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction or encumbrance of third parties.

      "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to: (a) the preservation or reclamation of natural resources, (b) releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (c) the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (d) the treatment, storage, disposal or management of Hazardous Materials; (e) exposure to toxic, hazardous or other controlled, prohibited or regulated substances; or (f) the transportation, release or any other use of Hazardous Materials, including CERCLA, EPCRA, HTMA, RCRA, TSCA, the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., and the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

      "EPCRA" shall mean the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq., as amended.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" shall mean, with respect to a party, any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of "affiliated service group" with, the party as defined in Section 414(b) or (c) of the Code or, solely for the purposes of potential liability under Section 302(c)(11) of ERISA and
Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, as defined in Section 414(m) or (o) of the Code.

      "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Exchange Ratio" shall mean a fraction (expressed as a decimal and rounded to the nearest ten-thousandth of a share), determined by dividing:

      (a) the number of Issuable IQB Shares; by

      (b) the fully diluted number of shares of Wherify Common Stock outstanding immediately prior to the Merger after giving effect to the conversion of all outstanding Wherify Preferred Stock into Wherify Common Stock and after giving effect to the conversion of all outstanding warrants and other rights to acquire Wherify Capital Stock into shares of Wherify Capital Stock and the subsequent conversion of such Wherify Capital Stock into Wherify Common Stock, if applicable, but excluding and not giving effect to the exercise of all outstanding options to acquire Wherify Common Stock held by individuals who are employees and members of the Board of Directors of Wherify immediately prior to the Effective Time.

      "Facilities" shall mean, as to any Person, all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned, leased or used by such Person.

      "Financing Shares" shall mean shares of IQB Common Stock issued after the date of this Agreement to one or more bona fide third party purchasers in an equity financing pursuant to which IQB sells shares of its Common Stock with the principal purpose of raising capital and with a minimum per share purchase price of $1.00.

      "Fixtures and Equipment" shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned, leased or used by such Person and located in, at or upon the Facilities of such Person.

      "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

      "Governmental Entity" shall mean any court, regulatory or administrative agency, commission or other governmental authority, body or instrumentality, domestic or foreign.

      "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release of which is regulated under applicable Environmental Laws. Without limiting the generality of the foregoing, the term includes: "hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; a "chemical substance or mixture" as defined in TSCA; crude oil or petroleum products; radioactive materials, including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons; and radon.

      "HTMA" shall mean the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq., as amended.

      "IQB Common Stock" shall mean the Common Stock, par value $0.01 per share, of IQB.

      "Intellectual Property" shall mean all (a) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including petty patents and utility models and applications therefor, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications, extensions or renewals for registration thereof, (c) U.S. and foreign copyrights and registrations and applications, extensions or renewals for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications, extensions or renewals for registration thereof, (e) trade secrets, (f) inventions, formulae, tools, methods, processes, designs, know-how or other data or information, (g) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (h) World Wide Web addresses, domain names and sites; (i) copies and tangible embodiments of any of the items described in the foregoing (a) through (g); and (j) licenses of any rights with respect to any of the items described in the foregoing (a) through (i).

      "IRS" shall mean the United States Internal Revenue Service or any successor agency.

      "Issuable IQB Shares" shall mean a number of shares of IQB Common Stock equal to four multiplied by the sum of (i) shares of IQB Common Stock issued and outstanding immediately prior to the Effective Time; and (ii) shares of IQB Common Stock issuable upon exercise of warrants and conversion of debentures and other rights to acquire shares of IQB Common Stock outstanding immediately prior to the Effective Time, excluding (A) shares of IQB Common Stock issuable upon exercise of stock options outstanding immediately prior to the Effective Time and held by individuals who are employees of IQB immediately prior to the Effective Time; and (B) the Financing Shares.

      "Knowledge" shall mean with respect to any Person, the actual knowledge of such Person after the due inquiry of a prudent individual in similar circumstances. Wherify shall be deemed to have "Knowledge" of a particular fact or other matter if any of its directors, officers or employees has Knowledge of such fact or other matter. IQB shall be deemed to have "Knowledge" of a particular fact or other matter if any of its directors, officers or employees has Knowledge of such fact or other matter.

      "Liability" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

      "Material Adverse Effect" shall mean, with respect to a Person, any event, fact or circumstance that has substantial adverse effect or substantial adverse change in the assets, liabilities, business, operations, results of operations or condition (financial or otherwise) of such Person, taken as a whole, or, if such Person is a Party, on the ability of such Person to consummate the transactions contemplated hereby; provided, however, that any adverse change, event, circumstance or development with respect to, or effect resulting from (A) general economic conditions or conditions generally affecting the Party's industry, except in either case to the extent such Party is materially disproportionately affected thereby, (B) the announcement or pendency of the Merger or any other transactions expressly contemplated hereby, (C) compliance with the terms and conditions of this Agreement, (D) a change in the stock price or trading volume of IQB Common Stock, provided that clause (D) shall not exclude any underlying effect which may have caused such change in stock price or trading volume or failure to meet published revenue or earnings projections,
(E) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof or (F) the continued incurrence of losses by IQB shall not in and of itself constitute, or otherwise be considered in determining whether there exists, a Material Adverse Effect.

      "Multiemployer Plan" shall mean any "multiemployer plan," as defined in
Section 3(37) of ERISA, (a) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability or obligation and (b) which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

      "Party Contract" with respect to a party shall mean the following
Contracts:

      (a) all written management, compensation, employment or other Contracts entered into with any executive officer, director or key employee of such party;

      (b) all Contracts which provide for Liability to the party in excess of $25,000.00, which are not terminable by such party on less than 30 days notice;

      (c) all contracts under which such party has any outstanding indebtedness, obligation or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or liability, in each case in an amount greater than $25,000.00 and in the aggregate more than $50,000.00;

      (d) all Contracts providing for indemnification of any Person with respect to Liabilities relating to any current or former business of such party, other than customary indemnification provisions contained in Contracts for the purchase of supplies or the sale of inventory in the ordinary course of business, in an individual amount or potential amount greater than $25,000.00 or in the aggregate more than $50,000.00;

      (e) all Contracts under which such party has directly or indirectly guaranteed any Liabilities of any Person in an individual amount or potential amount greater than $25,000.00 or in the aggregate more than $50,000.00;

      (f) all Contracts which limit the ability of such party to compete in any line of business or with any Person or in any geographic area or which limit the ability of such party with respect to the development, manufacture, marketing, sale or distribution of, or other rights with respect to, any products or services;

      (g) all Contracts concerning a partnership, joint venture or joint development;

      (h) all Contracts relating to acquisitions or dispositions of any business or product line;

      (i) all material Contracts pursuant to which such party has agreed to pay a rebate other than any such Contracts entered in the ordinary course of business consistent with past practice;

      (j) all material Contracts pursuant to which such party has licensed from or to a third party any Intellectual Property (except any such agreements relating to commercially available off the shelf software);

      (k) all Contracts providing for or granting an Encumbrance upon any material Asset of such party (other than a Permitted Encumbrance);

      (l) all Contracts providing for or containing confidentiality and non-disclosure obligations (other than standard non-disclosure forms signed by employees generally); and

      (m) all other material Contracts.

      "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (a) which a Party or any ERISA Affiliate of a Party maintains, administers, contributes to or is required to contribute to, or has been maintained, administered or contributed to or required to be contributed to, or under which a Party or any ERISA Affiliate of a Party may incur any liability and (b) which covers any employee or former employee of a Party or any ERISA Affiliate of a Party (with respect to their relationship with such entities).

      "Permits" means all consents, licenses, permits, certificates, variances, exemptions, franchises and other approvals issued, granted, given, or otherwise made available by any Governmental Entity.

      "Permitted Encumbrances" shall mean (a) those Encumbrances that result from all statutory or other liens for Taxes or assessments (1) which are not yet due and payable or (2) the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP; (b) those Encumbrances that result from any cashiers', landlords', workers', mechanics', carriers', materialmen's, suppliers' or repairers' lien and other similar Encumbrances imposed by law or incurred in the ordinary course of business in respect of obligations which are not overdue; (c) those Encumbrances imposed by any law, rule, regulation, ordinance or restriction promulgated by any Governmental Entity, other than those created by agreement with a Governmental Entity; (d) those Encumbrances that result from all leases, subleases or licenses to which Wherify or IQB is a party; (e) any title exception set forth Section 1(a) of the Wherify or IQB Disclosure Schedule; and (f) all other Encumbrances which, individually, or in the aggregate, do not detract from or interfere with or impair the use, value or marketability of the Asset subject thereto or affected thereby or the conduct of the Company's business.

      "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

      "Prohibited Transaction" means a transaction that is prohibited under
Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

      "Qualifying Proposal" means a Superior Proposal or an Acquisition Proposal that constitutes or, in the good faith judgment of the Board of Directors of IQB, after consultation with outside counsel and its independent financial advisor, would reasonably be expected to result in a Superior Proposal.

      "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., as amended.

      "Representative" shall mean, with respect to any Person, that Person's officers, directors, employees, financial advisors, agents or other representatives.

      "SEC" shall mean the Securities and Exchange Commission.

      "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "Stock Price" shall mean the average of the Daily Per Share Prices for the ten consecutive trading days ending on the trading day two days prior to the date on which such price is to be determined.

      "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, association or other entity, of which (a) such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (b) such Person is a general partner, manager or managing member or (c) such Person holds a majority of the equity economic interest.

      "Superior Proposal" means any unsolicited, bona fide written proposal made by a third party to acquire all or substantially all of the equity securities or assets of IQB, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, on terms which the IQB Board determines in its good faith judgment to be more favorable from a financial point of view to the stockholders of IQB than the transactions contemplated by this Agreement (after consultation with respect thereto with its independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement.

      "Tax" or "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "TSCA" shall mean the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., as amended.

      "Wherify Capital Stock" shall mean the Wherify Common Stock, Wherify Series A Preferred Stock, Wherify Series B Preferred Stock and the Wherify Series C Preferred Stock.

      "Wherify Common Stock" shall mean the common shares, no par value, of Wherify.

      "Wherify Series A Preferred Stock" shall mean the Series A Preferred Stock, no par value, of Wherify.

      "Wherify Series B Preferred Stock" shall mean Series B Preferred Stock, no par value, of Wherify.

      "Wherify Series C Preferred Stock" shall mean the Series C Preferred Stock, no par value, of Wherify.

      "Wherify Shareholders" mean the holders of Capital Stock of Wherify immediately prior to the Effective Time and the holders of outstanding rights to acquire Wherify Capital Stock pursuant to the exercise of outstanding warrants and other rights to acquire Wherify Capital Stock but excluding the holders of rights to acquire Wherify Capital Stock upon exercise of outstanding stock options pursuant to the 1999 Stock Plan.

      "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (a) which Wherify or IQB or any ERISA Affiliate of Wherify or IQB maintains, administers, contributes to or is required to contribute to, or under which Wherify or IQB or any ERISA Affiliate of Wherify or IQB may incur any liability or obligation and (b) which covers any employee or former employee, consultant or director of Wherify or IQB or any ERISA Affiliate of Wherify or IQB (with respect to their relationship with such entities).

                          Table of Other Defined Terms

                                                                Cross Reference
Terms                                                           in Agreement
-----                                                           ------------
1999 Stock Option Plan......................................... Section 5.2
Agreement...................................................... Preamble
Alternative Acquisition Agreement.............................. Section 10.1(b)
Certificate of Merger.......................................... Section 2.2
Closing........................................................ Section 2.4
Closing Date................................................... Section 2.4
Combined Company............................................... Section 2.1
Confidentiality Agreement...................................... Section 10.9
Constituent Corporations....................................... Section 2.1
Department..................................................... Section 10.12(b)
Dissenting Shares.............................................. Section 4.1
Effective Time................................................. Section 2.2
Expenses....................................................... Section 10.11
Fairness Hearing............................................... Section 10.12(b)
Governmental Approvals......................................... Section 10.16(a)
IQB Disclosure Schedule........................................ Article VII
IQB Indemnified Party.......................................... Section 9.4
IQB Insurance Policies......................................... Section 7.16(a)
IQB Leased Real Property....................................... Section 7.7(f)
IQB Occupancy Agreements....................................... Section 7.7(e)
IQB Owned Real Property........................................ Section 7.7(e)
IQB Reference Balance Sheet.................................... Section 7.6
IQB SEC Report................................................. Section 7.5
IQB Stockholders Meeting....................................... Section 5.8(d)
Lockup Agreement............................................... Section 8.7
Lost Stock Affidavit........................................... Section 3.5(c)
Merger......................................................... Recitals
Merger Sub..................................................... Preamble
Merger Sub Disclosure Schedule................................. Article VI
Non-Competition Agreement...................................... Section 6.14
Notifying Party................................................ Section 10.16(b)
Party or Parties............................................... Preamble
Permit......................................................... Section 10.13(b)
Permit Application............................................. Section 10.13(b)

Proceeding..................................................... Section 10.10
Proxy Statement/Prospectus..................................... Section 2.7(d)
Reference Balance Sheet........................................ Section 5.8
Registration Statement......................................... Section 2.7(d)
Rule 145 Affiliate............................................. Section 8.4
Specified Time................................................. Section 10.1
Surviving Corporation.......................................... Section 2.1
Wherify Balance Sheet.......................................... Section 5.8
Wherify Disclosure Schedule.................................... Article V
Wherify Financial Statements................................... Section 5.8
Wherify Indemnified Party...................................... Section 8.5
Wherify Insurance Policies..................................... Section 5.19
Wherify Leased Real Property................................... Section 5.12(f)
Wherify Owned Real Property.................................... Section 5.12(e)
Wherify Reference Balance Sheet................................ Section 5.8
Wherify Shareholders Meeting................................... Section 5.8(d)
Wherify Stock Options.......................................... Section 5.2
Wherify Voting Proposal........................................ Section 5.5

                                   ARTICLE II
                                   THE MERGER

      2.1 The Merger. In accordance with the provisions of this Agreement, at the Effective Time (as hereinafter defined), the Merger Sub shall be merged with and into Wherify, which shall be the surviving corporation and shall continue its corporate existence under the laws of the State of California (the "Surviving Corporation") unimpaired and unaffected by the Merger and the separate existence of the Merger Sub shall cease. Wherify and the Merger Sub are sometimes hereinafter collectively referred to as the "Constituent Corporations." Wherify and IQB after the Merger are sometimes hereinafter referred to as the "Combined Company." At the Effective Time, the name of IQB shall be changed to "Wherify, Inc."

      2.2 Effective Time. The Merger shall become effective at the time of the effective filing of a Certificate of Merger, attached hereto as Exhibit E (the "Certificate of Merger"), with the Secretary of State of California in accordance with the provisions of the CCC, or at such later time as is established by IQB and Wherify and set forth in the Certificate of Merger (the "Effective Time"). Wherify and the Merger Sub agree to file the aforementioned Certificate of Merger at the time of the Closing, as hereinafter defined or as soon as practicable thereafter.

      2.3 Effect of the Merger.

      (a) At the Effective Time, the Surviving Corporation shall, without transfer, thereupon and thereafter possess all assets and property of every description, and every interest therein, wherever located, and the rights privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, and be subject to all of the restrictions, disabilities, and duties of each of the Constituent Corporations, and all obligations of, or belonging to, or due to, either of the Constituent Corporations, shall be vested in the Surviving Corporation without further act or deed; all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority shall thereafter be the property of the Surviving Corporation as effectively as when they were the property of the Constituent Corporations, and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of the Constituent Corporations existing as of the Effective Time shall be preserved unimpaired; and all debts, liabilities, and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred for or by it; and any action or proceeding, whether civil, criminal, or administrative, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in any such action or proceeding.

      (b) All corporate acts, plans, policies, contracts, approvals, and authorizations of Wherify and its shareholders, Board of Directors, committees elected or appointed by its Board of Directors, officers, and agents that were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to Wherify.

      2.4 Closing. The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place on a date to be specified by IQB and Wherify (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article XII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) at the offices of Allen Matkins Leck Gamble & Mallory LLP, 333 Bush Street, San Francisco, California or at such other place and on such other date as IQB, the Merger Sub and Wherify may mutually agree in writing.

      2.5 Articles of Incorporation, Bylaws.

      (a) The Articles of Incorporation attached hereto as Exhibit C shall be the Articles of Incorporation of the Surviving Corporation until amended as provided by law.

      (b) The Bylaws attached hereto as Exhibit D shall be the Bylaws of the Surviving Corporation until amended as provided by law.

      2.6 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal.

      2.7 Shareholder and Director Approvals.

      (a) Wherify, IQB and the Merger Sub shall each submit the Merger and all other actions contemplated by this Agreement that require approval and adoption by their respective shareholders or stockholders, for consideration, approval and adoption at Special Meetings of Shareholders or Stockholders, as the case may be, convened as soon after the date hereof as is possible (or if feasible, by means of written consent in lieu of a Special Meeting), as set forth in
Section 10.14 below, and, with respect to IQB, subject to the receipt of a fairness opinion by the IQB Board of Directors from a reputable financial services firm or other entity, reasonably acceptable to the Board of Directors of IQB stating to the effect that, as of such date, the consideration to be received by the holders of IQB Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

      (b) In submitting the Merger to its shareholders, Wherify agrees to furnish its shareholders with copies of IQB's Annual Report on Form 10-KSB for its fiscal year ended June 30, 2003, as amended and copies of all of IQB's other filings with the SEC made thereafter. Wherify agrees to use its commercially reasonable efforts to procure from each of its shareholders such information and documentation (in form reasonably acceptable to IQB) as IQB may request and that is required by the Securities Act and the SEC to prepare and file the Registration Statement with the SEC.

      (c) The Merger Sub shall submit, for consideration, approval and adoption at a Special Meeting of Directors convened as soon prior to the Closing as is possible after the date here, the Merger and all other actions contemplated by this Agreement that require approval and adoption by the Board of Directors of the Merger Sub.

      (d) Subject to Section 10.13(b) and Section 2.7(a) above, as promptly as practicable after the execution of this Agreement, IQB, in cooperation with Wherify, shall prepare and file with the SEC a Registration Statement on Form S-4 pursuant to which the IQB Common Stock issued in connection with the Merger shall be registered under the Securities Act (the "Registration Statement"), in which the proxy statement/prospectus to be sent to the stockholders of IQB in connection with the meeting of IQB's stockholders to consider and approve the Merger (the "Proxy Statement/Prospectus") shall be included as a prospectus.

      (e) IQB and Wherify shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

                                   ARTICLE III
                              CONVERSION OF SHARES

      3.1 Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

      (a) Each share of the common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, US $.01 par value per share, of the Surviving Corporation. Each certificate of Merger Sub evidencing ownership of any such shares shall evidence ownership of a like number of shares of capital stock of the Surviving Corporation. The party's estimate of the post-Closing capitalization of the Combined Company shall be as set forth in Schedule 3.1 of the parties' Disclosure Schedules.

      (b) Each share of Wherify Capital Stock issued and outstanding immediately prior to the Effective Time (except for shares of Wherify Capital Stock held as treasury shares of Wherify or by any wholly owned subsidiary of Wherify and any shares of Wherify Capital Stock owned by IQB, the Merger Sub or any other wholly owned subsidiary of IQB, all of which shall be retired and cancelled) shall automatically be converted into and represent the right to receive that number of validly issued, fully paid and nonassessable shares of IQB Common Stock, which is equal to the Exchange Ratio. Wherify shall use its best efforts to cause the conversion of all outstanding shares of Wherify Series A Preferred Stock, Wherify Series B Preferred Stock and Wherify Series C Preferred Stock, into Wherify Common Stock prior to the Effective Time. As of the Effective Time, the shares of Wherify Capital Stock converted into IQB Common Stock pursuant to this Section 3.1(b) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Wherify Capital Stock shall cease to have any rights with respect thereto, except the right to receive the IQB Common Stock pursuant to this Section 3.1(b), any cash in lieu of fractional IQB Common Stock to be issued or paid in consideration therefore and any dividends or distributions payable pursuant to Section 3.7 upon the surrender of such certificate in accordance with Section 3.5, without interest.

      For the purpose of clarity, the parties intend that immediately after the Effective Time, the Persons who were holders of Wherify Capital Stock immediately prior to the Effective Time shall hold approximately 80% of the total shares of IQB Common Stock issued and outstanding on a fully diluted basis immediately following the Effective Time, including IQB Common Stock issuable upon exercise of warrants and conversion of debentures and other rights to acquire shares of IQB Common Stock, but excluding (A) shares of IQB Common Stock issuable upon exercise of stock options outstanding immediately prior to the Effective Time and held by individuals who are employees of IQB immediately prior to the Effective Time, (B) shares of IQB Common Stock issuable upon exercise of stock options assumed pursuant to Section 3.2 and held by individuals who are employees or members of the Board of Directors of Wherify immediately prior to the Effective Time, and (C) the Financing Shares.

      3.2 Stock Options. Each option to purchase shares of Wherify Common Stock (each a "Wherify Stock Option") outstanding immediately prior to the Effective Time shall be assumed by IQB and each Wherify Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Wherify Stock Option immediately prior to the Effective Time a number of shares of IQB Common Stock into which each share of Wherify Common Stock outstanding immediately prior to the Effective Time was converted at the Effective Time (rounded down to the nearest whole share) at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price of the Wherify Common Stock purchasable pursuant to such Wherify Stock Option immediately prior to the Effective Time divided by (ii) the number of full shares of IQB Common Stock purchasable pursuant to the Assumed Option.

      3.3 Fractional Shares. IQB shall not issue fractional shares of IQB Common Stock pursuant to the provisions of 3.1(b) immediately above, but, in lieu thereof, shall make a cash payment equal to the product of the Stock Price multiplied by the fraction of a whole share represented by the fractional share.

      3.4 Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, stock split, consolidation, reverse split, stock dividend (including any dividend or distribution of securities convertible into IQB Common Stock or Wherify Capital Stock), reorganization, capital redemption or repayment, bonus issue, recapitalization or other like change with respect to IQB Common Stock or Wherify Capital Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

      3.5 Exchange of Certificates.

      (a) If the Merger is approved by the shareholders of both Wherify and the Merger Sub and the stockholders of IQB, after the Effective Time, each holder of an outstanding Certificate or Certificates may, but is not required to, surrender such Certificate or Certificates to Wherify along with such other documents as may be deemed necessary by Wherify, the Surviving Corporation or IQB effectively to surrender and exchange such Certificate or Certificates. From and after the Effective Time and until Certificates are surrendered for exchange or registration of transfer, all Certificates shall be deemed for all purposes to represent and evidence the number of shares of IQB Common Stock into which they were so converted under the terms of Section 3.1(b) of this Agreement.

      (b) After the Effective Time, whenever Certificates are presented for exchange or registration of transfer, IQB shall cause to be issued in respect thereof certificates representing the number of shares of IQB Common Stock into which the surrendered shares of Wherify Capital Stock were so converted under the terms of Section 3.1(b) of this Agreement. If certificates for IQB Common Stock are to be delivered to or in the name of a person other than the person in whose name a surrendered Certificate is registered, the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting the transfer shall pay to IQB all transfer or other taxes required by reason of the change in ownership or establish to IQB's satisfaction that such taxes have been or are not required to be paid.

      (c) If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit in form and substance satisfactory to IQB of that fact by the person claiming the certificate to be lost, stolen or destroyed ("Lost Stock Affidavit") and subject to such other conditions as IQB may reasonably impose, IQB shall issue in exchange for the lost, stolen or destroyed certificate a certificate representing the number of shares of IQB Common Stock into which the shares of Wherify Capital Stock represented by the lost, stolen, or destroyed certificate were so converted under the terms of Section 3.1(b) of this Agreement. When authorizing the issuance of the shares of IQB Common Stock in exchange therefore, IQB may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such a certificate to give IQB a bond or other indemnity in any amount reasonably satisfactory to IQB against any claim arising against IQB with respect to the stolen or destroyed certificate.

      3.6 Full Satisfaction. All shares of IQB Common Stock into which Wherify Capital Stock shall have been converted pursuant to this Article III shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares and shall, when issued pursuant to the provisions hereof, be validly issued, fully paid, and nonassessable.

      3.7 Dividends and Distributions. No dividends or other distributions declared or made after the Effective Time with respect to IQB Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Wherify Certificate until the holder of record of such Wherify Certificate shall surrender such Wherify Certificate or Lost Stock Affidavit and comply with such other conditions that IQB may impose with respect to such Lost Stock Affidavit. Subject to the effect of applicable laws, following surrender of any such Wherify Certificate, or Lost Stock Affidavit and compliance with such other conditions that IQB may impose with respect to such Lost Stock Affidavit, there shall be issued and paid to the record holder of the Wherify Certificate, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole IQB Common Stock, without interest, and, at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole IQB Common Stock.

                                   ARTICLE IV
                             DISSENTING SHAREHOLDERS

      4.1 Wherify Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any shares of Wherify Capital Stock which are "dissenting shares" (as defined in Section 1300(b) of the CCC) ("Dissenting Shares"), shall not be converted into or represent a right to receive IQB Common Stock pursuant to Article III, but the holder thereof shall only be entitled to such rights as are granted by the CCC. Each holder of Dissenting Shares who becomes entitled to payment therefor pursuant to the CCC shall receive payment from Wherify in accordance with the CCC; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in the CCC, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal thereof or lost his right to appraisal and payment therefor under the CCC or (iii) if neither any holder of Dissenting Shares which are shares of Wherify Capital Stock shall have filed a petition demanding a determination of the fair value of all Dissenting Shares of Wherify Capital Stock within the time provided in the CCC, such holder or holders (as the case may be) of Wherify Capital Stock shall forfeit the right to appraisal of such shares of Wherify Capital Stock.

      4.2 Loss of Appraisal Rights. Notwithstanding the provisions of Section 4.1, if any holder of shares of Wherify Capital Stock who demands appraisal of such shares under the CCC shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive IQB Common Stock and cash for any fractional shares as provided in Article III, without interest thereon, upon surrender of the certificate representing such shares.

      4.3 Notice of Appraisal Rights. Wherify shall give IQB prompt notice of any written demands for appraisal of any shares of Wherify Capital Stock, withdrawals of such demands, and any other instruments served pursuant to the CCC and received by Wherify. Wherify shall give IQB the opportunity to participate in all negotiations and proceedings with respect to such demands. Wherify shall not, except with the prior written consent of IQB, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

      4.4 IQB Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any shares of IQB Common Stock which are "dissenting shares" (as defined in Section 1300(b) of the CCC) ("IQB Dissenting Shares") and who becomes entitled to payment therefor pursuant to the CCC shall receive payment from IQB in accordance with the CCC; provided, however, that (i) if any such holder of IQB Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in the CCC, (ii) if any such holder of IQB Dissenting Shares shall have effectively withdrawn his demand for appraisal thereof or lost his right to appraisal and payment therefor under the CCC, or
(iii) if neither any holder of IQB Dissenting Shares which shall have filed a petition demanding a determination of the fair value of all IQB Dissenting Shares within the time provided in the CCC, such holder or holders (as the case may be) of IQB Common Stock shall forfeit the right to appraisal of such shares of IQB Common Stock.

      4.5 Notice of IQB Appraisal Rights. IQB shall give Wherify prompt notice of any written demands for appraisal of any shares of IQB Common Stock, withdrawals of such demands, and any other instruments served pursuant to the CCC and received by IQB. IQB shall give Wherify the opportunity to participate in all negotiations and proceedings with respect to such demands. IQB shall not, except with the prior written consent of Wherify, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF WHERIFY

      Wherify represents and warrants to IQB and the Merger Sub that the statements contained in this Article V are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by Wherify to IQB on or before the date of this Agreement (the "Wherify Disclosure Schedule"). The Wherify Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V and the disclosure in any paragraph shall qualify the corresponding paragraph in this Article V where such disclosure would be appropriate and for which the relevance of such disclosure is reasonably apparent based upon its nature and substance.

      5.1 Organization and Standing of Wherify. Wherify is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. Wherify has full requisite corporate power and authority to carry on its business as it is now being conducted and as proposed to be conducted, and to own, operate, and lease the properties now owned, operated, or leased by it. Wherify is duly authorized and qualified to carry on its business in the manner as now conducted and as proposed to be conducted in each state in which authorization and qualification is required. Section 5.1 of the Wherify Disclosure Schedule sets forth a list of the jurisdictions in which Wherify is qualified to transact business. Wherify has made available to IQB and its representatives as requested true, correct and complete copies of the contents of Wherify's minute book, which are accurate in all material respects and set forth fully and fairly all of the Wherify's transactions. Wherify has delivered to IQB complete and accurate copies of the Articles of Incorporation and Bylaws of Wherify each as amended to date.

      5.2 Capitalization of Wherify. The authorized Wherify Capital Stock consists of 12 million shares of common stock, 3,055,731 of which were issued and outstanding prior to the Effective Time, and 6,000,000 shares of preferred stock, 1,140,423 of which have been designated Series A Preferred Stock, all of which were issued and outstanding prior to the Effective Time, 555,383 of which have been designated Series B Preferred Stock, 555,382 of which were issued and outstanding prior to the Effective Time, and 3,978,647 of which have been designated Series C Preferred Stock, all of which were issued and outstanding prior to the Effective Time. The shares of Wherify Capital Stock issued and outstanding prior to the Effective Time are, and all shares of Wherify Capital Stock subject to issuance as specified in this Section 5.2 will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly and validly authorized and issued, fully paid and non-assessable, and were not or will not be issued in violation of the pre-emptive rights of any current or former shareholder. The rights, privileges and preferences of the Wherify Preferred Stock are as stated in the Articles of Incorporation of Wherify and the Merger does not and will not constitute a "Liquidity Event" under the Articles of Incorporation of Wherify. The shares of Wherify Capital Stock issued and outstanding prior to the consummation of the Merger were issued, and all secondary transfers of such shares permitted by Wherify were made, in compliance with all applicable law (including, without limitation, available exemptions from the securities offering registration requirements of federal and state law). Except for (i) reservation of a sufficient number of shares of Wherify Common Stock issuable upon conversion of the outstanding shares of Wherify Preferred Stock, (ii) 689,334 shares of Wherify Common Stock issuable upon the exercise of outstanding options ("Wherify Stock Options") and (iii) no shares reserved for future issuance pursuant to Wherify's 1999 Stock Option Plan, no warrant, call, subscription, convertible security, or commitment of any kind obligating Wherify to issue any Wherify Capital Stock exists. There is not any compensation plan applicable to any of the officers, directors, or employees of Wherify under which compensation accrued or payable is determined, in whole or in part, by reference to Wherify Capital Stock. There are no agreements or commitments obligating Wherify to repurchase or otherwise acquire any Wherify Capital Stock. Wherify has no rights of repurchase or redemption right or right of first refusal with respect to any shares of Wherify Capital Stock. The vesting of any Wherify Stock Options will not be accelerated in any way by the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following consummation of the Merger. Wherify has provided to IQB accurate and complete copies of the Wherify 1999 Stock Plan and the forms of all stock option agreements evidencing Wherify Stock Options.

      5.3 Subsidiaries and Other Ventures. Wherify has no subsidiaries or affiliated corporations, and owns no capital stock, bond, or other security of, or has any equity or proprietary interest in, any corporation, partnership, joint venture, trust, or unincorporated association.

      5.4 Ownership of Stock. All Wherify Capital Stock is and all shares of Wherify Capital Stock subject to issuance as specified in Section 5.2 above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, owned free and clear of any Encumbrances other than those Encumbrances created by or imposed upon the holders by parties other than Wherify. None of the outstanding shares of Wherify Capital Stock is subject to any voting trust, voting agreement, or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect to any such shares.

      5.5 Capacity to Enter into Agreement. Wherify has all requisite corporate power and authority to enter into this Agreement, the Ancillary Agreements to which Wherify is a party, and all other agreements, documents and instruments to be executed in connection herewith and, subject only to the adoption of this Agreement and the approval of the Merger (the "Wherify Voting Proposal") by Wherify's shareholders under the CCC, to consummate the transactions contemplated by this Agreement. The execution and delivery by Wherify of this Agreement, the Ancillary Agreements to which Wherify is a party, and all other agreements, documents and instruments to be executed by Wherify in connection herewith have been authorized by all necessary corporate action by Wherify, other than for the approval of the shareholders of Wherify, which will be sought pursuant to this Agreement. When this Agreement, the Ancillary Agreements to which Wherify is a party, and all other agreements, documents and instruments to be executed by Wherify in connection herewith have been executed by Wherify and delivered to IQB and the Merger Sub, this Agreement, the Ancillary Agreements to which Wherify is a party, and such other agreements, documents and instruments will constitute the valid and binding agreements of Wherify enforceable against Wherify in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

      5.6 Conflicts. Except as set forth on Schedule 5.6 hereto, the execution and delivery of this Agreement and the Ancillary Agreements, the performance by Wherify of its obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement hereby or thereby will not (a) violate, conflict with or result in (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any lien on Wherify's material Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license or other agreement, instrument or obligation to which Wherify is a party or by which it or any of its properties or material Assets may be bound or affected, (b) violate any statute, law, ordinance, rule, regulation or judgment, decree or order of any Governmental Entity, applicable to Wherify or any of its material Assets, (c) result in the creation of any Encumbrance upon any material Assets or business of Wherify pursuant to the terms of any Contract, permit, authorization, or any order, judgment or decree to which Wherify is a party or by which Wherify or any of its Assets are bound or encumbered, or (d) violate any provision in the charter documents, bylaws or any other agreement affecting the governance and control of Wherify.

      5.7 Consents. Except as set forth on Schedule 5.7 hereto, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any other person, which has not been obtained, is necessary in connection with the execution, delivery, or performance of this Agreement by Wherify, other than for the approval of the shareholders of Wherify, which will be sought pursuant to this Agreement.

      5.8 Wherify Financial Statements. Wherify has delivered to IQB or its representatives copies of the following financial statements (including, in each case, any related notes and schedules) (hereinafter collectively referred to as the "Wherify Financial Statements"): the (a) unaudited balance sheet as of June 30, 2003 (the "Wherify Balance Sheet") and the unaudited statement of income and cash flows for the twelve months ending June 30, 2003 and its (b) unaudited balance sheet of Wherify at February 29, 2004 (the "Wherify Reference Balance Sheet") and the related unaudited statements of income and retained earnings and cash flows of Wherify as of such date, for the eight month period then ended, excluding the notes thereto. Except as set forth on Section 5.8 of the Wherify Disclosure Schedule hereto,

      (a) The Financial Statements are complete and correct in all material respects, present fairly the financial condition of Wherify as at the respective dates thereof, and the results of operations for the respective periods covered thereby, complied or will comply as to form in all material respects with applicable accounting requirements and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject to year-end adjustments and except that unaudited financial statements do not contain all required footnotes.

      (b) There is no basis for the assertion of any liabilities or obligations, either accrued, absolute, contingent, or otherwise, which might have a Material Adverse Effect on the value, use, operation or enjoyment of the assets or business of IQB, which liabilities or obligations are not expressly set forth on the Wherify Balance Sheet or the Wherify Reference Balance Sheet;

      (c) Wherify is not a party to or bound either absolutely or on a contingent basis by any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities or indebtedness of any other person (whether accrued, absolute, contingent or otherwise); and

      (d) The information to be supplied by or on behalf of Wherify for inclusion or incorporation by reference in the Registration Statement, shall not at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Wherify for inclusion in the Proxy Statement/Prospectus to be sent to the stockholders of IQB in connection with the meeting of IQB's stockholders to consider and approve the Merger (the "IQB Stockholders Meeting") (which shall be deemed to include all information about or relating to IQB, Wherify's Voting Proposal and information in connection with the meeting of Wherify's shareholders to consider and approve the Merger (the "Wherify Shareholders Meeting"), shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of IQB, or at the time of the IQB Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the IQB Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to Wherify which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus should be discovered by Wherify or should occur, Wherify shall promptly inform IQB of such fact or event.

      5.9 Absence of Certain Changes and Events. Except as set forth on Schedule
5.9 hereto, since the date of the Wherify Reference Balance Sheet, there has not been:

      (a) Any material adverse change in the financial condition, operations, business, employee relations, customer relations, assets, liabilities (accrued, absolute, contingent, or otherwise) or income of Wherify, or the business of Wherify, from that shown on the Financial Statements;

      (b) Any declaration, setting aside, or payment of any distribution in respect of the equity interests in Wherify, or any direct or indirect redemption, purchase, or any other acquisition of any such interests, except for Wherify's repurchase of Wherify Common Stock from individuals following termination of their employment with Wherify pursuant to the terms of stock option or stock purchase agreements;

      (c) Any borrowing of, or agreement to borrow any funds or any debt, obligation, or liability (absolute or contingent) incurred by Wherify (whether or not presently outstanding) except current liabilities incurred, and obligations under agreements entered into in the ordinary course of business;

      (d) Any creation or assumption by Wherify of any Encumbrance, other than a Permitted Encumbrance, on any material Asset;

      (e) Any sale, assignment, or transfer of Wherify's assets, except in the ordinary course of business, any cancellation of any debts or claims owed to Wherify, any capital expenditures or commitments therefore exceeding in the aggregate $15,000, any damage, destruction or casualty loss exceeding in the aggregate $15,000 (whether or not covered by insurance), or any charitable contributions or pledges;

      (f) Any amendment or termination of any Contracts to which Wherify is or was a party or to which any Assets of Wherify are or were subject, which amendment or termination has had, or may be reasonably expected to have, a Material Adverse Effect on Wherify; or

      (g) any split, combination, reclassification or other amendment of any material term of any outstanding security of Wherify;

      (h) any making of any material loan, advance or capital contribution to any Person;

      (i) any compromise, relinquishment, settlement or waiver by Wherify of a valuable right or material debt owed to it in excess of $5,000;

      (j) any resignation or termination of employment of any key employee or executive officer of Wherify and, Wherify has not received written notice of any such pending resignation or termination;

      (k) except for regularly scheduled increases in compensation or bonuses for non-professional level employees, in each case in the ordinary course of business consistent with past practice, any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any director, officer or employees or agreement or binding promise (orally or otherwise) to pay, conditionally or otherwise, any bonus or extra compensation or other employee benefit to any of such directors, officers or employees or severance;

      (l) any employment or severance agreement with or for the benefit of any director, officer or employee of Wherify;

      (m) any change in accounting methods, principles or practices of Wherify affecting its Assets, Liabilities or business, except immaterial changes permitted by GAAP;

      (n) any claim of wrongful discharge or other unlawful labor practice or action with respect to Wherify;

      (o) any material revaluation by Wherify of any of its Assets;

      (p) any material change or modification of any of the credit, collection or payment policies, procedures or practices of Wherify, including acceleration of collections of receivables, failure to make or delay in making collections of receivables, acceleration of payment of payables or other Liabilities or failure to pay or delay in payment of payables or other Liabilities;

      (q) any material discount activity with customers of Wherify that has accelerated or would accelerate to pre-Closing periods sales that would otherwise in the ordinary course of business consistent with past practices be expected to occur in post-Closing periods;

      (r) any settlement or compromise of any Action involving in excess of $50,000;

      (s) Any other material transaction by Wherify outside the ordinary course of business or any other event or condition pertaining to, and that has or reasonably would be expected to have a Material Adverse Effect on Wherify; or

      (t) any agreement by Wherify or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with IQB and its representatives regarding the transactions contemplated by this Agreement).

      5.10 Assets. Except as set forth on Schedule 5.10 hereto,

      (a) Wherify has good and valid title to all of its material Assets, free and clear of all Encumbrances other than Permitted Encumbrances;

      (b) All of Wherify's machinery, equipment, appliances, motor vehicles and fixtures are in good operating condition and repair, subject only to ordinary wear and tear and routine maintenance items;

      (c) All of the inventories of Wherify (including, without limitation, raw materials, spare parts and supplies, work-in-process, finished goods) consist of items of a quality, condition and quantity useable and saleable in the normal course of business;

      (d) All of the accounts receivable of Wherify are valid, subsisting, and genuine, arose out of bona fide transactions and are current and collectible, subject to reserves reflected on the Wherify Reference Balance Sheet;

      (e) Real Property. Section 5.10(e) of the Wherify Disclosure Schedule sets forth a list of all real properties owned by Wherify (the "Wherify Owned Real Property"). Wherify has good and valid fee title to, and enjoys peaceful and undisturbed possession of, the Wherify Owned Real Property free and clear of any and all Encumbrances other than any Permitted Encumbrances. Except as set forth in Section 5.10(e) of the Wherify Disclosure Schedule, Wherify has not received written notice of any pending or threatened special assessment relating to the Wherify Owned Real Property. Section 5.10(e) of the Wherify Disclosure Schedule sets forth a list of all leases, licenses or other occupancy rights affecting the Wherify Owned Real Property ("Occupancy Agreements"). The Occupancy Agreements are in full force and effect and there has been no material default under such Occupancy Agreements by Wherify, or to the Knowledge of Wherify, by any other party thereto, and, to the Knowledge of Wherify, there is no existing event or circumstance that with the passage of time or the giving of notice, or both, would constitute a default under such Occupancy Agreements;

      (f) Leased Real Property. Section 5.10(c) of Wherify Disclosure Schedule sets forth a list of all material leased real property used by Wherify (the "Wherify Leased Real Property"). Wherify has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all of Wherify Leased Real Property, free and clear of any and all Encumbrances other than any Permitted Encumbrances. There has been no material default under any lease relating to Wherify Leased Real Property by Wherify or, to the Knowledge of Wherify, by any other party and, to the Knowledge of Wherify, there is no existing event or circumstance that with the passage of time or the giving of notice, or both, would constitute a default under such lease. Except as set forth in Section 5.10(c) of the Wherify Disclosure Schedule, Wherify has not received written notice of any pending or threatened special assessment relating to Wherify Leased Real Property; and

      (g) There are no restrictions imposed by any Contract which preclude or restrict in any material respect the ability of Wherify to use any of Wherify Owned Real Property or Wherify Leased Real Property for the purposes for which it is currently being used.

      5.11 Wherify Party Contracts. Section 5.11 of the Wherify Disclosure Schedule sets forth a list of the Party Contracts of Wherify.

      (a) Except as set forth on Section 5.11(a) of the Wherify Disclosure Schedule, each Wherify Party Contract is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms against Wherify and, to the Knowledge of Wherify, against all other parties thereto; and

      (b) There is not, under any such Party Contract of Wherify any existing or prospective default or event of default by Wherify or to the Knowledge of Wherify, any other Person, or event which with notice or lapse of time, or both would constitute a default or give Wherify or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any right, obligation or remedy under any Party Contract of Wherify, except where such violation, breach, default, exercise, acceleration, cancellation, termination or modification would not reasonably be expected to have a Material Adverse Effect on Wherify, and in respect to which Wherify has not taken adequate steps to prevent a default from occurring.

      5.12 Permits. Section 5.12 of the Wherify Disclosure Schedule contains a complete and accurate list of all material Permits that are held by Wherify. All material Permits of Wherify are validly held by Wherify and are in full force and effect. Except as set forth on Schedule 5.12 hereto,

      (a) the Permits listed on Section 5.12 of the Wherify Disclosure Schedule, constitute all material Permits that are necessary for Wherify to carry on its business and to own and use its assets in compliance with all Laws applicable to such operation, ownership and use, and all such licenses, permits and authorizations are in good standing;

      (b) Wherify is in full compliance with and not in default or violation with respect to any term or provision of any of its material Permits;

      (c) No notice of pending, threatened, or possible violation or investigation in connection with, or loss of, any Permit of Wherify, has been received by Wherify;

      (d) Wherify has no knowledge that the issuance of such a notice is being considered or of any facts or circumstances which form the basis for the issuance of such a notice; and

      (e) Except as set forth on Section 5.12 of the Wherify Disclosure Schedule, no material Permits of Wherify will be subject to suspension, modification, revocation, cancellation, termination or nonrenewal as a result of the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation by Wherify of the transactions contemplated by this Agreement or any Ancillary Agreement. Wherify has complied in all material respects with all of the terms and requirements of the material Permits of Wherify.

      5.13 Intellectual Property.

      (a) Schedule 5.13 sets forth a complete and correct list of all Intellectual Property that is owned by Wherify and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the business of Wherify other than (i) inventions, trade secrets, processes, formulas, compositions, designs and confidential business and technical information, and (ii) Intellectual Property that is both not registered or subject to application for registration and not material to the business of Wherify. Wherify owns or has the exclusive right to use pursuant to license, sublicense, agreement or permission all Intellectual Property, free from any Encumbrances other than other than those Permitted Encumbrances set forth in clauses (a), (b), (c) and (e) of the definition of Permitted Encumbrances set forth in Article IQB hereof and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Intellectual Property comprise all of the Intellectual Property necessary for IQB to conduct and operate the business as now being conducted by Wherify.

      (b) Immediately after the Closing, Wherify will own all of the Intellectual Property and will have a right to use all other Intellectual Property Assets, free from any Liens and on the same terms and conditions as in effect prior to the Closing.

      (c) The conduct of Wherify's business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. None of the Intellectual Property is being infringed or otherwise used or available for use, by any other Person. As of the date of this Agreement, after due inquiry, none of the Intellectual Property is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property rights.

      (d) Schedule 5.13 sets forth all agreements, arrangements or laws (i) pursuant to which Wherify has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person, and (ii) pursuant to which Wherify has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements set forth on Schedule 5.13 (x) are in full force and effect in accordance with their terms and no default exists thereunder by Wherify, or by any other party thereto, (y) are free and clear of all Encumbrances other than other than those Permitted Encumbrances set forth in clauses (a), (b), (c) and (e) of the definition of Permitted Encumbrances set forth in Article I hereof , and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. Wherify has delivered to IQB true and complete copies of all licenses and arrangements (including amendments) set forth on
Schedule 5.13. All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, Wherify in respect of any Intellectual Property are disclosed in the Financial Statements.

      (e) No claim or demand of any Person has been made nor is there any proceeding that is pending, or threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of Wherify in respect of any Intellectual Property, (ii) asserts that Wherify is infringing or otherwise in conflict with, or is, except as set forth on Schedule 5.13, required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, (iii) claims that any default exists under any agreement or arrangement listed on Schedule 5.13, or (iv) asserts that any Intellectual Property is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property right. None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or other Governmental Authority, or has been the subject of any litigation, whether or not resolved in favor of Wherify.

      (f) The Intellectual Property of Wherify has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, and Wherify has taken such other actions, to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect, in each case to the extent material to the business of Wherify.

      (g) There are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on IQB's right to use the name and marks of the business of Wherify as presently carried on by Wherify or as such business may be extended by IQB.

      (h) There are no defects in any software embodied in the Intellectual Property that would prevent such software from performing in all material respects the tasks and functions that it was intended to perform. All of the commercially available software that is incorporated into the Owned Software can be replaced by other widely-available and similarly priced alternative commercially available software.

      (i) Neither Wherify or any predecessors in interest, made a sale or offer to sell of (i) the invention claimed in any patent application listed on
Schedule 5.13, (ii) any substantial equivalent of such inventions, or (iii) any product or service derived therefrom such invention or substantial equivalent. The invention claimed in the patent application listed on Schedule 5.13 was not in public use before January 1, 2000.

      (j) Except as set forth in Section 5.13(j) of the Wherify Disclosure Schedule, all employees of Wherify have entered into a valid and binding written agreement with Wherify sufficient to vest title in Wherify of all Intellectual Property created by such employee in the scope of his or her employment with Wherify.

      5.14 Employees. Except as set forth on Schedule 5.14 hereto,

      (a) Wherify is not a party as an employer to any employment contract, agreement or understanding which is not terminable at will without any penalty, liquidated damages or other required payment;

      (b) Wherify has satisfied all salaries, wages, unemployment insurance premiums, worker compensation payments, income tax, FICA and other deductions and any like payments required by law; and

      (c) Wherify's employees are not unionized and there have not been, to the Knowledge of Wherify, attempts to unionize them.

      5.15 Employee Benefit Plans. Except as set forth on Schedule 5.15 hereto,

      (a) Neither Wherify nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Plan;

      (b) No individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Employee Plan including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement;

      (c) No Employee Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither Wherify nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Sections 4971 et. seq. of the Code, or for penalties under ERISA Section 502(c), (i) or (1) with respect to any Employee Plan nor, to the knowledge of IQB, Shareholders, is there a basis for any such claim. No officer, director or employee of Wherify has committed a breach of any material responsibility or obligation imposed upon fiduciaries by Title IQB of ERISA with respect to any Employee Plan;

      (d) Other than routine claims for benefits, there is no claim pending or threatened, involving any Employee Plan by any person against such plan or Wherify or any ERISA Affiliate. There is no pending or threatened proceeding involving any Employee Plan before the IRS, the U.S. Department of Labor or any other Governmental Entity;

      (e) There is no material violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Employee Plan;

      (f) Each Employee Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code. Wherify and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable law or required to be paid as expenses under such Employee Plan. Each Employer Plan intended to be qualified under Code Section 401(a) has received a determination letter to that effect from the Internal Revenue Service and no event has occurred and no amendment has been made that would adversely affect such qualified status;

      (g) With respect to any group health plans maintained by Wherify or its ERISA Affiliates, whether or not for the benefit of Wherify's employees, Wherify and its ERISA Affiliate have complied in all material respects with the provisions of Part 6 of Title IQB of ERISA and 4980B of the Code. Wherify is not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Plan, including without limitation any group health plan, or pursuant to any agreement or understanding; and

      (h) Wherify has made available to IQB a copy of the three (3) most recently filed federal Form 5500 series and accountant's opinion, if applicable, for each Employee Plan and all applicable IRS determination letters.

      5.16 Litigation. Except as set forth on Schedule 5.16 hereto,

      (a) There are no Actions instituted, pending or to the Knowledge of Wherify, threatened, against Wherify, nor are there any outstanding judgments, decrees or injunctions against Wherify or any of its Assets or any rule or order of any Governmental Entity applicable to Wherify, in each case which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on Wherify.; and

      (b) There is no action, suit, proceeding, or claim pending or, to the Knowledge of Wherify, threatened against Wherify by persons not a party to this Agreement wherein an unfavorable decision, ruling, or finding would render unlawful or otherwise materially adversely affect the consummation of the transactions contemplated by this Agreement, nor is there any basis therefor.

      5.17 Compliance with Law. Except as set forth on Schedule 5.17 hereto,

      (a) Wherify is not in violation of, or in default with respect to, or in alleged violation of or alleged default with respect to, any applicable law, rule, regulation, permit, or any writ or decree of any Governmental Entity, including without limitation, any laws, ordinances, rules, regulations, Permits, or orders relating to the business of Wherify, or the business operations and practices, health and safety, and employment practices of Wherify except where such violation or default would not have a Material Adverse Effect on Wherify;

      (b) Wherify is not delinquent with respect to any report required to be filed with any Governmental Entity that has in the past certified or endorsed the business of Wherify except where such delinquency would not have a Material Adverse Effect on Wherify ; and

      (c) Wherify is not delinquent with respect to any reports required by private covenants or agreements to which it is a party except where such delinquency would not have a Material Adverse Effect on Wherify.

      5.18 Taxes. Wherify has delivered to IQB or its representatives as requested true, correct and complete copies of all federal, state, and other appropriate jurisdictional Tax Returns, reports, and estimates regarding Wherify. Except as set forth on Schedule 5.18 hereto,

      (a) Each of the Tax Returns is complete, proper and accurate and has been filed with appropriate governmental agencies by Wherify for each period for which such Tax Return was due;

      (b) All Taxes shown by the Tax Returns to be due and payable have been timely paid;

      (c) The unpaid Taxes of Wherify for Tax periods through the date of the Wherify Reference Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Wherify Reference Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes attributable to the period from and after the date of the Wherify Reference Balance Sheet and continuing through the Closing Date are attributable to the conduct by Wherify of its operations in the ordinary course of business and are consistent both as to type and amount with Taxes attributable to such comparable period in the immediately preceding year. All Taxes that Wherify is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

      (d) Wherify has not given or been requested to give, or executed, any extension of time or waiver of any statute of limitations with respect to federal, state, or other political subdivision income or other tax for any period;

      (e) Wherify has not received any notice of deficiency or assessment issued or proposed deficiency or assessment by the IRS or any other taxing authority, nor is there any basis therefor; and

      (f) The income Tax Returns of Wherify have been audited by the applicable Governmental Entity or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 5.18(f) of the Wherify Disclosure Schedule. No examination, audit or other dispute with respect to any material Tax Return of Wherify by any Governmental Entity is currently in progress or threatened or contemplated. Wherify has not been informed by any Governmental Entity that the Governmental Entity believes that Wherify was required to file any material Tax Return that was not filed. Wherify has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

      (g) Wherify: (i) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has not made any payments, is not obligated to make any payments, or is a not party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code (without regard to Section 280G(b)(4)); (iii) has no actual or potential liability for any Taxes of any person (other than Wherify) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b). Wherify has provided to IQB the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which Wherify or IQB may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

      5.19 Insurance. Except as set forth on Schedule 5.19 hereto,

      (a) All insurance policies either maintained by Wherify or maintained by any other person which relates to Wherify or its assets in any manner as of the date hereof (collectively, the "Wherify Insurance Policies") are still in full force and effect, and all premiums due thereon have been paid;

      (b) Wherify has complied in all material respects with the provisions of all Wherify Insurance Policies;

      (c) No claim is pending under any of the Wherify Insurance Policies;

      (d) There are no outstanding requirements or recommendations by any insurance company that issued any of the Wherify Insurance Policies or by any Board of Fire Underwriters or other similar body exercising similar functions or by any Governmental Entity exercising similar functions which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or Assets of, Wherify; and

      (e) Wherify has not received any notice or other communication from any such insurance company within the one (1) year preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of the Wherify Insurance Policies, and no such cancellation, amendment or increase of premiums is threatened.

      5.20 Environmental Matters. Except as set forth on Schedule 5.20 hereto,

      (a) Wherify is in compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials (and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials;

      (b) Wherify has not received any notice from any Governmental Entity with respect to any alleged violation by it of any applicable federal, state or local environmental or health and safety statutes and regulations in connection with Wherify's operations, nor is there any basis therefor;

      (c) Wherify has not been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, such laws and regulations, either now or at any time during the past five years;

      (d) There are no permits, licenses, consents, filings or other approvals necessary or required to be obtained or made by laws and regulations relating to Hazardous Material, pollution controls and environmental contamination in connection with Wherify's business;

      (e) Wherify is not a party to any contract or other agreement relating to the storage, transportation, treatment or disposal of Hazardous Materials;

      (f) There are no claims or facts or circumstances that Wherify reasonably believes could form the basis for the assertion of any claim relating to environmental matters involving Wherify, including, but not limited to, any claim arising from past or present practices of the business of Wherify, or with respect to properties now or previously owned or leased, as asserted under CERCLA, or RCRA, or any other federal, state or local environmental statute, or the generation, use, treatment, disposal, discharge, ownership, operation, transportation, storage of Hazardous Materials, or any other related act or omission of Wherify;

      (g) Wherify is not subject to any remedial obligation under applicable law or administrative order or decree pertaining to environmental, health or safety statutes or regulations, including, without limitation, CERLA, RCRA or any similar state statute;

      (h) To Wherify's Knowledge, no Hazardous Material or other substances known or suspected to pose a threat to health or the environmental have been disposed of or otherwise released on or near any real property or improvements of Wherify, and there are no off-site locations where Hazardous Materials associated in any way with Wherify have been generated, used, collected, treated, stored, transported, recycled, discharged or disposed of.

      5.21 Transactions with Affiliated Parties. Except as set forth on Schedule
5.21 hereto,

      (a) There are no transactions currently engaged in between Wherify and any party affiliated with Wherify (other than transactions inherent in the normal capacities of shareholders, officers, directors, or employees);

      (b) Except for the ownership of non-controlling interests in securities of corporations the shares of which are publicly traded, no party affiliated with Wherify has any investment or ownership interest, directly, indirectly, or beneficially, in any competitor or potential competitor, major supplier, or customer of Wherify; and

      (c) There are no agreements to which Wherify is a party under which the transactions contemplated by this Agreement (i) will require payment by Wherify or any consent or waiver from any shareholder, officer, director, employee, consultant or agent of Wherify, or (ii) will result in any change in the nature of any rights of any shareholder, officer, director, employee, consultant or agent of Wherify under any such agreement.

      5.22 Finder's Fees; Certain Expenses. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Wherify and its counsel directly with IQB and its counsel, without the intervention of any other person as the result of any act of any of them, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or any similar payment.

      5.23 Customers and Suppliers. Section 5.23 of the Wherify Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of Wherify's ten largest customers in terms of revenue of Wherify and each Person, including each reseller, with whom Wherify is currently negotiating or in discussions with a business relationship in connection with the current or future purchase, distribution or resale of Wherify's products or services (each a "Potential Customer") including projected orders from such customers and Potential Customers; provided, however, that Wherify makes no representation or warranty with respect to such order projections, other than that the projections were based on information provided to Wherify by such customers and Potential Customers, and the projections were prepared in good faith. Except as disclosed in Section 5.23 of the Wherify Disclosure Schedule, no such customer has ceased or materially reduced its purchases from Wherify or has threatened to cease or materially reduce such purchases after the date hereof. Except as disclosed in
Section 5.23 of the Wherify Disclosure Schedule, no Potential Customer has ceased or threatened to cease negotiations or discussions with Wherify. To the Knowledge of Wherify, no such customer or Potential Customer is threatened with bankruptcy or insolvency.

      5.24 Untrue Statements. This Agreement, the schedules and exhibits hereto, and all other documents and information furnished by Wherify, or any of its respective representatives pursuant hereto or in connection herewith, do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading.

                                   ARTICLE VI
                   REPRESENTATIONS, WARRANTIES, AND AGREEMENTS
                                OF THE SUBSIDIARY

      IQB and Merger Sub hereby represent, warrant, and agree that the statements contained in this Article VI are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by Merger Sub to Wherify on or before the date of this Agreement (the "Merger Sub Disclosure Schedule"). The Merger Sub Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article VI and the disclosure in any paragraph shall qualify the corresponding paragraph in this Article VI where such disclosure would be appropriate and for which the relevance of such disclosure is reasonably apparent based upon its nature and substance.

      6.1. Organization and Standing of the Merger Sub. The Merger Sub is a corporation duly and validly existing, organized and in good standing under the laws of the state of California The Merger Sub has full requisite power and authority to carry on its business as it is now being conducted, and to own, operate, and lease the properties now owned, operated, or leased by it.

      6.2 Capacity to Enter into Agreement. Merger Sub has all requisite corporate power and authority to enter into this Agreement, the Ancillary Agreements and all other agreements, documents and instruments to be executed in connection herewith and, subject only to the adoption of this Agreement and the approval of the Merger by the sole stockholder of the Merger Sub. The execution and delivery by Merger Sub of this Agreement, the Ancillary Agreements and all other agreements, documents and instruments to be executed by Merger Sub in connection herewith have been authorized by all necessary corporate action by Merger Sub, other than for the approval of the sole stockholder of Merger Sub, which will be sought pursuant to this Agreement. When this Agreement, the Ancillary Agreements and all other agreements, documents and instruments to be executed by Merger Sub in connection herewith have been executed by Merger Sub and delivered to Wherify, this Agreement, the Ancillary Agreements and such other agreements, documents and instruments will constitute the valid and binding agreements of Merger Sub enforceable against Merger Sub in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

      6.3 Conflicts. Except as set forth on Schedule 6.3 hereto, the execution and delivery of this Agreement and the Ancillary Agreements, the performance by Merger Sub of its obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement hereby or thereby will not (a) violate, conflict with or result in (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any lien on Merger Sub's Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license or other agreement, instrument or obligation to which Merger Sub is a party or by which it or any of its properties or assets may be bound or affected, (b) violate any statute, law, ordinance, rule, regulation or judgment, decree or order of any Governmental Entity, applicable to Merger Sub or any of its Assets, (c) result in the creation of any Encumbrance upon any Assets or business of Merger Sub pursuant to the terms of any Merger Sub Contract, permit, authorization, or any order, judgment or decree to which Merger Sub is a party or by which Merger Sub or any of its Assets are bound or encumbered, or (d) violate any provision in the charter documents, bylaws or any other agreement affecting the governance and control of Merger Sub.

      6.4 Consents. Except as set forth on Schedule 6.4 hereto, no consent, waiver, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any other person, which has not been obtained, is necessary in connection with the execution, delivery, or performance of this Agreement by Merger Sub, other than for the approval of the sole stockholder of Wherify, which will be sought pursuant to this Agreement.

      6.5 Finder's Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Merger Sub and its counsel directly with Wherify and their counsel, without the intervention of any other person as the result of any act by the Merger Sub, and so far as is known to the Merger Sub, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finders' fee, or any similar payment.

                                   ARTICLE VII
                      REPRESENTATIONS AND WARRANTIES OF IQB

      IQB hereby represents, warrants, and agrees that the statements contained in this Article VII are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by IQB to Wherify on or before the date of this Agreement (the "IQB Disclosure Schedule"). The IQB Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article VII and the disclosure in any paragraph shall qualify the corresponding paragraph in this Article VII where such disclosure would be appropriate and for which the relevance of such disclosure is reasonably apparent based upon its nature and substance.

      7.1. Organization and Standing of IQB. IQB is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. IQB has full requisite corporate power and authority to carry on its business as it is now being conducted and as proposed to be conducted, and to own, operate, and lease the properties now owned, operated, or leased by it. IQB is duly authorized and qualified to carry on its business in the manner as now conducted and as proposed to be conducted in each state in which authorization and qualification is required. Section 7.1 of the IQB Disclosure Schedule sets forth a list of the jurisdictions in which IQB is qualified to transact business. IQB has made available to Wherify and its representatives as requested true, correct and complete copies of the contents of IQB's minute book, which are accurate in all material respects and set forth fully and fairly all of the IQB's transactions since March 2002. IQB has delivered to Wherify complete and accurate copies of the Certificate of Incorporation and Bylaws of IQB each as amended to date.

      7.2 Capacity to Enter into Agreement. IQB has all requisite corporate power and authority to enter into this Agreement, the Ancillary Agreements to which IQB is a party, and all other agreements, documents and instruments to be executed in connection herewith and, subject only to the adoption of this Agreement and the approval of the Merger (the "IQB Voting Proposal") by IQB's stockholders under the DGCL, to consummate the transactions contemplated by this Agreement. The execution and delivery by IQB of this Agreement, the Ancillary Agreements to which IQB is a party, and all other agreements, documents and instruments to be executed by IQB in connection herewith have been authorized by all necessary action by IQB, other than for the approval of the Stockholders of IQB, which will be sought pursuant to this Agreement. When this Agreement, the Ancillary Agreements to which IQB is a party, and all other agreements, documents and instruments to be executed by IQB in connection herewith are approved and are executed by IQB and delivered to Wherify, this Agreement, the Ancillary Agreements to which IQB is a party, and such other agreements, documents and instruments will constitute the valid and binding agreements of IQB, enforceable against IQB in accordance with their respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      7.3 Capitalization of IQB. The authorized IQB Capital Stock consists of 50 million shares of common stock, 23,110,411 of which were issued and outstanding as of February 29, 2004, and 10,000,000 shares of preferred stock, none of which have been issued as of the date hereof. The shares of IQB Common Stock issued and outstanding prior to the Effective Time are, and all shares of IQB Common Stock subject to issuance as specified in this Section 7.2 will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly and validly authorized and issued, fully paid and non-assessable, and were not or will not be issued in violation of the pre-emptive rights of any current or former stockholder. The shares of IQB Capital Stock issued and outstanding as of the date hereof were issued, and all secondary transfers of such shares permitted by IQB as of the date hereof were made, in compliance with all applicable law (including, without limitation, available exemptions from the securities offering registration requirements of federal and state law). Except for (i) 3,040,429 shares of IQB Common Stock issuable upon the exercise of outstanding options ("IQB Stock Options") and (ii) 7,404,950 shares issuable upon conversion of outstanding debentures, warrants and other rights to acquire IQB Common Stock, no warrant, call, subscription, convertible security, or commitment of any kind obligating IQB to issue any IQB Common Stock exists. There is not any compensation plan applicable to any of the officers, directors, or employees of IQB under which compensation accrued or payable is determined, in whole or in part, by reference to IQB Common Stock. There are no agreements or commitments obligating IQB to repurchase or otherwise acquire any IQB Capital Stock. IQB has no rights of repurchase or redemption right or right of first refusal with respect to any shares of IQB Common Stock. The vesting of any IQB Stock Options will not be accelerated in any way by the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following consummation of the Merger. IQB has provided to Wherify accurate and complete copies of all agreements evidencing IQB Stock Options, debentures and warrants convertible into or exercisable for IQB Common Stock.

      7.4 Subsidiaries and Other Ventures. Except as set forth in Section 7.4 of the IQB Disclosure Schedule, IQB has no subsidiaries or affiliated corporations, and owns no capital stock, bond, or other security of, or has any equity or proprietary interest in, any corporation, partnership, joint venture, trust, or unincorporated association.

      7.5 Conflicts. Except as set forth on Schedule 7.5 of the IQB Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements, the performance by IQB of its obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement hereby or thereby will not (a) violate, conflict with or result in (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any lien on IQB's material Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license or other agreement, instrument or obligation to which IQB is a party or by which it or any of its properties or material Assets may be bound or affected, (b) violate any statute, law, ordinance, rule, regulation or judgment, decree or order of any Governmental Entity, applicable to IQB or any of its material Assets, (c) result in the creation of any Encumbrance upon any material Assets or business of IQB pursuant to the terms of any Contract, permit, authorization, or any order, judgment or decree to which IQB is a party or by which IQB or any of its Assets are bound or encumbered, or (d) violate any provision in the charter documents, bylaws or any other agreement affecting the governance and control of IQB.

      7.6 Consents. Except as set forth on Schedule 7.6 of the IQB Disclosure Schedule, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any other person, which has not been obtained, is necessary in connection with the execution, delivery, or performance of this Agreement by IQB, other than for (i) the filing and having declared effective, the Registration Statement with the SEC in accordance with the Securities Act; (ii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws.

      7.7 SEC Filings; Financial Statements. IQB has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since March 31, 2002, and has made available to Wherify copies of all registration statements, forms, reports and other documents filed by IQB with the SEC since such date, all of which are publicly available on the SEC's EDGAR system without redaction. All such registration statements, forms, reports and other documents are referred to herein as the "IQB SEC Reports." The IQB SEC Reports (i) were at the time filed, prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such IQB SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such IQB SEC Reports or necessary in order to make the statements in such IQB SEC Reports, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the IQB SEC Reports at the time filed (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-QSB under the Exchange
Act) and (iii) fairly presented in all material respects the consolidated financial position of IQB as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of IQB, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

      7.8 Absence of Certain Changes and Events. Except as set forth on Schedule
7.8 hereto, since the unaudited balance sheet of IQB at December 31, 2003, (the "IQB Reference Balance Sheet"), there has not been:

      (a) Any material adverse change in the financial condition, operations, business, employee relations, customer relations, assets, liabilities (accrued, absolute, contingent, or otherwise) or income of IQB, or the business of IQB, from that shown on the IQB Reference Balance Sheet;

      (b) Any declaration, setting aside, or payment of any distribution in respect of the equity interests in IQB, or any direct or indirect redemption, purchase, or any other acquisition of any such interests, except for IQB's repurchase of IQB Common Stock from individuals following termination of their employment with IQB pursuant to the terms of stock option or stock purchase agreements;

      (c) Any borrowing of, or agreement to borrow any funds or any debt, obligation, or liability (absolute or contingent) incurred by IQB (whether or not presently outstanding) except current liabilities incurred, and obligations under agreements entered into in the ordinary course of business;

      (d) Any creation or assumption by IQB of any Encumbrance, other than a Permitted Encumbrance, on any material Asset;

      (e) Any sale, assignment, or transfer of IQB's assets, except in the ordinary course of business, any cancellation of any debts or claims owed to IQB, any capital expenditures or commitments therefore exceeding in the aggregate $15,000, any damage, destruction or casualty loss exceeding in the aggregate $15,000 (whether or not covered by insurance), or any charitable contributions or pledges;

      (f) Any amendment or termination of any Contracts which IQB is or was a party or to which any assets of IQB are or were subject, which amendment or termination has had, or may be reasonably expected to have, a Material Adverse Effect on IQB;

      (g) any split, combination, reclassification or other amendment of any material term of any outstanding security of IQB;

      (h) any making of any material loan, advance or capital contribution to any Person;

      (i) any compromise, relinquishment, settlement or waiver by IQB of a valuable right or material debt owed to it in excess of $5,000;

      (j) any resignation or termination of employment of any key employee or executive officer of IQB and, IQB has not received written notice of any such pending resignation or termination;

      (k) except for regularly scheduled increases in compensation or bonuses for non-professional level employees, in each case in the ordinary course of business consistent with past practice, any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any director, officer or employees or agreement or binding promise (orally or otherwise) to pay, conditionally or otherwise, any bonus or extra compensation or other employee benefit to any of such directors, officers or employees or severance;

      (l) any employment or severance agreement with or for the benefit of any director, officer or employee of IQB;

      (m) any change in accounting methods, principles or practices of IQB affecting its Assets, Liabilities or business, except immaterial changes permitted by GAAP;

      (n) any claim of wrongful discharge or other unlawful labor practice or action with respect to IQB;

      (o) any material revaluation by IQB of any of its Assets;

      (p) any material change or modification of any of the credit, collection or payment policies, procedures or practices of IQB, including acceleration of collections of receivables, failure to make or delay in making collections of receivables, acceleration of payment of payables or other Liabilities or failure to pay or delay in payment of payables or other Liabilities;

      (q) any material discount activity with customers of IQB that has accelerated or would accelerate to pre-Closing periods sales that would otherwise in the ordinary course of business consistent with past practices be expected to occur in post-Closing periods;

      (r) any settlement or compromise of any Action involving in excess of $50,000;

      (s) Any other material transaction by IQB outside the ordinary course of business or any other event or condition pertaining to, and that has or reasonably would be expected to have a Material Adverse Effect on IQB; or

      (t) any agreement by IQB or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Wherify and its representatives regarding the transactions contemplated by this Agreement).

      7.9 Assets. Except as set forth on Schedule 7.9 hereto,

      (a) IQB has good and valid title to all of its material Assets, free and clear of all Encumbrances other than Permitted Encumbrances;

      (b) All of IQB's machinery, equipment, appliances, motor vehicles and fixtures are in good operating condition and repair, subject only to ordinary wear and tear and routine maintenance items;

      (c) All of the inventories of IQB (including, without limitation, raw materials, spare parts and supplies, work-in-process, finished goods) consist of items of a quality, condition and quantity useable and saleable in the normal course of business; and

      (d) All of the accounts receivable of IQB are valid, subsisting, and genuine, arose out of bona fide transactions and are current and collectible, subject to reserves reflected on the IQB Reference Balance Sheet.

      (e) Section 7.9(e) of the IQB Disclosure Schedule sets forth a list of all real properties owned by IQB (the "IQB Owned Real Property"). IQB has good and valid fee title to, and enjoys peaceful and undisturbed possession of, the IQB Owned Real Property free and clear of any and all Encumbrances other than any Permitted Encumbrances. Except as set forth in Section 7.9(e) of the IQB Disclosure Schedule, IQB has not received written notice of any pending or threatened special assessment relating to the IQB Owned Real Property. Section 7.9(e) of the IQB Disclosure Schedule sets forth a list of all leases, licenses or other occupancy rights affecting the IQB Owned Real Property ("IQB Occupancy Agreements"). The Occupancy Agreements are in full force and effect and there has been no material default under such Occupancy Agreements by IQB, or to the Knowledge of IQB, by any other party thereto, and, to the Knowledge of IQB, there is no existing event or circumstance that with the passage of time or the giving of notice, or both, would constitute a default under such Occupancy Agreements.

      (f) Section 7.9(f) of IQB Disclosure Schedule sets forth a list of all material leased real property used by IQB (the "IQB Leased Real Property"). IQB has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all of IQB Leased Real Property, free and clear of any and all Encumbrances other than any Permitted Encumbrances. There has been no material default under any lease relating to IQB Leased Real Property by IQB or, to the Knowledge of IQB, by any other party and, to the Knowledge of IQB, there is no existing event or circumstance that with the passage of time or the giving of notice, or both, would constitute a default under such lease. Except as set forth in Section 7.9(f) of the IQB Disclosure Schedule, IQB has not received written notice of any pending or threatened special assessment relating to IQB Leased Real Property; and.

      (g) There are no restrictions imposed by any Contract which preclude or restrict in any material respect the ability of IQB to use any of IQB Owned Real Property or IQB Leased Real Property for the purposes for which it is currently being used.

      7.10 Contracts. Section 7.10 of the IQB Disclosure Schedule sets forth a list of the Party Contracts of IQB.

      (a) Except as set forth on Schedule 7.10 of the IQB Disclosure Schedule, each Party Contract of IQB is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms against IQB and, to the Knowledge of IQB, against all other parties thereto; and

      (b) There is not, under any such Party Contract of IQB any existing or prospective default or event of default by IQB or to the Knowledge of IQB, any other Person, or event which with notice or lapse of time, or both would constitute a default or give IQB or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any right, obligation or remedy under any Party Contract of IQB, except where such violation, breach, default, exercise, acceleration, cancellation, termination or modification would not reasonably be expected to have a Material Adverse Effect on IQB, and in respect to which IQB has not taken adequate steps to prevent a default from occurring.

      7.11 Permits. Section 7.11 of the IQB Disclosure Schedule contains a complete and accurate list of all material Permits that are held by IQB. All material Permits of IQB are validly held by IQB and are in full force and effect. Except as set forth on Schedule 7.11 hereto,

      (a) the Permits listed on Section 7.11 of the IQB Disclosure Schedule, constitute all material Permits that are necessary for IQB to carry on its business and to own and use its assets in compliance with all laws applicable to such operation, ownership and use, and all such licenses, permits and authorizations are in good standing;

      (b) IQB is in full compliance with and not in default or violation with respect to any term or provision of any of its material Permits;

      (c) No notice of pending, threatened, or possible violation or investigation in connection with, or loss of, any Permit of IQB, has been received by IQB;

      (d) IQB has no knowledge that the issuance of such a notice is being considered or of any facts or circumstances which form the basis for the issuance of such a notice; and

      (e) no material Permits of IQB will be subject to suspension, modification, revocation, cancellation, termination or nonrenewal as a result of the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation by IQB of the transactions contemplated by this Agreement or any Ancillary Agreement. IQB has complied in all material respects with all of the terms and requirements of the material Permits of IQB.

      7.12 Intellectual Property.

      (a) Schedule 7.12 sets forth a complete and correct list of all Intellectual Property that is owned by IQB and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the business of IQB other than (i) inventions, trade secrets, processes, formulas, compositions, designs and confidential business and technical information, and (ii) Intellectual Property that is both not registered or subject to application for registration and not material to the business of IQB. IQB owns or has the exclusive right to use pursuant to license, sublicense, agreement or permission all Intellectual Property, free from any Encumbrances other than other than those Permitted Encumbrances set forth in clauses (a), (b), (c) and (e) of the definition of Permitted Encumbrances set forth in Article IQB hereof and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Intellectual Property comprise all of the Intellectual Property necessary for IQB to conduct and operate the business as now being conducted by IQB.

      (b) Immediately after the Closing, IQB will own all of the Intellectual Property and will have a right to use all other Intellectual Property Assets, free from any Liens and on the same terms and conditions as in effect prior to the Closing.

      (c) The conduct of IQB's business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. None of the Intellectual Property is being infringed or otherwise used or available for use, by any other Person. As of the date of this Agreement, after due inquiry, none of the Intellectual Property is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property rights.

      (d) Schedule 7.12 sets forth all agreements, arrangements or laws (i) pursuant to which IQB has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person, and (ii) pursuant to which IQB has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements set forth on Schedule 7.12 (x) are in full force and effect in accordance with their terms and no default exists thereunder by IQB, or by any other party thereto,
(y) are free and clear of all Encumbrances other than other than those Permitted Encumbrances set forth in clauses (a), (b), (c) and (e) of the definition of Permitted Encumbrances set forth in Article IQB hereof , and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. IQB has delivered to Wherify true and complete copies of all licenses and arrangements (including amendments) set forth on Schedule 7.12. All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, IQB in respect of any Intellectual Property are disclosed in the IQB Reference Balance Sheet.

      (e) No claim or demand of any Person has been made nor is there any proceeding that is pending, or threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of IQB in respect of any Intellectual Property, (ii) asserts that IQB is infringing or otherwise in conflict with, or is, except as set forth on Schedule 7.12, required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, (iii) claims that any default exists under any agreement or arrangement listed on
Schedule 7.12, or (iv) asserts that any Intellectual Property is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property right. None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or other Governmental Authority, or has been the subject of any litigation, whether or not resolved in favor of IQB.

      (f) The Intellectual Property of IQB has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, and IQB has taken such other actions, to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect, in each case to the extent material to the business of IQB.

      (g) There are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on IQB's right to use the name and marks of the business of IQB as presently carried on by IQB or as such business may be extended by IQB.

      (h) There are no defects in any software embodied in the Intellectual Property that would prevent such software from performing in all material respects the tasks and functions that it was intended to perform. All of the commercially available software that is incorporated into the Owned Software can be replaced by other widely-available and similarly priced alternative commercially available software.

      (i) Neither IQB or any predecessors in interest, made a sale or offer to sell of (i) the invention claimed in any patent application listed on Schedule 7.12, (ii) any substantial equivalent of such inventions, or (iii) any product or service derived therefrom such invention or substantial equivalent. The invention claimed in the patent application listed on Schedule 7.12 was not in public use before January 1, 2000.

      (j) Except as set forth in Section 7.12(j) of the Wherify Disclosure Schedule, all employees of IQB have entered into a valid and binding written agreement with IQB sufficient to vest title in IQB of all Intellectual Property, created by such employee in the scope of his or her employment with IQB.

      7.13 Employees. Except as set forth on Schedule 7.13 hereto,

      (a) IQB is not a party as an employer to any employment contract, agreement or understanding which is not terminable at will without any penalty, liquidated damages or other required payment;

      (b) IQB has satisfied all salaries, wages, unemployment insurance premiums, worker compensation payments, income tax, FICA and other deductions and any like payments required by law; and

      (c) Wherify's employees are not unionized and there have not been, to the Knowledge of IQB, attempts to unionize them.

      7.14 Employee Benefit Plans. Except as set forth on Schedule 7.14 hereto,

      (a) Neither IQB nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Plan;

      (b) No individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Employee Plan including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement;

      (c) No Employee Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither IQB nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Sections 4971 et. seq. of the Code, or for penalties under ERISA Section 502(c), (i) or (1) with respect to any Employee Plan nor, to the knowledge of IQB, Shareholders, is there a basis for any such claim. No officer, director or employee of IQB has committed a breach of any material responsibility or obligation imposed upon fiduciaries by Title IQB of ERISA with respect to any Employee Plan;

      (d) Other than routine claims for benefits, there is no claim pending or threatened, involving any Employee Plan by any person against such plan or IQB or any ERISA Affiliate. There is no pending or threatened proceeding involving any Employee Plan before the IRS, the U.S. Department of Labor or any other Governmental Entity;

      (e) There is no material violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Employee Plan;

      (f) Each Employee Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code. IQB and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable law or required to be paid as expenses under such Employee Plan. Each Employer Plan intended to be qualified under Code Section 401(a) has received a determination letter to that effect from the Internal Revenue Service and no event has occurred and no amendment has been made that would adversely affect such qualified status;

      (g) With respect to any group health plans maintained by IQB or its ERISA Affiliates, whether or not for the benefit of IQB's employees, IQB and its ERISA Affiliate have complied in all material respects with the provisions of Part 6 of Title IQB of ERISA and 4980B of the Code. IQB is not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Plan, including without limitation any group health plan, or pursuant to any agreement or understanding; and

      (h) IQB has made available to Wherify a copy of the three (3) most recently filed federal Form 5500 series and accountant's opinion, if applicable, for each Employee Plan and all applicable IRS determination letters.

      7.15 Litigation. Except as set forth on Schedule 7.15 hereto,

      (a) There are no Actions instituted, pending or to the Knowledge of IQB, threatened, against IQB, nor are there any outstanding judgments, decrees or injunctions against IQB or any of its Assets or any rule or order of any Governmental Entity applicable to IQB, in each case which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on IQB; and

      (b) There is no action, suit, proceeding, or claim pending or threatened against IQB by persons not a party to this Agreement wherein an unfavorable decision, ruling, or finding would render unlawful or otherwise adversely affect the consummation of the transactions contemplated by this Agreement, nor is there any basis therefor.

      7.16 Compliance with Law. Except as set forth on Schedule 7.16 hereto,

      (a) IQB is not in violation of, or in default with respect to, or in alleged violation of or alleged default with respect to, any applicable law, rule, regulation, permit, or any writ or decree of any Governmental Entity, including without limitation, any laws, ordinances, rules, regulations, Permits, or orders relating to the business of IQB, or the business operations and practices, health and safety, and employment practices of IQB except where such violation or default would not have a Material Adverse Effect on IQB;

      (b) IQB is not delinquent with respect to any report required to be filed with any Governmental Entity that has in the past certified or endorsed the business of IQB, except where such delinquency would not have a Material Adverse Effect on IQB; and

      (c) IQB is not delinquent with respect to any reports required by private covenants or agreements to which it is a party, except where such delinquency would not have a Material Adverse Effect on IQB.

      7.17 Taxes. IQB has delivered to Wherify or its representatives as requested true, correct and complete copies of all federal, state, and other appropriate jurisdictional Tax Returns, reports, and estimates regarding IQB. Except as set forth on Schedule 7.17 hereto,

      (a) Each of the Tax Returns is complete, proper and accurate and has been filed with appropriate governmental agencies by IQB for each period for which such Tax Return was due;

      (b) All Taxes shown by the Tax Returns to be due and payable have been timely paid;

      (c) The unpaid Taxes of IQB for Tax periods through the date of the IQB Reference Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the IQB Reference Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes attributable to the period from and after the date of the IQB Reference Balance Sheet and continuing through the Closing Date are attributable to the conduct by IQB of its operations in the ordinary course of business and are consistent both as to type and amount with Taxes attributable to such comparable period in the immediately preceding year. All Taxes that IQB is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

      (d) IQB has not given or been requested to give, or executed, any extension of time or waiver of any statute of limitations with respect to federal, state, or other political subdivision income or other tax for any period;

      (e) IQB has not received any notice of deficiency or assessment issued or proposed deficiency or assessment by the IRS or any other taxing authority, nor is there any basis therefor; and

      (f) The income Tax Returns of IQB have been audited by the applicable Governmental Entity or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 7.17(f) of the IQB Disclosure Schedule. No examination, audit or other dispute with respect to any material Tax Return of IQB by any Governmental Entity is currently in progress or threatened or contemplated. IQB has not been informed by any Governmental Entity that the Governmental Entity believes that IQB was required to file any material Tax Return that was not filed. IQB has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

      (g) IQB: (i) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has not made any payments, is not obligated to make any payments, or is a not party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code (without regard to Section 280G(b)(4)); (iii) has no actual or potential liability for any Taxes of any person (other than Wherify) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b). IQB has provided to Wherify the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which IQB or Wherify may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

      7.18 Insurance. Except as set forth on Schedule 7.18 hereto,

      (a) All insurance policies either maintained by IQB or maintained by any other person which relates to IQB or its assets in any manner as of the date hereof (collectively, the "IQB Insurance Policies") are still in full force and effect, and all premiums due thereon have been paid;

      (b) IQB has complied in all material respects with the provisions of all IQB Insurance Policies;

      (c) No claim is pending under any of the IQB Insurance Policies;

      (d) There are no outstanding requirements or recommendations by any insurance company that issued any of the IQB Insurance Policies or by any Board of Fire Underwriters or other similar body exercising similar functions or by any Governmental Entity exercising similar functions which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or Assets of, IQB; and

      (e) IQB has not received any notice or other communication from any such insurance company within the one (1) year preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of the IQB Insurance Policies, and no such cancellation, amendment or increase of premiums is threatened.

      7.19 Environmental Matters. Except as set forth on Schedule 7.19 hereto,

      (a) IQB is in compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials (and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials;

      (b) IQB has not received any notice from any Governmental Entity with respect to any alleged violation by it of any applicable federal, state or local environmental or health and safety statutes and regulations in connection with IQB's operations, nor is there any basis therefor;

      (c) IQB has not been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, such laws and regulations, either now or at any time during the past five years;

      (d) There are no permits, licenses, consents, filings or other approvals necessary or required to be obtained or made by laws and regulations relating to Hazardous Material, pollution controls and environmental contamination in connection with IQB's business;

      (e) IQB is not a party to any contract or other agreement relating to the storage, transportation, treatment or disposal of Hazardous Materials;

      (f) There are no claims or facts or circumstances that IQB reasonably believes could form the basis for the assertion of any claim relating to environmental matters involving IQB, including, but not limited to, any claim arising from past or present practices of the business of IQB, or with respect to properties now or previously owned or leased, as asserted under CERCLA, or RCRA, or any other federal, state or local environmental statute, or the generation, use, treatment, disposal, discharge, ownership, operation, transportation, storage of Hazardous Materials, or any other related act or omission of IQB;

      (g) IQB is not subject to any remedial obligation under applicable law or administrative order or decree pertaining to environmental, health or safety statutes or regulations, including, without limitation, CERCLA, RCRA or any similar state statute;

      (h) To IQB's Knowledge, no Hazardous Material or other substances known or suspected to pose a threat to health or the environmental have been disposed of or otherwise released on or near any real property or improvements of IQB, and there are no off-site locations where Hazardous Materials associated in any way with IQB have been generated, used, collected, treated, stored, transported, recycled, discharged or disposed of.

      7.20 Transactions with Affiliated Parties. Except as set forth on Schedule
7.20 hereto,

      (a) There are no transactions currently engaged in between IQB and any party affiliated with IQB (other than transactions inherent in the normal capacities of stockholders, officers, directors, or employees);

      (b) Except for the ownership of non-controlling interests in securities of corporations the shares of which are publicly traded, no party affiliated with IQB has any investment or ownership interest, directly, indirectly, or beneficially, in any competitor or potential competitor, major supplier, or customer of IQB; and

      (c) There are no agreements to which IQB is a party under which the transactions contemplated by this Agreement (i) will require payment by IQB or any consent or waiver from any stockholder, officer, director, employee, consultant or agent of IQB, or (ii) will result in any change in the nature of any rights of any stockholder, officer, director, employee, consultant or agent of IQB under any such agreement.

      7.21 Finder's Fees. Except as set forth in Section 7.21 of the IQB Disclosure Schedule, All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by IQB and its counsel directly with Wherify and its counsel, without the intervention of any other person as the result of any act by IQB, and so far as is known to IQB, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finders' fee, or any similar payment.

      7.22 Valid Issuance. Each share of IQB Common Stock to be issued to the shareholders of Wherify in connection with the Merger shall (when issued in accordance with this Agreement) be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any preemptive right under IQB's Certificate of Incorporation or any agreement to which IQB is a party or is otherwise bound.

      7.23 Untrue Statements. This Agreement, the schedules and exhibits hereto, and all other documents and information furnished by IQB, or any of its respective representatives pursuant hereto or in connection herewith, do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading.

                                  ARTICLE VIII
                              COVENANTS OF WHERIFY

      8.1 Conduct of Business of Wherify. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time or the termination of this Agreement, unless otherwise agreed to in writing by IQB, Wherify shall conduct its business in the ordinary course consistent with past practice, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, keep its assets in good repair and working order except for ordinary wear and tear, maintain any existing insurance on the assets, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its present business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, after the date hereof and until the Effective Time or the termination of this Agreement, Wherify shall not without the prior written consent of IQB, which consent shall not be unreasonably withheld or delayed:

      (a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock except for repurchases of Wherify Common Stock from individuals following termination of their employment with Wherify pursuant to the terms of stock option or stock purchase agreements;

      (b) split, combine or reclassify any of its capital stock (other than the conversion of Wherify Preferred Stock into Wherify Common Stock as part of this transaction) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

      (c) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities; provided, however, that nothing in this Section
8.1 shall prohibit Wherify from exercising contractual rights of repurchase of any shares of Wherify Capital Stock under any employee, consultant or director plan or agreement as in effect on the date hereof and disclosed on Section 5.2(b) of the Wherify Disclosure Schedule, copies of which have been provided to IQB;

      (d) make any acquisition, by means of a merger or otherwise, of a material amount of assets or securities, other than acquisitions in the ordinary course consistent with past practice;

      (e) agree to any sale, lease, encumbrance or other disposition of a material amount of assets or securities or any material change in its capitalization, other than sales or other dispositions in the ordinary course consistent with past practice;

      (f) enter into any material contract other than in the ordinary course of business or agree to any release or relinquishment of any material contract rights;

      (g) incur any long-term debt or short-term debt for borrowed money except for debt incurred in the ordinary course consistent with past practice;

      (h) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of Wherify Capital Stock, options, warrants, convertible debt or other security convertible or exercisable into Wherify Capital Stock, except (i) the sale and issuance of shares of Series C Preferred Stock of Wherify authorized as of the date of this Agreement on the same or better terms and conditions with respect to Wherify as such shares were sold by Wherify prior to the date of this Agreement; and (ii) issuance of stock options to individuals reasonably acceptable to IQB, hired by Wherify after the date of this Agreement,;

      (i) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

      (j) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of US $5,000 in the aggregate;

      (k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof;

      (l) (A) enter into or adopt any employment or similar agreement with any person whose annual rate of cash compensation exceeds U.S. $100,000 per year pursuant to such employment agreement, (B) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (C) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the ordinary course of business), (D) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (E) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (F) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (G) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

      (m) make or rescind any material Tax election, make any material settlement or material compromise to any Tax liability or make any material amendments to any Tax Return;

      (n) fail to pay when due any trade payable, except in the ordinary course of business consistent with past practice; or

      (o) agree in writing or otherwise to take any of the foregoing actions or any action which would prevent or materially impair the satisfaction of any conditions in Article XII hereof.

      8.2 Access to Information. Between the date hereof and the Effective Time, Wherify shall (a) give IQB and its authorized representatives such access during regular business hours to Wherify's books, records, properties, personnel and to such other information as IQB reasonably request and shall instruct Wherify's independent public accountants to provide access to their work papers and such other information as IQB may reasonably request, and (b) cause its officers to furnish IQB with such financial and operating data and other information with respect to the business and properties of Wherify as IQB may reasonably request.

      8.3 Indemnification. At all times after the Effective Date, Wherify shall, and IQB shall cause Wherify to, indemnify the officers, directors, employees or agents of Wherify (each a "Wherify Indemnified Party") to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of Wherify or any of its subsidiaries, or as trustees or fiduciaries of any plan for the benefit of employees, occurring at or prior to the Effective Time, including, without limitation, the transactions contemplated by this Agreement. Without limiting the foregoing, at all times after the Effective Time, in the event any such Wherify Indemnified Party is or becomes involved in any capacity in any action, complaint, petition, investigation, suit, audit, arbitration, litigation or other proceeding, whether civil or criminal, in law or in equity, before any arbitrator or governmental entity in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring at or prior to, and including, the Effective Time, Wherify shall pay as incurred such Wherify Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith so long as such party shall enter into an undertaking with Wherify to reimburse Wherify, to the extent required by applicable law, for all amounts advanced if a court of competent jurisdiction shall ultimately determine, in a judgment that is not subject to appeal or review, that indemnification of such Wherify Indemnified Party is prohibited by applicable law. At all times after the Effective Date, Wherify shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 8.3. Moreover, for six years after the Effective Time, Wherify shall cause to be maintained in effect in its certificate of incorporation and bylaws, and shall not eliminate or modify, Wherify's current provisions regarding the elimination of liability of directors and the indemnification of officers, directors and employees and advancement of expenses. The obligations of Wherify under this Section 8.3 shall not be terminated or modified in such a manner as to adversely affect any Wherify Indemnified Party without the consent of such Indemnified Party (it being expressly agreed that Wherify Indemnified Parties shall be third party beneficiaries of this Section 8.3).

      8.4 Affiliate Legends. Section 8.4 of the Wherify Disclosure Schedule sets forth a list of those persons who are, in Wherify's reasonable judgment, "affiliates" of Wherify within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145 Affiliates"). Wherify shall notify IQB in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. IQB shall be entitled to place appropriate legends on the certificates representing the IQB Common Stock to be received by Rule 145 Affiliates of Wherify pursuant to the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for IQB Common Stock (provided that such legends or stop transfer instructions shall be removed one year after the Effective Time, upon the request of any holder of IQB Common Stock issued pursuant to the Merger if such holder is not then a Rule 145 Affiliate of IQB).

      8.5 Lockup Agreement. On or before the Closing, Wherify shall use its best efforts to cause each Wherify Shareholder shall enter into a lockup agreement with respect to the IQB Common Shares received or receivable by each Wherify Shareholder pursuant to this transaction, in the form attached hereto as Exhibit F (the "Lockup Agreement")

                                   ARTICLE IX
                                COVENANTS OF IQB

      9.1 Conduct of Business of IQB. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time or the termination of this Agreement, unless otherwise agreed to in writing by Wherify, IQB shall conduct its business in the ordinary course consistent with past practice and shall use reasonable efforts to keep its assets in good repair and working order except for ordinary wear and tear, maintain any existing insurance on the assets, and preserve intact IQB's business. Without limiting the generality of the foregoing, after the date hereof and until the Effective Time or the termination of this Agreement, IQB shall not:

      (a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, except (i) the sale and issuance of the Financing Shares, and (ii) issuance of stock options to employees in the ordinary course of business;

      (b) except as contemplated by this Agreement, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

      (c) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities; provided, however, that nothing in this Section
9.1 shall prohibit IQB from exercising contractual rights of repurchase of any shares of IQB Common Stock under any employee, consultant or director plan or agreement as in effect on the date hereof;

      (d) Except as set forth in Section 9.1(d) of the IQB Disclosure Schedule, make any acquisition, by means of a merger or otherwise, of a material amount of assets or securities, other than acquisitions in the ordinary course consistent with past practice;

      (e) agree to any sale, lease, encumbrance or other disposition of a material amount of assets or securities or any material change in its capitalization, other than sales or other dispositions in the ordinary course consistent with past practice;

      (f) enter into any material contract other than in the ordinary course of business or agree to any release or relinquishment of any material contract rights;

      (g) incur any long-term debt or short-term debt for borrowed money except for debt incurred in the ordinary course consistent with past practice;

      (h) Except as set forth in Section 9.1(h) of the IQB Disclosure Schedule, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of IQB Common Stock, options, warrants, convertible debt or other security convertible or exercisable into IQB Common Stock;

      (i) Except as contemplated by this Agreement, amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

      (j) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of US $5,000 in the aggregate;

      (k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof;

      (l) (A) enter into or adopt any employment or similar agreement with any person whose annual rate of cash compensation exceeds U.S. $100,000 per year pursuant to such employment agreement, (B) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (C) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the ordinary course of business), (D) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (E) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (F) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (G) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

      (m) make or rescind any material Tax election, make any material settlement or material compromise to any Tax liability or make any material amendments to any Tax Return;

      (n) fail to pay when due any trade payable, except in the ordinary course of business consistent with past practice; or

      (o) agree in writing or otherwise to take any of the foregoing actions or any action which would prevent or materially impair the satisfaction of any conditions in Article XII hereof.

      9.2 Access to Information. Between the date hereof and the Effective Time, IQB shall (a) give Wherify and its authorized representatives such access during regular business hours to IQB's books, records, properties, personnel and to such other information as Wherify reasonably requests and shall instruct IQB's independent public accountants to provide access to their work papers and such other information as Wherify may reasonably request, and (b) cause its officers to furnish Wherify with such financial and operating data and other information with respect to the business and properties of IQB as Wherify may reasonably request.

      9.3 Assurances. Upon the terms and subject to the conditions hereof, all of the parties hereto agree to use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to cooperate in connection with the foregoing, including using commercially reasonable efforts (a) to obtain any necessary waivers, consents and approvals from other parties to material notes, licenses, agreements, and other instruments and obligations; (b) to obtain any material consents, approvals, authorizations and permits required to be obtained under any federal, state or local statute, rule or regulation;
(c) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (d) promptly to effect all necessary filings and notifications, subject to the terms of this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation shall take all such action on behalf of IQB and the Merger Sub.

      9.4 Indemnification. At all times after the Effective Date, IQB shall indemnify all the officers, directors, employees or agents of IQB (each an "IQB Indemnified Party") to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of IQB or any of its subsidiaries, or as trustees or fiduciaries of any plan for the benefit of employees, occurring at or prior to the Effective Time, including, without limitation, the transactions contemplated by this Agreement. Without limiting the foregoing, at all times after the Effective Date, in the event any such IQB Indemnified Party is or becomes involved in any capacity in any action, complaint, petition, investigation, suit, audit, arbitration, litigation or other proceeding, whether civil or criminal, in law or in equity, before any arbitrator or governmental entity in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring at or prior to, and including, the Effective Time, IQB shall pay as incurred such IQB Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith so long as such party shall enter into an undertaking with new IQB to reimburse new IQB, to the extent required by applicable law, for all amounts advanced if a court of competent jurisdiction shall ultimately determine, in a judgment that is not subject to appeal or review, that indemnification of such IQB Indemnified Party is prohibited by applicable law. At all times after the Effective Date, IQB shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any IQB Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 9.4. Moreover, for six years after the Effective Time, IQB shall cause to be maintained in effect in its certificate of incorporation and bylaws, and shall not eliminate or modify, Wherify's current provisions regarding the elimination of liability of directors and the indemnification of officers, directors and employees and advancement of expenses. The obligations of IQB under this Section 9.4 shall not be terminated or modified in such a manner as to adversely affect any IQB Indemnified Party without the consent of such IQB Indemnified Party (it being expressly agreed that Indemnified Parties shall be third party beneficiaries of this Section 9.4).

                                    ARTICLE X
                              ADDITIONAL AGREEMENTS

      10.1 Acquisition Proposals.

      (a) Each of IQB and Wherify agrees that it shall not, directly or indirectly, and shall instruct its officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, until the Effective Time or the termination of this Agreement, solicit or initiate any proposals or offers from any person relating to any acquisition, purchase or sale of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, IQB or Wherify. Notwithstanding the foregoing, prior to the adoption of this Agreement at the IQB Stockholders Meeting (the "Specified Time"), IQB may, to the extent required by the fiduciary obligations of the IQB Board, as determined in good faith by the IQB Board, after consultation with outside counsel, in response to a Qualifying Proposal that did not result from a breach by IQB Company of this
Section 10.1, (x) furnish information with respect to IQB to the person making such Qualifying Proposal and its representatives pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its representatives regarding such Qualifying Proposal.

      (b) Neither the Board of Directors of IQB or Wherify, nor any committee thereof, shall, except as set forth in this Section 10.1:

      (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the other party the approval or recommendation by the Wherify or IQB Board of Directors or any such committee of this Agreement or the Merger.

      (ii) cause or permit Wherify or IQB to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an "Alternative Acquisition Agreement") constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 10.1(a) entered into in the circumstances referred to in Section 10.1(a)); or

      (iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

      Notwithstanding the foregoing, the Board of Directors of IQB may, in response to a Superior Proposal that did not result from a breach by IQB of this
Section 10.1, withdraw or modify the recommendation by the Board of Directors of IQB or any committee thereof of this Agreement and the Merger, if the Board of Directors determines in good faith (after consultation with outside counsel) that such actions are required by its fiduciary obligations, but only at a time that is prior to the Specified Time and is after the third business day following receipt by Wherify of written notice advising it that the Board of Directors of IQB desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Nothing in this Section 10.1 (other than Section 10.1(d)) shall be deemed to limit IQB's obligation to call, give notice of, convene and hold the Wherify Stockholders Meeting, regardless of whether the Board of Directors of IQB has withdrawn or modified its recommendation of this Agreement and the Merger.

      (c) IQB shall promptly advise Wherify orally, with written confirmation to follow promptly (and in any event within 24 hours), of IQB or any of its officers, directors, investment bankers, financial advisors or attorneys attaining knowledge of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. IQB shall not provide any information to or participate in discussions or negotiations with the person or entity making any Qualifying Proposal until three business days after IQB has first notified Wherify of such Qualifying Proposal as required by the preceding sentence. IQB shall (i) keep Wherify fully informed, on a prompt basis (and in any event within 24 hours), of the status and any material change to the terms of any such Acquisition Proposal or inquiry, (ii) provide to Wherify as promptly as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to IQB from any third party describing the terms of any Acquisition Proposal, and (iii) if Wherify shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Qualifying Proposal, IQB shall furnish a copy of such information to Wherify.

      (d) Nothing contained in this Section 10.1 or in Section 10.13 shall be deemed to prohibit IQB from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Board of Directors of IQB, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as set forth in Section 10.1(b), in no event shall the Board of Directors of IQB or any committee thereof withdraw or modify or propose to withdraw or modify, in a manner adverse to Wherify, the approval or recommendation by the IQB or such committee of the Merger or this Agreement.

      10.2 Board of Directors. Subject to full compliance with all applicable laws, rules and regulations (including, without limitation, Section 14(f) of and Rule 14f-1 under the Exchange Act), as soon as possible after the Effective Time, IQB shall take all action necessary before the Closing to cause the IQB Board of Directors immediately after the Effective Time, to consist of five persons, who shall be Timothy Neher, William Scigliano, Wade Fen and Todd DeMatteo and one individual nominated by Timothy Neher and acceptable to the remaining board members. If at any time after the Effective Time, Mr. DeMatteo is unable to serve on the Board of Directors of IQB, then IQB shall take all action necessary to cause a person nominated by William Scigliano and acceptable to the remaining board members, to be appointed to the Board of Directors of IQB.

      10.3 Officers of IQB. At the Effective Time, William Scigliano will be appointed the Chairman of the Board of IQB as set forth in the employment contract between IQB and Mr. Scigliano. Timothy Neher will be appointed the Chief Executive Officer of IQB as set forth in the employment contract between IQB and Mr. Neher.

      10.4 Employment Agreements. Prior to Closing the employment agreement between IQB and William Scigliano shall be amended to, among other things, change Mr. Scigliano's scope of responsibility to include responsibility for the Combined Company's government sales in form and substance satisfactory to Wherify. Prior to Closing the employment agreement between Wherify and Timothy Neher shall be amended to, among other things, reflect Mr. Neher's role in the Combined Company in form and substance satisfactory to IQB.

      10.5 Press Releases. IQB, the Merger Sub and Wherify will seek to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby.

      10.6 Section 368(a) Reorganization. IQB and Wherify shall not take any action that would, or fail to take any action the omission of which would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

      10.7 IQB Change of Name; Reverse Stock Split; Increase in Authorized Shares. Subject to the terms hereof, at the IQB Stockholders' Meeting IQB shall propose and recommend that its Certificate of Incorporation be amended at the Effective Time to change its name to "Wherify Wireless, Inc." In addition, subject to the terms hereof, at the IQB Stockholders' Meeting IQB shall propose and recommend that its Certificate of Incorporation be amended to effect a one for four reverse stock split or, alternatively, to increase the authorized number of shares of Common Stock thereunder to 200 million shares.

      10.8 Conversion of Wherify Preferred Stock. Subject to the terms hereof, at the Wherify Shareholders' Meeting Wherify shall propose and recommend that its Articles of Incorporation be amended at the Effective Time to cause the conversion of all shares of Wherify Preferred Stock into shares of Wherify Common Stock.

      10.9 Commercially Reasonable Efforts. Upon the terms and subject to the conditions hereof, all of the parties hereto agree to use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to cooperate in connection with the foregoing, including using commercially reasonable efforts (a) to obtain any necessary waivers, consents and approvals from other parties to material notes, licenses, agreements, and other instruments and obligations; (b) to obtain any material consents, approvals, authorizations and permits required to be obtained under any federal, state or local statute, rule or regulation; (c) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (d) promptly to effect all necessary filings and notifications. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation shall take all such action on behalf of Wherify and the Merger Sub. Notwithstanding the foregoing, Wherify agrees to use its best efforts to provide to IQB as promptly as possible after the date of this Agreement its audited balance sheets as of June 30, 2002 and June 30, 2003 and its audited statements of income and cash flows for the twelve months ending June 30, 2002 and June 30, 2003.

      10.10 Indemnification. From and after the Effective Time, IQB will and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of IQB and Wherify pursuant to any indemnification agreements between IQB and Wherify and its directors and officers existing prior to the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the Articles of Incorporation and Bylaws of Wherify, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Wherify, unless such modification is required by law.

      10.11 Confidentiality. The parties acknowledge that IQB and Wherify have previously executed a confidentiality agreement, dated as of December 28, 2003 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein, Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, shareholder, stockholder or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the proposed transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent such disclosure would reasonably be expected to violate any applicable federal or state securities laws. For the purposes of the foregoing sentence: (a) the "tax treatment" of a transaction means the purported or claimed federal income tax treatment of the transaction; and (b) the "tax structure" of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

      10.12 Expenses. Except as otherwise expressly provided for herein, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of (including the fees and expenses of third parties) ("Expenses") incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be for the account of the respective Party incurring such fees and expenses.

      10.13 Registration Statement and/or Fairness Hearing 3(a)(10) Exemption.

      (a) As promptly as practicable after the execution of this Agreement, IQB, in cooperation with Wherify, shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus shall be included as a prospectus. Each of IQB and Wherify shall respond to any comments of the SEC and shall use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and IQB and Wherify shall cause the Joint Proxy Statement/Prospectus to be mailed to each of its stockholders or shareholders, as the case may be at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Each of IQB and Wherify shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or the Joint Proxy Statement/Prospectus or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus or the Merger. Each of IQB and Wherify shall use its commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 10.13 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement, IQB or Wherify shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders or shareholders of IQB or Wherify, such amendment or supplement. All of the costs, fees and expenses related to the Registration Statement, including, without limitation, the legal fees of one counsel to the Wherify Shareholders (which fees shall not exceed $25,000), shall be for the account of IQB.

      (b) Notwithstanding the provisions of Section 10.13(a) above, alternatively, the Parties may determine that the issuance of the shares of IQB Common Stock to be issued in the Merger be qualified by a permit (the "Permit") to be issued under Sections 25121 and 25142 of the California Securities Law, after a fairness hearing (the "Fairness Hearing") before the California Commissioner of Corporations pursuant to Section 25142 of the California Securities Law, with the intent that the issuance of the shares of IQB Common Stock in the Merger will, to the extent permitted by applicable law, thereby be exempt under Section 3(a)(10) of the Securities Act from the registration requirements of the Securities Act. In this event, as promptly as practicable after the date of this Agreement, IQB (with Wherify's full and prompt best efforts cooperation) will prepare and file with the California Department of Corporations (the "Department") an application for qualification of the shares of IQB Common Stock to be issued in the Merger and an application for the Fairness Hearing to be held in connection therewith (collectively, the "Permit Application"), and any other documents required by the California Securities Law in connection with the Merger, in each case with Wherify's full and prompt cooperation. IQB and Wherify will use their respective commercially reasonable best efforts to have the Permit issued under the California Law as promptly as practicable after such filing. IQB and Wherify shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the shares of IQB Common Stock in the Merger. Each of IQB and Wherify shall timely furnish to the other all information concerning IQB or Wherify, as the case may be, its financial condition, its officers, directors, shareholders, option holders and other security holders, as may be reasonably requested in connection with any action contemplated by this
Section 10.13. IQB will pay all expenses incurred with respect to the Permit Application or the Fairness Hearing, including, without limitation, (i) any filing fees or other fees payable to the Department with respect to the Permit Application and the Fairness Hearing and (ii) the costs of any court reporter or stenographer selected by IQB's counsel incurred in connection with the Permit Application and the Fairness Hearing; provided, however, IQB shall not pay any expenses incurred by Wherify, other than legal fees of one counsel to the Wherify Shareholders (which fees shall not exceed $25,000).

      (c) Each Party shall indemnify the other Party, each of its directors, officers, employees and agents, and each Person who controls a Party within the meaning of Section 15 of the Securities Act against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or Joint Proxy/Prospectus, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the indemnified Party, and such indemnified Party's directors, officers, employees, agents, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in the Registration Statement or Joint Proxy/Prospectus in reliance upon and in conformity with information furnished by such Party.

      10.14 Stockholder and Shareholder Meetings.

      (a) W, acting through the Board of Directors of Wherify, shall take all actions in accordance with the CCC, its Articles of Incorporation and By-laws to promptly and duly call, give notice of, convene and hold as promptly as practicable, and within 45 days after the declaration of the effectiveness of the Registration Statement or the Permit, as the case may be, the Wherify Shareholders Meeting for the purpose of considering and voting upon the Wherify Voting Proposal. The Board of Directors of Wherify shall recommend approval and adoption of the Wherify Voting Proposal by the shareholders of Wherify and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Board of Directors of Wherify nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to IQB or Merger Sub, the approval or recommendation of the Wherify Board that the Wherify shareholders vote in favor of the Wherify Voting Proposal. Wherify shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the Wherify Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the shareholders of Wherify required by the CCC. Notwithstanding anything to the contrary contained in this Agreement, Wherify, after consultation with IQB, may adjourn or postpone the Wherify Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Wherify's shareholders or, if as of the time for which the Wherify Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Wherify Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Wherify Shareholders Meeting.

      (b) Subject to the receipt of a fairness opinion, as set forth in Section 2.7(a) and subject to Section 10.1(b), IQB, acting through the Board of Directors of IQB, shall take all actions in accordance with applicable law, its Certificate of Incorporation and the DGCL to promptly and duly call, give notice of, convene and hold as promptly as practicable, and within 45 days after the declaration of effectiveness of the Registration Statement or the Permit, as the case may be, the IQB Stockholders Meeting for the purpose of considering and voting upon the IQB Voting Proposal. The Board of Directors of IQB shall recommend approval and adoption of IQB Voting Proposal by the stockholders of IQB and include such recommendation in the Joint Proxy Statement/Prospectus, and
(ii) neither the Board of Directors of IQB nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Wherify, the recommendation of the Board of Directors of IQB or such committee that IQB's stockholders vote in favor of the IQB Voting Proposal. Notwithstanding anything to the contrary contained in this Agreement, IQB, after consultation with Wherify, may adjourn or postpone the IQB Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to IQB's stockholders or, if as of the time for which IQB Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of IQB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the IQB Stockholders Meeting.

      10.15 Form S-8. IQB shall file a registration statement on Form S-8 with the SEC covering the shares of IQB Common Stock issuable with respect to assumed Wherify Stock Options as promptly as practicable, and in any event within thirty
(30) days, after the Closing Date and will use all commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such Wherify Stock Options remain outstanding.

      10.16 Tax Matters. The Wherify Shareholders shall be responsible for timely filing all federal and state income tax returns of Wherify for taxable periods ending on or prior to the Effective Time of the Merger and have paid or will pay all income taxes attributable to the income of Wherify for such periods. Such returns will be prepared and filed in accordance with applicable law and in a manner consistent with past practices. IQB and Wherify, on the one hand, and the Wherify Shareholders, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to the liability for Taxes of Wherify for all periods ending on or prior to the Effective Time and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

      10.17 Rule 16b-3 Exemption. The Board of Directors of IQB, upon approving the Merger but prior to the consummation of the Merger, shall approve, in such form as is required by Rule 16b-3 promulgated by the SEC under the Exchange Act, the deemed acquisition of shares of IQB Common Stock issued in connection with the Merger by the directors or officers of Wherify, if any, who will be (a) exchanging Wherify Capital Stock for IQB Common Stock, and (b) functioning as directors or officers of IQB following the Merger.

      10.18 Reorganization Matters.

      (a) The Parties intend the Merger to qualify as a reorganization under
Section 368(a) of the Code. Each of Wherify, the Wherify Shareholders and IQB shall not take any action and shall not fail to take any action which action or failure to act could reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368(a) of the Code.

      (b) Each of Wherify, the Wherify Shareholders and IQB shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

      10.19 Governmental Approvals.

      (a) The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits and authorizations of all third parties and Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement ("Governmental Approvals"), and to comply with the terms and conditions of all such Governmental Approvals. Each of the Parties shall use their commercially reasonable efforts to, and shall use their commercially reasonable efforts to cause their respective Representatives and other Affiliates to, file within 20 days after the date hereof, and in all events shall file within 60 days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Without limiting the foregoing, within 20 days from the date hereof, if required, Wherify and IQB shall make their respective filings under the HSR Act with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act. The filing fee that is required to be submitted with Wherify's and IQB's filing under the HSR Act in connection with the Merger shall be split evenly, by IQB and Wherify. IQB and Wherify shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to IQB and Wherify, as the case may be, and any of IQB's subsidiaries, directors, officers and stockholders which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of IQB and Wherify (the "Notifying Party") will notify the other promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other Party with copies of all correspondence between the Notifying Party or any of its Representatives and Governmental Entities with respect to Governmental Approvals.

      (b) IQB and Wherify shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any approval needed from a Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed. IQB and Wherify shall take any and all actions reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby or thereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction to the extent reasonably necessary for the foregoing purposes.

      (c) Notwithstanding the foregoing or any other provision of this Agreement, IQB shall have no obligation or affirmative duty under this Section
10.19 to cease or refrain from the ownership of any Assets, or the association with any Person which association is material to the operations of IQB, whether on the date hereof or at any time in the future.

                                   ARTICLE XI
                                 INDEMNIFICATION

      11.1 Survival of Representations and Warranties. The respective representations and warranties of Wherify, IQB and the Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This
Section 11.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

      11.2 Indemnification by Wherify. Wherify shall protect, indemnify and hold harmless IQB, and its respective officers, directors, stockholders, attorneys, accountants, employees, affiliates, heirs, beneficiaries, legal representatives, successors and assigns, from any and all demands, claims, actions, causes of actions, lawsuits, proceedings, judgments, losses, damages, injuries, liabilities, obligations, expenses and costs (including costs of litigation and attorneys' fees), arising from any breach of any agreement, representation or warranty made by Wherify in this Agreement.

      11.3 Indemnification by IQB. IQB shall protect, indemnify and hold harmless Wherify, and their respective officers, directors, shareholders, attorneys, accountants, employees, affiliates, heirs, beneficiaries, legal representatives, successors and assigns, from any and all demands, claims, actions, causes of actions, lawsuits, proceedings, judgments, losses, damages, injuries, liabilities, obligations, expenses and costs (including costs of litigation and attorneys' fees), arising from any breach of any agreement, representation or warranty made by IQB in this Agreement.

                                   ARTICLE XII
                              CONDITIONS TO CLOSING

      12.1 Conditions to the Parties' Obligations to Close. The respective obligations of Wherify, the Merger Sub and IQB to enter into the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

      (a) This Agreement and the Merger shall have been authorized and approved by the requisite vote of the shareholders of Wherify under applicable law and Wherify's Articles of Incorporation and Bylaws and by the requisite vote of the stockholders of IQB under applicable law and IQB's Certificate of Incorporation and Bylaws;

      (b) As of the Effective Time, no action, suit or proceeding shall have been instituted or, to the knowledge of the parties, be pending or threatened before any court or other governmental body by any public agency or governmental authority seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby or to seek damages or other relief in connection therewith against any officer or director of Wherify, the Merger Sub or IQB;

      (c) Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Material Adverse Effect on IQB or Wherify;

      (d) All third party and other consents required for the Merger shall have been obtained;

      (e) Wherify shall use its best efforts to limit the outstanding shares of Wherify Capital Stock that either have failed to vote on the Wherify Voting Proposal or have voted against the Wherify Voting Proposal to no more than three percent (3%) of the outstanding shares of Wherify Capital Stock; and

      (f) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

      12.2 Further Conditions to Wherify's Obligations to Close. The obligations of Wherify to enter into the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

      (a) Each of the representations and warranties of IQB and the Merger Sub contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if each such representation and warranty were made at and as of the Closing (except in each case (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; (ii) for changes contemplated by this Agreement and (iii) where the failure to be true and correct individually or in the aggregate has not had a Material Adverse Effect on IQB, and IQB and the Merger Sub shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by them separately or collectively prior to or at the Closing, and at the Closing there shall be delivered to Wherify customary bring-down certificates (each dated as of the Closing, signed by IQB and the Merger Sub) to the foregoing effects;

      (b) IQB shall have at least $4 million in cash or cash equivalents on its most recently regularly prepared balance sheet, and any shares of IQB's Common Stock issued in connection with a capital raising transaction after the date of this Agreement shall not have been sold at less than $1.00 per share (as adjusted for stock splits, stock dividends and similar events); and

      (c) Since the date of this Agreement there shall not have been any change, event, circumstance, development or effect that individually or in the aggregate has had a Material Adverse Effect on IQB and its subsidiaries.

      12.3 Further Conditions to the Merger Sub's and IQB Obligations to Close. The obligations of the Merger Sub and IQB to enter into the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

      (a) Each of the representations and warranties of Wherify contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if each such representation and warranty were made at and as of the Closing, (except in each case (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; (ii) for changes contemplated by this Agreement and (iii) where the failure to be true and correct individually or in the aggregate has not had a Material Adverse Effect on Wherify, and Wherify shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by them separately or collectively prior to or at the Closing, and at the Closing there shall be delivered to IQB and the Merger Sub customary bring-down certificates (each dated as of the Closing, signed by Wherify) to the foregoing effects;

      (b) Since the date of this Agreement there shall not have been any change, event, circumstance, development or effect that individually or in the aggregate has had a Material Adverse Effect on Wherify;

      (c) Wherify shall have entered into a reseller, distribution or similar agreement with Radio Shack, Black and Decker, Lear, Sprint, AT&T or such other nationally recognized company acceptable to IQB on terms and conditions, including potential revenue opportunity, reasonably satisfactory to IQB and substantially as previously represented in writing by Wherify to IQB;

      (d) IQB shall have received an opinion of counsel from Wherify's IP counsel as to the intellectual property of Wherify used or to be used in Wherify's current and proposed business operations (including all licensed intellectual property), which shall address such matters as ownership of intellectual property rights, chain of title, validity, freedom to operate (based upon W's current and proposed business operations), and appropriate barriers to entry consistent with Wherify's current and proposed business operations and which shall include such documents and representations of Wherify, the inventors, and other parties as to the matters listed above as are necessary for the opinion to be provided by counsel, in form and substance reasonably satisfactory to IQB in its reasonable discretion; and

      (e) Wherify shall have obtained signed Lock-Up Agreements from 90% of those Wherify shareholders who hold .5% or more of Wherify Capital Stock.

                                  ARTICLE XIII
                              ABANDONMENT OF MERGER

      13.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after adoption and approval of this Agreement by the shareholders of Wherify or the stockholders of IQB:

      (a) By mutual consent of the Boards of Directors of Wherify, the Merger Sub and IQB;

      (b) by IQB, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Wherify set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 12.3(a) or 12.3(b) not to be satisfied, and
(ii) if curable, shall not have been cured within 20 days following receipt by Wherify of written notice of such breach or failure to perform from IQB;

      (c) by Wherify, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of IQB or the Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 12.2(a) or 12.2(b) not to be satisfied, and (ii) if curable, shall not have been cured within 20 days following receipt by IQB of written notice of such breach or failure to perform from Wherify;

      (d) by either IQB or Wherify if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

      (e) by either IQB or Wherify if at the Wherify Shareholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Wherify Voting Proposal is taken, the requisite vote of the shareholders of Wherify in favor of the Wherify Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 13.1(e) shall not be available to any party seeking termination if, at such time, such party is in material breach of or has failed to fulfill any of its material obligations under this Agreement and such breach or failure has been a principal cause of the inability to obtain the requisite vote of such shareholders);

      (f) by either IQB or Wherify if at the IQB Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the IQB Voting Proposal is taken, the requisite vote of the stockholders of IQB in favor of the IQB Voting Proposal shall not have been obtained (provided the right to terminate this Agreement under this Section 13.1(f) shall not be available to any party seeking termination if, at such time, such party is in material breach of or has failed to fulfill any of its material obligations under this Agreement and such breach or failure has been a principal cause of the inability to obtain the requisite vote of such stockholders);

      (g) by IQB, if: (i) the Wherify Board (or any committee thereof) shall have failed to recommend approval of the Wherify Voting Proposal in its proxy or information statement; (ii) the Wherify Board shall have withdrawn or modified its recommendation of the Wherify Voting Proposal; (iii) Wherify shall have materially breached its obligations under Sections 10.1 or 10.14; or (iv) for any reason Wherify shall have failed to hold the Wherify Shareholders Meeting and submit the Wherify Voting Proposal to the Wherify's shareholders by the date which is sixty business days after the date the Registration Statement or the Permit, as the case may be, has been declared effective or issued; or

      (h) by Wherify, if: (i) the IQB Board (or any committee thereof) shall have failed to recommend approval of the IQB Voting Proposal in its proxy or information statement; (ii) the IQB Board shall have withdrawn or modified its recommendation of the IQB Voting Proposal; (iii) IQB shall have materially breached its obligations under Sections 10.1 or 10.14; or (iv) for any reason IQB shall have failed to hold the IQB Stockholders Meeting and submit the IQB Voting Proposal to the IQB's stockholders by the date which is sixty business days after the date the Registration Statement or the Permit, as the case may be, has been declared effective or issued.

      13.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 13.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of IQB, Wherify, the Merger Sub or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Sections 5.22, 7.21, 10.11 and 13.3 and Article XIV of this Agreement and the Confidentiality Agreement, as amended hereby, shall remain in full force and effect and survive any termination of this Agreement.

      13.3 Fees and Expenses.

      (a) Except as set forth in this Section 13.3, All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

      (b) Wherify shall pay IQB a termination fee of US $500,000 in the event of the termination of this Agreement:

      (i) by IQB or Wherify pursuant to Section 13.1(e) if, at the time of such termination, Wherify is in willful breach of any of its obligations under
Article VIII or X of this Agreement and such breach has been the principal cause of the inability to consummate the Merger or the failure to obtain the requisite vote of the shareholders of Wherify in favor of the Wherify Voting Proposal; or

      (ii) by IQB pursuant to Section 13.1(g).

      (c) IQB shall pay Wherify a termination fee of US $500,000 in the event of the termination of this Agreement:

      (i) by IQB or Wherify pursuant to Section 13.1(f) if, at the time of such termination, IQB is in willful breach of any of its obligations under Article IX or X of this Agreement and such breach has been the principal cause of the inability to consummate the Merger or the failure to obtain the requisite vote of the stockholders of IQB in favor of the IQB Voting Proposal; or

      (ii) by Wherify pursuant to Section 13.1(h), unless (A) at or prior to the time of such failure, there shall have been publicly announced a Qualifying Proposal which shall not have been absolutely and unconditionally withdrawn and abandoned and (B) on or before the date 6 months following the date of such termination of this Agreement, IQB consummates a Superior Proposal.

      Any fee due under this Section 13.3 shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement, in the case of a payment pursuant to clause (i) or (ii) above.

      (d) Each party acknowledges that the agreements contained in this Section
13.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If any party fails to promptly pay any expense reimbursement or fee due hereunder, such party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section 13.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of Section 13.2.

                                   ARTICLE XIV
                            MISCELLANEOUS PROVISIONS

      14.1 Complete Agreement. This Agreement contains a complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof, and all prior negotiations and agreements between the parties are superseded by this Agreement.

      14.2 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties at any time. Any waiver, extension or amendment shall be evidenced by any instrument in writing executed on behalf of the appropriate party or parties or on its behalf by its Chairman or President who has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf.

      14.3 Assignment; Binding Effect. This Agreement may not be assigned by either party without the written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

      14.4 Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date of such receipt is not a business day) of transmission by facsimile in each case to the intended recipient as set forth below:

(a) if to IQB or Merger Sub, to

IQ Biometrix, Inc.
39111 Paseo Padre Parkway
Fremont, CA 94038
Attention: Michael Walsh, Chief Financial Officer
Facsimile: 510) 713-0206

with a copy to:

The Crone Law Group
201 Mission Street, Suite 1930
San Francisco, CA 94115
Attention: Mark Crone
Attention: Alisande M. Rozynko
Facsimile: (415) 495-8900

(b) if to Wherify, to

Wherify Wireless, Inc.
2000 Bridge Parkway, Suite 201
Redwood Shores, CA 94065
Attention: Timothy Neher, Chief Executive Officer
Facsimile: (650) 551-5225

with a copy to:

Allen Matkins Leck Gamble & Mallory LLP
333 Bush Street, Suite 1700
San Francisco, California 94104
Attention: Peter Townshend
Facsimile: (858) 481-5028

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

      14.6 Governing Law. AS TO ALL MATTERS OF LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH CALIFORNIA LAW, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW.

      14.7 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of California, County of San Mateo in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court.

      14.8 Headings. Any headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

      14.9 Execution of Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      14.10 Severability. If any provision of this Agreement is held or deemed to be, or in fact is, invalid, inoperative or unenforceable for any reason, this Agreement shall be construed as though such invalid, inoperative or unenforceable provision had never been contained in this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

"IQB"                                           "Wherify"
IQ BIOMETRIX, INC.,                             WHERIFY WIRELESS, INC.,
a Delaware corporation                          a California corporation

By:                                             By:

Name:      William Scigliano                    Name:    Timothy Neher

Title:     CEO                                  Title:   CEO
"Merger Sub"
WHERIFY ACQUISITION, INC.,
a California corporation

By:

Name:      William Scigliano

Title:     CEO

                                   APPENDIX B

                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

      THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into this 13th day of August, 2004 by and among (a) IQ Biometrix, Inc., a Delaware corporation ("IQB"), and Wherify Acquisition, Inc., a newly-formed wholly-owned subsidiary of IQB established under the laws of the state of California (the "Merger Sub"), on the one hand, and (b) Wherify Wireless, Inc., a California corporation ("Wherify"), on the other hand (each a "Party" and collectively, the "Parties").

      RECITALS:

      WHEREAS, the Board of Directors of IQB, Wherify and Merger Sub deem it advisable and in the best interests of each corporation and its stockholders or shareholders that IQB combine with Wherify in order to advance the long-term business interests of IQB and Wherify;

      WHEREAS, IQB, Wherify and Merger Sub entered into an Agreement and Plan of Merger, dated April 14, 2004 (the "Merger Agreement");

      WHEREAS, IQB, Wherify and Merger Sub desire to amend the Merger Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, covenants and agreements set forth below, the parties agree as follows:

1. Article I--Definitions.

      (i) The definition of "Acquisition Proposal" in Article I--Definitions shall be restated in its entirety as follows:

      "Acquisition Proposal" means (i) any inquiry, proposal or offer for (A) the dissolution or liquidation of a Party or any of its Subsidiaries or (B) a merger, consolidation, tender offer, recapitalization, share exchange or other business combination involving 25% or more of a Party's equity securities, (ii) any proposal for the issuance by a Party of over 25% of its equity securities or
(iii) any proposal or offer to acquire in any manner, directly or indirectly, over 25% of the equity securities or consolidated total assets of a Party, in each case other than the Merger contemplated by this Agreement.

      (ii) The definition of "Exchange Ratio" in Article I--Definitions shall be restated in its entirety as follows:

      "Exchange Ratio" shall mean a fraction (expressed as a decimal and rounded to the nearest ten-thousandth of a share), determined by dividing:

      (a) the number of Issuable IQB Shares; by

      (b) the fully diluted number of shares of Wherify Common Stock outstanding immediately prior to the Merger after giving effect to the conversion of all outstanding Wherify Preferred Stock into Wherify Common Stock and after giving effect to the conversion of all outstanding warrants and other rights to acquire Wherify Capital Stock into shares of Wherify Capital Stock and the subsequent conversion of such Wherify Capital Stock into Wherify Common Stock, if applicable, but excluding and not giving effect to (a) the exercise of all outstanding options to acquire Wherify Common Stock held by individuals who are employees and members of the Board of Directors of Wherify immediately prior to the Effective Time and (b) any Financing Shares issued by Wherify.

      (iii) The definition of "Financing Shares" in Article I--Definitions shall be restated in its entirety as follows:

      "Financing Shares" shall mean either shares of IQB Common Stock or Wherify Series C Preferred Stock issued after the date of this Agreement to one or more bona fide third party purchasers in an equity financing pursuant to which either IQB sells shares of its Common Stock or Wherify sells shares of its Series C Preferred Stock with the principal purpose of raising capital.

2. Conduct of Business of Wherify. Section 8.1(a), Section 8.1(b), and Section 8.1(c) of the Merger Agreement shall be amended in its entirety as follows:

         "(a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock except (i) the sale and issuance of the Financing Shares by Wherify, with the consent of IQB, which consent shall not be reasonably withheld, and (ii) for repurchases of Wherify Common Stock from individuals following termination of their employment with Wherify pursuant to the terms of stock option or stock purchase agreements."

      "(b) split, combine or reclassify any of its capital stock (other than the conversion of Wherify Preferred Stock into Wherify Common Stock as part of this transaction) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, except for an increase of 250,000 stock options to the current Wherify Stock Option Plan;"

      "(h) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of Wherify Capital Stock, options, warrants, convertible debt or other security convertible or exercisable into Wherify Capital Stock, except (i) the sale and issuance of shares of Series C Preferred Stock of Wherify authorized as of the date of this Agreement on the same or better terms and conditions with respect to Wherify as such shares were sold by Wherify prior to the date of this Agreement; (ii) the sale and issuance of up to 400,000 shares of Series C Preferred Stock of Wherify authorized after the date of this Agreement on the same or better terms and conditions with respect to Wherify as such shares were sold by Wherify prior to the date of this Agreement; and (iii) issuance of stock options to individuals reasonably acceptable to IQB, hired by Wherify after the date of this Agreement;"

3. Conduct of Business of IQB. Section 9.1(a) of the Merger Agreement shall be amended in its entirety as follows:

      "(a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, except (i) the sale and issuance of Financing Shares by IQB, with the consent of Wherify, which consent shall not be reasonably withheld, and (ii) issuance of stock options to employees in the ordinary course of business."

4. No other Changes. All other terms of the Merger Agreement shall remain the same.

5. Complete Agreement. This Amendment together with the Merger Agreement contains a complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the day and year first above written.

"IQB"                                           "Wherify"
IQ BIOMETRIX, INC.,                             WHERIFY WIRELESS, INC.,
a Delaware corporation                          a California corporation

By:                                             By:

Name:      William Scigliano                    Name:    Timothy Neher

Title:     CEO                                  Title:   CEO
"Merger Sub"
WHERIFY ACQUISITION, INC.,
a California corporation

By:

Name:      William Scigliano

Title:     CEO

                                   APPENDIX C
                 AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

      THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into this 7th day of December, 2004 by and among (a) IQ Biometrix, Inc., a Delaware corporation ("IQB"), and Wherify Acquisition, Inc., a newly- formed wholly-owned subsidiary of IQB established under the laws of the state of California (the "Merger Sub"), on the one hand, and (b) Wherify Wireless, Inc., a California corporation ("Wherify"), on the other hand (each a "Party" and collectively, the "Parties"). Capitalized terms used herein but not defined herein shall have the meaning set forth for such terms in the Merger Agreement.

                                    RECITALS:

      WHEREAS, the Board of Directors of IQB, Wherify and Merger Sub deem it advisable and in the best interests of each corporation and its stockholders or shareholders that IQB combine with Wherify in order to advance the long-term business interests of IQB and Wherify;

      WHEREAS, IQB, Wherify and Merger Sub entered into an Agreement and Plan of Merger, dated April 14, 2004 (the "Merger Agreement");

      WHEREAS, IQB, Wherify and Merger Sub desire to amend the Merger Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, covenants and agreements set forth below, the parties agree as follows:

1.  Article I--Definitions.

      The definition of "Issuable IQB Shares" in Article I--Definitions shall be restated in its entirety as follows:

      "Issuable IQB Shares" shall mean a number of shares of IQB Common Stock equal to four multiplied by the sum of (i) shares of IQB Common Stock issued and outstanding immediately prior to the Effective Time; and (ii) shares of IQB Common Stock issuable upon exercise of warrants and conversion of debentures and other rights to acquire shares of IQB Common Stock outstanding immediately prior to the Effective Time, excluding (A) shares of IQB Common Stock issuable upon exercise of stock options outstanding immediately prior to the Effective Time and held by individuals who are employees of IQB immediately prior to the Effective Time; (B) the Financing Shares; and (C) up to 500,000 shares of IQB Common Stock issued to employees and/or consultants prior to the Effective Time in lieu of cash otherwise owed to such individuals for services rendered to IQB.

2. Article III--Conversion.

      The following paragraph after Section 3.1 (b) shall be restated in its entirety as follows:

      For the purpose of clarity, the parties intend that immediately after the Effective Time, the Persons who were holders of Wherify Capital Stock immediately prior to the Effective Time shall hold approximately 80% of the total shares of IQB Common Stock issued and outstanding on a fully diluted basis immediately following the Effective Time, including IQB Common Stock issuable upon exercise of warrants and conversion of debentures and other rights to acquire shares of IQB Common Stock, but excluding (A) shares of IQB Common Stock issuable upon exercise of stock options outstanding immediately prior to the Effective Time and held by individuals who are employees of IQB immediately prior to the Effective Time, (B) shares of IQB Common Stock issuable upon exercise of stock options assumed pursuant to Section 3.2 and held by individuals who are employees or members of the Board of Directors of Wherify immediately prior to the Effective Time, (C) the Financing Shares; and (D) up to 500,000 shares of IQB Common Stock issued to employees and/or consultants prior to the Effective Time in lieu of cash otherwise owed to such individuals for services rendered to IQB.

3. Wherify Series C Preferred Stock. IQB hereby consents to (i) the amendment of Wherify's existing articles of incorporation to increase the number of authorized shares of Series C Preferred Stock from 2,900,000 to 3,200,000 and
(ii) the sale and issuance of such additional shares of Series C Preferred Stock on the same or better terms and conditions with respect to Wherify as such shares were sold by Wherify prior to the date of the Merger Agreement.

4. No Other Changes. All other terms of the Merger Agreement shall remain the same.

5. Complete Agreement. This Amendment together with the Merger Agreement contains a complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the day and year first above written.

"IQB"                                           "Wherify"
IQ BIOMETRIX, INC.,                             WHERIFY WIRELESS, INC.,
a Delaware corporation                          a California corporation

By:                                             By:

Name:      William Scigliano                    Name:    Timothy Neher

Title:     CEO                                  Title:   CEO
"Merger Sub"
WHERIFY ACQUISITION, INC.,
a California corporation

By:

Name:      William Scigliano

Title:     CEO

                                   APPENDIX D

                 AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER

      THIS AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into this 13th day of January, 2005 by and among (a) IQ Biometrix, Inc., a Delaware corporation ("IQB"), and Wherify Acquisition, Inc., a newly-formed wholly-owned subsidiary of IQB established under the laws of the state of California (the "Merger Sub"), on the one hand, and (b) Wherify Wireless, Inc., a California corporation ("Wherify"), on the other hand (each a "Party" and collectively, the "Parties"). Capitalized terms used herein but not defined herein shall have the meaning set forth for such terms in the Merger Agreement.

                                    RECITALS:

      WHEREAS, the Board of Directors of IQB, Wherify and Merger Sub deem it advisable and in the best interests of each corporation and its stockholders or shareholders that IQB combine with Wherify in order to advance the long-term business interests of IQB and Wherify;

      WHEREAS, IQB, Wherify and Merger Sub entered into an Agreement and Plan of Merger, dated April 14, 2004 (the "Merger Agreement");

      WHEREAS, IQB, Wherify and Merger Sub desire to amend the Merger Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, covenants and agreements set forth below, the parties agree as follows:

1. Wherify Series C Preferred Stock. IQB hereby consents to (i) the amendment of Wherify's existing articles of incorporation to increase the number of authorized shares of Common Stock to 12,000,000, the authorized number of shares of Preferred Stock to 6,000,000 and the authorized number of Series C Preferred Stock from 3,200,000 to 4,200,000 and (ii) the sale and issuance of such additional shares of Series C Preferred Stock on the same or better terms and conditions with respect to Wherify as such shares were sold by Wherify prior to the date of the Merger Agreement.

2. No Other Changes. All other terms of the Merger Agreement shall remain the same.

3. Complete Agreement. This Amendment together with the Merger Agreement contains a complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the day and year first above written.

"IQB"                                           "Wherify"
IQ BIOMETRIX, INC.,                             WHERIFY WIRELESS, INC.,
a Delaware corporation                          a California corporation

By:                                             By:
Name:      William Scigliano                    Name:    Timothy Neher
Title:     CEO                                  Title:   President and Chief E
"Merger Sub"                                             xecutive Officer
WHERIFY ACQUISITION, INC.,
a California corporation

By:
Name:      William Scigliano
Title:     CEO

                                   APPENDIX E

                        SEVEN HILLS PARTNERS LLC OPINION

                            SEVEN HILLS PARTNERS LLC
                  58 KEARNY STREET O SAN FRANCISCO, CA O 94108
                    TEL: (415) 869-6200 O FAX: (415) 869-6252

                             MEMBER OF NASD AND SIPC

_____, 2004

PERSONAL & CONFIDENTIAL

Board of Directors
IQ Biometrix, Inc.
39111 Paseo Padre Parkway
Suite 304
Redwood Shores, CA 94065

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of IQ Biometrix, Inc. (the "Company") of the Merger Consideration (as defined below) in the proposed merger (the "Merger") of Wherify Acquisition, Inc., a wholly owned subsidiary of the company ("Merger Sub"), with and into Wherify Wireless, Inc. ("Wherify") pursuant to the Agreement and Plan of Merger dated April 14, 2004 by and among the Company, Merger Sub and Wherify (the "Agreement"). In the Merger, pursuant to the Agreement, and subject to the conditions and adjustments described therein, the outstanding shares of Wherify capital stock will be converted into the right to receive an aggregate number of shares of Company common stock equal to four times the number of shares of Company common stock outstanding immediately prior to the effective time of the Merger (the "Merger Consideration"), assuming the exercise or conversion prior to the effective time of the Merger of outstanding warrants to purchase, debentures convertible into and other rights to acquire Company common stock, other than stock options held by individuals who are employees of the Company immediately prior to the effective time of the Merger, and excluding the Financing Shares (as defined in the Agreement).

      In connection with this opinion, Seven Hills, among other things:

a. reviewed certain publicly available financial statements and other information of the Company;

b. reviewed certain internal financial statements and other financial and operating data concerning the Company and Wherify, prepared by the managements of the Company and Wherify, respectively;

c. reviewed certain financial projections concerning the Company and Wherify, prepared by the managements of the Company and Wherify, respectively;

d. reviewed the pro forma impact of the Merger on certain financial and operating metrics, including the impact on projected revenues and profitability, for the combined company;

e. discussed the past and current operations and financial condition and the prospects of the Company and Wherify with senior executives of the company and Wherify;

f. reviewed the relative financial contribution of the Company and Wherify to the combined company as a result of the Merger;

g. reviewed the reported historical prices and trading activity for the Company common stock;

h. reviewed and compared certain financial information for the Company and Wherify with similar information of selected publicly-traded companies;

i. reviewed the financial terms, to the extent publicly available, of selected merger transactions;

j. analyzed a possible liquidation of the Company, based on book value of assets and liabilities, to determine the cash available for distribution to the Company's shareholders in connection with such liquidation;

k. reviewed a copy of the executed Agreement and certain related documents; and

l. performed such other analyses and considered such other factors as we deemed appropriate.

      We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion, and we have not undertaken any independent verification of such information. We have relied upon the assurances of management of the Company that it is not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Wherify, in each case on a standalone basis, and that the Company and Wherify will perform substantially in accordance with such projections. Furthermore, we did not obtain or make, or assume responsibility for obtaining or making, any independent evaluation or appraisal of the properties or assets or liabilities (contingent or otherwise) of the Company or Wherify, nor were we furnished with any such evaluations or appraisals, nor have we evaluated the solvency or fair value of the Company or Wherify under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company, on Wherify or on the contemplated benefits of the Merger. We have relied, without verification, on the description of the pro forma capitalization of the Company as of the effective time of the Merger provided to us by management of the Company. We have also assumed the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have further assumed that the Merger will be consummated in accordance with the terms described in the Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder. We note that we are not legal, tax or regulatory experts and have relied upon, without assuming any responsibility for independent verification or liability therefor, the assessment of the Company's legal, tax and regulatory advisors with respect to the legal, tax and regulatory matters related to the Merger.

      Our opinion does not address the relative merits of the Merger as compared to any alternative business transaction that might be available to the Company. The opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of shares of Company common stock should vote with respect to the Merger.

      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company's shareholders of the Merger Consideration in the Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time, including upon consummation of the Merger. In addition, Seven Hills may provide investment banking services to the Company, Wherify and the combined company in the future, for which services Seven Hills may receive compensation.

      We have been engaged by the Company with respect to the Merger solely to render our opinion to the Board of Directors of the Company with respect to the fairness of the Merger Consideration to the Company's shareholders from a financial point of view. We will receive a fee from the Company for our opinion, which is not contingent upon the consummation of the Merger. Our opinion does not address the reverse stock split potentially contemplated by the Agreement. Our opinion does not address the terms of any contemplated financing, whether or not associated with this transaction. We were not requested to, and we did not, solicit third party indications of interest in the acquisition of all or a part of the Company.

      Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger pursuant to the Agreement is fair from a financial point of view to the Company's shareholders.

      This opinion and a summary discussion of our underlying analyses with respect to the Merger, in form and substance satisfactory to us and our legal counsel, may be included in a proxy or registration statement of the Company distributed in connection with the Merger. In furnishing this opinion, Seven Hills does not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of
Section 11 of the Securities Act.

Very truly yours,

/s/ Seven Hills Partners LLC

                                   APPENDIX F
                                LOCK-UP AGREEMENT

IQ Biometrix, Inc.
2000 Bridge Parkway, Suite 201
Fremont, CA 94038

Ladies and Gentlemen:

      As an inducement to IQ Biometrix, Inc. ("IQB") to enter into the Agreement and Plan of Merger between IQB and Wherify Wireless, Inc. ("Wherify"), as amended (the "Agreement") and to consummate the transactions thereunder (the "Merger"), the undersigned hereby agrees that until the expiration of the various periods described below (the "Lock-up Periods"), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly (a "Transfer"), any shares of common stock of IQB, including any securities convertible into or exchangeable or exercisable for any shares of common stock of IQB, received by the undersigned as a result of the Merger, excluding shares of IQB Common Stock issuable upon exercise of stock options held by employees who are not officers or directors of Wherify prior to the Effective Time or of IQB immediately after the Effective Time (the "Securities"), or enter into a transaction which would have the same effect, or publicly disclose the intention to make any such offer, sale, pledge or disposal without the prior consent of the Board of Directors of IQB at a duly noticed and called meeting or by unanimous written consent. On the date 60 days after the "Effective Time," as defined in the Agreement, (the "Initial Lock-up Period"), this Lock-up Agreement shall terminate with respect to (i) 50% of the undersigned's Securities which the undersigned received as a result of the Merger in exchange for shares of Wherify purchased by the undersigned before December 20, 2004 ("Class 1 Securities"), and (ii) 100% of the undersigned's Securities which the undersigned received as a result of the Merger in exchange for shares of Wherify purchased by the undersigned on or after December 20, 2004 but prior to January 13, 2005 ("Class 2 Securities"). Any Securities with respect to which this Lock-up Agreement have expired are referred to hereinafter as "Freely Tradeable Securities."

      The undersigned further agrees that after the Initial Lock-up Period and until the date that is 90 days after the Effective Time (the "Second Lock-up Period"), with respect to the undersigned's Securities that are not then Freely Tradeable Securities, the undersigned will not Transfer any such Securities or enter into a transaction which would have the same effect, or publicly disclose the intention to make any such offer, sale, pledge or disposal without the prior consent of the Board of Directors of IQB at a duly noticed and called meeting or by unanimous written consent. Upon the expiration of the Second Lock-up Period, this Lock-up Agreement shall terminate with respect to 50% of the undersigned's Securities which the undersigned received as a result of the Merger in exchange for shares of Wherify purchased by the undersigned on or after January 13, 2005 ("Class 3 Securities").

      The undersigned further agrees that after the Second Lock-up Period and until the date that is 180 days after the Effective Time (the "Third Lock-up Period"), with respect to the undersigned's Securities that are not then Freely Tradeable Securities, the undersigned will not Transfer any such Securities or enter into a transaction which would have the same effect, or publicly disclose the intention to make any such offer, sale, pledge or disposal without the prior consent of the Board of Directors of IQB at a duly noticed and called meeting or by unanimous written consent. Upon the expiration of the Third Lock-up Period, this Lock-up Agreement shall terminate with respect to 100% of the undersigned's Class 3 Securities.

      The undersigned further agrees that after the Third Lock-up Period and until the date that is one year after the Effective Time, (the "Final Lock-up Period") with respect to the undersigned's Securities that are not Freely Tradeable Securities, the undersigned will not Transfer any such Securities or enter into a transaction which would have the same effect, or publicly disclose the intention to make any such offer, sale, pledge or disposal without the prior consent of the Board of Directors of IQB at a duly noticed and called meeting or by unanimous written consent. Upon the expiration of the Final Lock-Up Period, this Lock-up Agreement shall terminate with respect to 100% of the undersigned's Securities.

      Notwithstanding the foregoing, if at any time between the signing of the Agreement and the expiration of the Final Lock-up Period, in the reasonable judgment of William Scigliano, or Mr. Scigliano's successor on the Board of Directors of IQB, IQB suffers any Material Adverse Effect, as such term is defined in the Agreement, the term of the Initial Lock-up Period, Second Lock-up Period, Third Lock-up Period and/or the Final Lock-up Period, as applicable, shall be extended by a period equal to the period during which such Material Adverse Effect is continuing; provided, however, that no Lock-Up Period which has expired prior to the occurrence of such Material Adverse Effect may be extended.

      Subject to the prior paragraph, this Lock-up Agreement terminates with respect to all of the undersigned's Securities on the date that is one year after the Effective Time.

      Any Securities received upon exercise of options granted to the undersigned will also be subject to this Agreement, excluding shares of IQB Common Stock issuable upon exercise of stock options held by employees who are not officers or directors of Wherify prior to the Effective Time or of IQB or the combined company immediately after the Effective Time. Any Securities acquired by the undersigned in the open market will not be subject to this Agreement. A transfer of Securities to a family member or trust may be made, provided the transferee agrees to be bound in writing by the terms of this Agreement.

      Notwithstanding the foregoing, this Lock-up Agreement may be terminated as to some or all of the undersigned's Securities at any time upon the prior consent of the Board of Directors of IQB or the combined company at a duly noticed and called meeting or by unanimous written consent.

      At the Effective Time, there shall be imprinted or otherwise placed, on certificates representing the Securities the following restrictive legend:

      THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITONS OF A CERTAIN LOCK-UP AGREEMENT BETWEEN THE CORPORATION AND CERTAIN HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

      In furtherance of the foregoing, IQB or the combined company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.

      This Lock-up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

                                                Very truly yours,

                                                Name

                                                Address

                                   APPENDIX G

                                 2004 Stock Plan

                               IQ BIOMETRIX, INC.

                                 2004 STOCK PLAN

1. Purposes of the Plan. The purposes of this Plan are: to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of the Company's business.

      The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options and Restricted Stock.

2.  Definitions.  As used herein, the following definitions will apply:

      (a) "Administrator" means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

      (b) "Applicable Laws" means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

      (c) "Award" means, individually or collectively, a grant under the Plan of Options or Restricted Stock.

      (d) "Award Agreement" means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

      (e)

      (f) "Awarded Stock" means the Common Stock subject to an Award.

      (g) "Board" means the Board of Directors of the Company.

      (h) "Change in Control" means the occurrence of any of the following events:

      (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

      (ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; or

      (iii) A change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

      (iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

      (i) "Code" means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

      (j) "Committee" means a committee of Directors or other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 of the Plan.

      (k) "Common Stock" means the Common Stock of the Company.

      (l) "Company" means IQ Biometrix, Inc., a Delaware corporation, or any successor thereto.

      (m) "Consultant" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

      (n) "Director" means a member of the Board.

      (o) "Disability" means total and permanent disability as defined in
Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

      (p) "Dividend Equivalent" means a credit, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

      (q) "Employee" means an "employee" (within the meaning of Section 3401(c) of the Code and the regulations thereunder) of the Company or any Parent or Subsidiary of the Company. Neither service as an Outside Director nor payment of a director's fee by the Company to an Outside Director will be sufficient to constitute "employment" by the Company.

      (r) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      (s) "Exchange Program" means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The terms and conditions of any Exchange Program will be determined by the Administrator in its sole discretion.

      (t) "Fair Market Value" means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

      (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

      (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

      (iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

      (u) "Fiscal Year" means the fiscal year of the Company.

      (v) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

      (w) "Involuntary Termination" means the termination of the service of any Participant with the Company or any Parent or Subsidiary of the Company which occurs by reason of:

      (i) such Participant's involuntary dismissal or discharge by the Company or any Parent or Subsidiary of the Company for reasons other than Misconduct; or

      (ii) such Participant's voluntary resignation following (A) a change in his or her position with the Company or Parent or Subsidiary of the Company which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such Participant's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the Participant's consent.

      (x) "Misconduct" means the commission of any act of fraud, embezzlement or dishonesty by a Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary of the Company), or any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any Parent or Subsidiary of the Company) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary of the Company) may consider as grounds for the dismissal or discharge of any Participant or other person in the service of the Company (or any Parent or Subsidiary of the Company).

      (y) "Nonstatutory Stock Option" means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

      (z) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

      (aa) "Option" means a stock option granted pursuant to the Plan.

      (bb) "Other Stock Based Awards" means Awards granted pursuant to Section 9 of the Plan.

      (cc) "Outside Director" means a Director who is not an Employee.

      (dd) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

      (ee) "Participant" means the holder of an outstanding Award granted under the Plan.

      (ff) "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

      (gg) "Plan" means this 2004 Stock Plan.

      (hh) "Restricted Stock" means shares of Common Stock issued pursuant to a Restricted Stock award under Section 8 of the Plan or issued pursuant to the early exercise of an Option.

      (ii) "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

      (jj) "Section 16(b)" means Section 16(b) of the Exchange Act.

      (kk) "Service Provider" means an Employee, Director or Consultant.

      (ll) "Share" means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

      (mm) "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

      (a) Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the initial maximum aggregate number of Shares that may be issued under the Plan is 2,000,000, all of which may be issued upon the exercise of Incentive Stock Options granted under the Plan. The Shares may be authorized, but unissued, or reacquired Common Stock. Upon payment in Shares pursuant to the exercise of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender of Shares, or if Shares are tendered or withheld to satisfy any Company withholding obligations, the number of Shares so tendered or withheld shall again be available for issuance pursuant to future Awards under the Plan. The number of Shares reserved for issuance under the Plan (including Shares reserved for issuance upon the exercise of Incentive Stock Options granted under the Plan) shall increase annually during the term of the Plan beginning on the first day of the Company's fiscal year beginning in 2005 by an amount of Shares equal to the lesser of (i) 200,000 Shares, (ii) 5% of the outstanding Shares on such date or (iii) a lesser amount determined by the Board; provided, however, in no event shall the aggregate number of Shares reserved for issuance under the Plan (including Shares reserved for issuance upon the exercise of Incentive Stock Options granted under the Plan), as adjusted for all such annual increases, exceed 4,000,000 Shares. The Shares issued under the Plan may be authorized, but unissued, or reacquired Common Stock.

      (b) Lapsed Awards. If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the Shares allocable to the terminated portion of such Award or such forfeited or repurchased Shares shall again be available for grant under the Plan.

      (c) Section 162(m) Grant Limit. Subject to the provisions of Section 12 of the Plan, at any time that the Company is a "publicly held corporation" within the meaning of Section 162(m) of the Code, no Employee or prospective Employee may be granted one or more Options within any fiscal year of the Company which in the aggregate cover more than 1,000,000 Shares. An Option which is canceled (or deemed to be canceled under Treasury Regulation Section 1.162-27(e)(2)(vi)(B)) within the same fiscal year of the Company in which it was granted shall continue to be counted against the Share limit set forth in this Section 3(c).

4. Administration of the Plan.

      (a) Procedure.

      (i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

      (ii) Section 162(m). To the extent that the Administrator determines it to be desirable and necessary to qualify Awards granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more "outside directors" within the meaning of Section 162(m) of the Code.

      (iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

      (iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

      (v) Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

      (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

      (i) to determine the Fair Market Value;

      (ii) to select the Service Providers to whom Awards may be granted hereunder;

      (iii) to determine the number of Shares to be covered by each Award granted hereunder;

      (iv) to approve forms of agreement for use under the Plan;

      (v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price or purchase price for an Award, the time or times when Awards may be exercised (which may be based on performance criteria), the time or times when Awards or Shares become vested, any forfeiture or repurchase rights of the Company or any Parent or Subsidiary of the Company with respect to Shares or Awards held by a Participant, whether an Option may be exercisable for unvested Shares which are subject to repurchase by the Company or any Parent or Subsidiary of the Company if a Participant ceases to be a Service Provider while holding unvested Shares, any vesting acceleration or waiver of forfeiture or repurchase rights, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

      (vi) to reduce the exercise price of any Award to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Award shall have declined since the date the Award was granted;

      (vii) to institute an Exchange Program;

      (viii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

      (ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws;

      (x) to modify or amend each Award (subject to Section 15(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;

      (xi) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of any Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable;

      (xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

      (xiii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

      (xv) to determine whether Awards will be settled in Shares, cash or in any combination thereof;

      (xvi) to determine whether Awards will be adjusted for Dividend
Equivalents;

      (xvii) to create Other Stock Based Awards for issuance under the Plan;

      (xviii) to establish a program whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

      (xix) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

      (xx) to make all other determinations deemed necessary or advisable for administering the Plan.

      (c) Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options and Restricted Stock may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Limitations.

      (a) ISO $100,000 Rule. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this
Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

      (b) No Rights as a Service Provider. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing his or her relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Company or its Parent or Subsidiaries to terminate such relationship at any time, with or without cause.

7. Stock Options.

      (a) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

      (b) Option Exercise Price and Consideration.

      (i) Exercise Price.The per Share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

      (1) In the case of an Incentive Stock Option

      (A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

      (B) granted to any Employee other than an Employee described in paragraph
(A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

      (2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

      (3) Notwithstanding the foregoing, Incentive Stock Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

      (ii) Waiting Period and Exercise Dates.At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

      (c) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration to the extent permitted under Section 16(a) of the Plan and all other Applicable Laws may consist entirely of:

      (i) cash;

      (ii) check;

      (iii) promissory note on such terms and conditions as determined by the Administrator in its sole and absolute discretion;

      (iv) other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences (as determined by the Administrator);

      (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

      (vi) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant's participation in any Company-sponsored deferred compensation program or arrangement;

      (vii) any combination of the foregoing methods of payment; or

      (viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

      (d) Exercise of Option.

      (i) Procedure for Exercise; Rights as a Stockholder.Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

      An Option will be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan or the applicable Award Agreement.

      Exercising an Option in any manner will decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

      (ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant's death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant's termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option as of such termination date will revert to the Plan on the date one (1) month following the Participant's termination. If after termination the Participant does not exercise his or her Option within the time specified herein, in the Award Agreement or by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

      (iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant's Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant's termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option as of such termination date will revert to the Plan on the date one (1) month following the Participant's termination. If after termination the Participant does not exercise his or her Option within the time specified herein, in the Award Agreement or by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

      (iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant's death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant's designated beneficiary, provided such beneficiary has been designated in writing prior to Participant's death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant's estate or by the person(s) to whom the Option is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant's death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option as of the date of the Participant's death will revert to the Plan on the date one (1) month following the Participant's death. If the Option is not so exercised within the time specified herein, in the Award Agreement or by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

      (e) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made. 8. Restricted Stock.

      (a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine. Subject to Section 16(a) of the Plan and any other Applicable Laws, the Administrator shall determine the form of consideration to be paid for such Shares. Such consideration to the extent permitted under Section 16(a) of the Plan and all other Applicable Laws may consist entirely of:

      (i) cash;

      (ii) check;

      (iii) past services rendered to the Company (or any Parent or Subsidiary);

      (iv) promissory note on such terms and conditions as determined by the Administrator in its sole and absolute discretion;

      (v) any combination of the foregoing methods of payment; or

      (vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

      (b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

      (c) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

      (d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

      (e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

      (f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

      (g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

      (h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Other Stock Based Awards. Other Stock Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under the Plan and/or cash awards made outside of the Plan. The Administrator shall have authority to determine the Service Providers to whom and the time or times at which Other Stock Based Awards shall be made, the amount of such Other Stock Based Awards, and all other conditions of the Other Stock Based Awards including any dividend and/or voting rights.

10. Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence and will resume on the date the Participant returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed and the leave of absence lasts longer than three
(3) months, then three months following the day after the expiration of the initial three-month leave period, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

11. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

12. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

      (a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust (i) the number and class of Shares which may be delivered under Section 3(a) of the Plan, (ii) the maximum number of Shares by which the Shares reserved under the Plan shall increase in each fiscal year of the Company under Section 3(a) of the Plan, (iii) the maximum number and class of Shares for which any Employee or prospective Employee may be granted Options per fiscal year of the Company under Section 3(c) of the Plan and (iv) the number, class, and exercise price of Shares subject to outstanding Awards. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

      (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award, to the extent applicable, until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested, an Award will terminate immediately prior to the consummation of such proposed action.

      (c) Merger or Change in Control.

      (i) Stock Options.In the event of a merger or Change in Control, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to Options granted to an Outside Director that are assumed or substituted for, if immediately prior to or after the merger or Change in Control the Participant's status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant shall fully vest in and have the right to exercise such Options as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. The Administrator shall also have the discretionary authority to structure one or more Option grants so that those Shares subject to such Options shall automatically vest, in whole or in part, upon the Involuntary Termination of the Participant's service with the Company or a Parent or Subsidiary of the Company within a designated period (not to exceed eighteen (18) months) following the effective date of any Change in Control in which those Shares do not otherwise vest. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute for the Option, the Participant shall fully vest in and have the right to exercise the Option as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option is not assumed or substituted in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option shall be exercisable, to the extent vested (taking into account any acceleration of vesting applicable to such option), for a period of up to fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or Change in Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Awarded Stock subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant's consent; provided, however, a modification to such performance goals only to reflect the successor corporation's post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

      (ii) Restricted Stock and Other Stock Based Awards.In the event of a merger or Change in Control, each outstanding Restricted Stock award shall be assumed or an equivalent Restricted Stock award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to Awards granted to an Outside Director that are assumed or substituted for, if immediately prior to or after the merger or Change in Control the Participant's status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant shall fully vest in such Awards, including Shares as to which the Participant would not otherwise be vested. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute for the Restricted Stock award, the Participant shall fully vest in the Restricted Stock including as to Shares which would not otherwise be vested. The Administrator shall also have the discretionary authority to structure one or more grants of Restricted Stock so that those Shares of Restricted Stock shall automatically vest, in whole or in part, upon the Involuntary Termination of the Participant's service with the Company or a Parent or Subsidiary of the Company within a designated period (not to exceed eighteen (18) months) following the effective date of any Change in Control in which those shares of Restricted Stock do not otherwise vest. For the purposes of this paragraph, a Restricted Stock award shall be considered assumed if, following the merger or Change in Control, the award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant's consent; provided, however, a modification to such performance goals only to reflect the successor corporation's post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

13. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

14. Term of Plan. Subject to Section 19 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 15 of the Plan.

15. Amendment and Termination of the Plan.

      (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

      (b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

      (c) Effect of Amendment or Termination. Subject to Section 17 of the Plan, no amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

16. Conditions Upon Issuance of Shares.

      (a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance. Notwithstanding any other provision of the Plan, the Company shall not be required to take or permit any action under the Plan or any agreement which, in the good faith determination of the Administrator, would result in a material risk of violation by the Company of Section 13(k) of the Exchange Act.

      (b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

17. Severability. Notwithstanding any contrary provision of the Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the Awards shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or Award, as applicable, shall not in any way be affected or impaired thereby.

18. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

19. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

                               IQ BIOMETRIX, INC.
                                 2004 STOCK PLAN
                             STOCK OPTION AGREEMENT

      Unless otherwise defined herein, the terms defined in the 2004 Stock Plan (the "Plan") shall have the same defined meanings in this Stock Option Agreement (the "Option Agreement").

1. Grant of Option. The Administrator of the Company hereby grants to the Optionee (the "Optionee") named in the Certificate of Stock Option Grant (the "Certificate"), an option (the "Option") to purchase the number of Shares set forth in the Certificate, at the exercise price per Share set forth in the Certificate (the "Exercise Price"), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 15 of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail. This Option shall expire at the close of business on the expiration date set forth in the Certificate (the "Expiration Date"), unless sooner terminated in accordance with the provisions of this Option Agreement or the Plan. The Certificate is incorporated herein by reference and is a part of this Option Agreement.

      If designated in the Certificate as an Incentive Stock Option ("ISO"), this Option is intended to qualify as an Incentive Stock Option as defined in
Section 422 of the Code. Nevertheless, to the extent that it exceeds the $100,000 rule of Code Section 422(d), this Option shall be treated as a Nonstatutory Stock Option ("NSO").

2. Exercise of Option. This Option shall be exercisable during its term in accordance with the provisions of Section 7 of the Plan as follows:

      (a) Right to Exercise.

      (i) Subject to subsections 2(a)(ii) and 2(a)(iii) below, this Option shall be exercisable cumulatively according to the vesting schedule set forth in the Certificate, subject to the Optionee's continuing as a Service Provider on such dates.

      (ii) This Option may not be exercised for a fraction of a Share.

      (iii) This Option may be exercised, to the extent it is then vested, for three months after Optionee ceases to be a Service Provider. Upon death or Disability of the Optionee, this Option may be exercised, to the extent it is then vested, for one year after Optionee ceases to be Service Provider. In no event shall this Option be exercised later than the Expiration Date as provided above.

      (b) Method of Exercise. This Option shall be exercisable by delivery of an Exercise Notice (the "Exercise Notice") in the form as set forth in Exhibit A hereto which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

      No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

3. Optionee's Representations. In the event the Shares have not been registered under the Securities Act of 1933, as amended, at the time this Option is exercised, the Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, make to the Company certain representations and warranties as set forth in the Exercise Notice.

4. Lock-Up Period. Optionee hereby agrees that, if so requested by the Company or any representative of the underwriters (the "Managing Underwriter") in connection with any registration of the offering of any securities of the Company under the Securities Act, Optionee shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period (or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company not to exceed 180 days) (the "Market Standoff Period") following the effective date of a registration statement of the Company filed under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

5. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee (to the extent permitted under Section 16(a) of the Plan and all other Applicable Laws):

      (a) cash;

      (b) check;

      (c) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

      (d) surrender of other Shares which, (i) have been owned by the Optionee for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the exercised Shares.

6. Restrictions on Exercise. This Option may not be exercised (i) until such time as the Plan has been approved by the stockholders of the Company, or (ii) if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would not be permitted under Section 16(a) of the Plan or would constitute a violation of any Applicable Law.

7. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

8. Term of Option. The term of this Option shall begin on the grant date set forth in the Certificate and shall expire on the Expiration Date. This Option may be exercised only within such term, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

9. Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Shares shall be issued to the Optionee as soon as practicable after the Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in Section 7(d) of the Plan.

10. Restrictive Legends and Stop-Transfer Orders.

      (a) Legends. Optionee understands and agrees that the Company shall cause legends to be placed upon any certificate(s) evidencing ownership of the Shares in order to evidence any restrictions on the transfer of the Shares set forth in this Option Agreement or in the Plan, together with any other legends that may be required by the Company or by state or federal securities laws.

      (b) Stop-Transfer Notices. Optionee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own Shares, it may make appropriate notations to the same effect in its own records.

      (c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Option Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

11. Tax Consequences. Set forth below is a brief summary as of the date of this Option of some of the federal tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

      (a) Exercise of NSO. There may be a regular federal income tax liability upon the exercise of an NSO. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the exercised Shares on the date of exercise over the Exercise Price. If Optionee is an Employee or a former Employee, the Company will be required to withhold from Optionee's compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

      (b) Exercise of ISO. If this Option qualifies as an ISO, there will be no regular federal income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the exercised Shares on the date of exercise over the Exercise Price will be treated as an adjustment to the alternative minimum tax for federal tax purposes and may subject the Optionee to the alternative minimum tax in the year of exercise.

      (c) Disposition of Shares. In the case of an NSO, if Shares are held for more than one year after the date of exercise of the Option, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes. In the case of an ISO, if Shares transferred pursuant to the Option are held for more than one year after exercise and more than two years after the grant date of the Option, any gain realized on disposition of the Shares will also be treated as long-term capital gain for federal income tax purposes. If Shares purchased under an ISO are disposed of within one year after exercise or two years after the grant date of the Option, any gain realized on such disposition will be treated as compensation income in the year of such disposition (taxable at ordinary income rates) to the extent of the difference between the Exercise Price of the exercised Shares and the lesser of (i) the Fair Market Value of the exercised Shares on the date of exercise, or
(ii) the sale price of the exercised Shares. Different rules may apply if the Shares are subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code) at the time of purchase. Any additional gain will be taxed as capital gain, which will be long-term or short-term depending on the period that the ISO Shares were held.

      (d) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Optionee herein is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two years after the grant date of the Option, or (ii) the date one year after the date of exercise, the Optionee shall immediately notify the Company in writing of such disposition. Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by the Optionee as a result of such disqualifying disposition.

      (e) Withholding Taxes. Optionee agrees to make appropriate arrangements with the Company (or any parent or subsidiary of the Company employing or retaining Optionee) for the satisfaction of all Federal, state, local and foreign income and employment tax withholding requirements applicable to the Option exercise. Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the Shares if such withholding amounts are not delivered at the time of exercise.

12. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement (including the Certificate and all of the exhibits, which are parts of this Agreement) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee. This Option Agreement is governed by the internal substantive laws but not the choice of law rules of California.

13. No Guarantee of Continued Service. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH OPTIONEE'S RIGHT OR THE COMPANY'S RIGHT TO TERMINATE OPTIONEE'S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

14. Acknowledgement. By accepting this Option, Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and accepts this Option subject to all of the terms and provisions thereof. Further, Optionee acknowledges that Optionee has reviewed the Plan and this Option Agreement (including the Certificate and all of the exhibits, which are parts of this Agreement) in their entirety, has had an opportunity to obtain the advice of counsel prior accepting this Option and fully understands all provisions of the Option. Further, Optionee agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option. Optionee further agrees to notify the Company upon any change in his or her residence address.

                                    EXHIBIT A

                                 EXERCISE NOTICE

      To:       IQ BIOMETRIX, INC. (the "Company")

      From:

      Date:

      (Last Name)        First Name)        (M.I.)

      Pursuant to the provisions of the IQ Biometrix, Inc. 2004 Stock Plan (the "Plan"), Certificate of Stock Option Grant and Option Agreement under which the following stock option(s) was/were granted, I hereby elect to exercise the following stock option(s) granted to me by the Company (as defined in the Plan) to purchase shares of Company Common Stock (the "Shares"):

                           Grant Exercise Information:

            1                    2                3                4                 5                 6               7
            -                    -                -                -                 -                 -               -
Grant                                                                 Grant
Number (if                                    Grant Type          Price Per          # of Shares     Amount Due      Amount Due
applicable)                    Grant Date    (Check One)              Share          to Exercise      For Stock       for Taxes
-----------                    ----------    -----------              -----          -----------      ---------       ---------
                                           |_| ISO |_| NSO
                                           |_| ISO |_| NSO
                                           |_| ISO |_| NSO
                                           |_| ISO |_| NSO
                                           |_| ISO |_| NSO
                                           |_| ISO |_| NSO   Totals                 (A)               (B)             (C)

Method Of Payment: |_| Check
***If check not enclosed, please indicate:
Method of Payment             Total Due for Exercise (B+C): $
                  ----------

      TO COMPLETE YOUR STOCK OPTION EXERCISE, YOU MUST DO THE FOLLOWING:

1. Review the Terms and Conditions of Stock Option Exercise attached as Exhibit B to this document.

2.    Review and complete the terms of purchase set forth below.

      Terms of Purchase:

      By signing this Exercise Notice, I hereby represent and warrant to the Company that I have read and agree to (i) all of the Terms and Conditions of Stock Option Exercise attached hereto as Exhibit B and (ii) all of the terms and conditions of the Option Agreement (including exhibits).

      I am hereby delivering to the Company: (i) this fully completed and executed Exercise Notice and (ii) the full purchase price for the Shares.

      I understand that, if I am an officer or director of the Company, I may be subject to additional requirements under Federal securities regulations which pertain to this type of transaction.

Signature

                                    EXHIBIT B

                  TERMS AND CONDITIONS OF STOCK OPTION EXERCISE

1. Exercise. The Optionee (the "Optionee") identified on the Exercise Notice to which these Terms and Conditions of Stock Option Exercise (these "Terms and Conditions") are attached has elected to exercise the option (the "Option") to purchase shares of Common Stock of the Company (as defined in the IQ Biometrix, Inc. 2004 Stock Plan) identified on the Exercise Notice, and thereby purchase from the Company that number of shares of the Company's Common Stock identified on the Exercise Notice (the "Shares") at the applicable exercise price per share set forth in the Option Agreement (the "Exercise Price"), and subject to the terms and conditions of: (i) the 2004 Stock Plan (the "Plan"), (ii) the Stock Option Agreement (including all exhibits thereto and the Certificate of Stock Option Grant (the "Certificate")) pursuant to which the Company granted the Option to Optionee (the "Option Agreement"), and (iii) the Exercise Notice, including these Terms and Conditions. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in these Terms and Conditions.

2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement and any and all withholding taxes due in connection with the exercise of the Option.

3. Representations of Optionee. Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement (including the Certificate and all of the exhibits, which are part of the Option Agreement) and agrees to abide by and be bound by their terms and conditions. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee's purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice. Optionee understands and agrees that the Company shall cause the legends to be placed upon any certificate(s) evidencing ownership of the Shares in order to evidence any restrictions on the transfer of the Shares set forth in the Option Agreement or in the Plan, together with any other legends that may be required by the Company or by state or federal securities laws.

4. Investment Representations. In the event that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), at the time of exercise, then in connection with the purchase of the Shares, the Optionee represents to the Company the following:

      (a) Optionee is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Optionee is acquiring these Shares for investment for Optionee's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act.

      (b) Optionee acknowledges and understands that the Shares constitute "restricted securities" under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Optionee's investment intent as expressed herein. In this connection, Optionee understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Optionee's representation was predicated solely upon a present intention to hold these Shares for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Shares, or for a period of one year or any other fixed period in the future. Optionee further understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Optionee further acknowledges and understands that the Company is under no obligation to register the Shares. Optionee understands that the certificate evidencing the Shares will be imprinted with a legend which prohibits the transfer of the Shares unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Company and with any other legend required under applicable state securities laws.

      (c) Optionee is familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of "restricted securities" acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Option to the Optionee, the exercise will be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Shares exempt under Rule 701 may be resold, subject to the satisfaction of certain of the conditions specified by Rule 144, including: (1) the resale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and, in the case of an affiliate, (2) the availability of certain public information about the Company, (3) the amount of Shares being sold during any three month period not exceeding the limitations specified in Rule 144(e), and (4) the timely filing of a Form 144, if applicable.

      In the event that the Company does not qualify under Rule 701 at the time of grant of the Option, then the Shares may be resold in certain limited circumstances subject to the provisions of Rule 144, which requires the resale to occur not less than one year after the later of the date the Shares were sold by the Company or the date the Shares were sold by an affiliate of the Company, within the meaning of Rule 144; and, in the case of acquisition of the Shares by an affiliate, or by a non-affiliate who subsequently holds the Shares less than two years, the satisfaction of the conditions set forth in sections (1), (2),
(3) and (4) of the paragraph immediately above.

      (d) Optionee further understands that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement Shares other than in a registered offering and otherwise than pursuant to Rules 144 or 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Optionee understands that no assurances can be given that any such other registration exemption will be available in such event.

5. Lock-Up Period. Optionee hereby agrees that, if so requested by the Company or any representative of the underwriters (the "Managing Underwriter") in connection with any registration of the offering of any securities of the Company under the Securities Act, Optionee shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period (or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company not to exceed 180 days) (the "Market Standoff Period") following the effective date of a registration statement of the Company filed under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

6. Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and the terms and conditions of this Exercise Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, the terms and conditions of this Exercise Notice shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

7. Interpretation. Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Optionee or by the Company forthwith to the Administrator which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on all parties.

8. Governing Law; Severability. This Exercise Notice is governed by the internal substantive laws, but not the choice of law rules, of California.

9. Entire Agreement. The Plan and Option Agreement (including the Certificate and all exhibits, which are parts of the Option Agreement) are incorporated herein by reference. This Exercise Notice, the Plan, the Certificate, and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee.

                                   APPENDIX H

                California Corporations Code Sections 1300 - 1304

                          Cal Corp Code ss. 1300 (2004)

ss. 1300. Shareholder in short-form merger; Purchase at fair market value; "Dissenting shares"; "Dissenting shareholder"

      (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

      (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

      (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

      (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

      (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

      (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

      (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

                          Cal Corp Code ss. 1301 (2004)

ss. 1301. Notice to holder of dissenting shares of reorganization approval; Demand for purchase of shares; Contents of demand

      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

      (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

                          Cal Corp Code ss. 1302 (2004)

ss. 1302. Stamping or endorsing dissenting shares

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

                          Cal Corp Code ss. 1303 (2004)

ss. 1303. Dissenting shareholder entitled to agreed price with interest thereon; When price to be paid

      (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

                          Cal Corp Code ss. 1304 (2004)

ss. 1304. Action by dissenters to determine whether shares are dissenting shares or fair market value of dissenting shares or both; Joinder of shareholders; Consolidation of actions; Determination of issues; Appointment of appraisers

      (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

                 This page has been left blank intentionally.)]

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      IQB's certificate of incorporation provides that, to the fullest extent authorized by the Delaware Law, IQB shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") because he is or was a director or officer of IQB, or is or was serving at the request of IQB as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection with such Proceeding.

      Under Section 145 of the Delaware Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed Proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      IQB's certificate of incorporation also provides that expenses incurred by a person in his capacity as director of IQB in defending a Proceeding may be paid by IQB in advance of the final disposition of such Proceeding as authorized by the Board of Directors of IQB in advance of the final disposition of such Proceeding as authorized by the Board of Directors of IQB upon receipt of an undertaking by or on behalf of such person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by IQB pursuant to the Delaware Law. Under Section 145 of the Delaware Law, a corporation must indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred in by him in connection with the defense of a Proceeding if he has been successful on the merits or otherwise in the defense thereof.

      IQB's certificate of incorporation provides that a director of IQB shall not be personally liable to IQB of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of a director's duty of loyalty to IQB or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law for the willful or negligent unlawful payment of dividends, stock purchase or stock redemption or
(iv) for any transaction from which a director derived an improper personal benefit.

      IQB has procured directors' and officers' liability insurance which insures against liabilities that directors and officers of IQB may incur in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

      (a) The following Exhibits are filed herewith unless otherwise indicated:

      EXHIBIT NO. DESCRIPTION
      ----------- -----------

            2.01 Agreement and Plan of Merger dated as of April 14, 2004, by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix A to the joint proxy statement/prospectus which is part of this Registration Statement).

            2.02 Amendment No. 1 to Agreement and Plan of Merger dated as of August 13, 2004 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix B to the joint proxy statement/prospectus which is part of this Registration Statement).

            2.03 Amendment No. 2 to Plan of Merger dated as of December 7, 2004 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix C to the joint proxy statement/prospectus which is part of this Registration Statement).

            2.04 Amendment No. 3 to Agreement and Plan of Merger dated as of January 13, 2005 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix D to the joint proxy statement/prospectus which is part of this Registration Statement).

            3.02 Bylaws of IQB are incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997.

            3.04  Amended and Restated Articles of Incorporation of IQB.*

            4.01 Specimen Common Stock Certificate is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997.

            4.02 2004 Consultant Compensation plan is hereby incorporated by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-112937) filed February 18, 2004.

            4.03 Registration of Stock Option are hereby incorporated by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-116207) filed June 4, 2004.

            4.04 Amendment to the 2004 Consultant Compensation plan is hereby incorporated by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-112937) filed October 13, 2004.

            4.05 2005 Consultant Compensation plan is hereby incorporated by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-123145) filed March 4, 2005.

            5.01  Opinion of The Crone Law Group LLP.*

            10.01 Asset Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and IQB is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

            10.02 Stock Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and IQB is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

            10.03 Warrant to Purchase Common Stock dated February 11, 2003 between IQB and Special Equity IV, L.P. is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

            10.06 Bill of Sale and Assignment dated February 11, 2003 executed by Special Equity IV, L.P. in favor of IQB is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

            10.10 Memorandum of Agreement regarding stock options dated August
                  1, 2002 by and between IQB and William Scigliano is incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002.

            10.12 Memorandum of Agreement regarding stock options dated August
                  1, 2002 by and between IQB and Greg J. Micek is incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002.

            10.24 Form of Warrant to Purchase Common Stock Issued to Holders
                  dated May 28, 2003 is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

            10.25 10% Secured Convertible Debenture dated May 28, 2003 between
                  IQB and John J. Micek, Jr. is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

            10.26 10% Secured Convertible Debenture dated May 28, 2003 between
                  IQB and Neil Morris is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

            10.27 10% Secured Convertible Debenture dated May 28, 2003 between
                  IQB and Elisa Micek and Forte Capital Partners, LLC is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

            10.28 10% Secured Promissory Note between IQB and Network Storage
                  Systems, Inc. dated May 4, 2003 is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

            10.29 Security Agreement between IQB the Lenders dated May 4, 2003 is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

            10.31 Severance and Mutual release between IQB and Greg Micek dated
                  September 30, 2003

            10.32 6% Secured Convertible Debenture dated September 18, 2003 between IQB and Platinum Partners Value Arbitrage Fund is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

            10.33 6% Secured Convertible Debenture dated September 18, 2003 between IQB and Platinum Partners Global Macro Fund, LP is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

            10.34 Warrant to Purchase Common Stock Issued to Platinum Partners
                  Value Arbitrage Fund, LP 2003 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

            10.35 Warrant to Purchase Common Stock Issued to Platinum Partners
                  Global Macro Fund, LP 2003 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

            10.36 6% Secured Convertible Debenture dated October 30, 2003 between IQB and William Ritger is incorporated herein by reference from IQB's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

            10.37 6% Secured Convertible Debenture dated October 8, 2003 between
                  IQB and Jacob Engel is incorporated herein by reference from IQB's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

            10.38 Warrant to Purchase Common Stock Issued to William Ritger is
                  incorporated herein by reference from IQB's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

            10.39 Warrant to Purchase Common Stock Issued to Jacob Engel is
                  incorporated herein by reference from IQB's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

            10.40 Amendment to Employment Agreement between IQ Biometrix and
                  William B. Scigliano dated April 13, 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

            10.41 Consulting Agreement between IQ Biometrix and Daniel P.
                  McKelvey dated August 1, 2003 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

            10.42 Warrant to Purchase Common Stock Issued to Daniel McKelvey
                  dated August 2003 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.43 6% Secured Convertible Debenture dated August 18, 2004 between
                  IQB and John Micek, Jr. and Forte Capital Partners, LLC is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

            10.44 Warrant to Purchase Common Stock Issued to Forte Capital
                  Partners, LLC dated July 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

            10.45 Warrant to Purchase Common Stock Issued to John Micek, Jr.
                  dated July 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

            10.46 Amendment to consulting agreement between IQB and Daniel
                  McKelvey dated August 1, 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

            10.47 Warrant to Purchase Common Stock Issued to Forte Capital
                  Partners, LLC dated August 17, 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

            10.48 Warrant to Purchase Common Stock Issued to John Micek, Jr.
                  dated August 17, 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

            10.49 Warrant to Purchase Common Stock Issued to Forte Capital
                  Partners, LLC dated October 13, 2004 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.50 IQB's 2000 Non-Qualified Stock Option Plan is incorporated herein by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-43884) filed August 16, 2000, Item 8,
                  Exhibit 4.02.

            10.51 IQ Biometrix California, Inc. 2001 Stock Plan is incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002,
                  Item 13(a) (iii), Exhibit 99.03.

            10.52 IQB's Year 2002 Consultant Compensation Plan is incorporated herein by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-96873) filed July 7, 2002, Item 8,
                  Exhibit 4.02.

            10.53 IQB's Year 2003 Consultant Compensation Plan is incorporated herein by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-107447) filed July 28, 2003, Item 8,
                  Exhibit 4.02.

            10.54 IQB's Year 2004 Consultant Compensation Plan is incorporated herein by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-112937) filed February 18, 2004, Item 8,
                  Exhibit 4.1.

            10.55 Purchase and Registration Rights Agreement dated January 11,
                  2005 are incorporated herein by reference from IQB's Current Report on Form 8-K (SEC File No. 000-24001) filed January 11, 2005. cross reference Exhibits 10.43 and 10.46

            10.56 Amendment to Consulting Agreement Between IQB and Liviakis
                  Financial Communications, Inc. dated January 1, 2005

            10.57 Consulting Agreement with Alpine Capital Partners dated
                  January 2004 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.58 5% Convertible Debenture issued to Austin Lewis dated January
                  10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.59 Warrant to Purchase Common Stock Issued to Austin Lewis dated
                  January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.60 5% Convertible Debenture issued to Briarwood Investments dated
                  January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.61 Warrant to Purchase Common Stock Issued to Briarwood
                  Investments dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.62 5% Convertible Debenture issued to Enable Capital Partners dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.63 Warrant to Purchase Common Stock Issued to Enable Capital
                  Partners dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.64 5% Convertible Debenture issued to Forte Capital Partners LLC dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.65 Warrant to Purchase Common Stock Issued to Forte Capital
                  Partners LLC dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.66 5% Convertible Debenture issued to Meadowbrook Opportunity
                  Fund dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.67 Warrant to Purchase Common Stock Issued to Meadowbrook
                  Opportunity Fund dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.68 5% Convertible Debenture issued to Ron Nash dated January 10,
                  2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.69 Warrant to Purchase Common Stock Issued to Ron Nash dated
                  January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.70 5% Convertible Debenture issued to Nite Capital dated January
                  10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.71 Warrant to Purchase Common Stock Issued to Nite Capital dated
                  January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.72 5% Convertible Debenture issued to Schottenfeld Group LLC dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.73 Warrant to Purchase Common Stock Issued to Schottenfeld Group
                  LLC dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.74 5% Convertible Debenture issued to Special Situations Private
                  Equity Fund, L.P. dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.75 Warrant to Purchase Common Stock Issued to Special Situations
                  Private Equity Fund, L.P. dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.76 5% Convertible Debenture issued to Special Situations
                  Technology Fund, L.P. dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.77 Warrant to Purchase Common Stock Issued to Special Situations
                  Technology Fund, L.P. dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.78 5% Convertible Debenture issued to Special Situations
                  Technology Fund II, L.P. dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.79 Warrant to Purchase Common Stock Issued to Special Situations
                  Technology Fund II, L.P. dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.80 Warrant to Purchase Common Stock Issued to Daniel McKelvey
                  dated August 2004 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            23.01 Consent of Malone & Bailey, P.C.

            23.02 Consent of Paritz & Company, P.A.

            23.03 Consent of The Crone Law Group LLP (included in Exhibit
                  5.01).*

            99.01 Form of Proxy Card of IQ Biometrix, Inc.

            99.02 Consent of William Scigliano.*

            99.03 Consent of Timothy Neher.*

            99.04 Consent of Wade Fenn.*

-----------------
*     Previously filed

      (b) Financial Statement Schedules. All supporting schedules have been omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

      (c) Reports, Opinions and Appraisals. Included as Appendix B to the joint proxy statement/prospectus which is part of this Registration Statement.

ITEM 22. UNDERTAKINGS

      (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      (c)

            (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or
(ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Exchange Act of 1934, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Exchange Act of 1934, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act of 1934, as amended, and will be governed by the final adjudication of such issue.

      (e) The undersigned registrant hereby undertakes: to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Redwood Shores, California, on April 12, 2005, 2005.

                                  IQ BIOMETRIX, INC.

                                                  William B. G. Scigliano
                                  By:      President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Name             Title                                            Date
          ----             -----                                            ----

                           President, Chief Executive Officer and
William B. G. Scigliano    Director (Principal Executive Officer)      April 12, 2005, 2005

                           Chief Financial Officer (Principal
     Michael Walsh         Financial and Accounting Officer)           April 12, 2005, 2005

   Daniel P. McKelvey      Director                                    April 12, 2005, 2005

       Greg Micek          Director                                    April 12, 2005, 2005

                                  EXHIBIT INDEX

      Exhibit No. Description

            2.01 Agreement and Plan of Merger dated as of April 14, 2004, by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix A to the joint proxy statement/prospectus which is part of this Registration Statement).

            2.02 Amendment No. 1 to Agreement and Plan of Merger dated as of August 13, 2004 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix B to the joint proxy statement/prospectus which is part of this Registration Statement).

            2.03 Amendment No. 2 to Plan of Merger dated as of December 7, 2004 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix C to the joint proxy statement/prospectus which is part of this Registration Statement).

            2.04 Amendment No. 3 to Agreement and Plan of Merger dated as of January 13, 2005 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix D to the joint proxy statement/prospectus which is part of this Registration Statement).

            3.02 Bylaws of IQB are incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997.

            3.04  Amended and Restated Articles of Incorporation of IQB.*

            4.01 Specimen Common Stock Certificate is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997.

            4.02 2004 Consultant Compensation plan is hereby incorporated by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-112937) filed February 18, 2004.

            4.03 Registration of Stock Option are hereby incorporated by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-116207) filed June 4, 2004.

            4.04 Amendment to the 2004 Consultant Compensation plan is hereby incorporated by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-112937) filed October 13, 2004.

            4.05 2005 Consultant Compensation plan is hereby incorporated by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-123145) filed March 4, 2005.

            5.01  Opinion of The Crone Law Group LLP.*

            10.01 Asset Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and IQB is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

            10.02 Stock Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and IQB is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

            10.03 Warrant to Purchase Common Stock dated February 11, 2003 between IQB and Special Equity IV, L.P. is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

            10.06 Bill of Sale and Assignment dated February 11, 2003 executed by Special Equity IV, L.P. in favor of IQB is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

            10.10 Memorandum of Agreement regarding stock options dated August
                  1, 2002 by and between IQB and William Scigliano is incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002.

            10.12 Memorandum of Agreement regarding stock options dated August
                  1, 2002 by and between IQB and Greg J. Micek is incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002.

            10.24 Form of Warrant to Purchase Common Stock Issued to Holders
                  dated May 28, 2003 is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

            10.25 10% Secured Convertible Debenture dated May 28, 2003 between
                  IQB and John J. Micek, Jr. is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

            10.26 10% Secured Convertible Debenture dated May 28, 2003 between
                  IQB and Neil Morris is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

            10.27 10% Secured Convertible Debenture dated May 28, 2003 between
                  IQB and Elisa Micek and Forte Capital Partners, LLC is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

            10.28 10% Secured Promissory Note between IQB and Network Storage
                  Systems, Inc. dated May 4, 2003 is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

            10.29 Security Agreement between IQB the Lenders dated May 4, 2003 is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

            10.31 Severance and Mutual release between IQB and Greg Micek dated
                  September 30, 2003

            10.32 6% Secured Convertible Debenture dated September 18, 2003 between IQB and Platinum Partners Value Arbitrage Fund is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

            10.33 6% Secured Convertible Debenture dated September 18, 2003 between IQB and Platinum Partners Global Macro Fund, LP is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

            10.34 Warrant to Purchase Common Stock Issued to Platinum Partners
                  Value Arbitrage Fund, LP 2003 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

            10.35 Warrant to Purchase Common Stock Issued to Platinum Partners
                  Global Macro Fund, LP 2003 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

            10.36 6% Secured Convertible Debenture dated October 30, 2003 between IQB and William Ritger is incorporated herein by reference from IQB's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

            10.37 6% Secured Convertible Debenture dated October 8, 2003 between
                  IQB and Jacob Engel is incorporated herein by reference from IQB's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

            10.38 Warrant to Purchase Common Stock Issued to William Ritger is
                  incorporated herein by reference from IQB's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

            10.39 Warrant to Purchase Common Stock Issued to Jacob Engel is
                  incorporated herein by reference from IQB's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

            10.40 Amendment to Employment Agreement between IQ Biometrix and
                  William B. Scigliano dated April 13, 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

            10.41 Consulting Agreement between IQ Biometrix and Daniel P.
                  McKelvey dated August 1, 2003 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

            10.42 Warrant to Purchase Common Stock Issued to Daniel McKelvey
                  dated August 2003 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.43 6% Secured Convertible Debenture dated August 18, 2004 between
                  IQB and John Micek, Jr. and Forte Capital Partners, LLC is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

            10.44 Warrant to Purchase Common Stock Issued to Forte Capital
                  Partners, LLC dated July 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

            10.45 Warrant to Purchase Common Stock Issued to John Micek, Jr.
                  dated July 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

            10.46 Amendment to consulting agreement between IQB and Daniel
                  McKelvey dated August 1, 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

            10.47 Warrant to Purchase Common Stock Issued to Forte Capital
                  Partners, LLC dated August 17, 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

            10.48 Warrant to Purchase Common Stock Issued to John Micek, Jr.
                  dated August 17, 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

            10.49 Warrant to Purchase Common Stock Issued to Forte Capital
                  Partners, LLC dated October 13, 2004 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.50 IQB's 2000 Non-Qualified Stock Option Plan is incorporated herein by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-43884) filed August 16, 2000, Item 8,
                  Exhibit 4.02.

            10.51 IQ Biometrix California, Inc. 2001 Stock Plan is incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002,
                  Item 13(a) (iii), Exhibit 99.03.

            10.52 IQB's Year 2002 Consultant Compensation Plan is incorporated herein by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-96873) filed July 7, 2002, Item 8,
                  Exhibit 4.02.

            10.53 IQB's Year 2003 Consultant Compensation Plan is incorporated herein by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-107447) filed July 28, 2003, Item 8,
                  Exhibit 4.02.

            10.54 IQB's Year 2004 Consultant Compensation Plan is incorporated herein by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-112937) filed February 18, 2004, Item 8,
                  Exhibit 4.1.

            10.55 Purchase and Registration Rights Agreement dated January 11,
                  2005 are incorporated herein by reference from IQB's Current Report on Form 8-K (SEC File No. 000-24001) filed January 11, 2005. cross reference Exhibits 10.43 and 10.46

            10.56 Amendment to Consulting Agreement Between IQB and Liviakis
                  Financial Communications, Inc. dated January 1, 2005

            10.57 Consulting Agreement with Alpine Capital Partners dated
                  January 2004 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.58 5% Convertible Debenture issued to Austin Lewis dated January
                  10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.59 Warrant to Purchase Common Stock Issued to Austin Lewis dated
                  January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.60 5% Convertible Debenture issued to Briarwood Investments dated
                  January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.61 Warrant to Purchase Common Stock Issued to Briarwood
                  Investments dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.62 5% Convertible Debenture issued to Enable Capital Partners dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.63 Warrant to Purchase Common Stock Issued to Enable Capital
                  Partners dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.64 5% Convertible Debenture issued to Forte Capital Partners LLC dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.65 Warrant to Purchase Common Stock Issued to Forte Capital
                  Partners LLC dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.66 5% Convertible Debenture issued to Meadowbrook Opportunity
                  Fund dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.67 Warrant to Purchase Common Stock Issued to Meadowbrook
                  Opportunity Fund dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.68 5% Convertible Debenture issued to Ron Nash dated January 10,
                  2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.69 Warrant to Purchase Common Stock Issued to Ron Nash dated
                  January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.70 5% Convertible Debenture issued to Nite Capital dated January
                  10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.71 Warrant to Purchase Common Stock Issued to Nite Capital dated
                  January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.72 5% Convertible Debenture issued to Schottenfeld Group LLC dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.73 Warrant to Purchase Common Stock Issued to Schottenfeld Group
                  LLC dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.74 5% Convertible Debenture issued to Special Situations Private
                  Equity Fund, L.P. dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.75 Warrant to Purchase Common Stock Issued to Special Situations
                  Private Equity Fund, L.P. dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.76 5% Convertible Debenture issued to Special Situations
                  Technology Fund, L.P. dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.77 Warrant to Purchase Common Stock Issued to Special Situations
                  Technology Fund, L.P. dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.78 5% Convertible Debenture issued to Special Situations
                  Technology Fund II, L.P. dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.79 Warrant to Purchase Common Stock Issued to Special Situations
                  Technology Fund II, L.P. dated January 10, 2005 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            10.80 Warrant to Purchase Common Stock Issued to Daniel McKelvey
                  dated August 2004 is incorporated herein by reference from IQB's Registration Statement on Form SB-2(SEC File No. 333-122710) filed March 25, 2005.

            23.01 Consent of Malone & Bailey, P.C.

            23.02 Consent of Paritz & Company, P.A.

            23.03 Consent of The Crone Law Group LLP (included in Exhibit
                  5.01).*

            99.01 Form of Proxy Card of IQ Biometrix, Inc.

            99.02 Consent of William Scigliano.*

            99.03 Consent of Timothy Neher.*

            99.04 Consent of Wade Fenn.*

*     Previously filed